 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 31, 1998
                                                  REGISTRATION NUMBER 333-53533
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                             AMENDMENT NO. 3
                                      TO
                                   FORM S-1

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------

                           COGEN TECHNOLOGIES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                  4911                  76-0571474
     (STATE OR OTHER        (PRIMARY STANDARD        (I.R.S. EMPLOYER
     JURISDICTION OF           INDUSTRIAL           IDENTIFICATION NO.)
    INCORPORATION OR       CLASSIFICATION CODE
      ORGANIZATION)              NUMBER)

                           COGEN TECHNOLOGIES, INC.
                           711 LOUISIANA, 33RD FLOOR
                             HOUSTON, TEXAS 77002
                                 713/336-7700
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                           RICHARD A. LYDECKER, JR.
               SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                           711 LOUISIANA, 33RD FLOOR
                             HOUSTON, TEXAS 77002
                                 713/336-7700
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:

          CHARLES H. STILL                        JOSEPH A. COCO
     FULBRIGHT & JAWORSKI L.L.P.       SKADDEN, ARPS, SLATE, MEAGHER & FLOM
      1301 MCKINNEY, SUITE 5100                         LLP
      HOUSTON, TEXAS 77010-3095                  919 THIRD AVENUE
                                              NEW YORK, NY 10022-3897
          713/651-5151                             212/735-3000

                               ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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

                               EXPLANATORY NOTES

  This Registration Statement contains two forms of prospectus, one to be used
in connection with the offering of    % Senior Notes due 2005,    % Senior
Notes due 2010 and    % Senior Notes due 2018 (the "Debt Prospectus") and the
other to be used in connection with a concurrent offering of Common Stock (the "Equity Prospectus"). The closing of the offering being made pursuant to the Debt Prospectus and the closing of the offering being made pursuant to the Equity Prospectus are conditioned upon the simultaneous closing of the other.

  The Equity Prospectus relating to the shares of Common Stock to be used in connection with a United States and Canadian offering (the "U.S. Prospectus") is set forth following this page. The Equity Prospectus to be used in a concurrent international offering of the Common Stock (the "International Prospectus") will consist of the alternate page set forth following the U.S. Prospectus (and before the alternate pages to the Debt Prospectus) and the balance of the pages included in the U.S. Prospectus for which no alternate is provided. The U.S. Prospectus and the International Prospectus are identical except that they contain different front covers.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS (Subject to Completion)
Issued      , 1998

                               33,333,333 Shares
                            Cogen Technologies, Inc.
                                  COMMON STOCK

                                    --------

OF THE           SHARES OF COMMON STOCK BEING OFFERED,         SHARES ARE BEING
OFFERED INITIALLY IN THE UNITED STATES  AND CANADA BY THE U.S. UNDERWRITERS AND
         SHARES ARE BEING OFFERED INITIALLY OUTSIDE THE UNITED STATES AND CANADA BY THE INTERNATIONAL UNDERWRITERS. ALL OF THE SHARES OF COMMON STOCK
  BEING OFFERED HEREBY ARE BEING SOLD BY THE SELLING STOCKHOLDERS (THE "COMMON STOCK OFFERING"). SEE "PRINCIPAL AND SELLING STOCKHOLDERS". THE
   COMPANY WILL NOT RECEIVE ANY OF THE PROCEEDS FROM THE SALE OF SHARES OF COMMON STOCK BY THE SELLING STOCKHOLDERS. PRIOR TO THE COMMON STOCK
    OFFERING, THERE HAS BEEN NO PUBLIC MARKET FOR THE COMMON STOCK OF THE COMPANY. IT IS CURRENTLY ESTIMATED THAT THE INITIAL PUBLIC OFFERING
     PRICE PER SHARE WILL BE BETWEEN $      AND $     . SEE "UNDERWRITERS"
     FOR A DISCUSSION OF THE FACTORS CONSIDERED IN DETERMINING THE INITIAL PUBLIC OFFERING PRICE.

                                    --------

   CONCURRENTLY  WITH THE  COMMON STOCK  OFFERING, THE  COMPANY IS  OFFERING
       $400.0 MILLION IN AGGREGATE PRINCIPAL AMOUNT OF    % SENIOR  NOTES
          DUE 2005,    % SENIOR NOTES  DUE 2010 AND   %  SENIOR NOTES
              DUE 2018  (THE "DEBT  OFFERING" AND,  TOGETHER  WITH
                 THE COMMON STOCK  OFFERING, THE "OFFERINGS").
                     THE CLOSING  OF  EACH  OF  THE  COMMON
                        STOCK  OFFERING  AND  THE  DEBT
                            OFFERING IS  CONDITIONED
                               UPON  THE CLOSING
                               OF THE OTHER.

                                    --------

                THE COMPANY HAS APPLIED TO LIST THE COMMON STOCK
             ON THE NEW YORK STOCK EXCHANGE UNDER THE SYMBOL "CGT".

                                    --------

  SEE "RISK FACTORS" BEGINNING ON PAGE 13 OF THIS PROSPECTUS FOR A DISCUSSION
      OF CERTAIN RISKS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THE  COMPANY IS  BEING FORMED IN  CONNECTION WITH AND  SIMULTANEOUSLY WITH  THE
 COMMON  STOCK OFFERING, AND  FOLLOWING THE CONSUMMATION  OF THE COMMON  STOCK
  OFFERING THE  MCNAIR INTERESTS AND  THE MINORITY INTEREST (EACH  AS DEFINED
   HEREIN)  WILL OWN  APPROXIMATELY  33.6% AND  5.8%,  RESPECTIVELY, OF  THE
    COMMON  STOCK.   SEE  "CERTAIN   TRANSACTIONS"  AND     "PRINCIPAL  AND
     SELLING STOCKHOLDERS".

                                    --------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
   CONTRARY IS A CRIMINAL OFFENSE.

                                    --------

                            PRICE $         A SHARE

                                    --------

                                                   UNDERWRITING    PROCEEDS TO
                                      PRICE TO    DISCOUNTS AND      SELLING
                                       PUBLIC     COMMISSIONS(1) STOCKHOLDERS(2)
                                    ------------- -------------- ---------------
Per Share..........................   $             $               $
Total(3)........................... $             $               $

-----
  (1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
  (2) Before deducting expenses payable by the Selling Stockholders, estimated
      at $      . Pursuant to agreements between the Selling Stockholders and the Company in connection with the formation of the Company, the Company is obligated to pay its own legal, accounting, listing, printing and other miscellaneous fees and expenses of the Common Stock Offering.
  (3) The Selling Stockholders have granted to the U.S. Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an aggregate of 5,000,000 additional Shares at the price to public less underwriting discounts and commissions for the purpose of covering over-allotments, if any. See "Principal and Selling Stockholders". If the U.S. Underwriters exercise the option in full, the total price to public, underwriting discounts and commissions and proceeds to the
      Selling Stockholders will be $   , $    and $   , respectively. See
      "Underwriters".

                                    --------

  The Shares are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein and subject to the approval of certain legal matters by Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Underwriters. It is expected that delivery of the Shares will be made on or
about             , 1998 at the office of Morgan Stanley & Co. Incorporated,
New York, N.Y., against payment therefor in immediately available funds.


                                    --------

MORGAN STANLEY DEAN WITTER

        DONALDSON, LUFKIN & JENRETTE

                  GOLDMAN, SACHS & CO.
                                                             MERRILL LYNCH & CO.

    , 1998.

[Photo of Bayonne plant]                         Bayonne Cogeneration Plant
                                                        Bayonne, New Jersey

Camden Cogeneration Plant                          [Photo of Camden plant]
Camden, New Jersey

[Photo of Linden plant]                           Linden Cogeneration Plant
                                                         Linden, New Jersey

  NO PERSON IS AUTHORIZED IN CONNECTION WITH THE COMMON STOCK OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE COMMON STOCK OFFERED HEREBY NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE COMMON STOCK OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREBY SHALL UNDER ANY CIRCUMSTANCE IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

  CERTAIN PERSONS PARTICIPATING IN THIS COMMON STOCK OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT THE COMMON STOCK IN CONNECTION WITH THE COMMON STOCK OFFERING, AND MAY BID FOR AND PURCHASE SHARES OF COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITERS".

  UNTIL                 , 1998 (25 DAYS AFTER THE COMMENCEMENT OF THE COMMON
STOCK OFFERING), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               ----------------

                               TABLE OF CONTENTS

                                     PAGE
                                     ----
Prospectus Summary.................    4
Risk Factors.......................   13
Debt Offering......................   25
Dividend Policy....................   25
Capitalization.....................   26
Unaudited Pro Forma Condensed Fi-
 nancial Statements................   28
Selected Historical Combined Finan-
 cial Data.........................   37
Management's Discussion and
 Analysis of Financial Condition
 and Results of Operations.........   39
Business...........................   52
Existing Venture and Plant Descrip-
 tions.............................   53
Government Regulation..............   78
Management.........................   86

                                     PAGE
                                     ----
Certain Transactions................  92
Principal and Selling Stockholders..  95
Description of Capital Stock........  97
Description of Senior Notes and
 Certain Other Indebtedness......... 102
Shares Eligible for Future Sale..... 107
Underwriters........................ 108
Certain United States Federal Income
 Tax Consequences................... 111
Legal Matters....................... 114
Experts............................. 114
Available Information............... 114
Glossary............................ 115
Index to Combined Financial
 Statements......................... F-1

                               ----------------

  The Company intends to furnish its stockholders annual reports containing consolidated financial statements audited by its independent public accountants.

                               ----------------

                               PROSPECTUS SUMMARY

  The following information should be read in conjunction with, and is qualified in its entirety by reference to, the more detailed information and the combined financial statements appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus assumes that the Underwriters' over-allotment option is not exercised. This Prospectus assumes, unless otherwise indicated, the consummation of the Formation Transactions (as defined in "Certain Transactions--Formation Transactions") in describing the Company and in presenting other information in this Prospectus. In order to make distinctions where necessary, references in this Prospectus to identified entities shall have the following meanings:

 . ""Cogen'' and the "Company" shall mean Cogen Technologies, Inc. and, unless the context otherwise requires, its subsidiaries on a consolidated basis as if the Formation Transactions had been consummated and the Company were the successor to the interests which it will acquire pursuant to the Formation Transactions.

 . ""subsidiaries'' or the "Company's subsidiaries" shall mean the entities in which Cogen will acquire equity interests pursuant to the Formation Transactions.

 . ""ventures'' shall mean the ventures or entities in which the subsidiaries have equity interests and which in turn directly own the Company's independent power plants.

 . The "Company's plants" and the "Company's independent power plants" shall mean the independent power plants in which the Company has an interest and that form the core of the Company's business; the same may be referred to singularly, as a "plant".

 .  Cogen Technologies Group (the "Group") refers collectively to (i) McNair
   Energy Services Corporation ("MESC") and its wholly owned subsidiary, Cogen Technologies NJ, Inc. ("NJ Inc."), (ii) Cogen Technologies Camden, Inc. ("Camden Inc."), (iii) Cogen Technologies Linden, Ltd. ("Linden Ltd."),
   (iv) CT Global Insurance, Ltd. ("CT Global"), (v) the limited partnership interests in Cogen Technologies Camden GP Limited Partnership ("Camden GPLP") held by the Minority Interests (as defined in "The Company-- Formation") and (vi) Cogen Technologies Selkirk, LP ("Selkirk L.P.").

 .  NJ Inc. is the managing partner of Cogen Technologies NJ Venture ("NJ
   Venture") which owns and operates the Bayonne Plant. Camden Inc. is the general partner of Camden GPLP, which is the general partner of Camden Cogen LP ("Camden Cogen") which owns and operates the Camden Plant. Linden Ltd. is the general partner of Cogen Technologies Linden Venture, LP ("Linden Venture"), which owns and operates the Linden Plant.

 .  NJ Venture, Camden Cogen and Linden Venture are referred to as the Cogen
   Technologies New Jersey Operating Partnerships or the "NJ Partnerships".

 .  Selkirk LP holds limited partnership interests in Selkirk Cogen Partners,
   L.P. ("Selkirk Venture"), which owns and operates the Selkirk Plant. CT Global insures certain interests of the Group and the NJ Partnerships.

Certain information contained in this summary and elsewhere in this Prospectus, including information with respect to the Company's plans and strategy for its business, are forward-looking statements. Accordingly, prospective investors should carefully consider the factors set forth herein under the caption "Risk Factors" for a discussion of important factors that could cause actual results to differ materially from the forward-looking statements contained in this Prospectus, and investors are encouraged to exercise caution in considering such forward-looking statements. Certain terms, including particularly technical terms relating to the power generation business, are defined under the caption "Glossary" appearing elsewhere in this Prospectus.

                                  THE COMPANY

  The Company is engaged in the development, ownership, operation, acquisition and financing of power generation facilities and the sale of electricity and steam in the United States. The Company currently has interests in four power plants having an aggregate nameplate capacity of 1,382 megawatts. In 1997, these plants produced an aggregate 8,662,000 megawatt hours of electricity and 7,665 million pounds of steam.

  The Company's principal assets consist of its substantial economic interests in a 715 megawatt capacity Linden, New Jersey, cogeneration plant (the "Linden Plant"), which sells its electric output to The Consolidated Edison Company of New York, Inc. ("Con Ed") under a contract having an initial term expiring in 2017, a 176 megawatt capacity Bayonne, New Jersey, cogeneration plant (the "Bayonne Plant"), which sells its electric output to Jersey Central Power & Light Company ("JCP&L") and Public Service Electric and Gas Company of New Jersey ("PSE&G"), under contracts having initial terms expiring in 2008 and a 146 megawatt capacity Camden, New Jersey, cogeneration plant (the "Camden Plant"), which sells its electric output to PSE&G under a contract having an initial term expiring in 2013. The Company has operating and maintenance responsibility for the three principal plants and has contracted for the day-to-day operation and maintenance of the plants with General Electric Company ("GE"). In addition, the Company has an equity investment in a 345 megawatt capacity Bethlehem, New York cogeneration plant (the "Selkirk Plant"), which is not economically material to the Company.

INDUSTRY

  The Company is a participant in the highly competitive power generation industry, which is among the largest industries in the United States, with an estimated end-user market of over $200.0 billion of electricity sales and annual net generation of approximately 3.5 million gigawatt hours. New regulatory initiatives have been or currently are being adopted or considered at the federal level and in approximately 45 states to increase competition in the domestic power generation industry. In April 1996, the Federal Energy Regulatory Commission ("FERC") adopted Order No. 888, opening wholesale power sales to competition and providing for open and fair electric transmission services by public utilities. At the state level, industry restructuring is well advanced in various states including California, Massachusetts, New York, New Jersey and Pennsylvania. This restructuring includes deregulation of electric utilities and the introduction of customer choice. The regulatory initiatives are expected to lead to the transformation of the existing market, which is largely characterized by electric utility monopolies, having old, inefficient, high-cost generating facilities, selling to a captive customer base, to a more competitive market where end users may purchase electricity from a variety of suppliers, including non-utility generators, power marketers, public utilities and others.

  The Company believes that these market trends will present substantial opportunities for industry participants that are efficient and low-cost power producers and are able to offer competitive rates to customers. The Company believes that an additional opportunity is presented by the significant deregulation and consolidation now affecting the power industry, which has resulted in substantial divestitures of generation assets by traditional power utilities and by certain independent power producers currently owning relatively few plants. For example, as a result of regulatory initiatives, approximately 14,000 megawatts of New York generating capacity has been announced for sale by utilities. Similar regulatory initiatives in New Jersey and Pennsylvania are expected to cause utilities in those states to pursue similar divestiture plans. At the same time, a number of industrial companies have also announced plans to sell self-generation facilities and to re-deploy the capital in their core businesses. These trends, which the Company believes are likely to continue, should provide significant acquisition opportunities for the Company.

  The Company also believes that attractive opportunities for development of new generation assets will arise in the next few years, principally due to a projected increase in baseload demand in the Northeast and Mid-Atlantic regions and the retirement of a significant number of existing power generation facilities which are 30 or more years old.

STRATEGY

  The Company's strategy is to maximize cash flow associated with its existing power plants and to grow through expansion of the Company's existing operations and through the acquisition and development of existing or new power generation and related facilities. Specific aspects of this strategy are set-forth below:

 . Maximize the Value of Existing Assets. The Company's high quality plant and equipment and long duration power sales agreements have provided it with stable long-term cash flow. In order to maintain the quality of these assets, and to further increase margins, the Company's core strategy includes continuous capital investment in current facilities to assure ongoing efficiency consistent with high rates of return on capital. In keeping with these objectives, the Company has systematically pursued technological upgrades and retrofits to existing plants which increase output or operating efficiency. As an example, the capacity of each of the nine gas turbines at the Linden, Camden and Bayonne Plants has been increased by approximately 2.5 megawatts per gas turbine. At the Camden Plant, an inlet chiller system recently was installed which increases the generation capacity of the plant by 32,000 megawatt hours per year. In addition to these improvements, the Company currently is considering a number of technology investments, some of which, if implemented, the Company expects will (i) reduce fuel costs at the Bayonne Plant, (ii) reduce water usage and associated expenses at the Camden Plant, (iii) generate additional steam sales and electrical output through modest expansion and the addition of equipment at the Camden Plant, (iv) reduce water costs at the Linden Plant and (v) increase electrical output through the use of chilled water equipment improvements at the Linden Plant. The Company will continue to seek to add value to its existing projects and its customers through mutually negotiated contractual and operating changes such as those changes successfully negotiated to Linden Venture's power purchase agreement with Con Ed in September 1990 and December 1993. The Company will continue to monitor, revise and replace its fuel supply arrangements to obtain a balance between immediate savings in gas and transportation costs and the need to maintain regular and secure relationships with various gas producers and transporters of gas.

 . Expand Existing Plants. The Company believes that all three of the plants in which it has a substantial economic interest are capable of being expanded not only through additions to existing plants but also through the development and construction of new power plant facilities at the existing sites. In this regard, the Company has permit applications pending and presently is engaged in advanced strategic design work with respect to the addition of a new 250 megawatt unit at the Linden Plant with a view to utilizing such plant's direct interconnect with Con Ed in New York City.
   With respect to the Bayonne Plant, the Company is considering the installation of a new power facility at that location.

 .  Pursue Domestic Electricity Generation Acquisitions and Other Opportunities.
   The Company believes that it will have ample opportunities to grow its operations through acquisitions, development of new assets and through other means, whether on its own or through partnerships with companies that have complementary skills. This strategy is based on the Company's view that baseload demand for power will increase over the next few years, and that retirement of a significant number of existing plants will further spur the need for additional capacity. In addition, a number of utilities in the Northeastern United States have announced plans to divest power generating assets, including Con Ed, General Public Utilities, New York State Electric and Gas, and Niagara Mohawk Power Company. This development, together with expected further consolidation in the independent power industry, may offer the Company a number of opportunities to grow its business by making strategically significant acquisitions, with an initial focus in the Northeast. Longer term, the Company intends to continue to consider opportunities for new developments of power generation facilities in the Northeast and elsewhere in the United States. The Company has no plans for expansion into the international arena.

  The Company believes that the following competitive strengths will aid in the successful implementation of its strategy:

 . Efficient and Reliable Power Projects. The Company's three principal plants have well-established and consistent records of service to their customers. The average availability for all of these plants has exceeded 92% since placed in operation. This record of service is principally the result of the highly reliable combined-cycle technology, which generally is significantly more efficient than that of a majority of the existing utility generating facilities in the region, together with the operations and maintenance practices of the Company.

 . Favorable Contracts and Stable Cash Flow. The utility power purchase contracts relating to the Company's three principal plants have long-term remaining lives, with expirations ranging from 2008 to 2017. For example, the Linden Plant has nameplate electric capacity of 715 megawatts and represents approximately 70% of the Company's power generating assets. Linden Venture has a power purchase agreement which expires in the year 2017. In addition, all of the Company's existing power purchase agreements are with large utilities which presently have investment grade senior debt ratings. The Company's principal power plants historically have provided a consistent and substantial cash flow to equity holders due to the fixed payment components of the power purchase contracts which have provided favorable margins over the ventures' fixed operating and financing costs. Moreover, the variable energy payment components of such agreements, which provide the second major component of pricing under such agreements, have historically been well correlated to fuel costs at the Bayonne and Camden Plants and have reflected a partial pass-through mechanism for fuel expenses at the Linden Plant.

 . Environmental Considerations. The Company's existing plants principally burn natural gas, which is a clean burning fuel, and they employ advanced environmental technology which makes them among the cleanest in the industry. The existing plants also are operated in compliance with applicable state and federal environmental regulations.

 . Regional Expertise in Northeast Power Markets. As a result of the location of its existing assets and its active involvement in industry restructuring, the Company has developed significant expertise in Northeastern power markets. This expertise could provide the Company with a competitive advantage in pursuing additional opportunities within the region.

 . Experienced Management. The Company's senior management team, led by the founder of the Company's predecessor companies, Robert C. McNair, has an aggregate of over 117 years of experience in the energy industry. The Company currently operates plant and equipment that is widely viewed to be among the safest and most environmentally advanced in the industry. The Company's philosophy is to maintain a small, well-qualified management team with expertise in all aspects of the independent power business, to actively participate in a broad range of regulatory affairs governing the industry and to retain additional experts in connection with the construction, maintenance and operation of its plants.

 . Strong Financial Position. The Company believes that its high quality assets, its federal income tax position and its long duration power supply contracts provide it with the financial strength to access the capital markets to obtain the capital needed to fund execution of its strategic plan.

FORMATION

  Cogen was incorporated in May 1998 at the instance of Robert C. McNair to acquire operating control of three entities operating independent power plants in New Jersey, together with an indirect equity interest in a fourth plant operating in New York. Prior to the consummation of the Formation Transactions, the Cogen ownership interests in the plants were 82% beneficially owned by Mr. McNair and members of his family, and by entities controlled by his family (the "McNair Interests"). The remaining 18% of such interests was beneficially held by other persons or entities (the "Minority Interests") with no relation to the McNair Interests. Upon consummation of the Formation Transactions, Cogen will own the interests in the subsidiaries held by the McNair Interests and the Minority Interests. See "Certain Transactions--Formation Transactions". The following chart sets forth, in a simplified manner, the organizational structure of the Company with respect to its interests in the ventures owning the plants immediately following the consummation of the Formation Transactions, eliminating certain intermediate entities that may be formed to hold various interests.



          [POST FORMATION TRANSACTIONS STRUCTURE CHART APPEARS HERE]

--------
(1) See "Existing Venture and Plant Descriptions" for information as to the partnership distributions relating to each of the ventures.

(2) Will be owned by the McNair Interests after the consummation of the Formation Transactions.

DIVIDEND POLICY

  Cogen plans to pay dividends on the Common Stock of approximately $    per
share per quarter. During the initial years of the Company's operations, dividends with respect to the Common Stock are expected to exceed the share of the current and accumulated earnings and profits of the Company allocable to the holders of the Common Stock (as determined for United States federal income tax purposes). In such a case, such excess generally would be treated as a tax-free return of capital up to a holder's basis in such holder's shares of Common Stock and as capital gain thereafter. See "Dividend Policy".

  The Company's principal executive office is located at 711 Louisiana, 33rd Floor, Houston, Texas 77002, and its telephone number is 713/336-7700.

                                  THE OFFERING

Common Stock offered(1) by
 the Selling Shareholders...    33,333,333 shares(2)

Common Stock to be
 outstanding after the
 Common Stock Offering......    55,000,000 shares(3)

Debt Offering(4)............    Concurrently with the Common Stock Offering,
                                the Company is offering (by a separate
                                prospectus) $400.0 million aggregate principal
                                amount of its      % Senior Notes due 2005,   %
                                Senior Notes due 2010 and   % Senior Notes due
                                2018 (collectively, the "Senior Notes"). The closing of each of the Common Stock Offering and the Debt Offering is conditioned on the closing of the other.

Use of proceeds.............    The Common Stock Offering is wholly a secondary
                                offering by the Selling Stockholders, and all net proceeds therefrom will be paid to the Selling Stockholders.

Proposed New York Stock
 Exchange listing...........    The Company has applied to list the Common
                                Stock on the New York Stock Exchange (the
                                "NYSE"), subject to official notice of
                                issuance, under the symbol "CGT".
--------

(1) "Common Stock" refers to the common stock of Cogen, $.01 par value per share, and "Common Stock Offering" refers to the offering of Shares of Common Stock contemplated by this Prospectus.

(2) Estimated number of shares assuming a Common Stock Offering price of $15.00 per share.

(3) The number of Shares of Common Stock to be outstanding following the consummation of the Common Stock Offering gives effect to the consummation of the Formation Transactions and excludes shares of Common Stock issuable upon the exercise of options expected to be granted to employees, including executive officers, prior to the consummation of the Common Stock Offering, which options will remain outstanding after consummation of the Common Stock Offering.

(4) Following the consummation of the Offerings, the Company will have outstanding an aggregate of approximately $624.7 million of indebtedness.

                                  RISK FACTORS

  Prior to making an investment in the Common Stock offered hereby, prospective purchasers of the Common Stock should take into account the specific considerations set forth under "Risk Factors" beginning on page 13 as well as the other information set forth in this Prospectus.

             SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

  The following table sets forth, for the periods indicated, summary historical financial data for the Group and summary pro forma financial data for the Company. The summary historical balance sheet data as of December 31, 1997 and 1996 and the summary income statement and cash flow data for each of the three years in the period ended December 31, 1997 for the Group are derived from combined financial statements which have been audited by Arthur Andersen LLP and are included elsewhere in this Prospectus. The summary historical balance sheet data as of December 31, 1995, 1994 and 1993 and the summary income statement and cash flow data for the two years ended December 31, 1994 are derived from combined financial statements which have been audited by Arthur Andersen LLP and are not included in this Prospectus. The summary historical balance sheet data as of June 30, 1998 and 1997 and the summary income statement and cash flow data for the six months ended June 30, 1998 and 1997 are derived from unaudited combined financial statements which include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial data for such periods. The summary pro forma financial data for the Company are based on numerous assumptions and include adjustments as explained in the unaudited pro forma financial statements of the Company and the notes thereto. All of the summary historical and pro forma financial data should be read in conjunction with the audited combined financial statements of the Group and the NJ Partnerships and the unaudited pro forma financial statements of the Company, included elsewhere in this Prospectus. The following information should not be deemed indicative of the future operating results of the Company. See also, "Management's Discussion and Analysis of Financial Condition and Results of Operations".

                              PRO FORMA(1)
                               THE COMPANY                         THE GROUP
                          --------------------- ------------------------------------------------------
                            SIX                  SIX MONTHS
                           MONTHS                   ENDED
                           ENDED    YEAR ENDED    JUNE 30,           YEAR ENDED DECEMBER 31,
                          JUNE 30, DECEMBER 31, --------------  --------------------------------------
                            1998       1997      1998    1997    1997    1996    1995    1994    1993
                          -------- ------------ ------  ------  ------  ------  ------  ------  ------
                                          (MILLIONS OF DOLLARS, EXCEPT AS NOTED)
INCOME STATEMENT DATA
 FOR THE PERIOD ENDED:
Revenues:
 Equity in earnings of
  affiliates............   $ 65.6     $103.6    $ 66.2  $ 48.9  $106.6  $111.5  $ 99.4  $ 93.3  $104.5
 Other revenues.........      0.9        2.2       0.9     1.2     2.2     2.3     0.8      --      --
                           ------     ------    ------  ------  ------  ------  ------  ------  ------
                             66.5      105.8      67.1    50.1   108.8   113.8   100.2    93.3   104.5
                           ------     ------    ------  ------  ------  ------  ------  ------  ------
Costs and Expenses:
 Operating overhead.....     18.9       13.4      18.9     7.5    13.4    14.4    10.8     7.2      -- (2)
 General and
  administrative........      9.7       19.8       9.7     9.2    19.8    10.9    10.4    12.2     6.2
 Non-competition
  payment(3)............       --         --        --      --      --      --      --      --    14.8
                           ------     ------    ------  ------  ------  ------  ------  ------  ------
                             28.6       33.2      28.6    16.7    33.2    25.3    21.2    19.4    21.0
                           ------     ------    ------  ------  ------  ------  ------  ------  ------
Income from Operations:.     37.9       72.6      38.5    33.4    75.6    88.5    79.0    73.9    83.5
Other Income (Expense)
 Interest and other
  income................      6.8       16.0       6.8     8.0    16.0    17.0    17.8    14.1    10.7
 Interest expense.......    (24.3)     (50.3)    (10.0)  (11.3)  (21.8)  (23.3)  (26.4)  (25.9)  (26.6)
 Allowance for long-term
  receivable............       --       10.3        --     7.4    10.3   (10.3)    6.5    (6.5)     --
                           ------     ------    ------  ------  ------  ------  ------  ------  ------
Income Before Income
 Taxes:.................     20.4       48.6      35.3    37.5    80.1    71.9    76.9    55.6    67.6
 Income taxes(4)........     (7.6)     (19.1)     (7.0)   (2.8)   (5.1)   (4.0)   (7.6)   (2.9)   (4.1)
                           ------     ------    ------  ------  ------  ------  ------  ------  ------
Net Income..............   $ 12.8     $ 29.5      28.3    34.7    75.0    67.9    69.3    52.7    63.5
                           ======     ======
Pro forma income
 taxes(5)...............                          (6.3)  (11.7)  (25.9)  (23.6)  (22.0)  (18.6)  (22.4)
                                                ------  ------  ------  ------  ------  ------  ------
Net income after pro
 forma income taxes.....                        $ 22.0  $ 23.0  $ 49.1  $ 44.3  $ 47.3  $ 34.1  $ 41.1
                                                ======  ======  ======  ======  ======  ======  ======
Pro forma net income per
 share (in dollars).....   $ 0.23     $ 0.54    $ 0.40  $ 0.42  $ 0.89  $ 0.81  $ 0.86  $ 0.62  $ 0.75
Pro forma weighted
 average shares
 outstanding (in
 millions)..............     55.0       55.0      55.0    55.0    55.0    55.0    55.0    55.0    55.0
STATEMENT OF CASH FLOWS
 DATA FOR THE PERIOD
 ENDED:
Net cash provided by
 operating activities...      N/A        N/A    $ 16.3  $ 32.4  $ 67.6  $ 87.6  $ 67.0  $ 66.3  $ 49.8
Net cash provided by
 (used in) investing
 activities.............      N/A        N/A      20.4     8.7     7.8    17.2    12.6   (58.5)   10.1
Net cash used in
 financing activities...      N/A        N/A      36.5    40.5    74.4   101.4    77.3    13.5    55.0
Distributions received
 from affiliates........      N/A        N/A      60.0    54.3   105.6   127.5   117.8    94.1   102.3
BALANCE SHEET DATA AT
 END OF PERIOD:
Investment in
 Affiliates.............   $146.7        N/A    $ 97.9  $ 91.3  $ 99.5  $ 98.1  $107.9  $122.9  $ 74.2
Total Assets............    631.3        N/A     263.6   279.2   284.1   283.9   319.3   333.5   305.5
Long-Term Debt..........    611.0        N/A     211.0   224.7   218.0   230.9   247.0   262.1   276.2
Owner's Equity
 (Deficit)..............     (2.9)       N/A      17.7     5.3    19.7     3.1    21.3    15.1   (31.4)
OTHER FINANCIAL DATA:
Funds from
 operations(6)..........   $ 16.8     $ 39.0    $ 30.5  $ 34.5  $ 76.2  $ 68.6  $ 71.7  $ 54.7  $ 67.2
Ratio of earnings to
 fixed charges..........      1.5        1.7       2.8     3.3     3.2     3.3     3.2     2.3     2.5

                                          THE NJ PARTNERSHIPS
                               -----------------------------------------------
                                                       YEAR
                               SIX MONTHS              ENDED
                               ENDED JUNE            DECEMBER
                                   30,                  31,
                               ------------  ---------------------------------
                               1998   1997   1997   1996   1995   1994   1993
                               -----  -----  -----  -----  -----  -----  -----
SELECTED OPERATING
 INFORMATION:
Electricity revenues
 ($/millions)................. 225.3  224.3  456.5  458.0  407.6  407.6  403.8
Megawatt hours generated
 (thousands).................. 3,130  3,084  6,429  6,347  6,507  6,342  5,952
Average price per generated
 kilowatt hour (cents)........ 6.766  6.612  6.722  6.611  5.914  6.056  5.620
Average heat rate
 (Btu/Kilowatt hour).......... 9,426  9,615  9,503  9,551  9,446  9,529  9,605
Average availability..........    93%    95%    94%    93%    94%    92%    93%
Average capacity factor.......    94%    95%    95%    93%    95%    93%    88%
Steam revenues ($/millions)...   8.6    9.9   19.2   20.0   12.0   13.9   14.8
Steam produced (millions of
 pounds)...................... 3,124  3,303  6,301  6,205  5,409  5,191  5,039
Average price per thousand
 pounds of steam produced
 (dollars)....................  2.75   3.00   3.05   3.22   2.22   2.68   2.94

-------

(1) As adjusted to give effect to the Formation Transactions, the Common Stock Offering, the Debt Offering and the application of the proceeds thereof as if such transactions had occurred on January 1, 1997 with respect to the income statement data and June 30, 1998 with respect to the balance sheet data.
(2) In 1994 Cogen Technologies Capital Company, L.P. began charging Linden Ltd. and Camden GPLP for overhead costs that benefit the revenue producing activities of such entities. Such overhead charges were not charged to Linden Ltd. and Camden GPLP prior to 1994.
(3) Relates to payment made by Camden GPLP to another company under the terms of an agreement which provided, among other things, that the other company and its affiliates would not, in consideration for such payment, own or acquire an interest in any facility producing electricity or thermal energy for sale in Camden, New Jersey through December 31, 1993.

(4) Camden Inc. is an S corporation and Linden Ltd. and Selkirk LP are partnerships, and income taxes are recognized by the individual partners or shareholders (with the exception of New Jersey state income taxes which are recognized by Camden Inc.). Accordingly, such income taxes are not recognized in the combined financial statements. MESC and CT Global account for all income taxes and Camden Inc. accounts for New Jersey state income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". Deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases.

(5) Reflects the effect of income taxes on the Group's historical results since the Company will be a taxable entity. Income taxes with respect to certain entities are not recognized in the historical financial statements (see
    Note 4 to this table). Following the consummation of the Formation Transactions the Company will be the partner or shareholder of such entities and such income taxes will be recognized in its financial statements.

(6) Funds from operations ("FFO"), as presented herein, is defined as net income before provision for deferred income taxes and depreciation and amortization. FFO should not be considered in isolation or as a substitute for net income, cash flow provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. FFO, as presented herein, may not be comparable to similarly titled measures reported by other companies. FFO data is presented because the Company believes that FFO is a measure of operating performance that is used by credit rating agencies, analysts and investors because it provides useful supplemental information to GAAP information as to the Company's ability to service its indebtedness.

                                 RISK FACTORS

  An investment in the Common Stock involves a significant degree of risk. Prospective purchasers should consider carefully the factors and cautionary statements set forth below, as well as the other information provided elsewhere in this Prospectus, before making an investment in the Common Stock.

  When used in this Prospectus, the words "anticipate", "estimate", "expect", "project" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected or projected. Among the key factors that have a direct bearing on the Company's results of operations and the industry in which it operates are the Company's reliance on, or revenues from, third parties, the effects of various governmental regulations, the fluctuation in fuel and operating costs and the costs and effectiveness of the Company's strategy. These and other factors are discussed below and elsewhere in this Prospectus.

ABSENCE OF COMBINED OPERATING HISTORY

  Cogen was incorporated in Delaware in May 1998 at the instance of Robert C. McNair to be a holding company and has conducted no operations to date other than in connection with the Offerings and the Formation Transactions, which involve the acquisition and combination under a single holding company of substantial equity interests in three independent power project ventures and an equity investment in a fourth venture. The success of the Company will depend, in part, on the extent to which it is able to combine effectively expanded and newly-acquired operations with its existing operations. No assurance can be given that the Company's management will be able to fully integrate newly-acquired operations, including by centralizing accounting and administrative systems and eliminating other unnecessary duplication, or otherwise manage effectively any additional businesses it may acquire, or even to implement the Company's acquisition strategy. Because the operations of the Company are conducted primarily by the subsidiaries and ultimately by the ventures in which the subsidiaries have interests, Cogen's cash flow and its ability to service indebtedness, including its ability to pay the interest on and principal of the Senior Notes and to pay dividends on the Common Stock, depend entirely upon the earnings of the ventures and the subsidiaries and the distribution of those earnings to the Company. Cogen currently has no business other than its ownership interests in the subsidiaries and its planned development and acquisition business.

RISKS RELATED TO HOLDING COMPANY STRUCTURE

Risks on Ventures' Ability to Make Distributions to the Company

  Each of the existing ventures in which the Company has an interest (other than the Linden Venture) has been financed through, and the future ventures in which the Company may acquire an interest may be financed through, non-recourse project finance arrangements. These types of arrangements generally require that the venture pledge as collateral to the venture lenders the venture's cash flow, accounts and all other tangible and intangible assets of the venture, and that the venture's owners pledge to the venture lenders the partnership interests or other equity in the venture. Further, the debt agreements to which the existing ventures are parties contain provisions generally restricting the ability of the ventures to pay dividends, make distributions or otherwise transfer funds to their owners, including the Company, and contain restrictions on the ability of the ventures to, among other things, incur debt, alter the plants or amend third party contracts. The restrictions in such agreements generally require that, prior to the payment of dividends, distributions or other transfers, the venture proposing to make the payment must provide for the payment of other obligations, including operating expenses (which include fuel payments), debt service and reserves. The Company anticipates that future ventures would have similar restrictions. A default under such debt agreements as to such restrictions or any other covenants in the debt agreements could give the venture lenders the right to accelerate the repayment of the debt and foreclose on the collateral securing the debt, including the operating assets of a venture.

Rights of the Company to Assets or Cash Flow of Subsidiaries or Ventures Subordinate to Creditors of Such Subsidiaries or Ventures

  The Company's subsidiaries and ventures in which they have interests are, and in the future are expected to be, separate and distinct legal entities that will have no obligation, contingent or otherwise, to pay any amounts due on the Senior Notes or in respect of dividends on the Common Stock or to make funds available therefor, whether by dividends, loans or other payments, and none of such subsidiaries and ventures are expected to guarantee the payment of interest on or principal of the Senior Notes. Any right that the Company has to receive any assets of any of its subsidiaries or ventures in which they participate upon any casualty of the plants or liquidation, bankruptcy or reorganization thereof, and the consequent right of the holders of the Common Stock or Senior Notes to participate in the distribution of, or to realize proceeds from, those assets, effectively will be subordinated to the claims of such subsidiaries' and ventures' creditors (including holders of debt issued by such subsidiaries or ventures or secured by their assets or cash flows and trade creditors and other general unsecured creditors). After giving effect to the transactions contemplated by the Offerings on a pro forma basis as of June 30, 1998, $382.0 million of indebtedness of certain of the Company's subsidiaries and ventures (exclusive of indebtedness of Selkirk Venture in which the Company has a passive equity investment) would be effectively senior to the Senior Notes, and, of course, would be senior to the rights of holders of the Common Stock. In addition to the foregoing indebtedness, Linden Venture and Camden Cogen are structured such that holders of certain preferred equity interests therein have a claim to such ventures' distributable cash that must be satisfied before any remaining distributable cash may be distributed to the Company's subsidiaries. These claims are, therefore, likewise effectively senior to the claims of the holders of the Company's indebtedness and the rights of the holders of the Common Stock. The nature of the preferred equity interests' claim to the distributable cash of Linden Venture and Camden Cogen is a function of the special allocation provisions of the partnership agreements that relate to such ventures. The allocations of the cash flows from the ventures, which significantly affect the cash flow distributed to the Company's subsidiaries, are described separately with respect to each venture elsewhere in this Prospectus. See "Existing Venture and Plant Descriptions-- Linden Cash Distributions" on pages 55 through 56, "Existing Venture and Plant Descriptions--Camden Cash Distributions" on pages 70 through 71 and "Description of Senior Notes and Certain Other Indebtedness--Plant Project Financing" on pages 103 through 106. The indenture, as initially supplemented by a first supplemental indenture thereto, relating to the Senior Notes (the "Indenture") will impose limitations on the ability of the Company, its subsidiaries and the ventures to incur additional indebtedness. See "-- Substantial Leverage" and "Description of Senior Notes and Certain Other Indebtedness--Description of Senior Notes".

HIGHLY COMPETITIVE INDUSTRY

  The power generation industry is characterized by numerous strong and capable competitors, including utilities, industrial companies and other power producers. Many of these competitors have extensive and diversified developmental or operating experience and financial resources equal to or greater than those of the Company. Further, in recent years the power production industry has been characterized by strong and increasing competition with respect to both obtaining power sales agreements and acquiring existing power generation assets. This competition has generally resulted in reductions in prices paid for electricity, including reductions in prices in new power sales agreements where available, and reduced operating margins for merchant power plants which sell their power into the wholesale market without long-term contracts. Similarly, such competition has caused higher acquisition prices in some instances for existing assets through competitive bidding practices. The evolution of competitive electricity markets and the development of highly efficient gas-fired power plants have also caused, or are anticipated to cause, downward price pressure in power markets. Further, there is increasing competition among electric utilities which, in response to state regulatory initiatives that are designed to give all electric customers the ability to choose between competing suppliers of electricity, effectively are being required to lower their costs, including the cost of purchased electricity. Changes in law also could encourage greater competition in electricity markets, which could result in both a decline in the number of long-term power purchase contracts and in the rates paid by electric utilities and other purchasers of electricity. Increasing competition in the future likely will increase this pressure. Although purchase prices for electricity under the power purchase agreements to which the Company's ventures are party contain fixed price formulas, a decline in long-term rates to be paid by electric utilities generally could indirectly adversely affect the Company's profits in connection with any future merchant sales to power purchasers (sales of power at market prices not pursuant to long-term contracts). This competition has put pressure on electric utilities to lower their costs, including the cost of purchased electricity, and increasing competition in the future will increase this pressure. See "--Above Market Power Purchase Agreements" and "--Risks Arising from Utility Regulation and Deregulation". Because the Company's plants at present have long-term power purchase agreements, the Company believes that the greatest immediate risks of such competitive factors will relate to its ability to grow through development or undertake acquisition of additional power generating businesses which will provide attractive rates of return on invested capital.

SUBSTANTIAL LEVERAGE

  Upon the consummation of the Common Stock Offering, the Debt Offering and the other transactions contemplated thereby, including the Formation Transactions, the Company will have substantial indebtedness. At June 30, 1998, after giving pro forma effect to the Common Stock Offering, the Debt Offering and the transactions contemplated thereby, including the Formation Transactions, the Company would have had total indebtedness of approximately $624.7 million or a ratio of debt to total capitalization of approximately one to one. Such amount excludes indebtedness at the venture level of approximately $157.7 million. See "--Risks Related to Holding Company Structure--Rights of Company to Assets or Cash Flow of Subsidiaries or Ventures Subordinate to Creditors of Such Subsidiaries or Ventures", "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources". The ability of the Company to meet its debt service obligations and to repay outstanding indebtedness according to its terms will be dependent primarily upon the performance of the power plants in which the Company's subsidiaries have an interest.

  The Indenture will contain certain restrictive covenants which initially affect, and in many respects significantly limit or prohibit, (i) indebtedness of the Company, other than (w) the Senior Notes, (x) up to $300.0 million at any one time outstanding in senior secured bank indebtedness, (y) certain other parity indebtedness (provided that the issuance of such parity indebtedness would either be incurred in compliance with a coverage ratio requirement or not result in a rating downgrade of the Senior Notes) and (z) subordinated debt, (ii) additional indebtedness of the ventures (except Selkirk Venture) in which the Company currently has an interest, other than up to $100.0 million at any one time outstanding for plant improvements and expansion and amounts required to satisfy any fiduciary responsibilities of the partner or venturers of each of the ventures, and (iii) distributions to stockholders or on account of subordinated indebtedness owed to affiliates unless no default exists under the Indenture and such distributions do not exceed 100% of Funds From Operations (as defined in the Indenture) (as of the closing date of the issuance of the Senior Notes) plus $50.0 million. Each of such restrictive covenants (together with mandatory redemption provisions, certain events of default and, subject to a further condition, the security interest below described) will be eliminated in the event (i) the Company owns and is expected to continue to own equity interests in at least eight power project ventures with no single venture contributing more than 25% or less than 5% of the aggregate Cash Distributions (as defined in the Indenture) for a period of time defined in the Indenture and (ii) the then current ratings of the Senior Notes are at least investment grade by Moody's Investor Services, Inc., Standard & Poor Rating Services and Duff & Phelps Credit Rating Co., respectively. There can be no assurance that the Company will be able to satisfy the conditions precedent to the operation of such covenant-elimination provisions. If the Company is unable to satisfy such conditions precedent, the restrictive covenants in the Indenture may continue until the final maturity of the Senior Notes. See "Description of Senior Notes and Certain Other Indebtedness--Description of Senior Notes". For a description of restrictions pursuant to the debt financing arrangements applicable to the various ventures in which the Company has ownership interests, see "Description of Senior Notes and Certain Other Indebtedness--Plant Project Financings". In addition, the Senior Notes will be secured, on a pari passu basis, by a security interest granted by Cogen in a portion of the equity interests of Cogen in certain of its direct, wholly-owned subsidiaries, which subsidiaries own the equity interests of Cogen in each of Linden Venture, Camden Cogen and NJ Venture. In no event will such security encumber any such venture or the general partner of any such venture, or any of their respective rights or properties. If the Company were unable to meet its obligations under the Indenture, the trustee under the Indenture would have the right to foreclose on such equity interests.

  The Company expects to secure a $300.0 million revolving credit facility (the "Revolving Credit Facility") prior to the consummation of the Common Stock Offering which, if obtained, likely will contain certain restrictions that limit or prohibit, among other things, its ability to incur indebtedness, repay certain indebtedness, pay dividends, make investments, create liens, sell assets and engage in business combinations.

  If the Company is unable to comply with the terms of its debt agreements and fails to generate sufficient cash flow from operations in the future, the Company may be required to refinance all or a portion of its existing debt or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained, particularly in view of the Company's expected levels of debt and the debt incurrence restrictions under existing debt agreements. If cash flow is insufficient and no such refinancing or additional financing is available, the Company may be forced to default on its debt obligations. In the event of a default under the terms of any of the indebtedness of the Company, subject to the terms of such indebtedness, the obligees thereunder would be permitted to accelerate the maturity of such obligations, which could cause defaults under other obligations of the Company, and foreclose all applicable liens, including with respect to the liens on a portion of the Company's equity interests in Linden Venture, Camden Cogen and NJ Venture. See "--Risks Related to Holding Company Structure" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

SPECIFIC OPERATING RISKS OF POWER GENERATION AND STEAM PRODUCTION FACILITIES

  The operation of power generation and steam production facilities involves many risks, including the breakdown or failure of power generation equipment, transmission lines, pipelines or other necessary equipment or processes and performance below expected levels of output or efficiency. While the Company's independent power plants (excluding the Selkirk Plant in which the Company is an investor and does not have operating responsibility) historically have operated at over 90% of then available capacity, these plants have from time to time experienced certain equipment breakdowns or failures. The Company's principal existing independent power plants are being operated pursuant to separate operations and maintenance agreements between the respective ventures and the same third party operator, GE. See "Existing Venture and Plant Descriptions". Although as of the date of this Prospectus such breakdowns or failures have not had a material adverse effect on the operation of such plants or on the Company's results of operations, and although the Company's existing plants contain certain redundancies and backup mechanisms, there can be no assurance that any future breakdown or failure would not prevent the affected plant from fully performing under its power or steam sales agreements or being able to market electricity in sufficient quantities and at favorable margins. Because the Company is unable to predict the exact nature of any future possible breakdown or failure, it is unable to predict the impact thereof.

  In addition, although insurance is maintained to protect against certain of these operating risks, the proceeds of such insurance may not be adequate to cover lost revenues or increased expenses. As a result, the venture owning the plant may be unable to service principal and interest payments under its financing obligations and may operate at a loss. Further, there can be no assurance that the insurance currently maintained for the existing plants will be available in the future for these or additional projects at commercially reasonable costs or terms. Any such operating risks could lead to a default under the venture's debt and other financing agreements, which could result in the Company's losing its interest in the subject venture. In addition, extended unavailability of capacity under any power purchase agreement or steam sales agreement pursuant to which electricity or steam, as the case may be, generated by the subject plant is sold, which could result from such events, may entitle the purchaser thereunder to terminate the power purchase agreement or steam sales agreement, as applicable.

PERMITTING RISKS

  The Company is required to comply with numerous federal, state and local statutory and regulatory standards and to maintain numerous permits and approvals required for the construction, ownership and operation of its plants. See "Government Regulation". Some of the permits and regulatory approvals that have been issued with respect to the Company's existing plants contain certain conditions, and future permits and approvals also are expected to contain conditions. Failure to satisfy any such conditions or approvals could prevent or limit the construction or operation of a plant or result in additional costs or lower revenues. There can be no assurance that any plant will continue to operate in accordance with the conditions established by the permits or approvals or be able to renew such permits and approvals. Laws and regulations affecting the Company and its ventures and other venture participants can be expected to change in the future, and such changes could adversely affect the Company and its ventures and such other venture participants. For example, changes in laws or regulations (including but not limited to tax and environmental laws and regulations) could (i) impose more stringent or comprehensive requirements on the operation or maintenance of the Company's plants, resulting in increased compliance costs, the need for additional capital expenditures or the reduction of certain benefits currently available to the plants, or (ii) expose the Company and its ventures to liabilities for actions taken prior to the formation of the Company that were in compliance with laws in effect at the time or for actions taken by or conditions caused by third parties. Although the ventures operating the Company's principal plants have obtained and maintained all material permits and approvals required for the ownership and operation of their plants, there can be no assurance that the requirements contained in such permits will not change or that the Company's ventures will be able to renew or to maintain all permits and approvals required for continued operation of their facilities. Failure to renew or to maintain any required permit or the inability to satisfy any requirement of any permit may result in limited or suspended operation of the affected plant. In addition, the Company's plants generally are located on premises leased from steam hosts and, therefore, the plants could be adversely affected by the permit compliance of such steam hosts.

RISKS ARISING FROM UTILITY REGULATION AND DEREGULATION

  The generation, transmission and distribution of electricity in the United States historically have been highly regulated both at the federal and state levels. Even though there have been deregulatory initiatives at the federal and state levels in recent years, the industry remains subject to significant regulation in many respects. While the Company believes that its business is operating in accordance with applicable laws, the Company remains subject to a varied and complex body of laws and regulations that both public officials and private individuals may seek to enforce. There can be no assurance that existing laws and regulations will not be revised or that new laws and regulations will not be adopted or become applicable to the Company that may have a material adverse effect on the Company's business or results of operations. Because the Company is unable to predict the exact nature of any possible revision to existing or enactment of new laws, it is unable to predict the impact thereof. See "Government Regulation".

  The Company's operations are subject to the provisions of various energy laws and regulations, including the Public Utility Regulatory Policies Act of 1978, as amended, and implementing regulations ("PURPA"), the Public Utility Holding Company Act of 1935, as amended ("PUHCA"), and state and local regulations. See "Government Regulation--Federal Energy Regulation". PUHCA provides for the extensive regulation of public utility holding companies and their subsidiaries. PURPA provides to qualifying facilities ("QFs") (as defined under PURPA) and owners of QFs exemptions from certain federal and state regulations, including rate and financial regulations.

  Under present federal law, the Company is not subject to regulation as a holding company under PUHCA, and will not be subject to such regulation as long as the plants in which it has an interest qualify as QFs, are subject to another exemption or waiver or qualify as an exempt wholesale generator ("EWG") under the Energy Policy Act of 1992. In order to be a QF, a facility must be not more than 50% owned by an electric utility company or electric utility holding company. In addition, a QF that is a cogeneration facility, as are the plants in which the Company currently has interests, must produce not only electricity, but also useful thermal energy for use in an industrial or commercial process for heating and cooling applications in certain minimum proportions to the QF's total energy output. The QF also must meet certain minimum energy efficiency standards. Linden Venture currently sells the majority of the Linden Plant's steam to Bayway Refining Company ("Bayway") under an arrangement that is not evidenced by a written agreement. Although Linden Venture and Bayway are negotiating the terms of a written steam sales agreement, there can be no assurance that such agreement will be executed or, in the event that it is executed, as to its terms. If Bayway were to cease purchasing steam from

Linden Venture, the QF status of the Linden Plant would be in jeopardy. In addition, the two steam sales agreements to which NJ Venture is a party renew on a year-to-year basis, subject to termination by either party at the end of any year. If the purchasers under these agreements were to terminate these steam sales agreements, the QF status of the Bayonne Plant would be in jeopardy. (For further information in this regard as to the status of the Linden Plant's steam sales, see "Existing Ventures and Plant Descriptions-- Linden Steam Sales Agreement" and, as to the status of the Bayonne Plant's steam sales, "Existing Venture and Plant Descriptions--Bayonne Agreement for the Sale of Steam and Electricity to IMTT-Bayonne" and "Existing Venture and Plant Descriptions--Bayonne Agreement for the Sale of Steam to IMTT-BX (formerly Exxon)", respectively.) If any of the plants in which the Company has an interest were to lose its QF status and not otherwise receive a Federal Energy Regulatory Commission ("FERC") waiver, PUHCA exemption or qualify as an EWG, or if amendments to PURPA were enacted that substantially reduced the benefits currently afforded QFs, the subsidiary or venture in which the Company has an interest could become a public utility company, which could subject the Company to significant federal, state and local laws, including rate regulation. This loss of QF status, which may be prospective or retroactive, in turn, could cause all of the Company's other power plants to lose QF status because, under FERC regulations, a QF cannot be owned by an electric utility or electric utility holding company. In addition, a loss of QF status could, depending on the particular power purchase agreement, allow the power purchaser to cease taking and paying for electricity or to seek refunds of past amounts paid and thus could cause the loss of some or all contract revenues or otherwise impair the value of a project. See "Existing Venture and Plant Descriptions--Linden Power Purchase Agreement" and "Existing Venture and Plant Descriptions--Camden Power Purchase Agreement". If a power purchaser were to cease taking and paying for electricity or seek to obtain refunds of past amounts paid, there can be no assurance that the costs incurred in connection with the project could be recovered through sales to other purchasers. Such events could adversely affect the ability of the Company and its ventures to service their indebtedness, including the Senior Notes, and the ability of the Company to pay dividends on the Common Stock. See "Government Regulation--Federal Energy Regulation".

  Currently, Congress is considering proposed legislation that would amend PURPA by eliminating the requirement that utilities purchase electricity from QFs at Avoided Costs. The effect of any such amendment cannot be predicted, although any such amendment could have a material adverse effect on the Company.

  FERC and many state utility commissions are currently studying a number of proposals to restructure the electric utility industry in the United States. Such restructuring could permit utility customers to choose their utility generator supplier in a competitive electric energy market. FERC issued a final rule in April 1996 which requires utilities to offer eligible wholesale transmission customers non-discriminatory open access on utility transmission lines on a comparable basis to the utilities' own use of the lines. The final rule has been the subject of rehearing and now is undergoing judicial review. To date, no states have avoided QF contracts, but it is possible that as part of the restructuring, QF contracts could be voided. The effect of any such restructuring cannot be predicted, although any such restructuring could have a material adverse effect on the Company. As to recent proposals by the Clinton Administration, see "Government Regulation--Federal Energy Regulation--Proposed Deregulation".

SUBSTANTIAL ENVIRONMENTAL REQUIREMENTS AND COSTS OF COMPLIANCE

  The Company's plants are and will be required to comply with a number of federal, state and local statutes and regulations relating to protection of the environment and to the safety and health of the public and of personnel operating the plants. Such statutes and regulations, which are always subject to change, include regulation of hazardous substances associated with each plant, limitations on noise emissions from the plants, safety and health standards, and practices and procedures and requirements relating to the discharge of air and water pollutants. In addition, the Company could become liable for the investigation and removal of any hazardous materials that may be found on the plant sites regardless of the sources of such hazardous materials. Failure to comply with any such statutes or regulations or any change in the requirements of such statutes or regulations could result in civil or criminal liability, imposition of cleanup liens and fines, large expenditures to bring the facilities into compliance and cessation or limitation of operations. See "Government Regulation--Environmental Regulations".

  As of the date of this Prospectus, the Company has received no notice that any required environmental regulatory approval has been revoked or that it is in violation in any material respect as to any environmental law or regulation applicable to its operations. There can be no assurance, however, that one or more of such required regulatory approvals will not be revoked or that environmental regulatory approvals required in the future will be obtained or maintained or that notice of a violation will not be received.

CURTAILMENT BY POWER PURCHASERS

  Each power purchase agreement to which an existing Company venture is a party authorizes the purchasing utility to curtail purchases for reasons of system emergency, safety and repair and restoration of service. The power purchase agreement with Con Ed in respect of the Linden Plant also permits certain additional curtailment rights at the purchaser's sole discretion, although the Company's cash flow attributable to the Linden Plant will not be affected by any such curtailment so long as the Linden Plant meets its capacity obligations. Under certain circumstances, PURPA authorizes utilities to limit or discontinue purchases from QFs due to "operational circumstances". This right to curtail purchases of power from QFs in the circumstances set forth under PURPA is expressly excluded from Linden Venture's power purchase agreement, but is included in certain of the Company's other power purchase agreements. Although the effect of such curtailments has not been material to the NJ Partnerships to date, there can be no assurance that there will not be future curtailments under existing or future power purchase agreements or that the effect thereof will not have a material adverse effect on the Company's revenues and results of operations. Because the Company is unable to predict the nature of any possible future curtailments, it is unable to predict the impact thereof.

ABOVE MARKET POWER PURCHASE AGREEMENTS

  If the price to be paid by a power purchaser to one of the Company's QFs under its power purchase agreement exceeds such power purchaser's actual Avoided Cost for the electricity purchased, or if a power purchaser is experiencing financial, regulatory or other pressures, such power purchaser could attempt to amend or to terminate its power purchase agreement. See "-- Dependence Upon Third Parties". The Company understands that, currently, the price to be paid by each of the purchasers of power from the existing ventures in which the Company has an interest has been projected by such purchasers to be above actual Avoided Cost for such purchasers of power for the remaining term of each of the power purchase agreements. Although the provisions of the power purchase agreements do not permit amendments or, absent a default by the venture, early termination without the consent of the applicable venture and while the provisions of the existing debt at the venture levels or the applicable partnership agreements prohibit the giving of such consent without the consent of venture lenders and other parties, it is possible that, following a change in applicable legislation, case law or regulations, a court or regulatory authority could order such an amendment or termination. Such amendment or termination could materially and adversely affect the net revenues of the applicable venture and, consequently, the cash flow available to the Company for debt service and dividends on Common Stock. See "-- Dependence on Third Parties" and "--Risks Arising from Utility Regulation and Deregulation".

EXPIRATION OF CERTAIN POWER PURCHASE AGREEMENTS

  Revenues of the Company's independent power ventures, and, therefore, distributions to the Company, depend primarily upon payments to be made by the purchasers of power from such ventures. While each of the Company's existing power purchase agreements is a long term agreement--terms expire between 2008 and 2017--upon their expiration, renewal or replacement contracts may not have comparably favorable terms, including terms as to price or duration, especially since the existing power purchase agreements contain above-market pricing provisions. Accordingly, upon any such expiration, the plant, assuming legislation permits, may choose to continue to operate as a QF and sell electricity at Avoided Cost rates under PURPA (and relevant regulations of FERC and states implementing PURPA). So long as a plant is a QF, PURPA and the implementing regulations currently in effect require electric utilities to purchase the plant's electricity output in accordance with the current requirements of PURPA and FERC's implementing and pricing regulations.

RISKS RELATED TO VENTURES WITHOUT LONG-TERM POWER PURCHASE AGREEMENTS

  As an alternative to entering into long-term contracts with power purchasers, a plant may become a merchant plant, selling electricity at market prices dependent on the existence and decisions of merchant buyers, subject to restrictions hereinafter noted. In addition, expanded capacity at existing plants or new or acquired capacity may be sold as merchant power. If a plant is not a QF, for it to operate as a merchant plant and to sell power at market-based rates, it would require rate authorization from FERC. In granting a request for market-based rate authority, FERC typically requires a showing that the plant's owners and affiliates lack market power in the relevant generation and transmission markets and in markets for related commerce such as fuel. Obtaining FERC authority for market-based rates would also require a showing by the seller that there is no opportunity for abusive affiliate transactions involving any regulated affiliates of the Company that may exist at the time. There can be no assurance that FERC market-based rate authority would be obtained for any or all of the Company's existing or future plants to operate as merchant plants. In addition, a merchant plant sells power based upon market conditions at the time of sale, so that there can be no certainty at present about the amount or timing of any revenues that may be received from merchant power sales in the future or about the match between costs of operations (in particular, fuel prices) and merchant power sales revenues.

  At present the Company's ventures have long-term agreements with power purchasers. Although the terms of such contracts do not provide for, or have been determined by applicable judicial decisions not to be subject to, regulatory modification, the Company is unable to predict whether, over time, any of its power purchasers would be able to abrogate such long-term contracts through regulatory proceedings or insolvency proceedings. Any abrogation of any of the Company's long-term power purchase agreements would have a material adverse effect on the Company's revenues and results of operations. Because the Company is unable to predict the timing or nature of any such possible abrogations, it is unable to predict the impact thereof upon the Company. See "--Curtailment by Power Purchasers" and "--Above Market Power Purchase Agreements".

DEPENDENCE ON THIRD PARTIES

  The nature of the Company's existing principal power plants is such that each at present (except for the Bayonne Plant, which has two electrical power and two steam customers, and the Linden Plant, which has two steam customers) generally relies on one power customer and one steam sales customer responsible for a substantial portion, if not all, of such plant's revenue. During 1997, approximately 62.1%, 22.1% and 15.8% of the NJ Partnerships' electricity revenue was attributable to revenue received pursuant to power sales agreements with Con Ed, PSE&G and JCP&L, respectively. The existing power and steam sales agreements (other than with respect to the steam sale agreements of NJ Venture) are generally long-term agreements covering the sale of electricity or steam for initial terms of up to 25 years. The loss of any one power or steam sales agreement with any of these customers, the deterioration in such customer's financial condition or any material failure by any customer to fulfill its obligations under a power or steam sales agreement could, therefore, have a material adverse effect on the Company's results of operations. The loss of a steam customer also could jeopardize the QF status of a Company plant. See "--Risks Arising From Utility Regulation and Deregulation".

  Finally, each power plant depends on a single or limited number of entities to supply and transport natural gas to such facility. The failure of any one gas supplier or gas transporter to fulfill its contractual obligations could have a material adverse effect on a particular venture and, consequently, on the Company's business and results of operations. Because the Company is unable to predict the nature of any possible future failure of a gas supplier or transporter to fulfill its contractual obligations, it cannot predict the impact thereof.

DEPENDENCE ON A SINGLE VENTURE

  Initially, the Company's ownership interests in Linden Venture will contribute a substantial portion of the Company's expected net income and cash flow, accounting for approximately 70% of its equity in earnings of the NJ Partnerships on a pro forma combined basis for the year ended December 31, 1997. If Linden Venture's business were materially and adversely affected, the Company's financial performance would be materially and adversely affected. There can be no assurance that the Company's ownership interests in Linden Venture will not continue to constitute the majority of the Company's assets and to be the dominant source of income for the Company or that, from time to time, another single asset or a small number of assets will not constitute the majority of the Company's assets or the dominant source of its income.

RISKS OF SUBSTANTIAL FUEL COST INCREASES AND UNAVAILABILITY OF FUEL

  Historically, each of the existing ventures' fuel acquisition strategy has included various combinations of short-, medium- and long-term gas supply contracts. In its gas supply arrangements, the Company has and expects to match the fuel cost with the fuel component included in the relevant venture's power sales agreements in order to minimize exposure to fuel price risk. There can be no assurance, however, that gas supplies will be available for the full term of the plants' power sales agreements, or that gas prices will not increase in a manner that is disproportionate with the fuel component provisions of the existing and future power purchase agreements or market revenues for merchant plants. If gas is not available, or if gas prices increase above that allowed by the fuel component provisions of the plants' power sales agreements, or disproportionately to market revenues (in the case of merchant sales), there could be a material adverse impact on the Company's business and results of operations. To the extent that the Company does not have long-term gas contracts that are closely matched to the fuel component of a power purchase agreement or, to the extent to which there is not a full fuel cost pass-through in the plant's power purchase agreements, these risks may be exacerbated. While a particular plant may be entitled, or have the ability, for short periods of time to use alternative fuels, such as butane or kerosene, in the event of a gas interruption such back-up fuel arrangements are designed only for short-term circumstances and do not eliminate the inherent risks of longer-term, or frequent, gas supply interruptions. Environmental and other permitting and operational considerations also restrict the use of alternative fuels and may be particularly onerous should the Company in the future acquire or develop other plants fueled by non-clean burning fuels such as coal.

PROJECT DEVELOPMENT AND EXPANSION RISKS

  The development and expansion of power generation facilities are subject to substantial risks. In connection with the development of a power generation facility, the Company must obtain power sales agreements (or be prepared to sell the plant's power without any such agreements as a merchant plant with associated market risks), governmental permits and approvals, fuel supply and transportation agreements, sufficient equity and debt financing, electrical transmission service (if necessary), site agreements and construction contracts and, in the case of cogeneration QFs, steam sales agreements. In addition, project development and expansion is subject to certain environmental, engineering and construction risks related to cost-overruns, delays and performance. Although the Company may attempt to minimize its financial risks in the development or expansion of a project by obtaining favorable long-term power sales agreements, entering into power marketing transactions, obtaining all required governmental permits and approvals and arranging adequate financing prior to the commencement of construction, the development or expansion of a power project may require the Company to expend significant sums for preliminary engineering, permitting, legal and other expenses before it can be determined whether a project is feasible, economically attractive or capable of being financed. In addition, in connection with any expansion of an existing project, the Company would be required to obtain the consents of parties to existing agreements, venture lenders and partners. If the Company were unable to complete the development or expansion of a facility, it generally would not be able to recover its investment in such development or expansion efforts. The process for obtaining initial environmental, siting and other governmental permits and approvals is complicated and lengthy, often taking more than a year, and is subject to significant uncertainties. Moreover, as a result of competition, it may be difficult to sell power or steam at prices achieved in prior agreements or at acceptable rates in wholesale markets. There can be no assurance that the Company will be successful in the development or expansion of power generation facilities in the future. If a developmental or expansion effort is not successful, the Company may be forced to abandon the development or expansion efforts and, at the time of abandonment, to expense all capitalized development costs incurred in connection therewith and to incur additional losses associated with any contingent liabilities incurred as a result of such activities.

  Should the Company engage in the construction and operation of new power generation plants in carrying out its strategy, many risks would be involved, including start-up problems, the breakdown or failure of equipment or processes and performance below expected levels of output or efficiency. New plants have no operating history and may employ recently developed and technologically complex equipment. Insurance is maintained to protect against certain of these risks, warranties are generally obtained for limited periods relating to the construction of a new plant and its equipment in varying degrees and contractors and equipment suppliers are obligated to meet certain performance levels. Such insurance, warranties and performance guarantees may, however, not be adequate to cover lost revenues or increased expenses and, as a result, a venture may be unable to fund principal and interest payments under its financing obligations and may operate at a loss. A default under any such financing obligations could result in the Company losing its interest in any such new power generation facility developed by the Company and in other adverse consequences to the Company.

ACQUISITION RISKS

  The Company's strategy is based in part on making selective and opportunistic acquisitions. In this regard, the Company has no history or experience in making significant acquisitions. Moreover, although the domestic power industry is undergoing consolidation and the Company believes that significant acquisition opportunities may be available to it, the Company is likely to confront significant competition for acquisition opportunities. See "--Competition". In addition, there can be no assurance that the Company will be able to identify attractive acquisition opportunities at economically justifiable prices or, to the extent that any opportunities are identified, that the Company will be able to obtain the necessary financing and take the other actions that will be necessary to consummate any such acquisitions. Further, any future acquisitions of power generation plants could be subject to significant regulation, both as to ownership and operational considerations. See "--Risks Arising From Utility Regulation and Deregulation".

RISKS AS TO AVAILABILITY OF CAPITAL

  Continued access to capital with acceptable terms is necessary to assure the success of future ventures, acquisitions and expansions and, therefore, to assure the success of the Company's strategy. The Company's ventures historically have used project financing to fund the capital expenditures associated with developing and constructing the power generation plants in which they have an interest. Project financing borrowings are substantially non-recourse to the Company and generally are secured by the physical assets, partnership or other equity interests, venture contracts and cash flow of the subject venture. In connection with future acquisitions or the development of additional cogeneration plants, the Company intends to seek, where possible, such non-recourse project financing. The Company's ability to carry out its strategy of development and acquisition of additional ventures will be, in part, dependent upon the Company's ability to generate cash flows or to obtain its own debt or equity financing for its equity or subordinated loan participations in, and provision of credit support with respect to, such ventures. The Company's ability to arrange for financing on either a full recourse or substantially non-recourse basis and the cost of such capital are dependent upon general economic and capital market conditions, the availability of bank and other credit, investor confidence in the Company, the continued success of current ventures and provisions of tax and other laws which are conducive or encouraging to the raising of capital for power generation ventures. Should future access to capital not be available, the Company may be required to abandon its strategy with respect to the development and acquisition of additional projects. While any such effect would not necessarily adversely affect the results of operations of the Company with respect to its currently operating facilities, the inability of the Company to expand currently owned plants, build new plants or acquire existing facilities would significantly affect the future growth of the Company.

  If lenders were to require the Company to guarantee the indebtedness of a subsidiary or venture in respect of any future plant, the Company's general corporate funds could be vulnerable in the event of a default by such subsidiary or venture, and if the Company were unable to incur indebtedness in respect of such guarantees under the restrictions on indebtedness (including guarantees) contained in the Indenture or the Bridge Loan (as defined herein) or under other then existing debt agreements, the Company's ability to fund new plants could be adversely affected.

FLUCTUATIONS IN QUARTERLY PERFORMANCE

  Historically, the Company's quarterly operating results have varied, reflecting seasonal capacity payments received in the summer months, fuel matters, dispatch and unscheduled maintenance by the plants in which the

Company has an interest. The highest demands for electricity in the geographic areas which the Company currently serves are generally in the summer months, when demand for electricity to generate cooling is the greatest. Fluctuations in quarterly performance, and the extent to which fluctuations in quarterly performance can affect year to year performance, can adversely affect the market price of the Common Stock.

DEPENDENCE ON SENIOR MANAGEMENT

  The Company's management and operations are dependent upon the efforts of the Company's Chairman of the Board, President and Chief Executive Officer, Robert C. McNair, and a small number of management and operating personnel. The Company does not maintain key-man life insurance on any executive officer or other key member of the management of the Company. The loss of the services of Mr. McNair or of any other key member of management could have a material adverse impact on the Company. See "Management".

CONTROL BY PRINCIPAL STOCKHOLDER

  Upon completion of the Common Stock Offering, entities controlled directly or indirectly by Robert C. McNair and members of his family will own in the aggregate approximately 33.6% of the outstanding Common Stock (25.2% if the underwriters' over-allotment option is exercised in full). Accordingly, Mr. McNair, through entities controlled by him and his family, will be able to exercise substantial influence on the election of the directors of the Company and to exercise substantial influence on the Company's management, operations and affairs, all in addition to the influence that Mr. McNair will have on the Company's affairs as Chairman of the Board, President and Chief Executive Officer of the Company. The effect of Mr. McNair's control and influence on the Company could be to reduce the ability of other stockholders to influence the direction of the Company. See "Principal and Selling Stockholders". In addition, the Company currently has, and will continue to have, a variety of contractual relationships with affiliates of Mr. McNair. See "Management" and "Certain Transactions".

HISTORICAL ABSENCE OF PUBLIC MARKET

  Prior to the Common Stock Offering, there has been no public market for the Common Stock. Although the Company has applied for listing of the Common Stock on the NYSE, there can be no assurance that such listing will be obtained or that an active trading market will develop, or that if developed, it will continue upon completion of the Common Stock Offering. If an active market for the Common Stock does not develop or is not sustained, the trading prices for the Common Stock could be materially adversely affected. The initial public offering price of the Common Stock will be determined by negotiations between the Company and the Underwriters and may not be indicative of the market price of the Common Stock after the Common Stock Offering. For a discussion of the factors to be considered in determining the initial public offering price, see "Underwriters". The market price of the Common Stock could be subject to significant fluctuations in response to variations in quarterly and yearly operating results, the success of the Company's business strategy, general trends in the independent power industry, competition, technological obsolescence, changes in federal and state regulations affecting the Company or affecting the power industry and other factors. In addition, the stock market in recent years has from time to time experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of affected companies. These broad fluctuations may adversely affect the market price of the Common Stock.

POSSIBLE ADVERSE EFFECT ON MARKET PRICE OF ANTI-TAKEOVER PROVISIONS

  Cogen's Certificate of Incorporation and Bylaws include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the Board of Directors rather than pursue non-negotiated takeover attempts. These provisions may have the effect of delaying, deferring or preventing a change in control of the Company whether or not such person chooses to negotiate with the Board of Directors and may adversely affect the market price of the Common Stock. The provisions include authorized "blank check" preferred stock, the denial of the use of written consents, a classified board of directors, restrictions on removal of directors and advance notice requirements with respect to stockholder meetings as to director nominations and stockholder proposals. See "Description of Capital Stock".

POTENTIAL ADVERSE EFFECT ON MARKET PRICE OF SHARES ELIGIBLE FOR FUTURE SALE

  Immediately following the Common Stock Offering, 55,000,000 shares of Common Stock will be outstanding. The 33,333,333 shares of Common Stock offered hereby, together with any shares offered upon exercise of the Underwriters' over-allotment option or under the Company's stock plans, will be eligible for resale in the public market without restrictions under the Securities Act, except to the extent that those shares are acquired by affiliates of the Company. All of the remaining outstanding shares of Common Stock will be subject to resale in accordance with Rule 144 under the Securities Act. In addition, the Selling Stockholders have agreed not to sell, transfer or otherwise dispose of their shares of Common Stock not sold pursuant to the Common Stock Offering for a period of 180 days beginning on the date of this Prospectus. Sales of a substantial number of shares of Common Stock may adversely affect the market price of the Common Stock. See "Shares Eligible for Future Sale".

                                 DEBT OFFERING

  Concurrently with the Common Stock Offering, the Company is offering an aggregate of $400.0 million of secured Senior Notes to the public. The Senior Notes will be secured, on a pari passu basis with the senior secured bank indebtedness, by a security interest granted by the Company on certain direct wholly-owned subsidiaries of the Company, which subsidiaries own all of the Company's equity interests in the ventures. The Indenture to be executed in conjunction with the Debt Offering will contain certain covenants, including restrictive covenants that (i) limit indebtedness of the Company, other than the Senior Notes, up to $300.0 million at any one time outstanding in senior secured bank indebtedness, certain other parity indebtedness the issuance of which either is incurred in compliance with a coverage ratio requirement or will not result in a rating downgrade of the Senior Notes and subordinated indebtedness, (ii) limit additional indebtedness of the ventures (except Selkirk Venture) in which the Company currently has an interest, other than up to $100.0 million at any one time outstanding for plant improvements and expansion and amounts required to satisfy any fiduciary responsibilities of the partners or venturers of each of the ventures, and (iii) prohibit distributions to stockholders and on account of subordinated indebtedness owed to affiliates unless no default exists under the Indenture and such distributions do not exceed 100% of Funds From Operations (as of the closing date of the issuance of the Senior Notes) plus $50.0 million. The Indenture will further contain provisions that upon achieving a prescribed level of diversification of interests owned by the Company in at least eight power project ventures, the foregoing mandatory redemption provisions, covenants and, subject to a further condition, security interest, and certain events of default, will be terminated. The closings of each of the Common Stock Offering and the Debt Offering are conditioned upon the consummation of the other. In conjunction with the Formation Transactions and immediately prior to the closing of the Common Stock Offering, Morgan Stanley & Co. Incorporated will loan (the "Bridge Loan") $291.0 million to Linden Ltd. pursuant to a loan agreement (the "Bridge Loan Agreement"). The Company expects that it will advance as a loan to Linden Ltd. a portion of the proceeds of the Debt Offering necessary for Linden Ltd. to repay the Bridge Loan in full. See "Description of Senior Notes and Certain Other Indebtedness--Description of Senior Notes".

                                DIVIDEND POLICY

  As a newly formed entity, the Company has not paid any dividends. Because of the nature of the Company's business, however, and the cash flow expected by the Company from the operation of the independent power plants in which it has interests, as described elsewhere in this Prospectus, the Company expects that for the foreseeable future a substantial part of its earnings will be paid in dividends to its stockholders. While there can be no assurance that earnings will be available for distribution or that such dividends actually will be distributed or that they will be continued at any particular level for any particular period of time, the Company expects to pay annual dividends for the
foreseeable future on the Common Stock at the rate of $      per share per
quarter. The declaration of dividends is at the discretion of the Company's Board of Directors and will be subject to the terms of the Company's debt agreements, including the Indenture, concerning restricted payments. The Company's dividend policy will be reviewed by the Board of Directors at such future time as may be appropriate in light of relevant factors at that time. During the initial years of the Company's operations, dividends with respect to the Common Stock are expected to exceed the share of the current and accumulated earnings and profits of the Company allocable to the holders of the Common Stock (as determined for United States federal income tax purposes). In such a case, such excess generally would be treated as a tax-free return of capital up to a holder's basis in such holder's shares of Common Stock and as capital gain thereafter. Any such excess would not be eligible for the dividends-received deduction with respect to dividends paid to corporate holders of the Common Stock. (To the extent a holder receives dividends which constitute a return of capital to such holder, the holder's basis in the shares upon which dividends are paid will be reduced. See "Certain United States Federal Income Tax Consequences--U.S. Holders--Sale or Other Disposition of Company Stock.") No assurance can be given, however, that such distributions will in fact exceed the Company's current and accumulated earnings and profits for such purposes or, if any such distributions are made, regarding the amount of any such excess. See "Certain United States Federal Income Tax Consequences--U.S. Holders--Dividends". The Company's ability to pay dividends will, in any event, always be dependent upon cash flow received from distributions to it by its subsidiaries, which are in turn dependent upon distributions from the ventures. As described elsewhere in this Prospectus, the ventures in which the Company has an interest and obtains its cash flow are subject to restrictions with respect to distributions to their holders of equity. See "Description of Senior Notes and Certain Other Indebtedness--Plant Project Financings".

                                CAPITALIZATION

  Cogen was formed in May 1998. The following table sets forth the pro forma capitalization of the Company at June 30, 1998, based on the historical capitalization of the Group at June 30, 1998, as adjusted to reflect the capitalization of the Company giving effect to consummation of the Common Stock Offering, the Debt Offering and the Formation Transactions and the application of a portion of the proceeds of the Debt Offering to retire the Bridge Loan, as if all such transactions had occurred on June 30, 1998.

  The Common Stock Offering relates to the sale by the McNair Interests and the Minority Interests of 33,333,333 shares of Common Stock which they received in the Formation Transactions. The Company has agreed to pay certain costs and expenses related to the Common Stock Offering, which are expected to total $1.8 million. The Company will not receive any proceeds from the Common Stock Offering.

  Concurrently with the Common Stock Offering the Company is offering an
aggregate of $400.0 million of Senior Notes comprising $100.0 million of   %
Senior Notes due 2005 (the "2005 Notes"), $150.0 million of   % Senior Notes
due 2010 (the "2010 Notes") and $150.0 million of   % Senior Notes due 2018
(the "2018 Notes"). The Senior Notes have no sinking fund requirements, and no principal payments are due prior to maturity. See "Description of Senior Notes and Certain Other Indebtedness--Description of Senior Notes" for a description of certain covenants with respect to the Senior Notes. The proceeds from the Debt Offering will be used to loan an amount to Linden Ltd. for repayment of the Bridge Loan, to retire amounts payable to affiliates, to pay expenses relating to the Formation Transactions and the Offerings and for working capital purposes.

  The Formation Transactions consist of: (i) the acquisition by the Company of 49.9% of the general and limited partnership interests of Linden Ltd. from the McNair Interests and the Minority Interests for an aggregate of 28.7 million shares of Common Stock with an estimated market value of $429.7 million; (ii) the acquisition by the Company of 100% of the outstanding common stock of Camden, Inc. from the McNair Interests and the limited partnership interests in Camden GPLP held by the Minority Interests for an aggregate of $1.0 million in cash and an aggregate of 9.9 million shares of Common Stock with an estimated market value of $147.9 million; (iii) the acquisition by the Company of MESC pursuant to the terms of a merger agreement under which the McNair Interests and the Minority Interests, the holders of the common stock of MESC, will receive an aggregate of 14.4 million shares of Common Stock with an estimated market value of $217.4 million; (iv) the acquisition by the Company of the general and limited partnership interests in Selkirk LP held by the McNair Interests and the Minority Interests for an aggregate of 1.7 million shares of Common Stock with an estimated market value of $25.2 million; (v) the acquisition by the Company of 100% of the general and limited partnership interests of CT Global from the McNair Interests and the Minority Interests for an aggregate of 0.3 million shares of Common Stock with an estimated market value of $4.8 million; and (vi) the redemption by Linden Ltd. of 50.1% of its general and limited partnership interests not acquired by the Company for a $140.4 million account receivable from Cogen Technologies Financial Services, L.P., a limited partnership owned by the McNair Interests and the Minority Interests ("Financial Services"), and $291.0 million in cash. The dollar and share amounts described in the immediately preceding sentence are estimates based on an assumed Common Stock Offering price of $15.00 per share.

  Immediately prior to the consummation of the Formation Transactions and Common Stock Offering, Morgan Stanley & Co. Incorporated ("Morgan Stanley") will loan $291.0 million to Linden Ltd. pursuant to the Bridge Loan, which Linden Ltd. will use to redeem the 50.1% of its general and limited partnership interests, as previously discussed. The Bridge Loan will be evidenced by a subordinated promissory note in favor of Morgan Stanley, which note will bear interest at the rate of 24% per annum. Immediately following the consummation of the Debt Offering, the Company will loan $291.0 million of the proceeds of the Debt Offering to Linden Ltd. for repayment of the Bridge Loan.

  This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", the combined financial statements of the Group and the unaudited pro forma condensed balance sheet of the Company, including the notes thereto, included elsewhere in this Prospectus.

                                                                   JUNE 30, 1998
                                                                   -------------
                                                                   (IN MILLIONS)
                                                                    AS ADJUSTED
                                                                   -------------
Cash and cash equivalents.........................................    $ 99.4
                                                                      ======
Current portion of long-term debt(1)
  Camden GPLP Term Loan...........................................       0.6
  Linden Ltd. Term Loan...........................................      13.1
                                                                      ------
                                                                        13.7
                                                                      ------
Long-term debt, less current portion(1)
  Camden GPLP Term Loan...........................................      12.1
  Linden Ltd. Term Loan...........................................     198.9
  Senior Notes....................................................     400.0
                                                                      ------
                                                                       611.0
                                                                      ------
Stockholders' equity..............................................      (2.9)
                                                                      ------
    Total capitalization..........................................    $621.8
                                                                      ======

--------

(1) The Group's interest in NJ Venture and Camden Cogen are accounted for on the equity method; accordingly, the amounts reflected do not include the long-term debt of NJ Venture of $70.2 million and Camden Cogen of $87.5 million. In addition, the limited partners of Camden Cogen and Linden Venture are entitled to receive distributions on a preferential basis to the interests of Camden GPLP and Linden Ltd., respectively.

                         UNAUDITED PRO FORMA CONDENSED
                             FINANCIAL STATEMENTS

  Cogen was formed in May 1998. The following unaudited pro forma condensed financial statements give effect to (i) the acquisition of an additional, indirect 5.25% limited partnership interest in NJ Venture, (ii) the Formation Transactions, (iii) the Common Stock Offering, (iv) the Bridge Loan and (v) the issuance of the Senior Notes and the application of a portion of the proceeds thereof to loan an amount to Linden Ltd. for repayment of the Bridge Loan, to retire amounts payable to affiliates and to pay expenses relating to the Formation Transactions and the Offerings, based on the historical combined financial statements of the Group, under the assumptions and adjustments set forth in the footnotes accompanying the unaudited pro forma condensed financial statements. No pro forma adjustments relating to the organization of the Company are shown because the amounts are de minimis. The unaudited pro forma condensed statements of income for the six months ended June 30, 1998 and the year ended December 31, 1997 assume such transactions were consummated on January 1, 1997. The unaudited pro forma condensed balance sheet at June 30, 1998 assumes such transactions were consummated on June 30, 1998. The adjustments contained in the unaudited pro forma condensed statements of income do not give effect to any nonrecurring costs directly associated with such transactions that might be incurred within the next twelve months and do not give effect to any potential cost savings and synergies that could result from such transactions. The unaudited pro forma condensed financial statements have been prepared for informational purposes only and are not necessarily indicative of the actual or future results of operations or financial condition that would have been achieved had the transaction occurred at the dates assumed. The unaudited pro forma condensed financial statements should be read in conjunction with the historical combined financial statements of the Group and the related notes thereto included elsewhere in this Prospectus.

  The amounts shown in the column entitled "Group Historical" reflect the combined financial statements of MESC and its wholly owned subsidiary NJ Inc., Camden Inc., Linden Ltd., Selkirk LP, CT Global and the limited partnership interests in Camden GPLP not held by Camden Inc., the entities acquired in the Formation Transactions.

  The Formation Transactions consist of: (i) the acquisition by the Company of 49.9% of the general and limited partnership interests of Linden Ltd. from the McNair Interests and the Minority Interests for an aggregate of 28.7 million shares of Common Stock with an estimated market value of $429.7 million; (ii) the acquisition by the Company of 100% of the outstanding common stock of Camden, Inc. from the McNair Interests and the limited partnership interests in Camden GPLP held by the Minority Interests for $1.0 million in cash and an aggregate of 9.9 million shares of Common Stock with an estimated market value of $147.9 million; (iii) the acquisition by the Company of MESC pursuant to the terms of a merger agreement under which the McNair Interests and the Minority Interests, the holders of the common stock of MESC, will receive an aggregate of 14.4 million shares of Common Stock with an estimated market value of $217.4 million; (iv) the acquisition by the Company of the general and limited partnership interests in Selkirk LP held by the McNair Interests and the Minority Interests for an aggregate of 1.7 million shares of Common Stock with an estimated market value of $25.2 million; (v) the acquisition by the Company of 100% of the general and limited partnership interests of CT Global from the McNair Interests and the Minority Interests for an aggregate of 0.3 million shares of Common Stock with an estimated market value of $4.8 million; and (vi) the redemption by Linden Ltd. of the 50.1% of its general and limited partnership interests not acquired by the Company for a $140.4 million account receivable from Financial Services and $291.0 million in cash. The dollar and share amounts described in the immediately preceding sentence are estimates based on an assumed Common Stock Offering price of $15.00 per share. Prior to the consummation of the Formation Transactions, the Company had no ownership interest in such entities.

  The Common Stock Offering relates to the sale by the McNair Interests and the Minority Interests of 33,333,333 shares of Common Stock which they received in the Formation Transactions. The Company has agreed to pay certain costs and expenses related to the Common Stock Offering which are expected to total approximately $1.8 million. The Company will not receive any proceeds from the Common Stock Offering. The unaudited pro forma condensed financial statements assume a Common Stock Offering price of $15.00 per share.

  Immediately prior to the consummation of the Formation Transactions and Common Stock Offering, Morgan Stanley will loan $291.0 million to Linden Ltd. pursuant to the Bridge Loan, which Linden Ltd. will use to redeem the 50.1% of its general and limited partnership interests, as previously discussed. The Bridge Loan will be evidenced by a subordinated promissory note in favor of Morgan Stanley, which note will bear interest at the rate of 24% per annum. Immediately following the consummation of the Debt Offering, the Company will loan $291.0 million of the proceeds of the Debt Offering to Linden Ltd. for repayment of the Bridge Loan.

  Concurrently with the Common Stock Offering the Company is offering an aggregate of $400.0 million of Senior Notes comprising $100.0 million of 2005 Notes, $150.0 million of 2010 Notes and $150.0 million of 2018 Notes. The Senior Notes have no sinking fund requirements and no principal payments are due prior to maturity. See "Description of Senior Notes and Certain Other Indebtedness--Description of Senior Notes" for a description of certain covenants with respect to the Senior Notes. The proceeds from the Senior Notes will be used to loan an amount to Linden Ltd. for repayment of the Bridge Loan, to retire amounts payable to affiliates, to pay expenses relating to the Formation Transactions and the Offerings and for working capital purposes.

               UNAUDITED PRO FORMA CONDENSED STATEMENT OF INCOME

                  FOR THE SIX MONTHS ENDED JUNE 30, 1998

                   (IN MILLIONS OF DOLLARS, EXCEPT AS NOTED)

                                 GROUP      PRO FORMA       COMPANY
                             HISTORICAL(1) ADJUSTMENTS    PRO FORMA(1)
                             ------------- -----------    ------------
Revenues
  Equity in earnings of
   affiliates
    Linden Venture..........     $35.8       $   --          $35.8
    Camden Cogen............       6.5           --            6.5
                                                1.3 (2)
    NJ Venture..............      23.5         (1.9)(3)       22.9
    Selkirk Cogen...........       0.4           --            0.4
  Other.....................       0.9           --            0.9
                                 -----       ------          -----
                                  67.1          0.6           66.5
                                 -----       ------          -----
Costs and Expenses;
  Operating overhead........      18.9           --           18.9
  General and
   administrative...........       9.7           --            9.7
                                 -----       ------          -----
                                  28.6           --           28.6
                                 -----       ------          -----
Income from Operations......      38.5          0.6           37.9
Other Income (Expense)
  Interest and other income.       6.8           --            6.8
                                              (14.0)(4)
  Interest expense..........     (10.0)        (0.3)(5)      (24.3)
                                 -----       ------          -----
Income Before Income Taxes..      35.3        (14.9)          20.4
                                               (6.3)(6)
Income Taxes................      (7.0)         5.7 (7)       (7.6)
                                 -----       ------          -----
Net Income..................     $28.3       $(15.5)         $12.8
                                 =====       ======          =====
Earnings per Share (in
 dollars)...................                                 $0.23
                                                             =====
Average Shares Outstanding
 (millions).................                   55.0 (10)      55.0
                                             ======          =====

--------

 (1) Prior to the consummation of the Formation Transactions, Linden Venture, Camden Cogen and Selkirk LP will make one-time payments totaling $83.7 million to terminate certain agreements with affiliates with respect to the payment of management and gas management fees. "See Certain Transactions--Formation Transactions". Such management and gas management fees were paid based on a percentage of gross revenues and gas purchases, respectively. Costs included in the historical and pro forma amounts for equity in earnings of affiliates associated with the agreements which are being terminated are $2.4 million for Linden Venture, $0.6 million for Camden Cogen and $0.7 million for Selkirk Cogen.

    The historical and pro forma amounts for operating overhead include $13.3 million of one-time payments to "buy out" development bonuses which were previously granted to certain employees and were being charged to expense as earned over subsequent periods. The Group will make additional one-time payments totaling $14.9 million prior to the consummation of the Formation Transactions to buy out all remaining development bonuses. The historical and pro forma amounts for operating overhead also include $1.6 million with respect to development bonuses earned during the period.

    Prior to the consummation of the Formation Transactions, the Group used a corporate aircraft owned by an affiliate and was charged for such use based on the affiliate's cost to own and operate the aircraft and the Group's proportionate useage. Such aircraft will not be acquired by the Company in the Formation Transactions. If such aircraft is used by the Company subsequent to the consummation of the Formation Transactions, the Company will be charged based on commercial airline rates. The historical and pro forma amounts for general and administrative expense include $3.0 million with respect to the use of such aircraft.

 (2) Reflects the equity in the earnings of NJ Venture attributable to a 5.25% limited partnership interest acquired from an unaffiliated entity in July 1998. See "--Management's Discussion and Analysis of Financial Condition and Results of Operations--General".

 (3) Reflects the amortization of excess cost related to the purchase of 10.5% of the outstanding common stock of MESC. Such excess cost has been allocated to MESC's investment in NJ Venture and is being amortized over the remaining life of NJ Venture's power purchase agreement which is 10 years.

 (4) Reflects interest expense associated with the Senior Notes assuming interest rates as follows: $100.0 million at 6.72%, $150.0 million at 6.89% and $150.0 million at 7.33%.

 (5) Reflects the amortization of deferred costs and expenses related to the issuance of the Senior Notes. The Company will incur an estimated $5.7 million in costs in connection with the issuance of the Senior Notes and such costs are being deferred and amortized over the life of the Senior Notes, 25% over seven years, 37.5% over 12 years and 37.5% over 20 years.


 (6) Reflects the effect of income taxes on the Group's historical results since the Company will be a taxable entity. Camden Inc. is an S corporation and Linden Ltd. and Selkirk LP are partnerships and income taxes are recognized by the individual partners or shareholders (with the exception of New Jersey state income taxes which are recognized by Camden Inc.). Accordingly, such income taxes are not recognized in the historical financial statements. Following the Formation Transactions the Company will be the partner or shareholder of such entities and such income taxes will be recognized in its financial statements. Such adjustment assumes the Company is subject to federal income taxes at a rate of 35% and to New Jersey state income taxes at a rate of 9% on income allocable to that state. The average effective rate is approximately 38%.

 (7) Reflects the income tax effects of the pro forma adjustments. Such adjustment assumes the Company is subject to federal income taxes at a rate of 35% and to New Jersey state income taxes at a rate of 9% on income allocable to that state. The average effective rate is approximately 38%.

 (8) Reflects the issuance of 55,000,000 shares in the Formation Transactions.

               UNAUDITED PRO FORMA CONDENSED STATEMENT OF INCOME

                     FOR THE YEAR ENDED DECEMBER 31, 1997

                   (IN MILLIONS OF DOLLARS, EXCEPT AS NOTED)

                                                                         COMPANY
                                                GROUP      PRO FORMA       PRO
                                            HISTORICAL(1) ADJUSTMENTS    FORMA(1)
                                            ------------- -----------    --------
Revenues
  Equity in earnings of affiliates
    Linden Venture.........................    $ 73.8       $   --        $ 73.8
    Camden Cogen...........................      14.5           --          14.5
                                                               0.8 (2)
    NJ Venture.............................      17.5         (3.8)(3)      14.5
    Selkirk Cogen..........................       0.8           --           0.8
  Other....................................       2.2           --           2.2
                                               ------       ------        ------
                                                108.8         (3.0)        105.8
                                               ------       ------        ------
Costs and Expenses:
  Operating overhead.......................      13.4           --          13.4
  General and administrative...............      19.8           --          19.8
                                               ------       ------        ------
                                                 33.2           --          33.2
                                               ------       ------        ------
Income from Operations.....................      75.6         (3.0)         72.6
Other Income (Expense)
  Interest and other income................      16.0           --          16.0
                                                             (28.0)(7)
  Interest expense.........................     (21.8)        (0.5)(8)     (50.2)
  Allowance for long-term receivable.......      10.3           --          10.3
                                               ------       ------        ------
Income Before Income Taxes.................      80.1        (31.5)         48.6
                                                             (25.9)(9)
Income Taxes...............................      (5.1)        11.9 (10)    (19.1)
                                               ------       ------        ------
Net Income.................................    $ 75.0       $(45.5)       $ 29.5
                                               ======       ======        ======
Earnings per Share (in dollars)............                               $ 0.54
                                                                          ======
Average Shares Outstanding (millions)......                   55.0 (11)     55.0
                                                            ======        ======

--------

 (1) Pro forma amounts do not reflect approximately $1.8 million in nonrecurring costs which will be borne by the Company on behalf of the Selling Stockholders in association with the Common Stock Offering and $1.9 million (net of related tax benefit of $1.0 million) in nonrecurring costs associated with the Formation Transactions, as such costs will be included in the results of operations of the Company within the twelve-month period following the consummation of such transactions. Such costs principally consist of legal, accounting, printing and other related costs. Since such costs have no future benefit to the Company, they are being charged to expense as incurred.

     Prior to the consummation of the Formation Transactions Linden Venture, Camden Cogen and Selkirk LP will make one-time payments totaling $83.7 million to terminate certain agreements with affiliates with respect to the payment of management and gas management fees. "See Certain Transactions--Formation Transactions". Such management and gas management fees were paid based on a percentage of gross revenues and gas purchases, respectively. Costs included in the historical and pro forma amounts for equity in earnings of affiliates associated with the agreements which are being terminated are $5.3 million for Linden Venture, $1.4 million for Camden Cogen and $1.4 million for Selkirk Cogen.

     Prior to the consummation of the Formation Transactions the Group will make one-time payments totaling $28.2 million to "buy out" development bonuses which were previously granted to certain employees and were being charged to expense as earned over subsequent periods. The historical and pro forma amounts for operating overhead also include $4.7 million with respect to development bonuses earned during the period.

     Prior to the consummation of the Formation Transactions the Group utilized a corporate aircraft owned by an affiliate and was charged based on the affiliate's cost to own and operate the aircraft and the Group's proportionate useage. Such aircraft will not be acquired by the Company in the Formation Transactions. If such aircraft is used by the Company subsequent to the consummation of the Formation Transactions, the Company will be charged based on commercial airline rates. The historical and pro forma amounts for general and administrative expense include $8.6 million with respect to the use of such aircraft.

 (2) Reflects the equity in the earnings of NJ Venture attributable to a 5.25% limited partnership interest acquired from an unaffiliated entity in July 1998. See "--Management's Discussion and Analysis of Financial Condition and Results of Operations--General".

 (3) Reflects the amortization of excess cost related to the purchase of 10.5% of the outstanding common stock of MESC. Such excess cost has been allocated to MESC's investment in NJ Venture and is being amortized over the estimated useful life of NJ Venture's assets and power purchase agreement which is an average of approximately 20 years.

 (4) Reflects interest expense associated with the Senior Notes assuming interest rates as follows: $100.0 million at 6.72%, $150.0 million at 6.89% and $150.0 million at 7.33%.

 (5) Reflects the amortization of deferred costs and expenses related to the issuance of the Senior Notes. The Company will incur an estimated $5.7 million in costs in connection with the issuance of the Senior Notes and such costs are being deferred and amortized over the life of the Senior Notes, 25% over seven years, 37.5% over 12 years and 37.5% over 20 years.

 (6) Reflects the effect of income taxes on the Group's historical results since the Company will be a taxable entity. Camden Inc. is an S corporation and Linden Ltd. and Selkirk LP are partnerships and income taxes are recognized by the individual partners or stockholders (with the exception of New Jersey state income taxes which are recognized by Camden Inc.). Accordingly, such income taxes are not recognized in the historical financial statements. Following the Formation Transactions the Company will be the partner or shareholder of such entities and such income taxes will be recognized in its financial statements. Such adjustment assumes the Company is subject to federal income taxes at a rate of 35% and to New Jersey state income taxes at a rate of 9% on income allocable to that state. The average effective rate is approximately 38%.

 (7) Reflects the income tax effects of the pro forma adjustments. Such adjustment assumes the Company is subject to federal income taxes at a rate of 35% and to New Jersey state income taxes at a rate of 9% on income allocable to that state. The average effective rate is approximately 38%.

 (8) Reflects the issuance of 55,000,000 shares in the Formation Transactions.

                  UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

                             AT JUNE 30, 1998

                            (IN MILLIONS OF DOLLARS)

                                                GROUP     PRO FORMA      COMPANY
                                              HISTORICAL ADJUSTMENTS    PRO FORMA
                                              ---------- -----------    ---------
                   ASSETS
Current Assets
                                                           $ (1.0)(2)
                                                            291.0 (3)
Cash and cash equivalents....................   $ 19.1     (291.0)(4)    $ 99.4
                                                            400.0 (7)
                                                           (318.7)(8)
  Other current assets.......................      4.5         --           4.5
                                                ------     ------        ------
                                                  23.6       80.3         103.9
                                                ------     ------        ------
Investments in Affiliates
  Linden Venture.............................     60.0         --          60.0
  Selkirk Cogen..............................     24.1         --          24.1
  Camden Cogen...............................     11.5       (2.9)(9)       8.6
                                                             12.5 (1)
  NJ Venture.................................      2.3       38.2 (6)      53.0
                                                ------     ------        ------
                                                  97.9       47.8         146.7
                                                ------     ------        ------
Other Assets
  Accounts receivable, affiliates............    140.4     (140.4)(4)        --
                                                            223.2 (2)
                                                            169.8 (4)
  Deferred income taxes......................       --      (13.9)(6)     374.3
                                                              1.0 (8)
                                                              1.1 (9)
                                                             (6.9)(10)
  Other......................................      1.7        5.7 (8)       7.4
                                                ------     ------        ------
                                                 142.1      239.6         381.7
                                                ------     ------        ------
                                                $263.6     $367.7        $631.3
                                                ======     ======        ======
       LIABILITIES AND OWNERS' EQUITY
Current Liabilities                                        $ 12.5 (1)
  Accounts payable, affiliates...............   $  4.8      (17.3)(8)    $   --
                                                            291.0 (3)
  Note payable...............................       --     (291.0)(8)        --
  Current maturities on long-term debt.......     13.7         --          13.7
  Other current liabilities..................      2.1         --           2.1
                                                ------     ------        ------
                                                  20.6       (4.8)         15.8
                                                ------     ------        ------
Long-Term Debt...............................    211.0      400.0 (7)     611.0
                                                ------     ------        ------
Other Long-Term Liabilities..................      7.4         --           7.4
                                                ------     ------        ------
Deferred Income Taxes........................      6.9       (6.9)(9)        --
                                                ------     ------        ------
                                                            222.2 (2)
                                                           (261.6)(4)
Owners' Equity...............................     17.7       24.3 (6)      (2.9)
                                                             (3.7)(8)
                                                             (1.8)(9)
                                                ------     ------        ------
                                                $263.6     $367.7        $631.3
                                                ======     ======        ======

--------
(1) To reflect the acquisition of an additional, indirect 5.25% limited partnership interest in NJ Venture from an unaffiliated entity in July 1998 for $12.5 million.

(2) To reflect acquisitions from the McNair Interests and the Minority Interests as follows: (i) 49.9% of the limited and general partnership interests in Linden Ltd. for an aggregate of 28.7 million shares of Common Stock with an estimated market value of $429.7 million; (ii) 100% of the outstanding common stock of Camden Inc. from the McNair Interests and the limited partnership interests in Camden GPLP held by the Minority Interests for $1.0 million in cash and an aggregate of 9.9 million shares of Common Stock with an estimated market value of $147.9 million; (iii) 89.5% of the outstanding common stock of MESC for an aggregate of 12.9 million shares of Common Stock with an estimated market value of 194.6 million; and (iv) 100% of the outstanding common stock of CT Global for an aggregate of 0.3 million shares of Common Stock with an estimated market value of $4.8 million. The dollar and share amounts described in the immediately preceding sentence are estimates based on an assumed Common Stock Offering price of $15.00 per share. Prior to the consummation of the Formation Transactions, the Company had no ownership interest in such entities.

    Prior to the Formation Transactions the ownership interests of the McNair Interests and the Minority Interests discussed in the preceding paragraph with respect to each of such entities acquired by the Company are identical. Following the Formation Transactions with respect to such entities the ownership interest of the McNair Interests and certain of the Minority Interests in the Company will be identical to their prior interests in the entities acquired. Accordingly, such transactions are being accounted for at historical cost as a reorganization of entities under common control.

    The valuations were agreed to in arms-length negotiations as discussed in
    Note 9 to the combined financial statements of Cogen Technologies Group included elsewhere in this Prospectus. The price per share is equal to the Common Stock Offering price.

    The effect of such transactions on the historical balance sheet is as follows (in millions of dollars):

                                                         LINDEN
                                                          LTD.  CAMDEN  TOTAL
                                                         ------ ------  ------
    Cash................................................ $   -- $(1.0)  $ (1.0)
    Deferred Income Taxes...............................  169.1  54.1    223.2
                                                         ------ -----   ------
      Total Assets...................................... $169.1 $53.1   $222.2
                                                         ====== =====   ======
    Owners' Equity...................................... $169.1 $53.1   $222.2
                                                         ------ -----   ------
      Total Liabilities and Shareholders' Equity........ $169.1 $53.1   $222.2
                                                         ====== =====   ======

    The transactions to acquire the interests in Linden Ltd. and Camden Inc. are taxable transactions and, accordingly, deferred federal and New Jersey state income taxes have been provided based on the excess of the new tax bases over the net book value of the interest acquired at an effective rate of approximately 38%. The recognition of the deferred income taxes and the cash included in the Camden transaction results in an increase in Owners' Equity. The transactions with respect to MESC and CT Global are not taxable and have no effect on the historical balance sheet.

(3) To reflect $291.0 million in borrowings by Linden Ltd. under the terms of the Bridge Loan.

(4) To reflect the redemption by Linden Ltd. of the remaining outstanding general and limited partnership interests (which are held by the McNair Interests and the Minority Interests) in exchange for a $140.4 million account receivable and $291.0 million in cash. The transaction, net of related deferred federal and New Jersey state income taxes of $169.8 million, results in a reduction in Owners' Equity of $261.6 million. Deferred income taxes have been provided at an effective rate of approximately 38% based on the difference between the tax basis and book basis of the partnership interests being redeemed. The valuation of such interests is based on arms-length negotiations discussed in Note 9 to the combined financial statements of Cogen Technologies Group included elsewhere in this Prospectus.

(5) To reflect the issuance of 1.7 million shares of Common Stock, valued at $25.2 million, in exchange for 100% of the limited and general partnership interests in Selkirk LP. The 81.7% of such interests acquired from the McNair Interests is accounted for at historical cost as a reorganization of entities under common control. The acquisition of the 18.3% of such interests acquired from the Minority Interests is accounted for as a purchase. The valuation of such interests was agreed to in arms-length negotiations as discussed in Note 9 to the combined financial statements of Cogen Technologies Group included elsewhere in this Prospectus. The purchase price of the interests acquired from the Minority Interests, 0.3 million shares valued at $4.5 million, is equal to book value and approximates fair value. Such amount has been allocated to Selkirk LP's assets and liabilities in amounts equal to the book value of such assets and liabilities.

(6) To reflect the issuance of 1.5 million shares of Common Stock, valued at $22.8 million, in exchange for 10.5% of the outstanding shares of common stock of MESC which is held by certain of the Minority Interests. Such transaction is accounted for as a purchase.

    The valuation of such interests was agreed to in arms-length negotiations as discussed in Note 9 to the combined financial statements of Cogen Technologies Group included elsewhere in this Prospectus. The purchase price has been allocated to MESC's assets and liabilities in amounts equal to their book value and the cost in excess of such book value, $38.2 million (which includes $13.9 million of deferred tax liabilities), has been allocated to MESC's investment in NJ Venture and will be amortized over the remaining life of NJ Venture's power purchase agreement which is 10 years.

(7) To reflect the issuance of $400.0 million of Senior Notes.

(8) To reflect the use of a portion of the proceeds from the Debt Offering for: (i) the loan by the Company to Linden Ltd. of $291.0 million for the repayment of the Bridge Loan; (ii) the payment of costs and expenses related to the Common Stock Offering; (iii) the payment of costs and expenses related to the Debt Offering; (iv) the payment of costs and expenses related to the Formation Transactions; and (v) the retirement of accounts payable to affiliates. The effect of such transactions on the historical balance sheet is as follows (in millions of dollars):

                                           PAY COSTS OF  PAY COSTS OF PAY COSTS OF    RETIRE
                                LOAN TO       COMMON       ISSUING     FORMATION     PAYABLES
                              LINDEN LTD. STOCK OFFERING SENIOR NOTES TRANSACTIONS TO AFFILIATES  TOTAL
                              ----------- -------------- ------------ ------------ ------------- -------
    Cash....................    $(291.0)      $(1.8)        $(5.7)       $(2.9)       $(17.3)    $(318.7)
    Deferred income taxes...         --          --            --          1.0            --         1.0
    Other assets............         --          --           5.7           --            --         5.7
                                -------       -----         -----        -----        ------     -------
      Total Assets..........    $(291.0)      $(1.8)        $  --        $(1.9)       $(17.3)    $(312.0)
                                =======       =====         =====        =====        ======     =======
    Accounts payable,
     affiliates.............    $    --       $  --         $  --        $  --        $(17.3)    $ (17.3)
    Note payable............     (291.0)         --            --           --            --      (291.0)
    Shareholders' equity....         --        (1.8)           --         (1.9)           --        (3.7)
                                -------       -----         -----        -----        ------     -------
      Total Liabilities and
       Shareholders' Equity.    $(291.0)      $(1.8)        $  --        $(1.9)       $(17.3)    $(312.0)
                                =======       =====         =====        =====        ======     =======

    The Company has agreed to bear certain costs and expenses of the Common Stock Offering on behalf of the Selling Stockholders; since such expenditures have no future benefit to the Company, they are being charged to earnings as incurred. The costs and expenses related to the Debt Offering will be amortized over the life of the Senior Notes. The costs and expenses related to the Formation Transactions are being charged to earnings as incurred.

    The costs of the Formation Transactions include $2.5 million which will be capitalized and amortized for income tax purposes and $0.4 million which is not deductible for income tax purposes. The $1.0 million deferred income tax asset reflects future federal and New Jersey state income tax benefits at an effective rate of approximately 38%.

(9) To reflect a $2.9 million payment by Camden Cogen to its limited partner under the tax indemnity provisions of Camden Cogen's limited partnership agreement due to the termination of the tax partnership as a result of the Formation Transactions. The transaction, net of a related deferred federal and New Jersey state income tax benefit of $1.1 million, results in a $1.8 million reduction in Owners' Equity.

(10) To reclassify historical deferred income tax liabilities to reflect a net presentation in the balance sheet.

                  SELECTED HISTORICAL COMBINED FINANCIAL DATA

  The following table sets forth, for the periods indicated, summary historical financial data for the Group and the NJ Partnerships and summary pro forma financial data for the Company. The summary historical balance sheet data as of December 31, 1997 and 1996 and the summary income statement and cash flow data for each of the three years in the period ended December 31, 1997 for the Group and the NJ Partnerships are derived from combined financial statements which have been audited by Arthur Andersen LLP and are included elsewhere in this Prospectus. The summary historical balance sheet data as of December 31, 1995, 1994 and 1993 and the summary income statement and cash flow data for the two years in the period ended December 31, 1994 are derived from combined financial statements which have been audited by Arthur Andersen LLP and are not included in this Prospectus. The summary historical balance sheet data as of June 30, 1998 and 1997 and the summary income statement and cash flow data for the six months ended June 30, 1998 and 1997 are derived from unaudited combined financial statements which include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial data for such periods. The summary pro forma financial data for the Company are based on numerous assumptions and include adjustments as explained in the unaudited pro forma financial statements of the Company and the notes thereto. All of the summary historical and pro forma financial data should be read in conjunction with the audited Combined Financial Statements of the Group and the NJ Partnerships and the unaudited pro forma financial statements of the Company, included elsewhere in this Prospectus. The following information should not be deemed indicative of the future operating results of the Company. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations".

                               PRO FORMA(1)
                                THE COMPANY                          THE GROUP
                          ----------------------- -----------------------------------------------------
                                                   SIX MONTHS
                          SIX MONTHS                 ENDED
                            ENDED     YEAR ENDED    JUNE 30,          YEAR ENDED DECEMBER 31,
                           JUNE 30,  DECEMBER 31, -------------  --------------------------------------
                             1998        1997      1998   1997    1997    1996    1995    1994    1993
                          ---------- ------------ ------  -----  ------  ------  ------  ------  ------
                                          (MILLIONS OF DOLLARS, EXCEPT AS NOTED)
INCOME STATEMENT DATA
 FOR THE PERIOD ENDED:
Revenues:
 Equity in earnings of
  affiliates............    $65.6       $103.6    $ 66.2  $48.9  $106.6  $111.5  $ 99.4  $ 93.3  $104.5
 Other revenues.........      0.9          2.2       0.9    1.2     2.2     2.3     0.8      --      --
                            -----       ------    ------  -----  ------  ------  ------  ------  ------
                             66.5        105.8      67.1   50.1   108.8   113.8   100.2    93.3   104.5
                            -----       ------    ------  -----  ------  ------  ------  ------  ------
Costs and Expenses:
 Operating overhead.....     18.9         13.4      18.9    7.5    13.4    14.4    10.8     7.2      -- (2)
 General and
  administrative........      9.7         19.8       9.7    9.2    19.8    10.9    10.4    12.2     6.2
 Non-competition
  payment(3)............       --           --        --     --      --      --      --      --    14.8
                            -----       ------    ------  -----  ------  ------  ------  ------  ------
                             28.6         33.2      28.6   16.7    33.2    25.3    21.2    19.4    21.0
                            -----       ------    ------  -----  ------  ------  ------  ------  ------
Income from Operations:.     37.9         72.6      38.5   33.4    75.6    88.5    79.0    73.9    83.5
Other Income (Expense)
 Interest and other
  income................      6.8         16.0       6.8    8.0    16.0    17.0    17.8    14.1    10.7
 Interest expense.......    (24.3)       (50.3)    (10.0) (11.3)  (21.8)  (23.3)  (26.4)  (25.9)  (26.6)
 Allowance for long-term
  receivable............       --         10.3        --    7.4    10.3   (10.3)    6.5    (6.5)     --
                            -----       ------    ------  -----  ------  ------  ------  ------  ------
Income Before Income
 Taxes:.................     20.4         48.6      35.3   37.5    80.1    71.9    76.9    55.6    67.6
 Income taxes(4)........     (7.6)       (19.1)     (7.0)  (2.8)   (5.1)   (4.0)   (7.6)   (2.9)   (4.1)
                            -----       ------    ------  -----  ------  ------  ------  ------  ------
Net Income..............    $12.8       $ 29.5      28.3   34.7    75.0    67.9    69.3    52.7    63.5
                            =====       ======
Pro forma income
 taxes(5)...............                            (6.3) (11.7)  (25.9)  (23.6)  (22.0)  (18.6)  (22.4)
                                                  ------  -----  ------  ------  ------  ------  ------
Net income after pro
 forma income taxes.....                          $ 22.0  $23.0  $ 49.1  $ 44.3  $ 47.3  $ 34.1  $ 41.1
                                                  ======  =====  ======  ======  ======  ======  ======
Pro forma net income per
 share (in dollars).....    $0.23       $ 0.54    $ 0.40  $0.42  $ 0.89  $ 0.81  $ 0.86  $ 0.62  $ 0.75
Pro forma weighted
 average shares
 outstanding (in
 millions)..............     55.0         55.0      55.0   55.0    55.0    55.0    55.0    55.0    55.0
STATEMENT OF CASH FLOWS
 DATA FOR THE PERIOD
 ENDED:
Net cash provided by
 operating activities...      N/A          N/A    $ 16.3  $32.4  $ 67.6  $ 87.6  $ 67.0  $ 66.3  $ 49.8
Net cash provided by
 (used in) investing
 activities.............      N/A          N/A      20.4    8.7     7.8    17.2    12.6   (58.5)   10.1
Net cash used in
 financing activities...      N/A          N/A      36.5   40.5    74.4   101.4    77.3    13.5    55.0
Distributions received
 from affiliates........      N/A          N/A      60.0   54.3   105.6   127.5   117.8    94.1   102.3

                                PRO FORMA
                             THE COMPANY(1)                         THE GROUP
                         ----------------------- ------------------------------------------------
                                                  SIX MONTHS
                         SIX MONTHS                  ENDED
                           ENDED     YEAR ENDED    JUNE 30,         YEAR ENDED DECEMBER 31,
                          JUNE 30,  DECEMBER 31, ------------- ----------------------------------
                            1998        1997      1998   1997   1997   1996   1995   1994   1993
                         ---------- ------------ ------ ------ ------ ------ ------ ------ ------
                                          (MILLIONS OF DOLLARS, EXCEPT AS NOTED)
BALANCE SHEET DATA AT
 END OF PERIOD:
Investment in
 Affiliates.............   $146.7       N/A      $ 97.9 $ 91.3 $ 99.5 $ 98.1 $107.9 $122.9 $ 74.2
Total Assets............    631.3       N/A       263.6  279.2  284.1  283.9  319.3  333.5  305.5
Long-Term Debt..........    611.0       N/A       211.0  224.7  218.0  230.9  247.0  262.1  276.2
Owner's Equity
 (Deficit)..............     (2.9)      N/A        17.7    5.3   19.7    3.1   21.3   15.1  (31.4)
OTHER FINANCIAL DATA:
Ratio of earnings to
 fixed charges..........      1.5       1.7         2.8    3.3    3.2    3.3    3.2    2.3    2.5

                                           THE NJ PARTNERSHIPS
                          -----------------------------------------------------------
                           SIX MONTHS
                           ENDED JUNE
                               30,                YEAR ENDED DECEMBER 31,
                          --------------  -------------------------------------------
                           1998    1997    1997     1996     1995     1994     1993
                          ------  ------  -------  -------  -------  -------  -------
                                          (MILLIONS OF DOLLARS)
INCOME STATEMENT DATA
 FOR THE PERIOD ENDED:
Revenues
 Electricity............  $225.3  $224.3  $ 456.5  $ 458.0  $ 407.6  $ 407.6  $ 403.8
 Steam..................     8.6     9.9     19.2     20.0     12.0     13.9     14.8
Costs and Expenses
 Fuel...................   (97.8) (108.8)  (220.5)  (222.2)  (167.1)  (182.6)  (184.0)
 Operating and
  maintenance...........   (18.4)  (23.3)   (44.2)   (39.2)   (46.7)   (45.0)   (34.7)
 Depreciation and
  amortization..........   (11.1)  (18.0)   (36.1)   (35.9)   (36.0)   (35.3)   (33.9)
 General and
  administrative........    (7.8)   (8.4)   (16.9)   (16.1)   (14.0)   (13.9)   (13.3)
 Taxes other than
  income................    (1.4)   (1.4)    (1.7)    (2.8)    (3.1)    (2.9)    (2.3)
                          ------  ------  -------  -------  -------  -------  -------
Income from Operations..    97.4    74.3    156.3    161.8    152.7    141.8    150.4
Interest expense........    (7.6)   (8.0)   (15.8)   (16.8)   (17.3)   (17.9)   (17.8)
Other income (expense)..     1.3     0.5      1.6      1.1      1.3      3.8      0.7
                          ------  ------  -------  -------  -------  -------  -------
Net Income..............  $ 91.1  $ 66.8  $ 142.1  $ 146.1  $ 136.7  $ 127.7  $ 133.3
                          ======  ======  =======  =======  =======  =======  =======
STATEMENT OF CASH FLOWS
 DATA FOR THE PERIOD
 ENDED:
Net cash provided by
 operating activities...  $ 82.8  $ 82.7  $ 183.0  $ 182.3  $ 174.4  $ 156.8  $ 152.0
Net cash used in
 investing activities...     0.4     3.8      4.8      2.4      2.4      5.4     15.9
Net cash used in
 financing activities...    93.9    82.3    168.3    182.6    171.9    154.8    132.6
BALANCE SHEET DATA AT
 END OF PERIOD:
Property and equipment,
 net....................  $597.6  $625.4  $ 608.3  $ 639.6  $ 673.1  $ 704.5  $ 734.3
Total assets............   697.8   720.5    716.7    743.0    766.6    798.6    825.8
Long-Term Debt..........   147.8   157.6    152.6    162.0    170.2    177.5    184.2
Partners' Capital.......   500.1   504.0    498.6    516.7    545.8    574.4    595.8

-------

(1) As adjusted to give effect to the Formation Transactions, the Common Stock Offering, the Debt Offering and the application of the proceeds thereof as if such transactions had occurred on January 1, 1997 with respect to the income statement data and June 30, 1998 with respect to the balance sheet data.
(2) In 1994 Cogen Technologies Capital Company, L.P. began charging Linden Ltd. and Camden GPLP for overhead costs that benefit the revenue producing activities of such entities. Such overhead charges were not charged to Linden Ltd. and Camden GPLP prior to 1994.
(3) Relates to payment made by Camden GPLP to another company under the terms of an agreement which provided, among other things, that the other company and its affiliates would not, in consideration for such payment, own or acquire an interest in any facility producing electricity or thermal energy for sale in Camden, New Jersey through December 31, 1993.

(4) Camden Inc. is an S corporation and Linden Ltd. and Selkirk LP are partnerships, and income taxes are recognized by the individual partners or shareholders (with the exception of New Jersey state income taxes which are recognized by Camden Inc.). Accordingly, such income taxes are not recognized in the combined financial statements. MESC and CT Global account for all income taxes and Camden Inc. accounts for New Jersey state income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". Deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases.

(5) Reflects the effect of income taxes on the Group's historical results since the Company will be a taxable entity. Income taxes with respect to certain entities are not recognized in the historical financial statements (see Note 4 to this table). Following the consummation of the Formation Transactions the Company will be the partner or shareholder of such entities and such income taxes will be recognized in its financial statements.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with the combined financial statements of the Group and the NJ Partnerships and the notes thereto included elsewhere herein. Certain information contained herein, including information with respect to the Company's plans and strategy for its business, are forward-looking statements. Prospective investors should consider carefully the factors set forth under the caption "Risk Factors" for a discussion of important factors that could cause actual results to differ materially from any forward-looking statements contained in this Prospectus.

GENERAL

  Cogen was formed in May 1998 at the instance of Robert C. McNair and to date has conducted no operations. Upon consummation of the Formation Transactions Cogen will acquire control of a group of affiliated entities engaged in the ownership and operation of power generation plants in the Northeastern United States. The Company will have interests in four power plants having an aggregate capacity of 1,382 megawatts. The Company's interests in three of such plants are held by the Group. In addition, the Company owns an equity investment in the Selkirk Plant.

  The Company is a participant in the highly competitive power generation industry, which is among the largest industries in the United States, with an estimated end-user market of over $200.0 billion of electricity sales and annual net generation of approximately 3.5 million gigawatt hours. New regulatory initiatives have been and are currently being adopted or considered at the federal level and in approximately 45 states to increase competition in the domestic power generation industry. In April 1996, FERC adopted Order No. 888, opening wholesale power sales to competition and providing for open and fair electric transmission services by public utilities. At the state level, industry restructuring is well advanced in various states including California, Massachusetts, New York, New Jersey and Pennsylvania. This restructuring includes deregulation of electric utilities and the introduction of customer choice. The regulatory initiatives are expected to lead to the transformation of the existing market, which is largely characterized by electric utility monopolies, having old, inefficient, high-cost generating facilities, selling to a captive customer base, to a more competitive market where end users may purchase electricity from a variety of suppliers, including non-utility generators, power marketers, public utilities and others.

  The Company believes that these market trends will present substantial opportunities for industry participants that are efficient and low-cost power producers and are able to offer competitive rates to customers. The Company believes that an additional opportunity is presented by the significant deregulation and consolidation now affecting the power industry, which has resulted in substantial divestitures of generation assets by traditional power utilities and by certain independent power producers currently owning relatively few plants. For example, as a result of regulatory initiatives, approximately 14,000 megawatts of New York generating capacity has been announced for sale by utilities. Similar regulatory initiatives in New Jersey and Pennsylvania are expected to cause utilities in those states to pursue similar divestiture plans. At the same time, a number of industrial companies have also announced plans to sell self-generation facilities and to re-deploy the capital in their core businesses. These trends, which the Company believes are likely to continue, should provide significant acquisition opportunities for the Company.

  The Company also believes that attractive opportunities for development of new generation assets will arise in the next few years, principally due to a projected increase in baseload demand in the Northeast and Mid-Atlantic regions and the retirement of a significant number of existing power generation facilities which are 30 or more years old.

  The Company's strategy is to maximize cash flow associated with its existing plants and to grow through the expansion of the Company's existing operations and through the acquisition and development of existing or new power generation and related facilities. The Company intends to make capital investments to assure the ongoing efficiency of its existing plants and will pursue contractual and operating changes which benefit such operations. In addition, the Company believes that all three of the plants in which it has a substantial economic interest are capable of being expanded, not only through additions to its existing plants but also through the development and construction of new facilities at the existing sites. The Company also believes the ongoing changes in the industry will present ample opportunities for the acquisition or development of new assets.

  To benefit the future results of operations of the Company by eliminating the expense related to certain existing management services and gas management services agreements and development bonuses, the McNair Interests and the Minority Interests will provide the funding to terminate such agreements and to "buy out" the development bonuses. In connection with the Formation Transactions, Linden Venture and Camden Cogen will terminate management services agreements with Linden Ltd. and Camden GPLP, respectively, and Linden Venture, Camden Cogen and Selkirk LP will terminate gas management services agreements with an individual who is one of the Minority Interests in consideration of a termination fee to such individual. Linden Ltd., Camden GPLP and Selkirk LP will terminate management services agreements with RCM Management Services L.P. ("RCM"), a Delaware limited partnership that is indirectly owned and controlled by Robert C. McNair. In consideration for the termination of these agreements a termination fee will be paid to RCM.

  To terminate such agreements, the McNair Interests and the Minority Interests will make capital contributions, and Linden Venture, Camden Cogen and Selkirk LP will make one-time payments totaling $83.9 million. Such payments will be reflected in earnings in the period in which the payments are made. Such payments will have no effect on the Group's liquidity or financial condition since the amounts necessary to make such payments are being provided by the shareholders and/or general and limited partners. The services currently performed under such agreements will be assumed by existing Company personnel.

  In addition, one-time payments have been or will be made to "buy out" development bonuses, which certain employees are eligible to receive in subsequent periods. Such payments totaled $13.3 million in the first six months of 1998 ($5.9 million in the second quarter of 1998) and additional payments to be made prior to or in connection with the consummation of the Formation Transactions are expected to total $14.9 million.

  In July 1998, NJ Inc. acquired an additional indirect 5.25% partnership interest in NJ Venture for $12.5 million in cash from an unaffiliated party. On a pro forma basis, assuming the transaction took place on January 1, 1997, such transaction would have increased the Group's equity in the earnings of NJ Venture for the six months ended June 30, 1998 and the year ended December 31, 1997 by $1.3 million and $0.8 million, respectively, and the Group's net income for such periods by $0.8 million and $0.5 million, respectively.

RESULTS OF OPERATIONS

  The following tables set forth the combined results of operations of the Group and of the NJ Partnerships for the six months ended June 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995:

THE GROUP

                                            SIX MONTHS
                                            ENDED JUNE    YEAR ENDED DECEMBER
                                                30,               31,
                                            ------------  ---------------------
                                            1998   1997    1997    1996   1995
                                            -----  -----  ------  ------  -----
                                                 (MILLIONS OF DOLLARS)
Revenues
  Equity in earnings of affiliates......... $66.2  $48.9  $106.6  $111.5  $99.4
  Other....................................   0.9    1.2     2.2     2.3    0.8
Costs and Expenses
  Operating overhead....................... (18.9)  (7.5)  (13.4)  (14.4) (10.8)
  General and administrative...............  (9.7)  (9.2)  (19.8)  (10.9) (10.4)
                                            -----  -----  ------  ------  -----
Income from Operations.....................  38.5   33.4    75.6    88.5   79.0
  Interest and other income................   6.8    8.0    16.0    17.0   17.8
  Interest expense......................... (10.0) (11.3)  (21.8)  (23.3) (26.4)
  Allowance for long-term receivable.......    --    7.4    10.3   (10.3)   6.5
  Income taxes.............................  (7.0)  (2.8)   (5.1)   (4.0)  (7.6)
                                            -----  -----  ------  ------  -----
Net Income................................. $28.3  $34.7  $ 75.0  $ 67.9  $69.3
                                            =====  =====  ======  ======  =====

THE NJ PARTNERSHIPS

                                        SIX MONTHS ENDED  JUNE 30,
                          --------------------------------------------------------------
                                                                             TOTAL
                                                                               NJ
                          NJ VENTURE    CAMDEN COGEN    LINDEN VENTURE    PARTNERSHIPS
                          ------------  --------------  ----------------  --------------
                          1998   1997    1998    1997    1998     1997     1998    1997
                          -----  -----  ------  ------  -------  -------  ------  ------
                                  (MILLIONS OF DOLLARS, EXCEPT AS NOTED)
Revenues
 Electricity............  $56.3  $45.3  $ 36.6  $ 38.5  $ 132.4  $ 140.5  $225.3  $224.3
 Steam..................    2.2    1.8      --      --      6.4      8.1     8.6     9.9
Cost of Fuel............  (19.2) (21.4)  (17.4)  (18.9)   (61.2)   (68.5)  (97.8) (108.8)
                          -----  -----  ------  ------  -------  -------  ------  ------
Gross Margin............   39.3   25.7    19.2    19.6     77.6     80.1   136.1   125.4
Operating & Maintenance.   (5.5)  (6.3)   (3.4)   (4.4)    (9.5)   (12.6)  (18.4)  (23.3)
Other Costs & Expenses..   (3.3)  (5.1)   (3.2)   (5.0)   (13.8)   (17.7)  (20.3)  (27.8)
                          -----  -----  ------  ------  -------  -------  ------  ------
Income from Operations..   30.5   14.3    12.6    10.2     54.3     49.8    97.4    74.3
Interest Expense........   (3.9)  (4.1)   (3.7)   (3.9)      --       --    (7.6)   (8.0)
Other Income ...........    0.7     --     0.2     0.2      0.4      0.3     1.3     0.5
                          -----  -----  ------  ------  -------  -------  ------  ------
Net Income..............  $27.3  $10.2  $  9.1  $  6.5  $  54.7  $  50.1  $ 91.1  $ 66.8
                          =====  =====  ======  ======  =======  =======  ======  ======
The Group's Share of:
 Net income.............  $23.5  $ 8.6  $  6.5  $  5.7  $  35.8  $  34.2  $ 65.8  $ 48.5
 Percent of net income..   86.5%  86.5%   71.2%   88.1%    65.3%    68.3%   72.3%   73.0%
 Cash distributions.....  $15.7  $ 7.3  $  7.7  $  3.0  $  36.4  $  40.7  $ 59.8  $ 51.0
 Percent of cash
  distributions.........   86.5%  86.5%   85.1%   70.9%    58.4%    61.0%   66.8%   64.2%

                                         YEAR ENDED DECEMBER 31,
                                ----------------------------------------------
                                     NJ VENTURE             CAMDEN COGEN
                                ----------------------  ----------------------
                                 1997    1996    1995    1997    1996    1995
                                ------  ------  ------  ------  ------  ------
                                 (MILLIONS OF DOLLARS, EXCEPT AS NOTED)
The NJ Partnerships
Revenues
  Electricity.................. $ 92.8  $ 90.4  $ 93.2  $ 80.2  $ 77.2  $ 67.5
  Steam........................    3.7     4.9     3.3      --      --      --
Cost of Fuel...................  (43.2)  (45.2)  (33.4)  (39.2)  (38.4)  (28.9)
                                ------  ------  ------  ------  ------  ------
Gross Margin...................   53.3    50.1    63.1    41.0    38.8    38.6
Operating & Maintenance........  (14.4)  (10.2)  (11.4)   (7.7)   (6.4)   (7.2)
Other Costs & Expenses.........  (10.3)  (10.2)  (10.0)  (10.1)  (10.0)   (9.6)
                                ------  ------  ------  ------  ------  ------
Income from Operations.........   28.6    29.7    41.7    23.2    22.4    21.8
Interest Expense...............   (8.1)   (8.5)   (8.8)   (7.7)   (8.2)   (8.4)
Other Income...................    0.1     0.1     0.1     0.4     0.4     0.4
                                ------  ------  ------  ------  ------  ------
Net income..................... $ 20.6  $ 21.3  $ 33.0  $ 15.9  $ 14.6  $ 13.8
                                ======  ======  ======  ======  ======  ======

The Group's Share of:

  Net income................... $ 17.5  $ 18.1  $ 28.3  $ 14.5  $ 13.7  $ 13.4
  Percent of net income........   86.5%   86.5%   86.5%   90.7%   94.0%   97.4%
  Cash distributions........... $ 18.1  $ 24.5  $ 31.9  $  8.6  $ 14.5  $ 15.0
  Percent of cash
   distributions...............   86.5%   86.5%   86.5%   73.5%   82.8%   83.9%

                                       YEAR ENDED DECEMBER 31,
                             -------------------------------------------------
                                LINDEN VENTURE        TOTAL NJ PARTNERSHIPS
                             ----------------------  -------------------------
                              1997    1996    1995    1997     1996     1995
                             ------  ------  ------  -------  -------  -------
                                (MILLIONS OF DOLLARS, EXCEPT AS NOTED)
The NJ Partnerships
Revenues
  Electricity............... $283.5  $290.4  $246.9  $ 456.5  $ 458.0  $ 407.6
  Steam.....................   15.5    15.1     8.7     19.2     20.0     12.0
Cost of Fuel................ (138.1) (138.6) (104.8)  (220.5)  (222.2)  (167.1)
                             ------  ------  ------  -------  -------  -------
Gross Margin................  160.9   166.9   150.8    255.2    255.8    252.5
Operating & Maintenance.....  (22.1)  (22.6)  (28.1)   (44.2)   (39.2)   (46.7)
Other Costs & Expenses......  (34.3)  (34.6)  (33.5)   (54.7)   (54.8)   (53.1)
                             ------  ------  ------  -------  -------  -------
Income from Operations......  104.5   109.7    89.2    156.3    161.8    152.7
Interest Expense............     --    (0.1)   (0.1)   (15.8)   (16.8)   (17.3)
Other Income................    1.1     0.6     0.8      1.6      1.1      1.3
                             ------  ------  ------  -------  -------  -------
Net income.................. $105.6  $110.2  $ 89.9  $ 142.1  $ 146.1  $ 136.7
                             ======  ======  ======  =======  =======  =======

The Group's Share of:

  Net income................ $ 73.8  $ 78.7  $ 59.0  $ 105.8  $ 110.5  $ 100.7
  Percent of net income.....   69.9%   71.4%   65.6%    74.5%    75.7%    73.7%
  Cash distributions........ $ 75.6  $ 77.7  $ 59.4  $ 102.3  $ 116.7  $ 106.3
  Percent of cash
   distributions............   59.3%   60.1%   53.7%    63.9%    66.6%    64.2%

 Six Months Ended June 30, 1998 Compared to Six Months Ended June 30, 1997

  The Group's equity in the earnings of affiliates increased $17.3 million, from $48.9 million in the first six months of 1997 to $66.2 million in the first six months of 1998. The increase was attributable to a $14.9 million increase in the Group's equity in the earnings of NJ Venture as well as increases in its equity in the earnings of Camden Cogen and Linden Venture of $0.8 million and $1.6 million, respectively.

  NJ Venture's earnings increased $17.1 million primarily reflecting an $11.0 million increase in electricity revenues due to a $6.4 million fuel component adjustment related to 1997 and 1996 operations and a higher rate for the current period principally due to a higher fuel component. The fuel component adjustment reflects an adjustment agreed to by the power purchaser in the first quarter of 1998 based on an audit of the power purchaser's calculation of the weighted average cost of gas for prior periods. NJ Venture's cost of fuel was down $2.2 million compared to the first six months of 1997 and operating and maintenance costs were down $0.8 million primarily reflecting certain unplanned outage support costs in the first six months of 1997. Depreciation expense was down $1.9 million reflecting the change in the estimated useful life of the facilities which is discussed in Note 1 to the combined financial statements of the NJ Partnerships for the first six months of 1998, which are included elsewhere in the Prospectus. Interest income increased $0.7 million reflecting interest on the previously discussed fuel component adjustment.

  Camden Cogen's earnings increased $2.6 million, primarily reflecting a $1.5 million decrease in depreciation expense due to the change in the estimated life of the facilities as previously discussed. Camden Cogen's electricity revenues were down $1.9 million but such decrease was offset by a $1.5 million decrease in fuel costs. The Group's allocation of Camden Cogen's earnings decreased by 16.9% compared to the first six months of 1997. The method of allocation of the Partnership's earnings to the Group is discussed in Note 2 to the combined financial statements of the Group included elsewhere in this Prospectus.

  Linden Venture's earnings increased $4.6 million as a $9.8 million decrease in revenues was offset by a $14.3 million decrease in costs. Electricity revenues were lower primarily due to a lower fuel price component and a limitation on the pass-through of fuel costs in the determination of electricity sales prices. The method for determining the various components of the electricity price received by the NJ Partnerships is discussed in "Existing Venture and Plant Descriptions". Steam revenues were lower primarily reflecting a lower fuel price component and lower steam take. Fuel costs decreased $7.3 million reflecting lower prices and depreciation expense was down $3.5 million due to the change in the estimated life of the facilities as previously discussed.

  Operating overhead increased from $7.5 million in the first six months of 1997 to $18.9 million in the first six months of 1998. Operating overhead in the first six months of 1998 includes $13.3 million to "buy out" development bonuses which certain employees were eligible to receive in subsequent periods. Similar buy out transactions totaling $14.9 million will occur prior to the Common Stock Offering. See "--General".

  Earnings for the first six months of 1997 include a $7.4 million decrease in a valuation allowance with respect to the realization of the receivable held by Linden Ltd. from an affiliate, reflecting an increase in the value of the investments held by such affiliate which comprise the primary resource of the affiliate to settle its related payable.

  Income taxes increased $4.2 million in the first six months of 1998 primarily reflecting the increase in earnings of NJ Venture.

 Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

  The Group's equity in the earnings of affiliates decreased $4.9 million, from $111.5 million in 1996 to $106.6 million in 1997. The decrease was primarily attributable to the impact of higher fuel costs at Linden Venture, an overhaul at NJ Venture and a $4.5 million buyout of the prior contracts for operation and maintenance services at all three plants. The Group's equity in the earnings of Linden Venture, NJ Venture and

Selkirk Cogen decreased $4.9 million, $0.6 million and $0.2 million, respectively, and the Group's equity in the earnings of Camden Cogen increased $0.8 million.

  NJ Venture's earnings decreased $0.7 million in 1997. Revenues increased slightly primarily reflecting pass-through of a higher fuel cost factor; however, costs and expenses included charges for $1.2 million to terminate its operating and maintenance services agreement upon the change of contractors and $2.5 million related to an overhaul of one of the plant's gas turbines.

  Camden Cogen's earnings increased $1.3 million in 1997. Revenues increased $3.0 million primarily reflecting a higher capacity factor; however, costs and expenses included charges for $1.4 million to terminate its operating and maintenance services agreement to consolidate with one supplier. The allocation of Camden Cogen's net income to the Group decreased by 3.3% in 1997.

  Linden Venture's earnings decreased $4.6 million, primarily reflecting lower electricity revenues which were down $6.9 million due to the effect of a limitation under the power purchase agreement on the pass-through of fuel costs in the determination of electricity sales prices. Linden Venture's 1997 costs and expenses included a charge for $1.9 million to terminate its operating and maintenance services agreement upon the change of contractors. Taxes other than income taxes were down $1.1 million primarily reflecting adjustments to amounts accrued in prior periods. The allocation of Linden Venture's earnings to the Group was 1.5% lower than in 1996 as a result of these factors.

  General and administrative costs of the Group increased $8.9 million from $10.9 million in 1996 to $19.8 million in 1997, principally reflecting charges for the use of corporate aircraft for a full year in 1997 ($8.6 million) and an increased allocation of corporate overhead from an affiliate (see Note 4 to the combined financial statements of the Group included elsewhere herein). Additional overhead costs were allocated to the Group due to increased management focus on the Group's operations in 1997.

  Interest and other income relates primarily to advances made by Linden Ltd. to an affiliate which totaled $160.8 million at December 31, 1997. Interest income related to such advances totaled $14.6 million in 1997 compared to $15.6 million in 1996. This advance will be eliminated in the Formation Transactions.

  Interest expense declined from $23.3 million in 1996 to $21.8 million in 1997, primarily reflecting lower outstanding long-term debt and fluctuations in interest rates.

  Earnings for 1997 include a $10.3 million reduction in a valuation allowance with respect to the realization of the receivable held by Linden Ltd. from an affiliate, reflecting an increase in the value of the investments held by such affiliate which comprise the primary resource of the affiliate to settle its related payable. Earnings for 1996 included a $10.3 million charge to increase the valuation allowance with respect to the receivable.

 Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

  The Group's equity in the earnings of affiliates increased $12.1 million, from $99.4 million in 1995 to $111.5 million in 1996. The Group's equity in the earnings of Linden Venture increased $19.7 million which more than offset the $10.2 million decrease in the Group's equity in the earnings of NJ Venture. The Group's equity in the earnings of Camden Cogen was up slightly in 1996.

  NJ Venture's earnings decreased $11.7 million primarily reflecting an $11.8 million increase in fuel costs. Although fuel costs are a component in the determination of NJ Venture's electricity sales prices, the costs which can be passed through to the purchaser are limited by the purchaser's overall average cost of fuel in a prior twelve-month period. In 1996 the amount of fuel costs which NJ Venture was allowed to pass through was limited by this ceiling.

  Camden Cogen's earnings increased $0.8 million in 1996 reflecting slightly higher gross margins and lower interest expense resulting from a lower loan principal balance.

  Linden Venture's earnings increased $20.3 million due to higher operating margins (gross margin less operating and maintenance) (up $21.6 million) reflecting $6.4 million higher steam sales and lower operating and maintenance costs due to a turbine overhaul in 1995. The allocation of Linden Venture's net income to the Group was 5.8% higher in 1996 than in 1995.

  Other revenues increased from $0.8 million in 1995 to $2.3 million in 1996 reflecting an increase in the net premiums earned by CT Global.

  Operating overhead increased from $10.8 million in 1995 to $14.4 million in 1996 primarily reflecting a $2.5 million increase in net underwriting losses incurred by CT Global.

  Interest income on Linden Ltd.'s advances to an affiliate totaled $15.6 million in 1996 compared to $16.8 million in 1995. Such advances totaled $168.6 million at December 31, 1996.

  Interest expense declined from $26.4 million in 1995 to $23.3 million in 1996, primarily reflecting lower outstanding long-term debt and fluctuations in interest rates.

  Earnings for 1996 include a $10.3 million increase in a valuation allowance with respect to the realization of the receivable held by Linden Ltd. from an affiliate, reflecting a decrease in the value of the investments held by such affiliate which comprise the primary resource of the affiliate to settle its related payable. Earnings for 1995 included a $6.5 million credit to decrease the valuation allowance with respect to the receivable.

 Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

  The Group's equity in the earnings of affiliates increased $6.1 million, from $93.3 million in 1994 to $99.4 million in 1995. Increases in the Group's equity in the earnings of NJ Venture and Camden Cogen of $11.0 million and $1.6 million, respectively, were partially offset by a decrease in the Group's equity in the earnings of Linden Venture of $5.2 million. The Company's equity in Selkirk Cogen was a $1.3 million loss in 1995.

  NJ Venture's earnings increased $12.6 million with higher electricity revenues (up $10.6 million) accounting for the majority of the increase, NJ Venture's higher revenues primarily result from increased capacity in 1995 reflecting downtime in 1994 for major overhauls of all three gas turbines and the steam turbine.

  Camden Cogen's earnings increased $1.7 million, primarily reflecting $1.3 million higher operating margins.

  Linden Venture's earnings decreased $5.4 million reflecting (i) lower operating margins (down $2.6 million), and (ii) a $3.4 million business interruption insurance settlement related to the 1993 failure of an electric transformer which was included in 1994. The allocation to the Group of Linden Venture's net income was 1.7% lower in 1995 than in 1994.

  Interest income on Linden Ltd.'s advances to an affiliate totaled $16.8 million in 1995 compared to $13.7 million in 1994. Such advances totaled $185.8 million at December 31, 1995.

  Interest expense increased from $25.9 million in 1994 to $26.4 million in 1995, primarily reflecting fluctuations in interest rates partially offset by lower outstanding long-term debt.

  Earnings for 1995 include a $6.5 million reduction in a valuation allowance with respect to the realization of the receivable held by Linden Ltd. from an affiliate, reflecting an increase in the value of the investments held by such affiliate which comprise the primary resource of the affiliate to settle its related payable. Earnings for 1994 included a $6.5 million charge to increase the valuation allowance with respect to the receivable.

LIQUIDITY AND CAPITAL RESOURCES

  To date the NJ Partnerships and the Group have obtained cash from their operations, from nonrecourse project financing and from contributions from limited and general partners and shareholders. This cash has been utilized to develop and construct the cogeneration facilities, service debt, fund operations and fund distributions to partners.

  The Company's long-term strategy is based in part on the expansion of existing plants, development of new power plants and making selective acquisitions. Continued access to capital with acceptable terms is necessary to assure the success of this strategy. Project financing borrowings are substantially non-recourse to the Company and are generally secured by the physical assets, contracts and cash flows of the venture being financed. Depending upon market conditions, the unique characteristics of the venture and investor confidence in the Company, such funding may not be available or the Company's traditional providers of project financing may seek higher interest rates and increased equity participation. In addition to any project financing loans, the Company would be required to provide a portion, if not all, of the remaining long-term financing required to fund such expansions, developments or acquisitions. Investments by the Company would likely take the form of equity investments or loans which would be subordinated to any project financing loans. The funds for such investments would have to be provided by operating cash flow or long-term borrowings or through the issuance of additional equity securities.

  The following table reflects sources and uses of cash for the NJ Partnerships and the Group for the six months ended June 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995:

                                         SIX MONTHS
                                           ENDED       YEAR ENDED DECEMBER
                                          JUNE 30,             31,
                                        -------------  ----------------------
                                         1998   1997    1997    1996    1995
                                        ------  -----  ------  ------  ------
                                              (MILLIONS OF DOLLARS)
The Group
Net cash provided (used) by operating
 activities
  Cash distributions from affiliates... $ 60.0  $54.3  $105.6  $127.5  $117.8
  Other................................  (43.7) (21.9)  (38.0)  (39.9)  (50.8)
Net cash provided by investing activi-
 ties..................................   20.4    8.7     7.8    17.2    12.6
Principal payments on long-term
 borrowings............................   (6.2)  (8.0)  (16.0)  (15.3)  (14.0)
Contributions..........................     --     --      --     3.0     0.2
Total cash generated...................   30.5   33.1    59.4    92.5    65.8
The NJ Partnerships
Net cash provided by operating activi-
 ties.................................. $ 82.8  $82.7  $183.0  $182.3  $174.4
Capital expenditures...................   (0.4)  (3.8)   (4.8)   (2.4)   (2.4)
Net change in borrowings...............   (4.3)  (2.8)   (8.1)   (7.4)   (6.6)
Cash generated.........................   78.1   76.1   170.1   172.5   165.4
Cash distributions paid................   89.6   79.5   160.2   175.2   165.3

  All of the Company's power purchase agreements are with large utilities which presently have investment grade senior debt ratings. The Company's principal power plants historically have provided a consistent and substantial cash flow to equity holders due to the fixed payment components of the power purchase contracts which have provided favorable margins over the ventures' fixed operating and financing costs. Moreover, the variable energy payment components of such agreements, which provide the second major component of pricing under such agreements, have historically been well correlated to fuel costs at the Bayonne and Camden Plants and have reflected a partial pass-through mechanism for fuel expenses at the Linden Plant.

  The NJ Partnerships' sales of electricity are made under the terms of long-term PPAs, as follows:

                                           PERCENT OF COMBINED
                                           ELECTRICITY REVENUES
                                                YEAR ENDED
                                               DECEMBER 31,
                                           --------------------
                PURCHASER                   1997   1996   1995  EXPIRATION DATE
------------------------------------------ ------ ------ ------ ---------------
NJ VENTURE
Jersey Central Power & Light Company......   15.8   15.2   18.2      2008
Public Service Electric & Gas Company.....    4.5    4.5    4.7      2008
CAMDEN COGEN
Public Service Electric & Gas Company.....   17.6   16.9   16.6      2013
LINDEN VENTURE
The Consolidated Edison Company of New
 York.....................................   62.1   63.4   60.6      2017

  NJ Venture has contracted to sell approximately 76% of its electrical capacity to JCP&L pursuant to a 20-year power purchase agreement which expires in 2008, with a ten-year renewal period subject to the approval of both parties. The agreement establishes the sales price of the electricity based on a fixed rate component plus factors for inflation and JCP&L's cost of natural gas and retail sales prices. The remainder of NJ Venture's output is sold to PSE&G pursuant to a 20-year power purchase agreement which expires in 2008, with two five-year renewal periods subject to the approval of both parties. The agreement provides for payments to NJ Venture consisting of a capacity payment plus an energy payment which includes a fixed component plus factors for inflation and fuel costs.

  Camden Cogen's electrical capacity is sold to PSE&G pursuant to a 20-year power purchase agreement which expires in March 2013, with two five-year renewal periods subject to the approval of both parties. The agreement provides for payments to Camden Cogen consisting of a capacity payment plus an energy payment which includes a fixed component plus factors for inflation and fuel costs.

  Linden Venture sells its electrical capacity to Con Ed pursuant to a 25-year power purchase agreement which expires in May 2017, with two five-year renewal periods subject to the approval of both parties. The agreement establishes a sales price of the electricity based primarily on capacity, fuel costs and operating and maintenance costs.

  Selkirk Venture sells approximately 20% of its electrical capacity to Niagara Mohawk Power Corporation ("Niagara Mohawk") under the terms of a Master Restructuring Agreement ("NMMRA"). See "Existing Venture and Plant Descriptions--Selkirk". Selkirk Venture has stated in its Report on Form 10-Q for the period ended June 30, 1998, as filed with the Securities and Exchange Commission (the "Commission"), that if Selkirk Venture and Niagara Mohawk proceed to complete the transaction provided under the NMMRA, which completion remains subject to a number of significant contingencies, management of Selkirk Venture believes that, based on the facts and circumstances currently known, and certain assumptions which such management believes to be reasonable, an amended agreement is not expected to have a material adverse effect on Selkirk Venture's future operating results and cash flows from operations.

  On August 1, 1990, Linden Venture entered into a steam sale agreement with Exxon (the "Exxon Steam Sale Agreement") pursuant to which Linden Venture was to sell steam to Exxon for use at Exxon's Bayway refinery and at certain other facilities owned by Exxon in the area of the Bayway refinery. In 1993, Exxon sold its Bayway refinery to Bayway, but retained the other facilities that continued to use some of the steam originally covered by the Exxon Steam Sale Agreement. The Exxon Steam Sale Agreement provided that Bayway, as the purchaser of the refinery, would enter into a new steam sale agreement with Linden Venture covering the sale of steam to Bayway by Linden Venture (the "Bayway Steam Sale Agreement"), and that Exxon would enter into an amendment to the Exxon Steam Sale Agreement to reflect the reduction in steam purchases by Exxon (the "Amended Exxon Steam Sale Agreement" and, together with the Bayway Steam Sale Agreement, the "New

Steam Sale Agreements"). Although the parties have been negotiating the New Steam Sale Agreements, as of the date of this Prospectus, the New Steam Sale Agreements have not been signed. Drafts of the New Steam Sale Agreements were presented to the limited partner of Linden Venture for approval and the limited partner, in turn, presented them to its lenders for approval, where the matter now pends. The parties, in effect, have been operating as if the New Steam Sale Agreements were in force, with Linden Venture selling steam to each of Bayway and Exxon, and getting paid therefor by Bayway and Exxon, respectively, pursuant to the terms of the unexecuted agreements. Although Linden Venture is hopeful that these matters can be concluded soon and that the New Steam Sale Agreements will be executed by the respective parties, there can be no assurances in that regard.

  If Bayway were to cease purchasing steam from Linden Venture, the QF status of the Linden Plant would be in jeopardy. See "Risk Factors--Risks Arising from Utility Regulation and Deregulation". At the present, Linden Venture believes that any risk relating to the status of its steam sale arrangements is remote, because, among other things, it is the only steam supplier to the area of the Exxon and Bayway facilities, and both Exxon and Bayway require steam for their facilities.

  The following table summarizes the outstanding long-term indebtedness of the Group and of the NJ Partnerships at June 30, 1998 (in millions of dollars):

                                               CURRENT LONG-TERM TOTAL  MATURITY
                                               ------- --------- ------ --------
Camden GPLP...................................  $ 0.6   $ 12.1   $ 12.7   2010
                                                -----   ------   ------
Linden Ltd.
  Fixed rate..................................    6.3     90.5     96.8   2007
  Floating rate...............................    6.8     98.4    105.2   2007
  Working capital.............................     --     10.0     10.0   2007
                                                -----   ------   ------
                                                 13.1    198.9    212.0
                                                -----   ------   ------
    Total Group...............................  $13.7   $211.0   $224.7
                                                =====   ======   ======
NJ Venture
  Term loan...................................  $ 3.7   $ 66.1   $ 69.8   2008
  Equipment loan..............................    0.4       --      0.4   1998
                                                -----   ------   ------
                                                $ 4.1   $ 66.1   $ 70.2
                                                -----   ------   ------
Camden Cogen
  Term loan--Camden Tranche A Loan............  $ 4.8   $ 59.1   $ 63.9   2007
  Term loan--Camden Tranche B Loan............    1.0     22.6     23.6   2009
                                                -----   ------   ------
                                                  5.8     81.7     87.5
                                                -----   ------   ------
    Total NJ Partnerships.....................  $ 9.9   $147.8   $157.7
                                                =====   ======   ======

  In February 1992, Camden GPLP entered into a $36.5 million Term Loan Agreement (the "Camden GP Term Loan Agreement") with General Electric Capital Corporation ("GECC") which matures in May 2010. Borrowings under the Camden GP Term Loan Agreement, which totaled $14.8 million, bear interest at the London Interbank Offering Rate ("LIBOR") plus 4.25% and are secured by Camden GPLP's general partnership interest in Camden Cogen, Camden GPLP's general partner's general partnership interest in Camden GPLP and certain reserve accounts funded by revenues of Camden Venture. Principal payments are determined on a quarterly basis and, together with interest, are payable monthly at varying amounts in accordance with the terms of the Camden GP Term Loan Agreement. As of June 30, 1998, the outstanding principal balance under the Camden GP Term Loan Agreement was $12.7 million.

  In September 1992, Linden Ltd. entered into a $250.0 million Amended and Restated Term Loan Agreement (the "Linden GP Term Loan Agreement") with State Street Bank and Trust Company, as Trustee, which matures in September 2007 and comprises a fixed rate portion, a floating rate portion and a working capital portion. Under the terms of the Linden GP Term Loan Agreement the fixed rate portion bears interest at 8.8%, the floating rate portion bears interest at LIBOR plus 1.65% and the working capital portion bears interest at the one month, financial commercial paper rate (as reported in Federal Statistical Release H.15 (519) or successor publication) plus 0.55%. Borrowings under the Linden GP Term Loan Agreement are secured by Linden Ltd.'s interest in Linden Venture and certain reserve accounts funded with revenues of Linden Venture. Principal and interest payments are made quarterly at varying amounts in accordance with the terms of the Linden GP Term Loan Agreement. As of June 30, 1998, the outstanding principal balance under the Linden GP Term Loan Agreement was $212.0 million.

  Under the terms of a 1987 term loan agreement (the "Prudential Loan Agreement") with The Prudential Insurance Company of America ("Prudential"), NJ Venture had an outstanding principal balance of $69.8 million at June 30, 1998. The principal balance bears interest at 10.85% per annum and principal and interest are payable quarterly through October 1, 2008, the maturity date of the facility. All of NJ Venture's property, rights and interests are pledged as collateral under the terms of the Prudential Loan Agreement.

  Under the terms of a 1986 loan agreement (the "Equipment Loan Agreement") with Bayonne Industries, Inc. ("Bayonne Equipment Lender"), NJ Venture has an outstanding principal balance of $0.2 million at June 30, 1998 (with accrued interest thereon in the additional amount of $0.2 million). The principal balance and accrued interest are payable at the earlier of May 22, 1999 or the execution of a new steam sale agreement. The principal balance bears interest at the prime rate of First National Bank of Chicago plus 1%. The obligations under the Equipment Loan Agreement are secured by the equipment purchased by NJ Venture in connection with such agreement, and the payment of the interest that has accrued and continues to accrue on the remaining principal balance is non-recourse to NJ Venture.

  NJ Venture has a $5.0 million revolving credit agreement with a bank to satisfy short-term working capital requirements. At June 30, 1998 $1.5 million was outstanding under such agreement, which expires in December 1998. Principal amounts from time to time outstanding under the revolving credit agreement accrue interest at 0.5% below the bank's prime rate and, together with all other amounts from time to time owing under the agreement, are secured by NJ Venture's rights to payment under its power purchase agreements. In addition, NJ Venture also has an outstanding letter of credit to secure certain obligations to PSE&G Company ("PSE&G"). The letter of credit was procured for NJ Venture by Cogen Technologies Financial Services L.P. ("Financial Services"), an entity owned by the McNair Interests and the Minority Interests that is not part of the Company. NJ Venture pays a quarterly fee on such letter of credit calculated at 0.3% per annum on the face amount of the letter of credit to the issuer thereof. Financial Services has the reimbursement obligations to such issuer in the event any drawing is made on the letter of credit. Pursuant to agreement between NJ Venture and Financial Services, NJ Venture agrees to reimburse Financial Services for all fees and reimbursement obligations incurred by Financial Services under the letter of credit, which obligations of NJ Venture are unsecured. As of June 30, 1998 the outstanding amount of such letter of credit was $4.6 million. The letter of credit expires in May 1999, and its reimbursement obligation is secured by the assets of an affiliate.

  In April 1993, Camden Cogen entered into a $119.0 million Amendment and Restatement of Construction and Term Loan Agreement (the "Camden Cogen Term Loan Agreement") with GECC, to obtain term financing for the loans incurred by Camden Cogen to develop and construct the Camden Plant. The Camden Cogen Term Loan Agreement initially provided for a senior tranche A loan (the "Camden Tranche A Loan") and two subordinated tranche loans: a tranche B subordinated loan (the "Camden Tranche B Loan") and a tranche C subordinated loan (the "Camden Tranche C Loan"). The Camden Tranche A Loan is with a group of banks and bears interest at rates which increase over the term of the agreement from 1.0% to 1.625% above the three-month LIBOR rate (1.25% for the period November 3, 1998 to November 1, 2001). Principal and interest are payable quarterly through May 1, 2007, the maturity date of the Camden Tranche A Loan. Camden Cogen has entered into an interest rate swap agreement with GECC which effectively fixes Camden Cogen's LIBOR rate on the Camden Tranche A Loan at 5.945%. The swap agreement has a notional amount equal at all times to the outstanding principal balance of the Camden Tranche A Loan. The effect of the swap on Camden Cogen's interest expense for the six months ended June 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995 was to increase (decrease) such expense by $0.1 million, $0.1 million, $0.2 million, $0.3 million and $(0.1) million, respectively. The "fair value" of the swap, $0.6 million at December 31, 1997, is discussed in Note 6 to the Combined Financial Statements of the NJ Partnerships, included elsewhere herein. The Camden Tranche B Loan is with GECC and bears interest at 11.4% with principal and interest payable quarterly through May 1, 2009, the maturity date of the Camden Tranche B Loan. The Camden Tranche C Loan has been repaid in full with the proceeds of an equity contribution by its holder, GECC, in an amount equal to the amount outstanding under such loan.

  GECC provides a letter of credit for Camden Cogen to secure certain obligations under the Camden Tranche A Loan, for which it pays no fees. As of June 30, 1998 such letter of credit was in the outstanding amount of $4.8 million. The letter of credit expires in May 2007, and its reimbursement obligation is secured by the Camden Plant and other assets and revenues of Camden Cogen.

  GECC provides a $10.0 million letter of credit for Linden Venture to secure certain obligations with one of its purchasers, for which it pays a fee equal to 0.75% per annum on the aggregate outstanding face amounts. The $10.0 million letter of credit expires in August 1999, and in accordance with its terms, is expected to be renewed on an annual basis in the amount of $10.0 million. The reimbursement obligations under the letters of credit are unsecured.

  The security and reserve accounts established by the above term and credit facilities effectively provide the respective debt holders a mechanism for repayment (scheduled, accelerated or otherwise), prior to funds from any venture becoming available for distribution to the Company. Similarly, each of the Linden Venture and Camden Cogen partnership agreements provides for a predetermined monthly amount of distributable cash from Linden Venture and Camden Cogen revenues, respectively, to be set aside for preferential distributions to the respective limited partners of Linden Venture and Camden Cogen, in each case prior to distributions to the respective general partners of Linden Venture and Camden Cogen, each of which is a wholly-owned subsidiary of the Company. In the case of Linden Venture, the predetermined monthly amount is capped at 99% of varying amounts ranging from approximately $4.3 million per month through September 1998, approximately $3.0 million per month from October 1998 through September 2001, and approximately $4.3 million to $4.8 million per month thereafter. In the case of Camden Cogen, the predetermined monthly amount is equal to 99% of the Camden Cogen Distributable Cash (as defined herein) up to a monthly capped amount (such capped amount being approximately $0.3 million to $0.4 million through May 2007 and varying amounts thereafter).

LITIGATION

  Six plaintiffs, individually on behalf of themselves and as representatives of a class of persons similarly situated, filed an environmental lawsuit in Louisiana state court against 92 defendants, including McNair Transport, Inc. (predecessor to MESC). In the lawsuit, plaintiffs allege that defendants caused environmental contamination at two sites in Iberville Parish, Louisiana. Plaintiffs, who are alleged to have worked at the sites or resided near the sites, claim personal injuries, increased risk and fear of future disease, and property damage. Plaintiffs seek actual and exemplary damages of an unspecified amount.

  Defendants removed the case to federal court, and the lawsuit is currently pending in the United States District Court for the Middle District of Louisiana. Defendants' motion to deny class certification is pending before the court, and discovery on the merits of the case has, therefore, not formally begun. MESC, the successor by merger to McNair Transport, Inc., is unable at this time to evaluate the merits of the plaintiffs' claims, if any, or to estimate potential costs or liability.

  There are certain other claims and legal actions pending against the Group and its equity investees. While the outcome of such proceedings cannot be predicted with certainty, management does not expect these matters to have a material adverse effect on the financial condition or results of operations of the Group.

DIVIDENDS

  As a newly formed entity, Cogen has not paid any dividends. Because of the nature of the Company's business, however, and the cash flow expected by the Company from the operation of the independent power plants in which it has interests, as described elsewhere in this Prospectus, the Company expects that for the foreseeable future a substantial part of its earnings will be paid in dividends to its stockholders. While there can be no assurance that earnings will be available for distribution or that such dividends actually will be distributed or that they will be continued at any particular level for any particular period of time, the Company expects to pay annual dividends for the
foreseeable future on the Common Stock at the rate of $      per share per
quarter. The declaration of dividends is at the discretion of the Company's Board of Directors and will be subject to the terms of the Company's debt agreements, including the Indenture, concerning restricted payments. The Company's dividend policy will be reviewed by the Board of Directors at such future time as may be appropriate in light of relevant factors at that time. During the initial years of the Company's operations, dividends with respect to the Common Stock are expected to exceed the share of the current and accumulated earnings and profits of the Company allocable to the holders of the Common Stock (as determined for United States federal income tax purposes). In such a case, such excess generally would be treated as a tax-free return of capital up to a holder's basis in such holder's shares of Common Stock and as capital gain thereafter. Any such excess would not be eligible for the dividends-received deduction generally available with respect to dividends paid to corporate holders of the Common Stock. To the extent a holder receives dividends that constitute a return of capital to such holder, the holder's basis in the shares upon which dividends are paid will be reduced. See "Certain United States Federal Income Tax Consequences--U.S. Holders--Sale or Other Disposition of Company Stock".) No assurance can be given, however, that such distributions will in fact exceed the Company's current and accumulated earnings and profits for such purposes or, if any such distributions are made, regarding the amount of any such excess. See "Certain United States Federal Income Tax Consequences--U.S. Holders--Dividends". The Company's ability to pay dividends will, in any event, always be dependent upon cash flow received from distributions to it by its subsidiaries, which are in turn dependent upon distributions from the ventures. As described elsewhere in this Prospectus, the ventures in which the Company has an interest and obtains its cash flow are subject to restrictions with respect to distributions to their holders of equity. See "Description of Senior Notes and Certain Other Indebtedness--Plant Project Financings".

YEAR 2000 COMPLIANCE

  To ensure that the Company's computer systems are Year 2000 compliant, the Company has been reviewing each of its financial and operating systems to identify those that contain two-digit year codes. All of the Company's financial and business systems have been reviewed and all necessary equipment and software upgrades have been identified and are expected to be in place by mid-1999.

  At the plants operated by the NJ Partnerships, GE, the operations and maintenance contractor, is coordinating all Year 2000 issues with plant equipment manufacturers and software suppliers. The NJ Partnerships have contacted the owners of the plant interconnects (electric, gas and water) and the electric power purchasers, requesting the status of their Year 2000 programs. To date there have been no significant items identified and all investigations are expected to be complete by the end of 1998 with all compliance issues resolved by mid-1999.

  Based upon current information, the Company does not anticipate costs associated with the Year 2000 issue to have a material financial impact. However, there can be no assurances that there will not be interruptions or other limitations of financial and operating systems functionality or that the Company will not incur significant costs to avoid such interruptions or limitations. The costs incurred relating to the Year 2000 issue will be expensed during the period in which they are incurred. The Company's expectations about future costs associated with the Year 2000 issue are subject to uncertainties that could cause actual results to have a greater financial impact than currently anticipated. Factors that could influence the amount and timing of future costs include the success of the Company in identifying systems and programs that contain two-digit year codes, the nature and amount of programming required to upgrade or replace each of the affected programs and the rate and magnitude of related labor and consulting costs.

                                   BUSINESS

  For an overview description of the Company, its industry and its strategy, see "Prospectus Summary".

FORMATION

  For a description of the formation of the Company, see "Certain
Transactions--Formation Transactions".

INSURANCE

  The Company maintains, or causes the ventures which own its principal plants to maintain, insurance which it believes is adequate to cover the risks attendant to the business of such plants. In addition, the Company owns a captive insurance subsidiary which insures the first levels (up to $1.0 million) of casualty and property coverage on the principal plants and which may provide similar coverage for any future plants operated by the Company. See "Risk Factors--Specific Operating Risks of Power Generation and Steam Production Facilities", "Risk Factors--Project Development and Expansion Risks" and "Certain Transactions".

EMPLOYEES

  At August 1, 1998, Cogen had no employees and the Group had 52 employees. None of the Company's employees are represented by a union. The Company considers its employee relations to be satisfactory.

COMPETITION AND OTHER MATTERS

  For a description of competitive factors affecting the Company, see "Risk Factors--Highly Competitive Industry".

  The Company is not dependent in any material respect on intellectual property, patents, trademarks or trade secrets.

LEGAL PROCEEDINGS

  The Company from time to time is a party to certain legal and regulatory proceedings that result from the ordinary conduct of its business. For information regarding two pending proceedings, see Note 6 to the Group's Audited Combined Financial Statements and Note 3 to NJ Partnerships' Unaudited Combined Financial Statements. While the outcome of any of these proceedings cannot be predicted with certainty, the Company does not expect these matters to have a material adverse effect on the financial condition or results of operations of the Company.

                    EXISTING VENTURE AND PLANT DESCRIPTIONS

  The Company's Linden Plant is a 715 megawatt dispatchable, gas-fired, combined-cycle cogeneration facility located inside the Bayway refinery facility in Linden, New Jersey. The Linden Plant commenced commercial operations in May 1992 and currently sells 645 megawatts of its electric capacity and energy to Con Ed under an original term, 25-year power purchase agreement. Linden Venture sells the Linden Plant's steam to Bayway and Exxon Corporation. See "--Linden Steam Sales Agreement". The Bayonne Plant is a 176 megawatt base load, gas-fired, combined-cycle cogeneration facility located inside the IMTT facility in Bayonne, New Jersey. The Bayonne Plant commenced commercial operations in October 1988 and sells approximately 76% of its electric capacity and energy to JCP&L and approximately 24% of its electric capacity and energy to PSE&G under separate original term 20-year power purchase agreements. Bayonne sells its steam to IMTT-Bayonne and IMTT-BX under two separate year-to-year steam supply agreements. The Camden Plant is a 146 megawatt base load, gas-fired, combined-cycle cogeneration facility located in Camden, New Jersey. The Camden Plant commenced commercial operations in March 1993 and sells all of its electric capacity and energy to PSE&G under an original term 20-year power purchase agreement. Camden sells its steam to Camden Paperboard Company ("Camden Paperboard") under an original term 20-year steam supply agreement.

  The following information summarizes certain important information with respect to the Company's principal ventures and plants.

                                   LINDEN                  BAYONNE                  CAMDEN
                          ------------------------- --------------------- --------------------------
Location................  Linden, NJ                Bayonne, NJ           Camden, NJ
Ownership Interest......  Various(1)                91.75%                Various(1)
Operating                                                                 GECC, Bank of Tokyo,
 Partnerships/Financing                                                    Toronto Dominion, 17 yrs.
 Parties, Team..........  GECC, 22.5 yrs.           Prudential, 20 yrs.
Equipment Type..........  5 GE Frame 7EA            3 GE Frame 6B         1 GE Frame 7EA
                           gas turbines              gas turbines          gas turbine
                          3 GE condensing           1 GE SAEC             1 GE condensing
                           steam turbines            steam turbine         steam turbine
Nameplate Electric
 Capacity...............  715 MW                    176 MW                146 MW
Power Purchase            Con Ed/25 yrs (2017)      JCP&L/20 yrs (75.8%)  PSE&G/20 yrs (2013)
 Agreement/Term                                      PSE&G/20 yrs (24.2%)
 (Expiration)...........                             (2008)
Commercial Operations...  May 1992                  October 1988          March 1993
Average Heat Rate
 (1997)(2)..............  9,850 Btu/KWh             9,280 Btu/KWh         8,760 Btu/KWh
Average Availability
 (1993-1997)(3).........  93%                       95%                   95%
Average Capacity Factor
 (1993-1997)(4).........  93%                       92%                   95%
Plant Dispatch..........  Dispatchable (restricted) Base load             Base load
PPA Fixed Price           1.8553c/KWh               2.80c/KWh (JCP&L)
 Component..............                             2.00c/KWh (PSE&G)    2.00c/KWh
Plant Design Steam Sales
 Capacity...............  582,000 lbs/hr            125,000 lbs/hr        35,000 lbs/hr
Steam Sales.............  Bayway Refining (84%)(5)  IMTT/Year-to-Year     Camden Paperboard/
                           Exxon (16%)                                     20 yrs (2013)
Payment Tracking
 Accounts as of July 1,
 1998...................  --                        $46 million           $54 million
Plant Operator..........  GE                        GE                    GE
Fuel Type...............  Natural Gas, Butane       Natural Gas, Kerosene Natural Gas, Kerosene,
                                                     Jet-A or L.S. Diesel  Jet-A or L.S. Diesel
Approximate Daily
 Average Fuel
 Requirements...........  110,000 MMBtu             36,000 MMBtu          30,000 MMBtu
Fuel Supply.............  Indexed to spot(5)        PSE&G--CIG Tariff     Indexed to spot(6)
Gas Transportation/Term.  PSE&G/Elizabethtown/      PSE&G--CIG Tariff     PSE&G/20 yrs
                           25 yrs

--------
(1) GECC and Dana Capital Corporation ("Dana") hold varying interests in cash distributions from Linden Venture, and GECC holds a varying interest in the cash distributions from Camden Cogen.
(2) Heat rates do not take credit for steam production.
(3) Average Equivalent Availability for Linden Venture.
(4) Average equivalent capacity factor for Linden Venture.
(5) For additional information as to current status and changes regarding Linden Venture's steam sale arrangements, see "--Linden Steam Sales Agreement".
(6) Short term firm contracts indexed to spot.

LINDEN OWNERSHIP STRUCTURE

  The Linden Plant is owned by Linden Venture, a limited partnership. The general partner of Linden Venture, Linden Ltd., is a limited partnership owned and controlled indirectly by the Company. The limited partner in Linden Venture is an owner trust in which GECC and Dana have equity interests (the "Owner Trust"), a trust created for the benefit of GECC and its co-investors. See "--Security Structure". The beneficial owner of the Owner Trust is a general partnership (the "Owner Partnership") whose partners are special purpose corporations wholly owned by GECC and Dana, respectively. For a chart showing, in a simplified manner, the Linden ownership structure, see "Prospectus Summary--Formation".

  The following chart sets forth, in a simplified manner, the ownership structure of Linden Venture prior to the consummation of the Formation Transactions.

                             [CHART APPEARS HERE]


LINDEN FINANCING STRUCTURE

  The development and construction of the Linden Plant were financed through September 1992 equity contributions of $25.0 million from Linden Ltd. and $500.0 million from the Owner Trust. In return for its $500.0 million equity capital contribution, the Owner Trust received a limited partnership interest in Linden Venture. The proceeds of the equity contributions were used by Linden Venture to repay its construction loan. As a result of its equity contribution, the Owner Trust receives distributions from Linden Venture on a preferential basis. See "--Linden Cash Distributions" and "Description of Senior Notes and Certain Other Indebtedness--Plant Project Financings".

LINDEN GENERAL PARTNER TERM LOAN

  Pursuant to the Linden GP Term Loan Agreement, the Owner Trust also made a $250.0 million term loan facility available to Linden Ltd. (the "Linden GP Term Loan"). The Linden GP Term Loan is secured by Linden Ltd.'s general partnership interest in Linden Venture and certain reserve accounts funded with revenues of Linden Venture. See "--Linden Cash Distributions". Linden Ltd. must use $10.0 million of the proceeds of the Linden GP Term Loan as working capital for Linden Venture. An amount of $25.0 million of the Linden GP Term Loan was used to fund Linden Ltd.'s equity contributions in Linden Venture. The balance of the proceeds of the Linden GP Term Loan was loaned by Linden Ltd. to Financial Services. See "Certain Transactions--Formation Transactions". No further borrowings may be made by Linden Ltd. under the Linden GP Term Loan, and at June 30, 1998, its outstanding principal balance was $212.0 million. The Linden GP Term Loan matures in September, 2007. See "Description of Senior Notes and Certain Other Indebtedness--Plant Project Financings--Linden Venture".

LINDEN CASH DISTRIBUTIONS

  The cash remaining after payment of taxes, operating expenses and maintenance of required reserve funds ("Linden Venture Distributable Cash") is distributed monthly by Linden Venture to the partners of Linden Venture. In addition, distributions of Linden Venture Distributable Cash to Linden Ltd. are to be made (i) net of monthly (a) principal and interest debt service requirements under the Linden GP Term Loan Agreement and (b) amounts required to maintain ratios (the "Required Payment Ratios"), for specified periods, based upon (y) total Linden Venture Distributable Cash, together with the amount of earnings on the working capital fund and interest paid by Linden Venture on working capital loans from Linden Ltd., for such period to (z) Linden Venture Distributable Cash made to Linden Ltd. under Tranche 1 (as such term is hereinafter defined), together with debt service payments of Linden Ltd. on the Linden GP Term Loans, for the same period, and (ii) in the absence of a default under the Linden GP Term Loan Agreement. The Required Payment Ratios are calculated with respect to quarterly periods and, in certain instances, annual periods, with such quarterly-calculated ratios ranging from
1.1 to 1.0 and 1.2 to 1.1, and such annual-calculated ratios being either 1.1 to 1.0 or 1.2 to 1.0.

  There are three tranches of payments under the Linden Venture partnership agreement. The Owner Trust, as the limited partner in Linden Venture, receives the first 99% of Linden Venture Distributable Cash up to a capped amount equal to approximately $4.3 million per month through September 1998, approximately $3.0 million per month from October 1998 through September 2001 and between $4.3 million and $4.8 million per month thereafter ("Tranche 1"). Tranche 1 distributions are set at a level that, over a period of 22.5 years, will repay the Owner Trust an amount equal to its initial equity investment plus an 8.4% return thereon (including the allocation of venture tax benefits).

  The amount of Tranche 1 payments determines the amount of two other tranches. Tranche 2 is the Linden Venture Distributable Cash remaining after the Tranche 1 payment, up to an amount equal to twice the amount of Tranche 1. Tranche 2 distributions are allocated 99% to Linden Ltd. and 1% to the Owner Trust. Tranche 3 is the remaining Linden Venture Distributable Cash in excess of Tranches 1 and 2 and is distributed 10% to the Owner Trust and 90% to Linden Ltd. Payments under each tranche must be made in full before any payments on the next tranche may be made. The distribution of cash according to the terms summarized above will be in effect until the date (the "Flip Date") which is the earlier of 22.5 years or the date upon which the Owner Trust has achieved an 8.4% return on its initial equity investment (the "Implicit Rate of Return"). On the Flip Date, distribution of cash according to the above mechanism ends, and all Linden Venture Distributable Cash will be distributed initially 30% to the Owner Trust and 70% to Linden Ltd. until the achievement by the Owner Trust of a 6.4% after-tax rate of return (the "Minimum Return"), at which time the Owner Trust's distributable percentage will be reduced to 20%. After the Minimum Return has been achieved, the Owner Trust's distributable percentage will be reduced to 10% and finally to 1% when the Owner Trust has achieved after-tax rates of return of 7.4% and 8.4%, respectively.

      SUMMARY OF LINDEN VENTURE DISTRIBUTABLE CASH PRIOR TO THE FLIP
          DATE (AS A PERCENTAGE OF EACH TRANCHE'S LINDEN VENTURE
                            DISTRIBUTABLE CASH)
      ---------------------------------------------------------------------
                                         LINDEN LTD.       OWNER TRUST
                                        -----------------------------------
      Tranche 1..............................          1%               99%
      Tranche 2..............................         99%                1%
      Tranche 3..............................         90%               10%

  Historical annual distributions from Linden Venture are set out in the table below:

                                             1997   1996   1995   1994   1993
                                            ------ ------ ------ ------ ------
                                                  (MILLIONS OF DOLLARS)
      Linden Venture Distributable Cash
      Distributions to Owner Trust
        --Tranche 1........................ $ 51.1 $ 50.8 $ 50.7 $ 50.6 $ 52.1
        --Tranche 2........................    0.8    0.8    0.6    0.7    0.7
        --Tranche 3........................    0.1     --     --     --     --
                                            ------ ------ ------ ------ ------
                                              52.0   51.6   51.3   51.3   52.8
                                            ------ ------ ------ ------ ------
      Distributions to Linden Ltd.
        --Tranche 1........................    0.5    0.5    0.5    0.5    0.5
        --Tranche 2........................   74.1   77.2   58.9   70.8   67.9
        --Tranche 3........................    1.0     --     --    0.3    0.3
                                            ------ ------ ------ ------ ------
                                              75.6   77.7   59.4   71.6   68.7
                                            ------ ------ ------ ------ ------
      Total Distributions.................. $127.6 $129.3 $110.7 $122.9 $121.5
                                            ====== ====== ====== ====== ======

  For information describing how cash flows will move through Linden Venture to the Company and ultimately to its stockholders, see "Description of Senior Notes and Certain Other Indebtedness--Plant Project Financings--Linden Venture" and the Combined Statements of Cash Flows of the Group.

LINDEN PLANT DESCRIPTION

  The Linden Plant is a 715 MW gas-fired, combined-cycle cogeneration dispatchable facility developed by an affiliate of the Company and owned by Linden Venture (while the subject is a highly technical one, combined-cycle technology is believed by the Company to be the most advanced technically available for fossil fuel fired power plants because it maximizes the use of all energy produced from the combustion of the fuel). The Linden Plant is located in Linden, New Jersey, on the site of the Bayway Refinery facility, which is owned by Bayway, and adjacent to a chemical plant complex and technology center owned by Exxon just south of Newark Airport. Electricity generated by the Linden Plant is sold to Con Ed, and steam is sold to Exxon and Bayway.

  The Linden Plant was constructed by Ebasco Constructors, Inc. and achieved commercial operations in May 1992. While maintaining 100% steam availability to meet the steam customers' demands, the Linden Plant's overall equivalent capacity factor for electrical production has been in excess of 93% for each full operating year since it entered service, with the exception of 1993 when the equivalent capacity factor fell to 86% due to a main transformer failure in April of that year. The Linden Plant's average equivalent capacity factor for the period from the commercial operations date to December 1997 has been 93%. For 1997, its equivalent capacity factor was 96%.

  The Linden Plant comprises five GE Frame 7EA gas turbine generators and three GE condensing steam turbine generators. Natural gas is burned directly in the gas turbine generators to produce electricity and high temperature exhaust gases. The exhaust gases from the gas turbines are channeled into five Nooter Eriksen Heat Recovery Steam Generators ("HRSG") to produce high pressure steam for the steam turbine generators. The steam turbine generators produce additional electricity and process steam which is sold to Exxon and Bayway.

  The steam turbines, in turn, exhaust into a multi-cell air cooled condenser to return condensate to the plant's water cycle. The condensate produced by the air cooled condenser reduces the plant's water consumption by roughly 66%. Condensate from process steam sold to Bayway and Exxon is not returned to the cycle. All raw makeup water is purchased from Elizabethtown Water Company.

  The 13.8 kilovolt ("KV") electrical power produced by the generators is stepped up to 345 KV. The SF6 gas insulated switch gear then delivers the electricity to an underground, parallel connected pair of oil-filled cable ducts, which provide the outgoing power connection directly to Con Ed, allowing the plant to be treated as an "in-city" facility, which the Company believes generally adds value to its capacity from a reliability standpoint. This electric interconnection terminates with Con Ed's Goethals Station on Staten Island, New York, after passing through a cable tunnel bored through bedrock under the Bayway Refinery and the Arthur Kill waterway. The total interconnection distance to Con Ed is approximately 1.6 miles. Each cable has transmission capacity of 650 MW with the addition of heat exchangers, which if engaged, would provide enough capacity to handle the entire output of the plant, thereby providing more than full backup transmission capacity for the Linden Plant or possible additional transmission capacity to support an expansion at the facility if one were to be undertaken.

  The Linden Plant has been designed, and is being maintained and operated, to meet the strict environmental standards of the State of New Jersey. The Linden Plant uses Best Available Control Technology ("BACT"), and is being operated and maintained, to reduce gas turbine, water and noise emissions to the levels required and permitted by federal and state regulators. Nitrogen oxide ("NOx") emissions levels are controlled through steam injection into the turbine combustion chambers and selective catalytic reduction ("SCR") in the HRSGs. Carbon monoxide ("CO") emissions are controlled by the design of the combustion turbines.

  The thermal cycle and plant design have been designed to operate 8,760 hours per year at 93% availability, with design net delivered capacity of 645 MW and export steam generation volume of 582,000 lbs/hour.

LINDEN POWER PURCHASE AGREEMENT

  Linden Venture sells 645 MW of the Linden Plant's electrical capacity to Con Ed pursuant to a 25-year power purchase agreement, dated April 14, 1989 and amended September 17, 1990 and December 22, 1993 (the "Linden PPA"). The Linden PPA has been structured to minimize the impact of adverse changes in fuel costs or operating levels and the loss of QF status on project economics. Certain provisions of the Linden PPA are summarized below.

  Term: Base term of 25 years from the date of commercial operations, May 1992, with two automatic five-year renewal periods but with the option of either party to give to the other party notice of non-renewal.

  Regulatory Approval: Subject only to initial approval by the New York Public Service Commission ("NYPSC"). Provisional NYPSC authorization occurred September 1989, allowing Con Ed full recovery of all payments for the purchase of electricity under the Linden PPA through its fuel adjustment clause. Final NYPSC approval occurred in 1991.

  Base Term Pricing--Capacity: Con Ed is required to pay a fixed capacity rate of 1.8553c per KWh "delivered", where "delivered" means actual or available, subject to a cap of 85% of the Linden Plant's dependable maximum net capability. KWh "delivered" in excess of the 85% cap during the 12 months preceding any off-peak months can be credited to any off-peak month in which the 85% cap is not reached.

  Base Term Pricing--Fuel: Con Ed is obligated under the Linden PPA to pay actual fuel costs, including steam commodity, transportation and storage costs. The fuel component is subject to an annual cap of 2.634c per KWh purchased, adjusted for changes in Con Ed's annual weighted average cost of gas since 1989. Actual fuel costs below the annual cap entitle the Linden Plant to an incentive payment of 50% of the difference. Actual fuel costs above the annual cap must be absorbed 100% by Linden Venture.

  Base Term Pricing--O&M: Con Ed is required to pay an escalating operating and maintenance ("O&M") rate of 0.9c per KWh at contract inception (1.2357c per KWh in June 1998), increasing by a local CPI inflation factor on a monthly basis. This rate is paid for KWh "delivered", subject to a cap of 90% of the Linden Plant's dependable maximum net capability. A credit mechanism similar to capacity payments exists pursuant to which

KWh "delivered" in excess of the 90% cap during the 12 months preceding any off-peak months can be credited to any off-peak month in which the 90% cap is not reached.

  Security: The tracking account under the Linden PPA tracks the difference between payments Con Ed has made to Linden Venture under the Linden PPA to estimated Con Ed long run Avoided Costs at the time the Linden PPA was signed. Such tracking account reached a maximum of $111 million in July 1996 and declined to zero in July 1998 pursuant to the terms of the Linden PPA.

  Operation--Curtailment: Con Ed is permitted to reduce the dispatch of the plant by various amounts in certain periods for the first 15 years of the Linden PPA. Upon four hours notice, Con Ed may reduce actual deliveries to 82% of dependable maximum net capability. Upon 12 hours notice, Con Ed may reduce actual deliveries to the 82% limit less 150 MW for 8 hours on weekday nights a maximum of 100 times a year. Upon 24 hour notice, Con Ed may reduce actual deliveries to 47% of dependable maximum net capability on weekends and certain holidays. In the last 10 years of the base term Con Ed has the right, upon 24 hours notice, to reduce the dispatch of the plant to 47% on a continuous basis with limited rights to cycle the plants to higher loads. Con Ed's obligations to pay capacity and O&M charges are unaltered by curtailment and, consequently, the Linden Plant's financial performance is largely unaffected by curtailment by Con Ed.

  Operation--Voltage: The Linden Plant will supply voltage support within a specified range as requested by Con Ed, via direct interconnection at Con Ed's Goethals substation on Staten Island, New York.

  Qualifying Facility Status: During any period in which the Linden Plant ceases, temporarily or permanently, to be a QF, Con Ed's rates will be reduced 10%.

  Breach of Contract: Among other events, failure by the Linden Plant to use good faith efforts to resume deliveries after an outage of 120 days constitutes a breach under the Linden PPA. Failure to perform for reasons of force majeure is not deemed a breach.

  Insurance: Under the Linden PPA, Linden Venture is required to maintain customary insurance coverages.

  Assignment: The Linden PPA may not be assigned or transferred by either party without prior written consent of the other party except that Linden Venture may assign to an affiliate or a lender and may also assign under certain conditions, such as a sale of the facility.

  Force Majeure: Either party to the Linden PPA may suspend performance (except for any obligation to make payments) thereunder due to the occurrence of force majeure so long as the non-performing party provides notice to the other party within 14 days of becoming aware of the force majeure event and endeavors to remedy its inability to perform.

LINDEN STEAM SALES AGREEMENT

  Linden Venture sells steam to both Exxon and Bayway. On August 1, 1990, Linden Venture entered into the Exxon Steam Sale Agreement pursuant to which Linden Venture was to sell steam to Exxon for use at Exxon's Bayway refinery and at certain other facilities owned by Exxon in the area of the Bayway refinery. In 1993, Exxon sold its Bayway refinery to Bayway, but retained the other facilities that continued to use some of the steam originally covered by the Exxon Steam Sale Agreement. The Exxon Steam Sale Agreement provided that Bayway, as the purchaser of the refinery, would enter into the Bayway Steam Sale Agreement with Linden Venture covering the sale of steam to Bayway by Linden Venture, and that Exxon would enter into the Amended Exxon Steam Sale Agreement to reflect the reduction in steam purchases by Exxon. Although the parties have been negotiating the New Steam Sale Agreements, as of the date of this Prospectus, the New Steam Sale Agreements have not been signed. Drafts of the New Steam Sale Agreements were presented to the limited partner of Linden Venture for approval and the limited partner, in turn, presented them to its lenders for approval, where the matter now pends. The parties, in effect, have been operating as if the New Steam Sale Agreements were in force, with Linden Venture selling steam to each of Bayway and Exxon, and getting paid therefor by

Bayway and Exxon, respectively, pursuant to the terms of the unexecuted agreements. Although Linden Venture is hopeful that these matters can be concluded soon and that the New Steam Sale Agreements will be executed by the respective parties, there can be no assurances in that regard.

  If Bayway were to cease purchasing steam from Linden Venture, the QF status of the Linden Plant would be in jeopardy. See "Risk Factors--Risks Arising from Utility Regulation and Deregulation". At the present, Linden Venture believes that any risk relating to the status of its steam sale arrangements is remote, because, among other things, it is the only steam supplier to the area of the Exxon and Bayway facilities, and both Exxon and Bayway require steam for their facilities.

LINDEN GAS SERVICE AGREEMENTS

  Linden Venture entered into a Gas Service Agreement in July 1990 with PSE&G and Elizabethtown Gas (the "suppliers"), providing for transportation and partial supply being furnished jointly, with PSE&G supplying 80% and Elizabethtown Gas the balance. Linden Venture currently has short-term gas supply agreements with Anadarko Energy Services Company, Columbia Energy Services Corp., Engage Energy U.S. L.P., Sonat Marketing Company, Vastar Gas Marketing, Inc. and Texaco Natural Gas Inc. Certain provisions of the Gas Service Agreement are summarized below.

  Term: Base term of 25 years. Sales service may be terminated after 15 years, but if not renewed, will be replaced by a transportation resale service.

  Quantities: The minimum quantity of gas under the agreement is 73,000 decatherms/day ("Dth/day"). The maximum quantity is 143,500 Dth/day. The base amount of 85,000 Dth/day is subject to full interruption up to a maximum number of days per year during certain peak days (defined by temperature). Beyond the maximum number of days interruption limit, gas can be curtailed to the 73,000 Dth/day minimum. Butane storage and deliverability are sized to supply the minimum fuel requirements during gas supply interruptions but during such interruptions, the plant can be operated on Butane at an output level of only 300 MW due to butane deliverability restrictions.

  Obligations: Linden Venture must contract for a year-round supply of natural gas of 85,000 Dth/day plus line loss and compressor fuel. Such supply will be firm from December through March, and will be contractually committed for by the preceding June 1. The Linden Plant must purchase and make available to the suppliers certain quantities (specified in the contract) of butane storage and butane product for use by the suppliers on peak days during the period November through March. The suppliers must obtain at least 15 years firm transportation capacity and obtain interruptible transportation as necessary.

  Services: Under resale service, Linden Venture will purchase gas supply in the U.S. Gulf Coast production areas from which the suppliers have pipeline transportation capacity. Linden Venture will deliver to the pipeline receipt points of the suppliers in the production area 85,000 Dth/day, plus line loss and compressor fuel, selling such amount to the suppliers at those locations. Suppliers will then resell these amounts, less line loss and compressor fuel, to Linden Venture at the plant's interconnections with the suppliers' facilities. Resale service volumes will be at least the minimum quantity. FERC Order 636, issued April 1992, prohibits new contracts for such resale transportation services. This contract is allowed under the grandfather provision of Order 636, but it cannot be extended or renewed. Subject to nominations by Linden Venture, the suppliers sell Linden Venture gas from their system supply in an amount that can range from zero to 58,500 Dth/day. Butane also is purchased by Linden Venture from the Bayway Refinery for use as back-up fuel if the suppliers fail to deliver natural gas.

  Pricing: Resale service is priced in three components: (i) a component based on the plant's commodity price as initially sold to the suppliers at their receipt points; (ii) a component based on transportation costs; and (iii) a component based on a specified service fee which can escalate. Sales service is priced separately for peak and off-peak service. Off-peak supply is priced in three components: (i) a component based on a cost formula; (ii) a component allowing for shrinkage and line loss; and (iii) a component based on a specified service fee which can escalate with the suppliers' base rates. Peak sales service during the months of December through March above a specified level includes a price component based on storage costs.

  Force Majeure: The Gas Service Agreement may be terminated by the suppliers for lack of performance by Linden Venture due to occurrence of force majeure if the inability to perform extends for a certain specified period of time. This period of time can be extended if certain fees are paid to the suppliers by Linden Venture. The Gas Service Agreement may be terminated by Linden Venture if the suppliers experience a force majeure event that extends for a certain specified period of time.

LINDEN OPERATION AND MAINTENANCE ARRANGEMENTS

  Linden Venture has entered into an Operation and Maintenance Agreement dated effective as of June 6, 1997 (the "Linden O&M Agreement"), with GE, replacing an operation and maintenance agreement with another party in order to achieve economies of scale by having a single operator for all three plants and to make more consistent the operation and maintenance of the Company's three operated plants. The initial term of the Linden O&M Agreement is 12 project years, with Linden Venture having the right to terminate upon payment of a specified amount at the end of each of the fourth, seventh and tenth project years and to extend for an additional two years. Thereafter, the Linden O&M Agreement is extended automatically each year, unless either Linden Venture or GE gives 12 months' notice of termination. The Linden O&M Agreement is a "cost reimbursable" contract with a monthly operator's fee and with performance bonuses payable to GE and liquidated damages assessed against GE based on a series of performance criteria negotiated with GE and set forth in the terms of the Linden O&M Agreement. In 1997, Linden Venture paid performance bonuses of $0.1 million, but no operator's fees were required to be paid in the first partial year of the Linden O&M Agreement under the terms thereof. Pursuant to the terms of the Linden O&M Agreement, the Company expects that operator fees will be paid in future years. Under the Linden O&M Agreement, Linden Venture is obligated to buy all parts and services needed at the Linden Plant from GE at certain discount prices, and GE is obligated to furnish such parts and services to the Linden Plant; provided that if GE is unable to provide such parts or services in a timely or cost effective manner, Linden Venture may obtain such parts and services from alternative sources.

LINDEN INSURANCE ARRANGEMENTS

  Linden Venture carries insurance consisting of:

 . ""All Risk" property insurance for direct damage from non-excluded perils including but not limited to fire and extended coverage, vandalism, theft, collapse, flood, and earthquake. Such coverage is required to be written on a replacement cost basis.

 . Comprehensive boiler and machinery insurance for sudden or accidental breakdown of mechanical or electrical equipment.

 . ""Single Interest Excess of Loss Policy" insurance is maintained above the coverage of property and boiler machinery policies.

 . Business interruption insurance covering loss of net profits and continuing expenses resulting from physical loss or damage at the Linden Plant subject to a 30-day deductible.

 .  General liability insurance and excess liability insurance.

 .  Workers' compensation and employers' liability insurance.

LINDEN ENVIRONMENTAL MATTERS

  Linden Venture has established, and incorporates, environmental awareness and resource conservation standards in its day-to-day activities. These standards are guiding principles for Linden Venture, its employees and the operation of the Linden Plant, reflecting a commitment to environmentally sound engineering and long-term values.

  Waste water, consisting primarily of boiler blowdown and demineralized rinse water, is processed with temperature and acidity ("pH") monitored and controlled prior to discharge into the Linden Roselle Sewer Authority. Sanitary waste is also discharged into the Linden Roselle Sewer Authority. Site runoff water is collected and monitored for pH prior to being discharged to the Arthur Kill waterway. Air emissions from the facility are controlled and reduced through steam injection, SCR and turbine design, with all emissions well below permitted limits. Noise emissions are significantly lower than required standards. The Company has solid waste disposal arrangements with contractors it believes to be legally and financially responsible.

LINDEN SITE LEASE AGREEMENT

  Linden Venture and Exxon entered into a ground lease agreement dated as of August 1, 1990 (the "Site Lease") with respect to the Linden Plant site within Exxon's industrial complex (the "Site"). When Exxon sold its refinery to Bayway, it assigned to Bayway the ground lease agreement. There are various default provisions in the Site Lease that are triggered by the default provisions of the Exxon Steam Sale Agreement. Bayway, as a successor to Exxon under the Site Lease, is entitled to terminate the Site Lease in the event Linden Venture defaults under the Exxon Steam Sale Agreement (subject to various protections in favor of Linden Venture) but is not entitled to terminate the Site Lease if Bayway is in default under the Exxon Steam Sale Agreement. The Site Lease provides Linden Venture with both a leasehold estate in the Site and non-exclusive easements over other portions of Bayway's property for various interconnections to the Linden Plant.

  The term of the Site Lease is 25 years from initial commercial operations of the Linden Plant, followed by two 5-year renewal terms and additional extensions if desired by the parties. Base rent is $383,000/year, adjusted by CPI.

LINDEN SECURITY STRUCTURE

  The Company understands that the assets of the Owner Trust consist of its limited partnership interest in Linden Venture and the Linden GP Term Loan. The indebtedness of Linden Ltd. to the Owner Trust, as lender under the Linden GP Term Loan, is secured by a pledge of Linden Ltd.'s general partnership interest in Linden Venture and certain reserve accounts funded with the revenue of Linden Venture. See "--Linden Cash Distributions". Because of its equity financing structure, Linden Venture has no long-term debt on its balance sheet and is unencumbered by any liens on its assets. While there is no indebtedness on Linden Venture's balance sheet, Linden Venture's partnership agreement contains certain provisions that effectively restrict Linden Venture from, among other things, entering into certain agreements or commitments, selling or otherwise transferring assets, incurring indebtedness (other than defined permitted indebtedness), creating or allowing any lien on its property (other than defined permitted liens) and amending or modifying project documents without the consent of the limited partner of Linden Venture, which is the Owner Trust.

BAYONNE OWNERSHIP STRUCTURE

  The Bayonne Plant is owned by NJ Venture, a general partnership. The managing general partner of NJ Venture is NJ Inc., a subsidiary of the Company, which owns, directly or indirectly, 91.75% of the interests in NJ Venture. The other general partners of NJ Venture are parties unrelated to the Company.

  The following chart sets forth, in a simplified manner, the ownership structure of NJ Venture prior to the consummation of the Formation Transactions.

                             [CHART APPEARS HERE]

--------

(1)Merges into Cogen Technologies Bayonne, Inc. in connection with the Formation Transactions.

BAYONNE FINANCING STRUCTURE

  Pursuant to the Prudential Loan Agreement, the development and construction of the Bayonne Plant was financed through a $90.0 million term loan (the "Prudential Term Loan") provided by Prudential and approximately $30.0 million in equity contributed by the partners of NJ Venture. The Prudential Term Loan is non-recourse to the partners of NJ Venture (except in certain limited circumstances), is secured by all revenues and assets of NJ Venture and matures in October 2008. At June 30, 1998, the outstanding principal balance of the Prudential Term Loan was $69.8 million. See "Description of Senior Notes and Certain Other Indebtedness--Plant Project Financings--NJ Venture".

  In addition, under the terms of the Equipment Loan Agreement with the Bayonne Industries, Inc., and as of June 30, 1998, NJ Venture is indebted to the Bayonne Equipment Lender for the principal amount of $0.2 million and an additional amount for accrued interest of $0.2 million. Such outstanding principal amount and accrued interest thereon is due at the earlier of May 22, 1999 or the execution of a new steam sale agreement. The obligations under the Equipment Loan Agreement are secured by the equipment purchased by NJ Venture in connection with such agreement, and the payment of the interest that has accrued and continues to accrue on the remaining principal balance is non recourse to NJ Venture, it being limited to the security for the loan.

  Pursuant to a Revolving Credit Loan Agreement (the "Revolving Facility") with Southwest Bank of Texas, N.A. ("SBT"), NJ Venture established a working capital revolving facility in the maximum available amount of $5.0 million, which facility is secured by revenues of NJ Venture and expires December 18, 1998. In addition, NJ Venture has an outstanding letter of credit issued by the Union Bank of Switzerland ("UBS") to secure certain obligations to PSE&G (the "PSE&G L/C"), which expires in May 1999 and its reimbursement obligation is secured by the assets of an affiliate. The letter of credit was procured for NJ Venture by Financial Services. NJ Venture pays a quarterly fee on such letter of credit calculated at 0.3% per annum on the face amount of the letter of credit to the issuer thereof. Financial Services has the reimbursement obligations to such issuer in the event any drawing is made on the letter of credit. Pursuant to agreement between NJ Venture and Financial Services, NJ Venture agrees to reimburse Financial Services for all fees and reimbursement obligations incurred by Financial Services under the letter of credit, which obligations of NJ Venture are unsecured. At June 30, 1998, $1.5 million was outstanding under the Revolving Facility, and the outstanding amount of the PSE&G L/C was $4.6 million. See "Description of Senior Notes and Certain Other Indebtedness--Plant Project Financings--NJ Venture".

NJ VENTURE CASH DISTRIBUTIONS

  The cash remaining after payment of operating expenses, debt service and maintenance of required reserve funds ("NJ Venture Distributable Cash") is distributed monthly by NJ Venture to each of the partners of NJ Venture according to each partner's respective ownership percentages in NJ Venture. Under the Prudential Term Loan Agreement, NJ Venture is prohibited from making distributions to its partners except in accordance with an approved operating budget, and no distributions may be made if there is a default under the Prudential Term Loan Agreement. In addition, the Prudential Term Loan Agreement requires NJ Venture to create a debt service reserve fund from net cash flow if NJ Venture's annual debt service ratio, calculated each quarter using the previous twelve months financial information, falls below 1.50x. NJ Venture must increase the reserve until funds held in such reserve plus the funds available for debt service equals 1.50x the previous twelve months debt service. Any funds held in such reserve may be released as cash to the extent that the balance of funds retained in such reserve (if any) together with NJ Venture's net cash flow cause NJ Venture's coverage ratio to exceed 1.50x. There are similar restraints on distributions in the Revolving Facility. Historical distributions of NJ Venture are set forth in the table below.

                                                   1997  1996  1995  1994  1993
                                                   ----- ----- ----- ----- -----
                                                       (MILLIONS OF DOLLARS)
      NJ VENTURE DISTRIBUTABLE CASH
      NJ Inc. .................................... $18.1 $24.5 $31.9 $16.4 $25.5
      Minority General Partners...................   2.8   3.8   4.9   2.5   4.0
                                                   ----- ----- ----- ----- -----
      Total....................................... $20.9 $28.3 $36.8 $18.9 $29.5
                                                   ===== ===== ===== ===== =====

  See the Combined Statements of Cash Flows of the Group.

BAYONNE PLANT

  The Bayonne Plant is a 176 MW gas-fired, combined-cycle cogeneration facility developed by a subsidiary of the Company that owns NJ Venture. The Bayonne Plant is located on the site of the IMTT facility in Bayonne, New Jersey. Power generated by the Bayonne Plant is sold 75.8% to JCP&L and 24.2% to PSE&G, with steam sold to IMTT-Bayonne and IMTT-BX.

  The Bayonne Plant was constructed by GE and achieved commercial operations in October 1988. The Bayonne Plant is a base load facility with a rated net capacity of 165 MW. The Bayonne Plant's availability and capacity factors have been in excess of 91% and 88%, respectively, for each full operating year since the plant entered service (except in 1994 when the capacity factor was 85% due to the performance of major overhauls on all of the gas turbines). The Bayonne Plant's average availability and capacity factors for the period from the commercial operations date to December 1997 were 92% and 90%, respectively. For 1997, the Bayonne Plant's availability and capacity factors were 94% and 92%, respectively.

  The Bayonne Plant comprises three GE Frame 6B gas turbine generators and one GE Single Admission/Extraction Condensing ("SAEC") steam turbine generator. Natural gas is burned directly in a combustion turbine generator to produce electricity and high temperature exhaust gases. The exhaust gases from the gas turbines are channeled into three Henry Vogt HRSGs to produce high pressure steam for a steam turbine driven electric generator, providing additional electricity as well as extracting quality process steam for sale to

IMTT-Bayonne and IMTT-BX. The steam turbine exhausts into a water cooled surface condenser to return condensate to the Bayonne Plant's water cycle. All raw makeup water is purchased from the City of Bayonne pursuant to an agreement that provides for the City of Bayonne to supply to the Bayonne Plant
1.5 million gallons per day of potable water. The agreement expires June 1, 2018.

  The 13.8 KV electrical power produced by the generators is stepped up to 138 KV and delivered by SF6 switchgear to an underground cable which provides the outgoing power connection to PSE&G. This cable interconnects with PSE&G's Bayonne Substation in Bayonne, New Jersey, over an interconnection distance of approximately three miles.

  The Bayonne Plant has been designed, and is being maintained and operated, to meet the strict environmental standards of the State of New Jersey and uses BACT to reduce gas turbine, water and noise emissions to the levels required and permitted by federal and state regulators. NOx emissions levels are controlled by water injection into the gas turbine combustion chambers and by SCR in the waste heat recovery boilers. CO emissions are controlled by design of the combustion turbines.

  The plant has been designed based on a thermal cycle power output of 165 MW net and average export steam generation of 125,000 lbs/hour.

NJ VENTURE POWER PURCHASE AGREEMENT--JCP&L

  NJ Venture sells 75.8% of the Bayonne Plant's net electrical output (up to an average annual maximum of 125 MW) to JCP&L, under a power purchase agreement (the "JCP&L PPA"), dated October 29, 1985, as amended September 5, 1986 and August 1, 1988. Certain provisions of the JCP&L PPA are summarized below.

  Term: Base term of 20 years with a 10-year automatic renewal period subject to the agreement of both parties.

  Regulatory Approval: Approval of the JCP&L PPA by the New Jersey Board of Public Utilities ("NJBPU"), which was required for the JCP&L PPA to be effective, was received December 16, 1985, and approval of the contract amendment, which required NJBPU approval, was obtained on December 8, 1986.

  Base Term Pricing--Applicable Rate: The Applicable Rate is the sum of the Fixed, Gas, GNP Deflator and Retail Rate components (as defined below). The JCP&L PPA requires that JCP&L pay 120% of the Applicable Rate for all electricity delivered during on-peak periods and 88.9% of the Applicable Rate for off-peak periods. Peak period is 8:00 am to 8:00 pm, Monday through Friday, 52 weeks per year.

  Base Term Pricing--Fixed: JCP&L is required to pay a fixed component of 2.80c/KWh for electricity delivered to receipt points up to a maximum aggregate of 125 MW/hour on the average annual basis.

  Base Term Pricing--Gas: JCP&L pays a gas component which is indexed against changes in JCP&L's weighted average cost of gas. The gas component is 3.63c/KWh as of June 30, 1998 for power delivered to receipt points up to a maximum aggregate of 125 MW/hour on the average annual basis.

  Base Term Pricing--GNP Deflator: JCP&L is required to pay a general price change component, which reflects inflation adjustments and was as of June 30, 1998 approximately 0.965c/KWh, for power delivered to receipt points up to a maximum aggregate of 125 MW/hour on the average annual basis.

  Base Term Pricing--Retail Rate: JCP&L is required to pay a local price change component which reflects changes in JCP&L's retail rates and was as of June 30, 1998 approximately 0.841c/KWh, for power delivered to receipt points up to a maximum aggregate of 125 MW/hour on the average annual basis.

  Curtailment: JCP&L may curtail purchases only in the event of force majeure and other excusable conditions including: (i) an emergency involving the wheeling system and (ii) interruptions, curtailments and reductions required by prudent electrical practices. It is not anticipated that these limited curtailment provisions will have a material effect on NJ Venture's revenues under the JCP&L PPA. JCP&L has not curtailed power purchases to date.

  Breach of Contract: Among other events, failure of the Bayonne Plant to deliver electricity for 365 consecutive days, for reasons other than force majeure, constitutes a breach.

  Assignment: The JCP&L PPA may not be assigned or transferred by either party without written consent.

  Force Majeure: Either party to the JCP&L PPA may suspend performance (except for any obligation to make payments) thereunder due to the occurrence of force majeure so long as the non-performing party provides prompt notice to the other party of the force majeure event and expeditiously takes action to continue performance, remedy the event excusing performance and mitigate resulting damages to the other party.

NJ VENTURE POWER PURCHASE AGREEMENT--PSE&G

  The remaining 24.2% of electrical output (approximately 40 MW) of the Bayonne Plant is sold to PSE&G pursuant to an extendible Power Purchase and Operations Coordination Agreement ("PSE&G PPA"), dated June 5, 1989. The PSE&G PPA provides for the sale of energy and capacity from the Bayonne Plant to PSE&G. Under the PSE&G PPA, PSE&G makes seasonal capacity payments and base monthly energy payments consisting of a fixed component, a fuel component and an inflation component. Certain provisions of this agreement are summarized below.

  Term: Base term of 20 years with two five-year renewal options, subject to mutual agreement of both parties.

  Regulatory Approval: Requires approval of the NJBPU, which must find the contract reasonable and prudent throughout its term, and which must allow PSE&G full and timely recovery of contract costs through the utility's energy clause. NJBPU authorization occurred June 1989.

  Base Term Pricing--Capacity: PSE&G is required to pay a monthly seasonal capacity payment for power delivered to PSE&G's receipt point. The payment is $8.76/KW per month, from January 1, 1988, escalated at 4.9% per annum; the rate as of June 30, 1998 was $13.47 per KW. Payments during certain periods will not exceed established capacity levels as follows: during summer peak months of June through September, the Bayonne Plant has a nominated capacity of 36 MW, and during the winter peak months of December through February, the plant has a nominated capacity of 43 MW. NJ Venture has the right to adjust these seasonal capacity levels within a range of plus or minus 10% every year.

  PSE&G is obligated to pay an energy charge which has three components: fixed, energy fuel and energy inflation, each as described below:

  Base Term Pricing--Fixed: The fixed energy component is 2.0c/KWh for power delivered to PSE&G's receipt point and remains unchanged for twenty years.

  Base Term Pricing--Energy Fuel: The fuel energy component was initially 1.88c/KWh for power delivered to PSE&G's receipt point escalating monthly at PSE&G's Cogeneration Interruptible Gas Rate Schedule ("CIG") as approved by NJBPU. The CIG rate is based on PSE&G's average cost of gas and also includes an additional component representing transportation through the local distribution system. The fuel energy component rate was 2.09c/KWh as of June 30, 1998.

  Base Term Pricing--Energy Inflation: On December 1, 1988, the inflation component was 0.72c/KWh for power delivered to PSE&G's receipt point. The inflation component escalates based on a Gross Domestic Product ("GDP") index on January 1st of each succeeding year beginning on January 1, 1990. This component tracks closely with a portion of the plant's pipeline charges and variable O&M payments, which tend to increase with inflation. The inflation component was 0.93c/KWh as of June 30, 1998.

  Security: There is a tracking account which tracks the difference between payments PSE&G has made to NJ Venture under the PSE&G PPA to estimated future capacity and energy rates of the Pennsylvania, New Jersey and Maryland Interchange ("PJM"), a close power pool consisting of certain utilities located in the Mid-Atlantic States. These estimates are fixed and set out in the PSE&G PPA. The tracking account will reach a maximum of $46 million during 1998 and will decline to zero by 2005. If a breach by PSE&G were to result in a termination of the PSE&G PPA, NJ Venture would be required to pay to PSE&G the amount, if any, by which the balance in the tracking account exceeds the liquidated damages due NJ Venture as a result of such breach. NJ Venture has provided a letter of credit to PSE&G for 10% of the tracking account ($4.6 million at June 30, 1998) to secure its contingent obligation with respect to the security provisions of the PSE&G PPA.

  Operation Curtailment: PSE&G is obligated to accept up to a maximum of 24.2% of the Bayonne Plant's net electrical output unless: (i) the plant fails to comply with safety requirements, (ii) such acceptance would jeopardize the integrity or transmission facilities of the PSE&G or PJM systems, (iii) during system emergencies or planned maintenance of the transmission or interconnection facilities, or (iv) during light load periods, if due to operational circumstances, PSE&G would incur costs greater than those that it would have incurred if it had not made such purchases. PSE&G has not invoked any of the provisions set out in clauses (i), (ii) and (iii) above through 1997, but has curtailed the Bayonne Plant pursuant to the "light load" provisions.

  Qualifying Facility Status: The Bayonne Plant must meet FERC's operating and efficiency standards to maintain its QF status under PURPA. If sections 201 and 210 of PURPA are no longer in effect or the Bayonne Plant ceases to qualify as a QF for reasons not within its control, including, a reduction or cessation in thermal energy use, the PSE&G PPA will nevertheless continue in effect, provided (i) the NJBPU does not bar PSE&G from passing the rates through to its customers, (ii) federal, state or local laws are not violated, and (iii) NJ Venture or its owners are not subject to unreasonable burdensome regulation under PUHCA. See "Government Regulation--Federal Energy Regulation". If one of the above events does occur, NJ Venture and PSE&G must negotiate in good faith for an arrangement with substantially similar economic benefits to each party under the PSE&G PPA. In addition, if one of the above PURPA events occurs, and the NJBPU denies rate pass-through of PSE&G's obligations under the PSE&G PPA, NJ Venture and PSE&G must negotiate in good faith to provide a rate with substantially similar economic benefits to each party, and which the NJBPU will permit PSE&G to recover from its ratepayers. If a final non-appealable order is issued that the Bayonne Plant is not a QF, then either party may terminate the PSE&G PPA, unless the Bayonne Plant is attempting to restore its QF status.

  Breach of Contract: Failure by NJ Venture to perform its obligations under the contract constitutes a breach unless within 30 days after notice from PSE&G such venture cures the breach or commences and diligently pursues a cure.

  Insurance: NJ Venture is required to maintain customary insurance coverages.

  Assignment: The PSE&G PPA may not be assigned or transferred by either party without prior written consent of the other party except NJ Venture may assign it to an affiliate or lender.

  Force Majeure: Either party to the PSE&G PPA may suspend performance (except for any obligation to make payments) thereunder due to the occurrence of force majeure so long as the non-performing party provides prompt notice to the other party of the force majeure event and expeditiously takes action to remedy the event excusing performance.

BAYONNE TRANSMISSION SERVICE AND INTERCONNECTION AGREEMENT

  NJ Venture and PSE&G entered into a revised transmission service and interconnection agreement (the "Transmission and Interconnection Agreement") on April 27, 1987, under which PSE&G agreed to design, construct, own and operate a 138 KV underground transmission cable circuit and associated terminal facilities (jointly the "Interconnection") to connect the Bayonne Plant with PSE&G's Public Service System at PSE&G's Bayonne Switching Station. The electric power transmission facilities of PSE&G are interconnected with those of JCP&L, and both PSE&G and JCP&L are members of the PJM Interconnection. The initial term of the agreement is 20 years. Upon the expiration of the initial term, the Transmission and Interconnection Agreement shall automatically be extended for a succeeding term of 10 years, unless either party elects, upon three years' notice, to terminate the Transmission and Interconnection Agreement at the close of the initial term.

BAYONNE AGREEMENT FOR THE SALE OF STEAM AND ELECTRICITY TO IMTT-BAYONNE

  NJ Venture entered into an agreement for the sale of steam and electricity (as amended, the "IMTT Steam Sale Agreement") with IMTT-Bayonne on June 13, 1985, which was amended on May 22, 1986. The IMTT Steam Sale Agreement provides for the sale to IMTT-Bayonne of 100% of its steam needs at its tank terminal facility, and at the venture's option, the sale of electricity. NJ Venture has no current plans to offer IMTT-Bayonne electricity under the IMTT Steam Sale Agreement. The IMTT Steam Sale Agreement has a base term of 10 years, which has expired, with automatic renewal thereafter for each following year unless either party elects to terminate the agreement at the end of a renewal year upon 60 days notice. IMTT-Bayonne agrees to purchase from NJ Venture all of the thermal energy requirements of its tank terminal facility up to the deemed maximum steam production of 57,000 lbs/hour according to a pricing formula based on IMTT-Bayonne's avoided cost of steam.

BAYONNE AGREEMENT FOR THE SALE OF STEAM TO IMTT-BX (FORMERLY EXXON)

  NJ Venture and Exxon entered into an Agreement for the Sale of Steam (the "Exxon Steam Sale Agreement") on February 27, 1987, which was amended on August 21, 1988. Under the terms of the Exxon Steam Sale Agreement, Exxon agreed to purchase from the Bayonne Plant an average of 50,000 lbs/hour of steam on an annualized basis. The Exxon Steam Sale Agreement provides for an initial term of five years (now expired). Thereafter, the Exxon Steam Sale Agreement continues on a year to year basis unless either party exercises its rights to terminate as provided in the Exxon Steam Sale Agreement. Beginning in the fifth year of the agreement, either party is entitled to serve written notice on the other of its intent to terminate the agreement. The Exxon Steam Sale Agreement would then terminate one year after the notice or at an earlier date upon which the parties mutually agree. Exxon used the steam at its adjacent terminal facility (the "Exxon Terminal Facility") for industrial purposes.

  Exxon sold its terminal facility in Bayonne to IMTT-BX on April 1, 1993. As a result, IMTT-BX assumed Exxon's rights and obligations under the Exxon Steam Sale Agreement and is currently performing under the agreement (hereafter referred to as the "IMTT-BX Steam Sale Agreement"). IMTT-BX renamed the Exxon Terminal Facility IMTT-BX.

BAYONNE GAS SUPPLY ARRANGEMENTS

  NJ Venture currently purchases its natural gas requirements from PSE&G pursuant to provisions of a CIG. The Bayonne Plant requires approximately 13,140,000 MMBtu/year (an average of 36,000 MMBtu/day). Certain provisions of the agreement are summarized below.

  Term: Base term of one year with automatic renewals subject to termination upon five days notice.

  Quantities: NJ Venture will purchase up to a maximum of 3,000 Dth/hour and up to a maximum of 17,600,000 Dth/year.

  Obligations: The Bayonne Plant shall maintain QF status.

  Service: Interruptible service shall be provided by PSE&G under certain conditions that include (i) PSE&G's continuing ability to provide the service, and (ii) the Bayonne Plant's continuing status as a QF. The Bayonne Plant's supply is subject to 100% interruption on eight hours notice.

  Pricing: NJ Venture is required to pay a monthly charge per MMBtu of gas equal to the sum of

 .  PSE&G's estimated average commodity cost of gas,

 .  PSE&G's interstate pipeline commodity charges,

 .  50% of PSE&G's interstate pipeline demand charges, and

 .  PSE&G's local distribution charge.

  The average price of gas under CIG in 1997 was $3.496 per MMBtu.

  In the event that PSE&G does interrupt service, the Bayonne Plant could utilize kerosene, which is stored at the site in a day tank with a capacity of 250,000 gallons. In addition, the Bayonne Plant has approximately 60,000 barrels (equivalent to approximately 10 days' supply at full output) of storage under lease from IMTT--Bayonne adjacent to the site with direct pipeline transfer capability to the Bayonne Plant's day tank. Additional fuel is stored routinely by fuel suppliers at the IMTT--Bayonne terminal facility. Over the last four winters, the Bayonne Plant's gas supply has been interrupted a total of ten days. During those periods of interruption, the plant continued to operate on kerosene.

BAYONNE OPERATION AND MAINTENANCE ARRANGEMENTS

  GE operates and maintains the Bayonne Plant pursuant to an operations and maintenance agreement dated effective as of June 6, 1997 (the "Bayonne O&M Agreement"). The initial term of the Bayonne O&M Agreement expires on November 1, 2008. NJ Venture has a right to terminate the Bayonne O&M Agreement upon the payment of specified amounts at the end of each of the fourth, seventh and tenth project years. The Bayonne O&M Agreement is a "cost reimbursable" contract with a monthly operator's fee and with performance bonuses payable to GE and liquidated damages assessed against GE based on a series of performance criteria negotiated with GE and set forth in the Bayonne O&M Agreement. In 1997, Bayonne paid performance bonuses to GE of $0.1 million, but no operator's fees were required to be paid in the first partial year of the Bayonne O&M Agreement under the terms thereof. Pursuant to the terms of the Linden O&M Agreement, the Company expects that operator fees will be paid in future years. Under the Bayonne O&M Agreement, the Bayonne Plant is obligated to buy all parts and services needed at the Bayonne Plant from GE at certain discount prices, and GE is obligated to furnish such parts and services to the plant; provided that if GE is unable to provide such parts or services in a timely or cost effective manner, the venture may obtain such parts and services from alternative sources.

BAYONNE INSURANCE ARRANGEMENTS

  NJ Venture carries insurance consisting of:

 . ""All Risk" property insurance for direct damage from non-excluded perils including but not limited to fire and extended coverage, vandalism, theft, collapse, flood, and earthquake. Such coverage is required to be written on a replacement cost basis.

 . Comprehensive boiler and machinery insurance for sudden or accidental breakdown of mechanical or electrical equipment.

 . Business interruption insurance covering loss of net profits and continuing expenses, including debt service, resulting from physical loss or damage at the Bayonne Plant subject to a 30-day deductible.

 .  General liability insurance and excess liability insurance.

 .  Workers' compensation and employers' liability insurance.

BAYONNE ENVIRONMENTAL

  Waste water, consisting primarily of boiler and cooling tower blowdown, storm water, demineralizer rinse water and site runoff water, is processed and the temperature and pH are monitored and controlled prior to discharge into the Kill Van Kull. Sanitary waste is discharged to the Bayonne Municipal sewer authority. Air emissions from the facility are controlled and reduced through water injection into the turbine combustion chambers, SCR and turbine design, with all emissions below permitted limits. Noise emissions are lower than required standards. The Company has solid waste disposal arrangements with contractors it believes to be legally and financially responsible.

BAYONNE SITE LEASE AGREEMENT

  NJ Venture, IMTT-Bayonne and Bayonne Industries, Inc. ("Bayonne Industries") entered into a ground lease agreement dated as of May 26, 1986 (the "Bayonne Site Lease") with respect to the Bayonne Plant site within the IMTT-Bayonne facility (the "Bayonne Site"). The Bayonne Site Lease provides NJ Venture with both a leasehold estate in the Bayonne Site and non-exclusive easements over other portions of Bayonne Industries' property for various interconnections to the Bayonne Plant.

  The initial term of the Bayonne Site Lease is 20 years from the date of the Bayonne Site Lease. The Bayonne Site Lease will automatically renew after expiration of the initial term, for two succeeding terms, the first for two years and the second for 10 years, unless NJ Venture elects to terminate the lease. Base rent for the Bayonne Plant is pre-paid for 20 years.

CAMDEN OWNERSHIP STRUCTURE

  The Camden Plant is owned by Camden Cogen, a limited partnership. The general partner of Camden Cogen, Camden GPLP, is a limited partnership subsidiary of the Company. The limited partner in Camden Cogen is GECC.

  The following chart sets forth, in a simplified manner, the ownership structure of Camden Cogen prior to the consummation of the Formation Transactions.


                             [CHART APPEARS HERE]


CAMDEN FINANCING STRUCTURE

  Pursuant to the Camden Cogen Term Loan Agreement, the development and construction of the Camden Plant was initially financed through a $132.0 million loan. On April 1, 1993 (the "Second Capital Contribution

Date"), and pursuant to the Camden Cogen Term Loan Agreement, such loan was refinanced as a term facility to provide for 3 tranches of term loans payable to GECC: the Camden Tranche A Loan of $81.6 million, the Camden Tranche B Loan of $27.2 million and the Camden Tranche C Loan of $10.2 million; the remaining balance of the construction loan was contributed to Camden Cogen as equity by GECC. Subsequently, on December 22, 1993, GECC assigned the Camden Tranche A Loan to The Bank of Tokyo--Mitsubishi Trust Company and Toronto Dominion (Texas) Inc., GECC retained the Camden Tranche B Loan, and GECC also contributed an amount equal to the amount represented by the Camden Tranche C Loan as additional equity in Camden Cogen for payment in full by Camden Cogen of the Camden Tranche C Loan.

  The Camden Tranche A Loan and the Camden Tranche B Loan (collectively, the "Camden Cogen Term Loans") are secured by a lien on the Camden Plant, Camden Cogen's revenues and other assets, a pledge of the partnership interest of Camden GPLP, and a pledge of Camden GPLP's general partner's general partnership interest in Camden GPLP. The Camden Tranche A Loan matures May 1, 2007, and at June 30, 1998, the aggregate outstanding principal balance of the Camden Tranche A Loan was $63.9 million. The Camden Tranche B Loan matures May 1, 2009, and at June 30, 1998, the outstanding principal balance of the Camden Tranche B Loan was $23.6 million. See "Description of Senior Notes and Certain Other Indebtedness--Plant Project Financings--Camden Cogen". In addition, pursuant to the Camden Cogen Term Loan Agreement, GECC has issued for the account of Camden Cogen, a standby letter of credit for the benefit of the holders of the Camden Tranche A Loan in an amount representing six months debt service on that loan, which amount at June 30, 1998 was $4.8 million. See "Description of Senior Notes and Certain Other Indebtedness--Plant Project Financings--Camden Cogen".

CAMDEN GENERAL PARTNER TERM LOAN

  Pursuant to the Camden GP Term Loan Agreement, GECC has made available a $36.5 million term loan facility to Camden GPLP (the "Camden GP Term Loan") secured by Camden GPLP's general partnership interest in Camden Cogen, the general partnership interest in Camden GPLP of its general partner and certain reserve accounts created with revenues of Camden Cogen. No further borrowings may be made by Camden GPLP under the Camden GP Term Loan, and at June 30, 1998, the outstanding principal balance of the Camden GP Term Loan was $12.7 million. The Camden GP Term Loan matures in May 2010. See "Description of Senior Notes and Certain Other Indebtedness--Plant Project Financings--Camden Cogen".

CAMDEN CASH DISTRIBUTIONS

  Camden Cogen's cash ("Camden Cogen Distributable Cash") remaining after the payment of project expenses and, pursuant to the security deposit agreement entered into in connection with the Camden Cogen Term Loan Agreement, monthly transfers from revenues of Camden Cogen for (i) fees and expenses owed to lenders, interest rate swap counterparties and letter of credit issuers under the Camden Cogen Term Loan Agreement, (ii) principal interest rate and interest debt service for lenders under the Camden Cogen Term Loan Agreement,
(iii) reimbursement obligations owed on letters of credit issued under the Camden Cogen Term Loan Agreement and (iv) reserve amounts required if the fixed charge coverage ratio of the Camden Cogen Term Loan Agreement is less than 1.2 to 1.0, is, absent the existence of a default under the Camden Cogen Term Loan Agreement, distributed monthly by Camden Cogen to the partners of Camden Cogen. In addition, distributions of Camden Cogen Distributable Cash to Camden GPLP are to be made (a) net of monthly (1) principal and interest debt service requirements under the Camden GP Term Loans and (2) reserve requirements of the Camden GP Term Loan, in each case if Camden Cogen's fixed charge coverage ratio is less than 1.2 to 1.0 and (b) in the absence of a default under the Camden GP Term Loans. Under the terms of Camden Cogen's partnership agreement, GECC receives 99% and Camden GPLP 1% of Camden Cogen Distributable Cash up to a capped amount (approximately $0.3 million to $0.4 million per month through May 2007 and varying amounts thereafter) ("Camden Tranche 1"). Camden Tranche 1 distributions are set at a level such that, GECC will receive its initial equity investment and a 6.8% return thereon through its share of Camden Tranche 1 distributions and the allocation of all venture tax benefits.

  The balance of the Camden Cogen Distributable Cash following satisfaction of the Camden Tranche 1 obligations, or "Camden Tranche 2", is distributed 99% to Camden GPLP and 1% to GECC. Payments on Camden Tranche 1 must be made in full before any payments on Camden Tranche 2 may be made. Distributions of cash according to the above mechanism end after 17 years and thereafter Camden Cogen Distributable Cash is to be distributed 10% to GECC and 90% to Camden GPLP. Historical annual distributions from Camden Cogen are set out in the table below.

                                                  1997  1996  1995  1994  1993
                                                  ----- ----- ----- ----- -----
                                                      (MILLIONS OF DOLLARS)
      CAMDEN COGEN DISTRIBUTABLE CASH
      Payments to GECC and lenders
        --Camden Tranche 1....................... $16.0 $15.7 $15.5 $15.5 $10.0
        --Camden Tranche 2.......................   0.1   0.1   0.1    --   0.3
                                                  ----- ----- ----- ----- -----
                                                   16.1  15.8  15.6  15.5  10.3
                                                  ----- ----- ----- ----- -----
      Distributions to Camden GPLP
        --Camden Tranche 1.......................   0.3   0.2   0.2   0.2   0.1
        --Camden Tranche 2.......................   8.3  14.3  14.8   4.2   8.0
                                                  ----- ----- ----- ----- -----
                                                    8.6  14.5  15.0   4.4   8.1
                                                  ----- ----- ----- ----- -----
      Total...................................... $24.7 $30.3 $30.6 $19.9 $18.4
                                                  ===== ===== ===== ===== =====

  See the Combined Statements of Cash Flows of the Group.

CAMDEN PLANT DESCRIPTION

  The Camden Plant is a 146 MW gas-fired, combined-cycle cogeneration facility developed by one of the Company's subsidiaries and is owned by Camden Cogen. The Camden Plant is located on a three acre plot of land at the corner of Broadway and Chelton Avenue in Camden, New Jersey (the "Camden Site"). Power generated by the Camden Plant is sold to PSE&G, and steam is sold to Camden Paperboard, a subsidiary of Caraustar Industries, Inc. Steam produced by the Camden Plant is used by Camden Paperboard in its waste paperboard recycling process. FERC has certified the Camden Plant as a QF under PURPA.

  The Camden Plant was constructed by Ebasco Constructors, Inc. and achieved commercial operations in March 1993. The Camden Plant is a base load facility with a nominated summer capacity of 148.5 MW and a nominated winter capacity of 159.5 MW. The Camden Plant's overall availability and capacity factors have each been in excess of 92% for each full operating year since it entered service. The Camden Plant's average availability and capacity factors for the period from the commercial operations date to December 1997 were 95% and 94%, respectively. For 1997, the plant's availability and capacity factors were 96% and 96%, respectively.

  The Camden Plant comprises one GE Frame 7EA gas turbine generator and one GE extractional condensing steam turbine generator. Natural gas is burned directly in a combustion turbine generator to produce electricity and high temperature exhaust gases. These exhaust gases are channeled to a Deltak HRSG to produce high pressure steam for a steam turbine driven electric generator, providing additional electricity as well as quality process steam for sale to Camden Paperboard. The steam turbine exhausts into a water cooled surface condenser to return condensate to the Camden Plant's water cycle. All raw makeup water is purchased from the City of Camden and treated for use by the plant's state-of-the-art demineralizer system.

  The 13.8 KV electrical power produced by the generators is stepped up to 230 KV and delivered to a gas insulated breaker and outdoor switchgear for distribution and transmission into the electric grid. An underground dielectric fluid-cooled cable provides the outgoing power connection to PSE&G. This cable interconnects with the PSE&G Gloucester Sub-station in Gloucester, New Jersey, over an interconnection distance of approximately four miles.

  The Camden Plant has been designed to meet the stringent environmental standards of the State of New Jersey. The plant uses BACT to reduce gas turbine emissions to the level required and permitted by federal and state regulators. The Camden Plant incorporates an SCR system to reduce CO and NOx emissions. NOx and CO emissions levels are further controlled through steam injection into the turbine combustion chamber and by the design of the combustion turbine.

  The plant design has been optimized based on thermal cycle power output of 140 MW net and average export steam generation to Camden Paperboard of 35,000 lbs/hour.

CAMDEN POWER PURCHASE AGREEMENT

  The electrical capacity of the Camden Plant is sold to PSE&G pursuant to a Purchase and Interconnection Agreement (the "Camden PPA"). This agreement provides for the sale of energy and capacity from the Camden Plant to PSE&G and for installation of the interconnection with PSE&G that was designed, constructed and installed by PSE&G. Certain provisions of the Camden PPA are summarized below.

  Term: Base term of 20 years from the date of commercial operation, March 1993, with an option for two five-year renewal periods subject to mutual agreement of the parties.

  Regulatory Approval: Requires approval of the NJBPU, which must find the contract reasonable and prudent throughout its term, and which must allow PSE&G full and timely recovery of contract costs through the utility's energy clause. NJBPU authorization occurred June 1989.

  Base Term Pricing--Capacity: PSE&G is required to pay a monthly seasonal capacity payment for power delivered to PSE&G's receipt point. The payment is $8.57/KW/month, from January 1, 1988, escalated at 5% per annum; the rate as of June 30, 1998 was $13.96/KW/month. Payments during certain periods will not exceed established capacity levels as follows: During the summer peak months of June through September, the Camden Plant has a nominated capacity of 148.5 MW, and the plant has a nominated capacity of 159.5 MW during the winter peak months of December through February. The Camden Plant has the right to adjust these seasonal capacity levels 10% of the original capacity every three years with a cumulative maximum of 10%. Adjustments to date have resulted in the cumulative maximum being achieved.

  Base Term Pricing--Energy Fixed: PSE&G will pay an energy charge which has three components. The fixed energy component is 2.0c/KWh for power delivered to PSE&G's receipt point, and remains unchanged for 20 years.

  Base Term Pricing--Energy Fuel: The fuel energy component, as of January 1988, was 1.73c/KWh for power delivered to PSE&G's receipt point and is escalated monthly based upon PSE&G's average cost of gas ("ACOG"). The ACOG equals PSE&G's average gas commodity cost plus a transportation component equal to PSE&G's interstate pipeline usage charges and one-half of PSE&G's interstate pipeline reservation charges. The fuel energy component was 1.881c/KWh as of June 30, 1998.

  Base Term Pricing--Energy Inflation: The inflation component, in January 1988, was 0.93c/KWh for power delivered to PSE&G's receipt point and escalates based on a GDP index. This component tracks closely with a portion of the pipeline charges and with the Camden Plant's variable O&M costs, which tend to increase with inflation. The inflation component was 1.241c/KWh as of June 30, 1998.

  Security: There is a tracking account which relates payments PSE&G has made to Camden Cogen under the Camden PPA to estimated future PJM capacity and energy rates. These estimates are fixed and set out in the Camden PPA. The tracking account will reach a maximum of $54 million during 1998 and decline to zero by year 2001. If a breach by PSE&G were to result in a termination of the Camden PPA, Camden Cogen would be required to pay to PSE&G the amount, if any, by which the balance in the tracking account exceeds the liquidated damages due Camden Cogen as a result of such breach. PSE&G has been granted a second lien on the Camden Plant to secure its rights with respect to the security provisions of the Camden PPA.

  Operation--Curtailment: PSE&G is obligated to accept all of the Camden Plant's net electrical output unless: (i) the Camden Plant fails to comply with safety requirements, (ii) such acceptance would jeopardize the integrity or transmission facilities of the PSE&G or PJM systems, (iii) during system emergencies or planned maintenance of the transmission or interconnection facilities, or (iv) during light load periods, if due to operational circumstances, PSE&G would incur costs greater than those that it would have incurred if it had not made such purchases. As of the date of this Prospectus, PSE&G has never curtailed deliveries pursuant to these provisions other than minimum general system emergencies and other than during "light load" periods which have occurred every year.

  Qualifying Facility Status: The Camden Plant must meet FERC's operating and efficiency standards to maintain its QF status under PURPA. If sections 201 and 210 of PURPA are no longer in effect or the Camden Plant ceases to qualify as a QF for reasons not within its control, including, a reduction or cessation in thermal energy use, the Camden PPA will nevertheless continue in effect provided (i) the NJBPU does not bar PSE&G from passing the rates through to its customers, (ii) federal, state or local laws are not violated, and (iii) Camden Cogen or its owners are not subject to unreasonably burdensome regulation under PUHCA. See "Government Regulation--Federal Energy Regulation". If one of the above events does occur, Camden Cogen and PSE&G must negotiate in good faith for an arrangement with substantially similar economic benefits to each party as are provided to each party under the Camden PPA. In addition, if one of the above PURPA events occurs, and the NJBPU denies rate pass-through of PSE&G's obligations under the PSE&G PPA, Camden Cogen and PSE&G must negotiate in good faith to provide a rate with substantially similar economic benefits to each party, and which the NJBPU will permit PSE&G to recover from its ratepayers. If a final non-appealable order is issued that the Camden Plant is not a QF, then either party may terminate the Camden PPA, unless the Camden Plant is attempting to restore its QF status.

  Breach of Contract: Among other events, the failure by Camden Cogen to perform its obligations under the Camden PPA constitutes a breach unless, within 30 days after notice from PSE&G, Camden Cogen cures the breach or commences and diligently pursues a cure. For any reason other than force majeure or curtailment, failure to deliver electric power for 240 out of 365 days constitutes a breach. Such occurrences will be deemed events of default which, if not remedied in 30 days, may be submitted to a regulatory body with appropriate jurisdiction or arbitration for resolution.

  Insurance: Camden Cogen is required to maintain customary insurance coverages.

  Assignment: The Camden PPA may not be assigned or transferred by either party without prior written consent except that Camden Cogen may assign to an affiliate or a lender.

  Force Majeure: Either party to the Camden PPA may suspend performance (except for any obligation to make payments) thereunder due to the occurrence of force majeure so long as the non-performing party provides prompt notice to the other party of the force majeure event and expeditiously takes action to remedy the event excusing performance.

CAMDEN STEAM SALES AGREEMENT

  Camden Cogen sells steam pursuant to an agreement, dated December 18, 1989, with Camden Paperboard. Certain provisions of this agreement are summarized below. Camden Paperboard operates a low-tech industrial plant designed to recycle waste paperboard for use in folding boxboard and gypsum wallboard facing paper. Camden Paperboard has been in business since 1911 and is a wholly-owned subsidiary of Caraustar Industries, Inc.

  Term: The agreement provides for a base period of 20 years with an option for two five-year renewal periods subject to mutual agreement of both parties.

  Purchase and Delivery: Camden Cogen will sell and deliver steam up to a maximum quantity of 60,000 lbs/hour. Camden Paperboard has agreed to accept and utilize a minimum quantity of steam sufficient to preserve the Camden Plant's QF status under PURPA. Camden Paperboard's obligation is deemed satisfied if it purchases an amount averaging 23,000 lbs/hour from Camden Cogen. Camden Paperboard is required to return steam condensate in specified quantities and qualities.

  Pricing: Steam is priced in two increments. Camden Paperboard will receive the first 35,000 lbs/hour at no cost and thereafter pay one-half the avoided boiler fuel cost per 1,000 lbs/hour in excess of such amount on a monthly basis.

  Suspension of Obligation: Camden Paperboard's obligation to take the minimum steam required to maintain QF status shall be excused for a maximum of twelve months in the aggregate due to any of the following: (i) an event of force majeure; (ii) a major plant overhaul; (iii) retooling or equipment failure; or
(iv) reduced plant capacity at Camden Paperboard's facility due to economic conditions. After such period, Camden Paperboard's obligation to take steam will be unaffected by such events or conditions.

  Assignment: The Camden Steam Sales Agreement may not be assigned or transferred by either party without prior written consent of the other party except that the parties may assign it to an affiliate or a lender.

CAMDEN FUEL SUPPLY AGREEMENTS

  Camden Cogen entered into a Gas Service Agreement with PSE&G. Under the terms of the Camden PPA with PSE&G, Camden Cogen is paid a fuel component for energy which escalates with PSE&G's average cost of gas ("ACOG"). This gives Camden Cogen an incentive to devise and implement a fuel procurement strategy that tracks PSE&G's ACOG. For the past eight years and currently, PSE&G's ACOG has been based primarily on spot market gas prices. Camden Cogen currently has short-term gas supply agreements with three producers with prices indexed to spot market prices: Anadarko Energy Services Company, Columbia Energy Services Corp. and Texaco Natural Gas Inc. Certain provisions of the Gas Service Agreement with PSE&G are summarized below.

  Term: The agreement provides for a base term of 20 years with two 5-year extensions subject to mutual agreement.

  Quantities: PSE&G is to provide the Camden Plant with firm gas transportation (to burner tip) for up to 30,000 MMBtu/day (the "Camden Resale Service") and to provide interruptible gas transportation service to Camden during peak period curtailments if interstate pipeline capacity is available.

  Obligations: PSE&G will provide firm transportation for 30,000 MMBtu/day (plus shrinkage) on a continuous, year round basis subject to a maximum number of days of interruption per year on any day if the U.S. Weather Bureau has forecasted certain average temperatures at Newark Airport, Newark, New Jersey. During such interruptions, the Camden Plant can burn kerosene, Jet-A or L.S. Diesel, although interruptible gas service may be available via extended service or through other arrangements that the venture may make for incremental gas supplies. PSE&G is required to obtain firm gas transportation for at least 15 years to provide the resale service. PSE&G is responsible for obtaining any additional regulatory approvals that may be required in the future.

  Camden Cogen is obligated to sell and deliver the contract quantity of gas to PSE&G at the receipt points and to purchase such gas at the plant upon delivery by PSE&G during the period April through October. If the venture cannot supply or accept the contract quantity during this period, it is obligated to pay PSE&G an agreed upon fee. Camden Cogen has the right to adjust the contract quantity every three years provided cumulative adjustments do not exceed certain minimum percentages of the original contract quantity. Upon curtailment, the Camden Plant may substitute alternative fuels in lieu of the resale service for a limited number of days per year.

  Services: Under the Camden Resale Service arrangement, Camden Cogen purchases 30,000 MMBtu/day (plus shrinkage) of gas from producers in the Gulf Coast region of the United States under a portfolio of short to intermediate-term, spot price based firm contracts. Gas purchased by Camden Cogen is sold to PSE&G at a price equal to Camden Cogen's cost and is then delivered by PSE&G to the Camden Plant and resold to Camden Cogen. FERC Order 636, issued April 1992, prohibits new contracts for such resale transportation services. This contract is allowed under the grandfather provision of Order 636, but it cannot be extended or renewed.

  Pricing: PSE&G purchases gas from Camden Cogen, transports the gas to the Camden Plant site and resells it to Camden Cogen for the same price plus certain agreed additional components.

  Force Majeure: The Gas Service Agreement between Camden Cogen and PSE&G may be terminated by the suppliers for lack of performance by Camden Cogen due to occurrence of force majeure if the inability to perform extends for a certain specified period of time. Camden Cogen may terminate the Gas Service Agreement if the supplier experiences a force majeure event for a certain specified period of time.

CAMDEN OPERATION AND MAINTENANCE AGREEMENT

  Camden Cogen has entered into an operation and maintenance agreement, dated effective as of June 6, 1997 (the "Camden O&M Agreement"), with GE. The initial term of the Camden O&M Agreement is 12 project years. Camden Cogen has a right to terminate the Camden O&M Agreement by the payment of specified amounts at the end of each of the fourth, seventh and tenth project years and a right to extend such agreement for two years after the initial term. The Camden O&M Agreement is a "cost reimbursable" contract with a monthly operator's fee and with performance bonuses payable to GE and liquidated damages assessed against GE based on a series of performance criteria negotiated with GE and set forth in the Camden O&M Agreement. In 1997, Camden Cogen paid performance bonuses of $0.1 million to GE, but no operator's fees were required to be paid in the first partial year of the Camden O&M Agreement under the terms thereof. Pursuant to the Camden O&M Agreement, the Company expects operator fees will be paid in future years. Under the Camden O&M Agreement, Camden Cogen is obligated to buy all parts and services needed at the Camden Plant from GE at certain discount prices, and GE is obligated to furnish such parts and services to the plant; provided if GE is unable to provide such parts or services in a timely or cost effective manner, Camden Cogen may obtain such parts and services from alternative sources.

CAMDEN INSURANCE ARRANGEMENTS

  Camden Cogen carries insurance consisting of:

 . ""All Risk" property insurance for direct damage from non-excluded periods including but not limited to fire and extended coverage, vandalism, theft, collapse, flood, and earthquake. Such coverage is required to be written on a replacement cost basis.

 . Comprehensive boiler and machinery insurance for sudden or accidental breakdown of mechanical or electrical equipment.

 . ""Single Interest Excess of Loss Policy" insurance is maintained above the coverage of the property and boiler machinery policies.

 . Business interruption insurance covering loss of net profits and continuing expenses resulting from physical loss or damage at the Camden Plant subject to a 30-day deductible.

 . General Liability insurance, employer's liability insurance and excess liability insurance.

 .  Workers' compensation and employer's liability insurance.

CAMDEN ENVIRONMENTAL

  All waste water, consisting primarily of cooling tower blowdown, storm water, boiler blowdown, demineralizer rinse water and sanitary waste, is processed, and temperature and pH are monitored and controlled prior to discharge to the Camden County Municipal Utility Authority. Air emissions from the facility are controlled and reduced through steam injection into the gas turbine combuster, SCR and turbine design with all emissions well below permitted limits. The Company has solid waste disposal arrangements with contractors it believes to be legally and financially responsible.

CAMDEN SITE ARRANGEMENTS

  Camden Cogen owns the Camden Site. Camden Cogen acquired the Camden Site, which consisted of two adjacent parcels, in January 1992 prior to the commencement of construction of the Camden Plant.

SELKIRK

  Selkirk LP is a limited partner in Selkirk Venture, which owns a natural-gas fired cogeneration facility (the "Selkirk Plant") in Bethlehem, New York. The Company is not the operator of the Selkirk Plant and its investment in Selkirk Venture is not material to the business, financial condition, results of operations or cash flow of the Company taken as a whole. The Company does not anticipate receiving any material amount of distributions from Selkirk Venture for the foreseeable future.

  The following chart sets forth, in a simplified manner, the ownership structure of Selkirk Venture prior to the consummation of the Formation Transactions.

                             [CHART APPEARS HERE]

--------

(1) The McNair Interests will retain their ownership interest in Cogen Technologies Selkirk GP, Inc. following the consummation of the Formation Transactions.

  Selkirk Venture has long-term contracts to sell electric capacity and energy produced by the Selkirk Plant to Niagara Mohawk and Con Ed and steam produced by such Plant is sold to GE Plastics, a division of GE. Selkirk Venture filed with the Commission an Annual Report on Form 10-K (the "Selkirk 10-K") for the year ended December 31, 1997, in which it discusses the circumstances of Niagara Mohawk's current financial restructuring efforts, including the possibility of Niagara Mohawk's filing for reorganization under Chapter 11 of Title 11 of the United States Code, which efforts will likely include a substantial restructuring of Selkirk Venture's long-term power purchase agreement with Niagara Mohawk. In the Selkirk 10-K, Selkirk Venture refers to a Report on Form 8-K filed with the Commission by Niagara Mohawk on July 10, 1997, in which Niagara Mohawk stated that it had entered into the NMMRA pursuant to which it and 29 independent power producers, including Selkirk Venture, had agreed to terminate, restate or amend their power purchase agreements with Niagara Mohawk. The Selkirk 10-K also states that in early 1998 the New York Public Service Commission ("NYPSC") approved Niagara Mohawk's restructuring proposal, referred to as its "Power Choice" proposal or settlement, which incorporates the terms of the NMMRA. Under the NMMRA, Selkirk Venture's power purchase agreement would be substantially amended and restructured as to price and delivery provisions, but details are still subject to extensive negotiation and the NMMRA is subject to a number of other conditions. In its 10-K filing, Selkirk noted that approximately 19.3% of its revenues in 1997 were attributable to electric sales to Niagara Mohawk. Selkirk Venture stated in its Report on Form 10-Q for the period ended June 30, 1998, as filed with the Commission, that if Selkirk Venture and Niagara Mohawk proceed to complete the transaction provided under the NMMRA, which completion remains subject to a number of significant contingencies, management of Selkirk Venture believes that, based on the facts and circumstances currently known, and certain assumptions that management believes to be reasonable, an amended agreement is not expected to have a material adverse effect on Selkirk Venture's future operating results and cash flow from operations.

  Also in the Selkirk 10-K, Selkirk Venture noted that 72.5% of its total project revenues for 1997 were attributable to electric sales to Con Ed under its long-term power purchase agreement with Con Ed. Selkirk Venture stated that it was engaged in a dispute with Con Ed as to a claim by Con Ed that it has the right to acquire certain excess natural gas supplies of the Selkirk Plant, which claim, if adversely determined to Selkirk Venture, could materially and adversely affect the venture's cash flows from electric output.

  In the Selkirk 10-K, Selkirk Venture also noted other proceedings, regulatory matters and on-going negotiations that could materially affect its future business. The impact of all of such matters on Selkirk Venture, including the Niagara Mohawk and Con Ed matters, could be to decrease the likelihood of, or the amount of, future dividends distributed by Selkirk Venture to the Company.

  According to the Selkirk 10-K, the Selkirk Plant is located on an approximately 15.7 acre site leased from GE adjacent to GE's plastic manufacturing plant in Bethlehem, New York, and has a total electric generating capacity of 345 MW with a maximum average steam output of 400,000 lbs/hr. The Selkirk Plant consists of one unit ("Unit 1") with an electric generating capacity of approximately 79.9 MW and a second unit ("Unit 2") with an electric generating capacity of approximately 265 MW. The Selkirk Plant burns natural gas as its primary fuel. The Plant is a "topping-cycle cogeneration facility", which means that when the Plant is operated in a combined-cycle mode like the Company's principal plants, it uses natural gas or fuel oil to produce electricity, and the reject heat from power production is then used to provide steam. Unit 1 and Unit 2 have been designed to operate independently for electrical generation, while being thermally integrated for steam generation, thereby optimizing efficiencies in the combined performance of the Plant. The Selkirk Plant has been certified as a QF in accordance with PURPA and the regulations promulgated thereunder by FERC.

  The principal and managing general partner of Selkirk Venture is an indirect wholly-owned subsidiary of a corporation jointly owned, according to the Selkirk 10-K, by affiliates of PG&E Enterprises and Bechtel Enterprises, Inc., which is generally responsible for managing and controlling the business and affairs of the venture.

  The indebtedness of Selkirk Venture (the terms of which contain substantial restrictions on Selkirk Venture's making cash distributions to its general and limited partners pursuant to a segregated fund mechanism which provides a hierarchy of funds, with partnership distribution funds being the lowest into which cash receipts from the project flow) is not guaranteed by, or otherwise the obligation of, the Company or any of its subsidiaries except that the Company's subsidiary which is the 1% general partner in Selkirk Venture has joint and several general partner liability for the obligations of such Venture, as does the principal and managing general partner of such Venture, and the general partnership interest of such subsidiary in Selkirk Venture, as well as the capital stock of such subsidiary, is pledged to secure the principal indebtedness of the Selkirk Venture. The general partners have contribution rights from each other, in proportion to their ownership interests, to the extent of their general partnership interests. In addition, Selkirk Venture has agreed to indemnify the general partners against various potential liabilities which could be incurred by the general partners, with satisfaction of such indemnity obligation being limited solely to the assets of Selkirk Venture. The financial statements of Selkirk Venture contained in the Selkirk 10-K indicate that Selkirk Venture has had positive net income, cash flows and working capital in the recent periods ended December 31, 1997, but Selkirk Venture had a negative net worth for accounting purposes as of such date. In "Item 7 Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Selkirk 10-K, Selkirk Venture indicates that, based on current conditions and circumstances, it will have sufficient liquidity available from cash flows from operations to fund existing debt obligations and operating costs.

                             GOVERNMENT REGULATION

  The Company is subject to complex and stringent energy, environmental and other governmental laws and regulations at the federal, state and local levels in connection with the development, ownership and operation of its energy generation facilities. Federal laws and regulations govern transactions by electrical and gas utility companies, the types of fuel which may be utilized by an electric generating plant, the type of energy which may be produced by such a plant and the ownership structure of a plant. State utility regulatory commissions may examine the prudence of the rates and, in some instances, other terms and conditions under which public utilities purchase electric power from independent producers and approve the rates for sale of retail electric power. Under certain circumstances where specific exemptions are otherwise unavailable, state utility regulatory commissions may have broad jurisdiction over non-utility electric power plants. Energy producing projects also are subject to federal, state and local laws and administrative regulations which govern the emissions and other substances produced, discharged or disposed of by a plant and the geographical location, zoning, land use and operation of a plant. Applicable federal environmental laws typically have both state and local enforcement and implementation provisions. These environmental laws and regulations generally require that a wide variety of permits and other approvals be obtained before the commencement of construction or operation of an energy-producing facility and that the facility then operate in compliance with such permits and approvals.

FEDERAL ENERGY REGULATION

  PURPA. The enactment of the PURPA and the adoption of regulations thereunder by FERC provided incentives for the development of cogeneration facilities like the Company's plants.

  A domestic electricity generating project must be a QF under FERC regulations in order to take advantage of certain rate and regulatory incentives provided by PURPA. PURPA exempts owners of QFs from PUHCA, and exempts QFs from most provisions of the Federal Power Act (the "FPA") and, except under certain limited circumstances, state laws concerning rate or financial regulation. These exemptions are important to the Company and its competitors. The Company believes that each of the electricity generating plants in which the Company owns an interest currently meets the requirements under PURPA necessary for QF status. Further, the Company has not received any notice that any of the required regulatory approvals have been revoked or that FERC or any power purchaser has initiated any regulatory proceedings to revoke the QF status of any of the Company's plants.

  PURPA provides two primary benefits to QFs. First, QFs generally are relieved of compliance with extensive federal, state and local regulations that control the organizational and financial structure of an electric generating plant and the prices and terms on which electricity may be sold by the plant. Secondly, FERC's regulations promulgated under PURPA require that electric utilities purchase needed electricity generated by QFs at a price based on the purchasing utility's Avoided Cost and that the utility sell back-up power to the QF on a non-discriminatory basis. The term "Avoided Cost" is defined as the incremental cost to an electric utility of electric energy or capacity, or both, which, but for the purchase from QFs, such utility would generate for itself or purchase from another source. FERC regulations also permit QFs and utilities to negotiate agreements for utility purchases of power at rates lower than the utility's Avoided Cost. Due to increasing competition for utility contracts, the current practice is for most power sales agreements to be awarded at a rate below Avoided Cost. While public utilities are not explicitly required by PURPA to enter into long-term power sales agreements, PURPA helped to create a regulatory environment in which it was common for long-term agreements to be negotiated.

  In order to be a QF, a cogeneration facility must produce not only electricity, but also useful thermal energy for use in an industrial or commercial process for heating or cooling applications in certain minimum proportions to the facility's total energy output and must meet certain energy efficiency standards. Finally, a QF must not be more than 50% owned by an electric utility company or by an electric utility holding company, or a subsidiary of such a utility or holding company or any combination thereof, or receive more than 50% of the stream of economic benefits from the operation of the QF.

  The Company endeavors to operate its ventures, monitor compliance by the ventures with applicable regulations and choose its customers in a manner which minimizes the risks of any plant losing its QF status. Certain factors necessary to maintain QF status are, however, subject to the risk of events outside the Company's control. For example, loss of a thermal energy customer or failure of a thermal energy customer to take required amounts of thermal energy from a cogeneration facility that is a QF could cause the facility to fail to meet requirements regarding the level of useful thermal energy output. Upon the occurrence of such an event, the Company would seek to replace the thermal energy customer or find another use for the thermal energy which meets PURPA's requirements, but no assurance can be given that this would be possible.

  If one of the plants in which the Company has an interest should lose its status as a QF, the plant would no longer be entitled to the exemptions from PUHCA, the FPA and state law afforded to QFs. Loss of such exemption could trigger certain rights of termination under the power sales agreement or any applicable steam sales agreement as applicable to such plant, could subject such plant to rate and financial regulation as a public utility under the FPA and state law and could result in the Company inadvertently becoming a public utility holding company by owning more than 10% of the voting securities of, or controlling, a facility that would no longer be exempt from PUHCA. Such events could cause all of the Company's remaining plants to lose their qualifying status because QFs may not be controlled or more than 50% owned by such public utility holding companies. Loss of QF status may also trigger defaults under covenants to maintain QF status in the ventures' power purchase agreements, steam sales agreements and financing agreements, and under the Indenture, and result in termination, penalties or acceleration of indebtedness under such agreements such that loss of status may be on a retroactive or a prospective basis. Further, certain of the Company's power purchase agreements are structured such that the loss of QF status could result in a reduction in revenues or elimination of the parties' obligations to perform unless certain conditions are met under the power purchase agreements. See "Existing Venture and Plant Description--NJ Venture Power Purchase Agreement--PSE&G" and "Existing Venture and Plant Description--Camden Power Purchase Agreement".

  If a plant were to lose its QF status, the Company could attempt to avoid holding company status (and thereby protect the QF status of its other plants) on a prospective basis by restructuring the venture, by changing its voting interest in the entity owning the non-qualifying plant to nonvoting or limited partnership interests and selling the voting interests to an individual or company which could tolerate the lack of exemption from PUHCA, by otherwise restructuring ownership of the venture so as not to become a holding company or qualifying as an EWG. These actions, however, would require approval of the Commission or a no-action letter from the Commission, and would result in a loss of control over the non-qualifying plant, could result in a reduced financial interest therein and might result in a modification of the Company's operation and maintenance agreement relating to such plant. A reduced financial interest could result in a gain or loss on the sale of the interest in such plant. Loss of QF status on a retroactive basis could lead to, among other things, fines and penalties being levied against the Company and its subsidiaries and claims by utilities for refund of payments previously made and the termination of the applicable power purchase agreement or a reduction of payments thereunder.

  Under the Energy Policy Act of 1992, if a plant can be qualified as an EWG, it will be exempt from PUHCA even if it does not qualify as a QF. Therefore, another response to the loss or potential loss of QF status would be to apply to have the plant qualified as an EWG. However, assuming this changed status would be permissible under the terms of the applicable power sales agreement, rate approval from FERC and approval of the utility would be required. In addition, the plant would be required to cease selling electricity to any retail customers (such as the thermal energy customer) and could become subject to state regulation of sales of thermal energy. See "--Public Utility Holding Company Regulation."

  Public Utility Holding Company Regulation. Under PUHCA, any corporation, partnership or other legal entity which owns or controls 10% or more of the outstanding voting securities of a "public utility company" or a company which is a "holding company" for a public utility company is subject to registration with the Commission and regulation under PUHCA, unless eligible for an exemption from regulation under PUHCA. A holding company of a public utility company that is subject to registration is required by PUHCA to limit its utility operations to a single integrated utility system and to divest any other operations not functionally related to the operation of that utility system. Approval by the Commission is required for nearly all important financial and business dealings of a registered holding company. Most QFs are not public utility companies under PUHCA.

  The Energy Policy Act of 1992, among other things, amends PUHCA to allow EWGs, under certain circumstances, to own and operate non-QFs without subjecting those producers to registration or regulation under PUHCA. The expected effect of such amendments would be to enhance the development of non-QFs which do not have to meet the fuel, production and ownership requirements of PURPA. The Company believes that the amendments could benefit the Company by expanding its ability to own and operate facilities that do not qualify for QF status, but may also result in increased competition by allowing utilities and others to develop such facilities which are not subject to the constraints of PUHCA.

  Federal Natural Gas Transportation Regulation. The Company has an ownership interest in and operates three natural gas-fired cogeneration plants. The cost of natural gas is ordinarily the largest expense (other than debt costs) of a venture and is critical to the venture's economics. The risks associated with using natural gas can include the need to arrange transportation of the gas from great distances, including obtaining removal, export and import authority if the gas is transported from Canada; the possibility of interruption of the gas supply or transportation (depending on the quality of the gas reserves purchased or dedicated to the plant, the financial and operating strength of the gas supplier and whether firm or non-firm transportation is purchased); and obligations to take a minimum quantity of gas or pay for it (i.e., take-or-pay obligations).

  Pursuant to the Natural Gas Act, FERC has jurisdiction over the transportation and storage of natural gas in interstate commerce. With respect to most transactions that do not involve the construction of pipeline facilities, regulatory authorization can be obtained on a self-implementing basis. However, pipeline rates for such services are subject to continuing FERC oversight.

  Proposed Deregulation. The United States Congress is considering proposed legislation which would repeal PURPA entirely or at least repeal the obligation of utilities to purchase energy from QFs at Avoided Costs, subject to any provisions grandfathering existing QF contracts (if such legislation is passed) and require utilities to conduct competitive bidding for new electric generation (if the purchase obligation is eliminated) that may be part of any such legislation. The Company believes that if any such legislation were to be passed, it most likely would apply only to new plants. As a result, although such legislation may adversely affect the Company's ability to develop new plants, the Company believes that it would not affect the existing plants in which the Company has interests.

  Various bills also have proposed the repeal of PUHCA which would eliminate some of the adverse consequences flowing from a loss of QF status, but also would likely result in increased competition in the power generation business and an acceleration of electric industry restructuring. The effect of any such repeal cannot be predicted, although any such repeal could have a material adverse effect on the Company.

  FERC and many state utility commissions are currently studying a number of proposals to restructure the electric utility industry in the United States. Such restructuring could permit utility customers to choose their utility generator supplier in a competitive electric energy market. FERC issued a final rule in April 1996 which requires utilities to offer eligible wholesale transmission customers non-discriminatory open access on utility transmission lines on a comparable basis to the utilities' own use of the lines. The final rule has been the subject of rehearing and now is undergoing judicial review. Many utilities have already filed "open access" tariffs. Utilities contend that they should recover from departing customers their fixed costs that will be "stranded" by the ability of their wholesale customers (and perhaps eventually, their retail customers) to choose new electric power suppliers. The FERC final rule endorses the recovery of legitimate and verifiable "stranded costs". These may include the costs utilities are required to pay under many QF contracts which some utilities view as excessive when compared with current market prices. Many utilities are therefore seeking ways to lower these QF contract prices or rescind the contracts altogether out of concern that their shareholders will be required to bear all or part of such "stranded costs". Some utilities have engaged in litigation against QFs to achieve these ends. In addition, future electric rates may be deregulated in a restructured United States electric utility industry and increased competition may result in lower rates and less profit for sellers of electricity in the United States. Falling electricity prices and uncertainty as to the future structure of the industry may inhibit United States utilities from entering into long-term power purchase contracts. The effect of any such restructuring cannot be predicted, although any such restructuring could have a material adverse effect on the Company.

  The Clinton administration recently announced a proposal to deregulate the United States electricity markets by the year 2003 under a plan that would allow consumers to choose which electric company would supply power to their residences and businesses. Under the proposal, states would not be required to open their markets to competition, but could retain the current regulatory scheme if they were to decide that their consumers would benefit from a regulated monopoly system. In the event that a particular state were to elect to maintain the status quo, it would be required to hold public hearings to explain why competition in the electricity market in that state would not be in the interests of its residents. A number of states already have begun the process of opening their electricity markets to competition. The administration's proposal would allow electric utilities to recover reasonable "stranded costs", funds invested in nuclear and other high-cost power plants that no longer may be economically viable to operate in a competitive market. Individual states would determine the amounts of the stranded costs that utilities would be permitted to recover. The plan also attempts to address environmental concerns by requiring that 5.5% of the electricity sold in the United States be generated from renewable energy sources such as the wind or sun. In addition, the proposal would permit power plants to trade pollution credits for nitrogen oxides, which combine with other air pollutants to form ground-level ozone. There can be no assurance that such proposed legislation will be enacted or, if enacted, as to the effect that it may have on the power generation industry or the Company's business.

STATE ENERGY REGULATION

  State public utility commissions ("PUCs") have historically had broad authority to regulate both the rates charged by, and the financial activities of, electric utilities and to promulgate regulations for implementation of PURPA. Since a power sales contract becomes a part of a utility's cost structure (generally reflected in its retail rates), the utility's costs associated with power sales contracts with independent electricity producers are potentially under the regulatory purview of PUCs. If a PUC has approved the process by which a utility secures its power supply, a PUC is generally inclined to "pass through" the expense associated with an independent power contract to the utility's retail customers. However, a regulatory commission under certain circumstances may disallow the full pass through to a utility for the cost to purchase power from a QF or other source. In addition, retail sales of electricity or thermal energy by an independent power producer may be subject to PUC regulation depending on state law. Independent power producers which are not QFs under PURPA, or EWGs pursuant to the Energy Policy Act of 1992, are considered to be public utilities in many states and are subject to broad regulation by a PUC, ranging from the requirement of a certificate of public convenience and necessity to regulation of organizational, accounting, financial and other corporate matters. States may assert jurisdiction over the siting and construction of electric generating facilities including QFs and, with the exception of QFs, over the issuance of securities and the sale or other transfer of assets by these facilities.

  New Jersey. Industry restructuring efforts are also underway in New Jersey. On April 30, 1997, NJBPU issued an order adopting its Final Report in the Energy Master Planning Process entitled, "Restructuring the Electric Power Industry in New Jersey: Findings and Recommendations". The principal announced goal of NJBPU in its Final Report is to open the electric generation market to increased competition and thereby reduce generation and production costs. On July 15, 1997, each of New Jersey's four electric utility companies filed: (1) a Restructuring Plan, (2) an Unbundled Rate Filing, and (3) a Stranded Costs Filing with NJBPU pursuant to NJBPU's Final Report. On July 1, 1998, NJBPU released a revised version of its prior draft of proposed legislation to restructure New Jersey's electric power industry (see NJ Stranded Costs), which revisions included provisions requiring that each electric utility "shall fully implement retail choice in 100% of its franchise area within the State of New Jersey by July 1, 1999".

  NJ Stranded Costs. The stranded costs filing of each utility will determine the specific initial level of non-mitigatable stranded costs to be recovered by each utility. Each of these stranded costs filings has been transmitted to the Office of Administrative Law for evidentiary hearings. The JCP&L hearing commenced on December 2, 1997; the Initial Decision from the Administrative Law Judge was due on May 15, 1998, with a Final Decision by NJBPU due thereafter.

  NJBPU concluded in its Final Report that electric utilities "should be given an opportunity to recover from customers the costs associated with past financial commitments made by the utility for the purpose of procuring generating supplies to serve the retail electric customers in their service territory". NJBPU also concluded, however, "there neither can nor should be a guarantee provided for 100% recovery of stranded costs". These pronouncements remain subject to current and future regulatory proceedings and actions by the New Jersey Legislature. Additionally, federal legislation has been proposed that may alter a state's ability to regulate the emerging competitive market and the recovery of stranded costs. See "Risk Factors--Dependence on Third Parties".

  On March 2, 1998, NJBPU released draft legislation for the restructuring of the electric power industry in New Jersey, which included provisions for the determination and recovery of stranded costs of electric utilities. Stranded costs are defined by NJBPU in that draft legislation "as the amount by which the net cost of an electric public utility's electric generating assets or electric power purchase commitments, as determined by NJBPU pursuant to this Act, exceeds the market value of those assets or contractual commitments in a competitive supply market place". NJBPU seeks to address the stranded costs that may be created as a result of its decision "to open the power generation market up to competition". NJBPU has determined to "limit the eligibility for stranded cost surcharge recovery to costs related directly to utility power supply" including, "utility generation plant, long and short-term power purchase contracts with other utilities and long-term power purchase contracts with non-utility generators".

  NJ Above Market Power Purchase Contracts. The JCP&L PPA received initial regulatory approval on December 16, 1985 and final approval of the contract amendment on December 8, 1986. The PSE&G PPA received regulatory approval on July 5, 1989. The Camden PPA (with PSE&G) received initial approval on June 29, 1989 and final approval of contract amendments on February 27, 1991. The approval orders found all contracts reasonable, fairly negotiated and prudent through the term of the contract and permit recovery of all costs through the companies' fuel clauses. Both PSE&G contracts contain a section entitled "Repeal of PURPA" explaining the process for resolution of possible disallowance of costs by NJBPU. NJBPU stated in its Final Report that utilities must and should "take all available measures to mitigate stranded costs caused by the introduction of retail competition", including the "buy-out or renegotiation of existing purchased power contracts with non-utility generators". NJBPU has acknowledged that it appears to lack jurisdiction to order modification of non-utility generators' contracts, and has determined that the "non-mitigatable costs associated with all such contracts which have previously been reviewed and approved by NJBPU, notwithstanding the specific date, must be eligible for stranded cost recovery."

  NJBPU based its determination that it lacks jurisdiction to order modification of non-utility generators' contracts on the decision of the Third Circuit Court of Appeals in Freehold Cogeneration Associates, L.P. v. Board of Regulatory Commissioners of New Jersey, 44 F.3d. 1178 (3rd Cir. 1995), cert. den., 516 U.S. 815, which held that:

  Once the [NJBPU] approved the power purchase agreement between Freehold and JCP&L, on the grounds that the rates were consistent with avoided cost, any action or order by the [NJBPU] to reconsider its approval or to deny the passage of those rates to JCP&L consumers under purported state authority was preempted by federal law. (Id., Freehold 44 F.3d at 1194).

  NJBPU has interpreted the Freehold decision to mean that without legislative action at the federal or state level, a state regulator has minimal ability to subsequently adjust the pricing in such non-utility generators' contracts once approved.

  Notwithstanding NJBPU's acknowledgment that it appears to lack jurisdiction to order modification of non-utility generators' contracts under current law, it has "strongly encouraged all stakeholders to renew their efforts to explore all reasonable means to mitigate IPP contracts". NJBPU further stated that the appropriate regulatory and legislative bodies may "wish to review this issue to provide an added impetus for parties to these contracts to seriously consider mitigation." JCP&L has reported to NJBPU that it intends to pursue efforts to mitigate its above-market costs for non-utility generator purchase power agreements on a voluntary basis.

  New York. The NYPSC is conducting a generic "competitive opportunities" proceeding through which it is examining how to introduce greater competition into the electric utility industry in New York. This process began in March 1993 with a Phase I proceeding, and continued into 1994 with the start of a Phase II proceeding. In June 1995, NYPSC adopted a set of principles to guide its Phase II investigation. In December 1995, an administrative law judge recommended that NYPSC implement wholesale and retail competition. On May 20, 1996, NYPSC issued a final order in the Phase II "competitive opportunities" case in which it endorsed a fundamental restructuring of the electric industry. NYPSC's goals as stated in that order are lower prices for customers from competition, increased choice of suppliers and services for customers, information dissemination to allow educated customer decisions, maintenance of the reliability of the electric system, continuation of social/conservation programs, mitigation of market power, and continuation of the obligation to serve customers. To commence the transition process, NYPSC required the larger investor-owned utilities to submit, by October 1, 1996, a transition plan that addresses market structure issues, corporate structure issues, operational constraints, the schedule for customer choice, unbundled prices, and a rate plan for the duration of the transition.

  Con Ed made a filing in compliance with this order on October 1, 1996. In September 1997, the NYPSC approved a settlement agreement between Con Ed, the NYPSC staff and certain other parties. The settlement agreement includes, among other things the recovery of at least 90% of stranded costs relating to non-utility generator ("NUG") contracts (including Linden). Any disallowance below 100% recovery of these stranded costs will be reduced by, among other factors, NUG contract mitigation achieved by Con Ed.

  New York--Linden Venture Contract. Linden Venture received initial regulatory approval on September 12, 1989, and final approval of contract amendments on May 9, 1991, pursuant to a Con Ed petition for approval, supported by an affirmative recommendation from the NYPSC staff. The approval was based on estimates that the venture would be less costly than existing ventures of Con Ed's long-run avoided cost. NYPSC granted "recovery of all direct purchase costs incurred pursuant to the Linden PPA through the utility's fuel adjustment clause". To the extent Linden Venture operates in conformance with the Linden PPA, Con Ed is entitled to full cost recovery without any subsequent regulatory requirements. There are ongoing investigations into certain aspects of NYPSC regulation of non-utility generators in New York. NYPSC has granted utilities permission to closely monitor the QF status of plants in the state. There is still pending a request by the utilities to enable them to curtail "must-run" plants; however, the Linden Venture contract has a specific exemption from any such request. There is no litigation pending between Linden Venture and Con Ed.

  Other State Regulation. State PUCs also have jurisdiction over the transportation of natural gas by local distribution companies ("LDCs"). Each state's regulatory laws are somewhat different; however, all generally require the LDC to obtain approval from the PUC for the construction of facilities and transportation services if the LDC's generally applicable tariffs do not cover the proposed transaction. LDC rates are usually subject to continuing PUC oversight.

ENVIRONMENTAL REGULATIONS

  The construction and operation of power projects are subject to extensive federal, state and local laws and regulations adopted for the protection of the environment and to regulate land use. The laws and regulations applicable to the Company primarily involve the discharge of emissions into the water and air and the use of water, but can also include wetlands preservation, endangered species, waste disposal and noise regulations. These laws and regulations in many cases require a lengthy and complex process of obtaining licenses, permits and approvals from federal, state and local agencies as well as ongoing reporting and compliance obligations.

Additional or modified licenses, permits and approvals may be required for any physical or operational changes to the Company's facilities. As discussed below, the Company believes it is in material compliance with all such laws and regulations.

  Noncompliance with environmental laws and regulations can result in the imposition of civil or criminal fines or penalties. In some instances, environmental laws also may impose cleanup or other remedial obligation in the event of a release of pollutants or contaminants into the environment. The following federal and state laws are among the more significant environmental laws as they apply to the Company. The state laws impose requirements on the Company that are similar, and in some cases more stringent, than the requirements in the analogous federal laws.

  The Clean Air Act provides for the regulation, largely through state implementation of federal requirements, of emissions of air pollutants from certain facilities and operations, including an obligation to obtain preconstruction and operating permits for sources of air pollution. In New Jersey, the requirements of the Clean Air Act are implemented through the State Air Pollution Control Act and implementing regulations. As originally enacted, the Clean Air Act set guidelines for emission standards for major pollutants (e.g., sulfur dioxide and oxides of nitrogen) from newly built sources. In late 1990, significant amendments to the Clean Air Act were adopted. The 1990 Amendments attempt to reduce emissions from existing sources, particularly previously exempted older power plants. The Company believes that all of the Company's operating plants are in compliance in all material respects with the applicable federal and state performance standards under the Clean Air Act, the 1990 Amendments and the State Air Pollution Control Act.

  In addition to the above, the 1990 Amendments established the Northeast Ozone Transport Region ("NEOTR") which required various states, including New Jersey, to adopt more stringent controls on the pollutants that contribute to the formation of low-level ozone (i.e., volatile organic compounds and oxides of nitrogen). Pursuant to a September 27, 1994 Memorandum of Understanding between the member states of the NEOTR, New Jersey has proposed regulations to implement a region-wide budget for nitrogen oxide emissions. While the Company's operating plants will be subject to this new rule (as presently drafted), and therefore will be subject to additional operating limits, the Company believes that the new rules will not have a material impact on its ability to maintain its present level of operations.

  The Federal Clean Water Act (the "Clean Water Act") and the New Jersey Water Pollution Control Act (the "Water Pollution Control Act") establish rules regulating the discharge of pollutants into surface and ground waters. The Clean Water Act and the Water Pollution Control Act also establish requirements for municipally-owned sewage treatment plants, including pretreatment requirements for industrial users of those plants. Each local municipal sewerage authority has established regulations governing connections to and discharges into its sewer system and treatment plants. Pursuant to these federal, state and local laws and regulations, the Company is required to obtain permits for the discharge of its wastewater and storm water runoff. The Company believes that it is in material compliance with applicable discharge requirements under the Clean Water Act, the Water Pollution Control Act and applicable local regulations.

  The Resource Conservation and Recovery Act ("RCRA") regulates the generation, treatment, storage, handling, transportation and disposal of solid and hazardous waste. The Company generates certain non-hazardous and hazardous wastes that are subject to the requirements of RCRA and parallel state statutes. The hazardous wastes that the Company generates are subject to more rigorous and costly disposal requirements than are non-hazardous wastes, although the cost of disposal is not anticipated to be material. The Company believes that it is in substantial compliance with the RCRA and the parallel state regulations.

  The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA" or "Superfund"), requires cleanup of sites from which there has been a release or threatened release of hazardous substances and authorizes the United States Environmental Protection Agency ("EPA") to take any necessary response action at Superfund sites, including ordering potentially responsible parties ("PRPs") that are liable for the release to take or pay for such actions. PRPs are broadly defined under CERCLA to include past and present owners and operators of, as well as generators of wastes sent to, a site. In addition, the New Jersey Spill Act ("Spill Act") imposes similar liability under state law for discharges of hazardous substances (including petroleum products) and, under certain circumstances, authorizes the collection of treble damages from a responsible party. Similar to CERCLA, the definition of who is responsible is broadly defined to include owners and operators of the facility where the discharge occurred, the owners of the hazardous substance that is discharged, or anyone who has caused or allowed the discharge to occur. As of the present time, the Company is not subject to liability for any Superfund or Spill Act matters. However, the Company generates certain wastes, including hazardous wastes, and sends certain of its wastes to third-party waste disposal sites. As a result, there can be no assurance that the Company will not incur liability under CERCLA or the Spill Act in the future.

  The Spill Act also requires facilities that store significant quantities of petroleum products or other hazardous substances to prepare detailed discharge prevention containment and countermeasure plans and discharge cleanup and removal plans. The Company believes that it is in substantial compliance with these regulations with respect to each of its operating plants.

  The New Jersey Toxic Catastrophe Prevention Act ("TCPA") requires owners of facilities that use an "extraordinarily hazardous substance" to prepare a comprehensive risk management plan pertaining to its use of such substances. The Company's Bayonne Facility is subject to these requirements due to its use of anhydrous ammonia in its air pollution control systems. The Company believes that it is in material compliance with the TCPA requirements.

  Because the Formation Transactions and the Common Stock Offering will involve a significant change in the ownership structure of the entities that own the operating plants, the Formation Transactions may trigger the Company's obligations pursuant to the New Jersey Industrial Site Recovery Act ("ISRA"). ISRA requires the owner or operator of an industrial establishment to notify the New Jersey Department of Environmental Protection ("NJDEP") of the pending transaction and to obtain NJDEP approval prior to the closing of any such sale of ownership interests. In order to obtain NJDEP approval for a proposed transaction, the owner or operator must conduct a satisfactory investigation of the environmental conditions of the industrial establishment and, if necessary, commit to undertake appropriate remedial measures to address any contamination present at the industrial establishment. Based upon the history of the construction and operation of the Company's facilities, previous investigations of site conditions, and the status of ongoing remediation projects currently being undertaken by current or prior owners of the properties, the Company believes that it will not incur any material cost as a result of its compliance with ISRA.

  To the extent the Company acquires interests in plants in other states, such plants will be subject to such states' implementation of federal law and other state and local environmental laws and regulations.

                                  MANAGEMENT

OFFICERS AND DIRECTORS

  The following table sets forth certain information about the officers and directors of the Company following the consummation of the Formation Transactions and the Common Stock Offering. Executive officers are elected by Cogen's Board of Directors to hold office until their respective successors are elected and qualified.

 NAME                               AGE               POSITION(S)
 ----                               ---               -----------
 Robert C. McNair.................   61 Chairman of the Board and Chief
                                         Executive Officer and Director
 Philip J. Burguieres*............   54 Director and Chairman of the Executive
                                         Committee
 Ernest H. Cockrell*..............   52 Director and Chairman of the Audit
                                         Committee
 Malcolm Gillis**.................   57 Director
 Charles Berdon Lawrence**........   55 Director and Chairman of the
                                         Compensation Committee
 Constantine S. Nicandros**.......   65 Director
 L.J. Gelber......................   42 President
 Ross D. Ain......................   51 Vice Chairman--Business Development,
                                         Cogen Technologies Generating Company
                                         GP, Inc. ("Cogen Technologies
                                         Generating Company")
 Joseph M. Bollinger..............   51 President, Cogen Technologies
                                        Generating Company
 Richard A. Lydecker, Jr. ........   54 Senior Vice President, Chief Financial
                                        Officer and Secretary
 C.L. Sowell......................   68 Vice Chairman--Government Relations,
                                        Cogen Technologies Generating Company
 Jacob Feinstein..................   55 Vice President, Cogen Technologies
                                        Generating Company
 Colin Harper.....................   38 Vice President--Fuel Operations, Cogen
                                        Technologies Generating Company
 Sharleen L. Walkoviak............   44 Vice President and Treasurer
 Jimmy McDonald...................   34 Controller

--------
 * Member of the Audit Committee
** Member of the Compensation Committee

  Although Mr. McNair currently has other significant business interests, priority will be given to his responsibility as Chief Executive Officer of Cogen.

  Mr. Lydecker also serves as director or executive officer or both of certain other entities controlled by Mr. McNair. The time allocated to such services will be limited and is not expected to detract from the necessary services of Mr. Lydecker to the Company. As discussed in "Certain Transactions--Other Transactions", such other entities will reimburse the Company based upon fully allocated costs plus an appropriate markup for such services.

INDIVIDUAL BACKGROUND INFORMATION

  Set forth below is a description of the backgrounds of the directors and officers of the Company.

Directors

  Robert C. McNair is the founder of the Company's subsidiaries and its principal ventures and has served as Chief Executive Officer of companies within the Group and its affiliates in Houston, Texas, for more than the past five years.

  Philip J. Burguieres has been a director of the Company since July 1998. Mr. Burguieres served as chairman of the board of Weatherford Enterra, Inc., an energy services company, from December 1992 until its merger with EVI, Inc. in June 1998 and president and chief executive officer and director of Weatherford Enterra, Inc. from April 1991. From January 1990 to November 1990, he was chairman of the board, president and chief executive officer of Panhandle Eastern Corporation, a company that operated interstate natural gas transmission systems. Prior to that, from 1971 through November 1989 he held various positions with Cameron Iron Works, an oilfield manufacturer. He served as chairman of the board of Cameron Iron Works from January 1987 to November 1989, chief executive officer from April 1981 to November 1989. Mr. Burguieres also is a director of EVI Weatherford, Inc., McDermott International, Inc., Chase Bank of Texas, N.A., Newfield Exploration Company and Denali Incorporated.

  Ernest H. Cockrell has been a director of the Company since July 1998. Mr. Cockrell has been chairman of the board and chief executive officer of Cockrell Interests, Inc., an oil and gas exploration and production company, since April 1996. Prior to that he served as president and chief executive officer of Cockrell Interests, Inc. for more than ten years. Mr. Cockrell is a director of Pennzoil Company and Southwest Bank of Texas.

  Malcolm Gillis has been a director of the Company since July 1998. Mr. Gillis has been President of William Marsh Rice University since July 1993. From July 1991 to June 1993 he was Dean of the Faculty of Arts and Sciences of Duke University and from July 1986 through June 1991 he was Dean of the Graduate School and Vice Provost for Academic Affairs of Duke University.

  Charles Berdon Lawrence has been a director of the Company since July 1998. Mr. Lawrence has been president of Hollywood Marine, Inc., a Gulf Coast operator of tank barges and tow boats handling petrochemical and petroleum products, for more than the past five years. He also is a director of Pennzoil Company.

  Constantine S. Nicandros has been a director of the Company since July 1998. Mr. Nicandros has been chairman of CSN and Company, a private consulting and investment firm since March 1996. From 1957 until his retirement in March 1996, Mr. Nicandros held various positions with Conoco Inc., a petroleum products company, where he was president and chief executive officer from March 1987 through 1995. He also served as vice chairman of E.I. du Pont de Nemours and Company (the parent of Conoco, Inc. and a chemical, specialty products and energy company) from 1991 until his retirement. Mr. Nicandros is a director of Chase Bank of Texas, Cooper Industries, Inc. and Mitchell Energy and Development Corp.

Officers

  L.J. Gelber has been President of the Company since August 1998. From June 1993 through July 1998, Mr. Gelber was president and chief executive officer of ESI Energy, Inc., a wholly owned subsidiary of FPL Group, a public utility company. From 1985 to June 1993, he served as director of corporate development of FPL Group and from 1978 to 1985 he was the manager of finance of Florida Power & Light.

  Ross D. Ain has served as an executive officer of companies within the Group since 1994. He currently serves as Vice Chairman of Cogen Technologies Generating Company, a wholly owned subsidiary of the Company. Prior to joining the Group, he was engaged in the private practice of law in Washington D.C. as a partner with the firm of Van Ness Feldman, a Professional Corporation, for many years prior to 1994.

  Joseph M. Bollinger, who is an engineer, has served as an executive officer of companies within the Group for more than the past five years after prior positions in engineering and project management with GE. He currently serves as President of Cogen Technologies Generating Company.

  Richard A. Lydecker, Jr. has been Senior Vice President, Chief Financial Officer and Secretary of the Company since May 1998. Mr. Lydecker served as an executive officer of companies within the Group for more than five years after prior positions in finance and accounting with several energy companies.

  C.L. Sowell has been Vice Chairman--Government Relations of Cogen Technologies Generating Company since August 1998. Mr. Sowell has served as an officer of companies within the Group for more than five years.

  Jacob Feinstein has been Vice President of Cogen Technologies Generating Company since August 1998. Since May 1998 Mr. Feinstein served as an officer of companies within the Group. Mr. Feinstein was a vice president of system and transmission operations of Consolidated Edison Company of New York, Inc., a public utility company, for more than five years prior to May 1998.

  Colin Harper has been Vice President--Fuel Operations of Cogen Technologies Generating Company since August 1998. Mr. Harper has served as an officer of companies within the Group for more than five years.

  Sharleen L. Walkoviak has been Vice President and Treasurer of the Company since August 1998. Ms. Walkoviak served as treasurer of companies within the Group since January 1997 and served as controller from August 1994 until January 1997. Ms. Walkoviak was director of administration for Woodard Hall & Primm P.C., a law firm, from September 1990 until August 1994.

  Jimmy McDonald has been Controller of the Company since August 1998. Mr. McDonald has served as controller of companies within the Group since January 1997 and prior to that time served as assistant controller.

CLASSIFIED BOARD

  Prior to the consummation of the Common Stock Offering, the Company plans to adopt a Restated Certificate of Incorporation which will provide for the classification of the Board of Directors of the Company into three classes (Class I, Class II and Class III), with the term of each class expiring at successive annual meetings of stockholders. At and after the 1999 annual meeting of stockholders, all nominees standing for election will be elected for three-year terms. The terms of office of Messrs. Cockrell and Nicandros will expire at the 1999 annual meeting of stockholders, the terms of office of Messrs. Burguieres and Gillis will expire at the 2000 annual meeting of stockholders and the terms of office of Messrs. Lawrence and McNair will expire at the 2001 annual meeting of stockholders.

BOARD COMMITTEES

   Cogen's Board of Directors has established an Audit Committee and a Compensation Committee.

  The duties of the Audit Committee are to recommend to the Board of Directors the selection of independent public accountants to audit annually the books and records of the Company, discuss with the independent auditors and internal auditors the scope and results of audits and approve and review any nonaudit services performed by the Company's independent auditing firm.

  The duties of the Compensation Committee are to provide a general review of the Company's compensation and benefit plans to ensure that they meet the Company's objectives. In addition, the Compensation Committee approves the Chief Executive Officer's compensation and reviews the Chief Executive Officer's recommendations on (i) the compensation of all other officers of the Company, (ii) the grant of awards under the Company's then existing compensation and benefit plans and (iii) the adoption of major Company compensation policies and practices. The Compensation Committee also administers the Company's 1998 Employee Stock Compensation Plan (the "Employee Plan").

BOARD COMPENSATION

  Non-employee directors of the Company will be paid a quarterly director's fee of $6,000 plus $2,000 for each board meeting attended. The Chairman of each of the Audit and Compensation Committees will be paid an annual fee of $2,000, and each director who is a member of a committee of the Board of Directors will receive $1,000 for each committee meeting attended. In addition, the Chairman of the Executive Committee will receive an annual fee of $200,000 and an option to purchase 250,000 shares of Common Stock at an exercise price equal to the Common Stock Offering price per share.

  Each of the non-employee directors is entitled to receive options under the Company's 1998 Non-Employee Director Stock Option Plan (the "Director Plan"). The Director Plan was adopted for the benefit of directors of the Company who, at the time of their service, were not employees of the Company or its subsidiaries. The

Director Plan is designed to advance the interests of the Company by providing such non-employee directors with additional incentive to promote the success of the Company's business and to enhance the Company's ability to attract, retain and motivate non-employee directors with compensatory arrangements that provide for or increase the proprietary interests of such persons in the Company. The Director Plan was approved and adopted by the Board of Directors and the Company's stockholders in August 1998 and is administered by the full Board of Directors. Subject to certain anti-dilution provisions in the Director Plan, an aggregate of .5455% of the issued and outstanding Common Stock immediately following the consummation of the Formation Transactions (300,000 shares assuming a Common Stock Offering price of $15.00 per share) has been reserved for issuance under the Director Plan upon the exercise of options granted under such plan. Immediately prior to the consummation of the Common Stock Offering, options to purchase an aggregate of 50,000 shares of Common Stock will be outstanding under the Director Plan at an exercise price equal to the per share Common Stock Offering price. The Board of Directors of the Company, in its sole discretion, may amend or terminate the Director Plan, except that no amendment may decrease the exercise price below the fair market value of the Common Stock at the date of grant.

  Pursuant to the terms of the Director Plan, each person serving as a director of the Company immediately prior to the consummation of the Common Stock Offering and who is not an employee of the Company or any of its subsidiaries was will be granted options to purchase 10,000 shares of Common Stock (the "Initial Director Options") at an exercise price equal to the Common Stock Offering price per share. Under the Director Plan, upon election to the Company's Board of Directors each non-employee director who was not a director immediately prior to the consummation of the Common Stock Offering shall be granted options to purchase 10,000 shares of Common Stock (the "New Director Options"). In addition, the Director Plan provides for the automatic grant of options to purchase 5,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant to each person who is a non-employee director of the Company on any December 31 while the Director Plan is in effect (the "Vested Options").

  All options granted under the Director Plan will have an exercise price per share of Common Stock equal to the fair market value of the Common Stock on the date of grant. Each of the Initial Director Options and the New Director Options is exercisable only in one-third increments over a three-year period commencing on the first anniversary of the date of the grant of such options. The Vested Options are immediately exercisable in full when granted. In the event of certain corporate transactions, the Board of Directors has discretion to (i) accelerate the time at which options granted under the Director Plan may be exercised, (ii) require the mandatory surrender of such options in exchange for cash or (iii) make certain adjustments to such options. All options granted under the Director Plan will be nonqualified stock options that will not qualify as incentive stock options under section 422 of the Code.

  Options granted under the Director Plan have a term equal to the earlier of
(i) three years from the date the non-employee director ceases to be a director of the Company for any reason other than death, disability or retirement, and (ii) ten years from the date of grant of such option. In the event of the death, disability or retirement of the non-employee director, such non-employee director's options shall continue to vest until such options expire ten years after the date of grant of such option and, in the event of death, such non-employee director's options may be exercised by his executors, administrators or any person or persons to whom his options may be transferred by will or the laws of descent and distribution, as the case may be. Options granted under the Director Plan are not transferable by the non-employee director except upon death of the non-employee director as noted above and for certain limited transfers within a family or for estate planning purposes.

EXECUTIVE COMPENSATION

  Cogen was incorporated in May 1998, and, prior to the Common Stock Offering, has not conducted any operations other than activities related to the Common Stock Offering and the Formation Transactions. Prior to the consummation of such transactions, Cogen will not pay any compensation to its senior executive officers. Cogen anticipates that during 1998 and following the consummation of such transactions, its Chief Executive Officer and four other most highly compensated executive officers and their annualized base salaries will be:

Robert C. McNair, no cash compensation; L.J. Gelber--$525,000; Ross D. Ain-- $400,000; Joseph M. Bollinger--$400,000; and Richard A Lydecker, Jr.-- $300,000. In lieu of cash compensation for the remainder of 1998 and 1999, Mr. McNair will receive an option to purchase 700,000 shares of Common Stock at an exercise price equal to the Common Stock Offering price per share.

EMPLOYMENT AGREEMENTS

  The Company expects to enter into change-in-control agreements with certain members of senior management, but the terms thereof have not been established at the present time.

EMPLOYEE PLANS

 1998 Employee Stock Compensation Plan

  The Employee Plan is designed to advance the interests of the Company and its stockholders by providing key employees of the Company or any of its subsidiaries and consultants and advisors to the Company additional incentive to promote the success of the Company's business and to enhance the Company's ability to attract, retain and motivate key employees, consultants and advisors through the use of compensatory arrangements that provide for or increase the proprietary interests of such persons in the Company. The Employee Plan was approved and adopted by the Board of Directors and the Company's stockholders in August 1998 and is administered by the Compensation Committee. Subject to certain anti-dilution provisions in the Employee Plan, an aggregate of 11.9546% of the issued and outstanding shares of Common Stock immediately following the consummation of the Formation Transactions (6,575,000 shares assuming a Common Stock Offering price of $15.00 per share) has been reserved for issuance under the Employee Plan upon the exercise of options granted under the Employee Plan or pursuant to the grant of restricted stock awards under the Employee Plan. Options granted under the Employee Plan may be either incentive stock options as defined in section 422 of the Code ("ISOs"), or nonqualified stock options. Immediately prior to the consummation of the Common Stock Offering, the Company will grant options to purchase an aggregate of approximately 2,500,000 shares of Common Stock at an exercise price equal to the per share Common Stock Offering price. No options may be
granted under the Employee Plan after August    , 2008. The Board of Directors
has the power to amend, terminate or suspend the Employee Plan in its sole discretion except that certain amendments require the approval of the Company's stockholders to maintain the status of ISOs under the Code.

  Under the Employee Plan, ISOs may be granted to those key employees of the Company or its subsidiaries as the Compensation Committee may determine from time to time. Nonqualified stock options and restricted stock awards (ISOs, nonqualified stock options and restricted stock awards collectively referred to herein as "Awards") may be granted to those employees, consultants, advisors and directors who have substantial responsibility for the management and growth of the Company or its affiliates as the Compensation Committee shall determine from time to time. Pursuant to the terms of the Employee Plan, the Compensation Committee may only grant (i) ISOs to purchase an aggregate of 11.5449% of the issued and outstanding shares of Common Stock immediately following the consummation of the Formation Transactions (6,349,667 shares assuming a Common Stock Offering price of $15.00 per share) and (ii) restricted stock awards of an aggregate of .4097% of the issued and outstanding shares of Common Stock immediately following the consummation of the Formation Transactions (225,333 shares assuming a Common Stock Offering price of $15.00 per share) shares of Common Stock and may only grant options to purchase an aggregate of 2.7272% of the issued and outstanding shares of Common Stock immediately following the consummation of the Formation Transactions (1,500,000 shares assuming a Common Stock offering price of $15.00 per share) shares of Common Stock to any person in a calendar year. All ISOs under the Employee Plan are nontransferable except by will or under the laws of descent and distribution. Nonqualified stock options and restricted stock awards are generally nontransferable except by will or under the laws of descent and distribution, unless otherwise provided for by the Compensation Committee in its sole discretion. In the event of certain corporate transactions, the Compensation Committee has discretion to (i) accelerate the time at which Awards granted under the Employee Plan may be exercised, (ii) require the mandatory surrender of such Awards in exchange for cash or (iii) make certain adjustments to such Awards.

  The Employee Plan provides that the Compensation Committee shall specify whether options granted under the Employee Plan are ISOs or nonqualified stock options, provided that notwithstanding such designation, ISOs shall be treated as nonqualified stock options under certain circumstances as may be required by law. The exercise price for options granted under the Employee Plan will generally be equal to the fair market value of the Common Stock on the date of grant, but the Compensation Committee in its discretion may determine a higher exercise price. In the case of a 10% stockholder, the exercise price for ISOs granted under the Employee Plan may not be less than 110% of the fair market value of the Common Stock on the date of grant. Options granted under the Employee Plan generally terminate on the earlier of (i) ten years from the date of grant (five years from the date of grant for ISOs in the case of a 10% stockholder) and (ii) one day less than three months after the severance of the employment or affiliation relationship between the option holder and the Company and all of its subsidiaries for any reason except for death, retirement or disability. Options may be exercised at the time, in the manner and subject to the conditions the Compensation Committee specifies in its sole discretion. Immediately prior to the consummation of the Common Stock Offering, the Company plans to grant options to purchase an aggregate of approximately 2,500,000 shares of Common Stock, at an exercise price equal to the Common Stock Offering price per share, to certain employees, of which options to purchase an aggregate of 1,341,000 shares of Common Stock will be granted to the Chief Executive Officer and other executive officers.

  Under the Employee Plan, the Compensation Committee may also issue shares of restricted stock to eligible persons selected by it. The amount of, and vesting and transferability restrictions applicable to, restricted stock awards are determined by the Compensation Committee in its sole discretion. Immediately prior to the consummation of the Common Stock Offering, the Company plans to grant an aggregate of 225,333 shares of restricted stock (valued at the Common Stock Offering price per share) to certain executive officers.

  The Company also intends to adopt a 401(k) plan.

MANAGEMENT SERVICES AGREEMENTS

  The Company expects to enter into agreements with various other entities controlled by Robert C. McNair pursuant to which Cogen would provide services including certain management, financial and administrative support to such entities. See "Certain Transactions--Other Transactions". In addition, NJ Inc. has entered into management services agreements with an entity indirectly owned and controlled by Robert C. McNair. See "Certain Transactions--Other Transactions".

                             CERTAIN TRANSACTIONS

FORMATION TRANSACTIONS

  Cogen was incorporated in May 1998 at the instance of Robert C. McNair to acquire operating control of, and a substantial equity interest in (or, in the case of Selkirk Venture, only a passive equity interest in), a group of affiliated entities (the subsidiaries) beneficially owned approximately 82% by the McNair Interests and approximately 18% by the Minority Interests. Mr. McNair and the McNair Interests may constitute "promoters" or "founders" under Rule 405 of the Securities Act. In connection with its organization, Cogen issued an aggregate of 1,000 shares of Common Stock to the holders of the McNair Interests and the holders of the Minority Interests in their respective 82% and 18% ratios in consideration for the proportionate payment of an aggregate of $1,000 to Cogen. In connection with the Common Stock Offering, the following transactions will be consummated simultaneously immediately prior to the consummation of the Common Stock Offering (dollar and share amounts are estimates based on an assumed Common Stock Offering Price of $15.00 per share):

  First, 49.9% of the general partner interests and 49.9% of the limited partner interests of Linden Ltd., a limited partnership which is the general partner in the Linden Venture, which owns and operates the Linden Plant will be transferred by the McNair Interests and the Minority Interests, respectively, to Cogen or a subsidiary thereof in consideration for the issuance to the McNair Interests of 23.5 million shares of Common Stock and to the Minority Interests of 5.2 million shares of Common Stock.

  Second (i) 100% of the stock of Camden, Inc., which is the general partner in Camden GPLP, a limited partnership which is the general partner of Camden Cogen, another limited partnership which constitutes the venture that owns and operates the Camden Plant, and (ii) all the equity interests in Camden GPLP represented by the limited partnership interests therein owned by the Minority Interests, will be transferred by the McNair Interests and the Minority Interests to Cogen or a subsidiary thereof in consideration for the payment and issuance to the McNair Interests of an aggregate of $820,000 in cash and 8.1 million shares of Common Stock and to the Minority Interests of an aggregate of $180,000 in cash and 1.8 million shares of Common Stock.

  Third, MESC, a Texas corporation approximately 82% owned by the McNair Interests and approximately 18% owned by the Minority Interests, will be merged with Cogen Technologies Bayonne, Inc., a wholly owned subsidiary of Cogen ("Bayonne Newco"), pursuant to which merger Bayonne Newco will survive and the stockholders of MESC will receive 14.4 million shares of Common Stock in proportion to their ownership. MESC owns NJ Inc., which is the operating and 91.75% managing general partner of NJ Venture, which owns the Bayonne Plant.

  Fourth, the McNair Interests and the Minority Interests will transfer directly or indirectly their general and limited partnership interests in Selkirk LP which holds limited partner interests in Selkirk Cogen Partners, L.P., which owns the Selkirk Plant, to Cogen or a subsidiary thereof, in consideration for 1.7 million shares of Common Stock. The McNair Interests will retain their ownership of Cogen Technologies Selkirk GP, Inc., which holds a 1% general partnership interest in Selkirk Venture.

  Fifth, Financial Services, a limited partnership owned by the McNair Interests and the Minority Interests, will transfer its 100% ownership in CT Global, engaged at present solely in the business of insuring the first levels of property and casualty insurance for the Company's principal plants (the "Insurance Subsidiary"), to the Company in consideration for
  0.3 million shares of Common Stock.

  Finally and immediately after the transactions described in the five preceding paragraphs, the remaining equity interests in Linden Ltd. owned by the McNair Interests and the Minority Interests will be redeemed by Linden Ltd. in consideration for the proportionate distribution to the McNair Interests and the Minority Interests of an account receivable in the amount of $140.4 million owed to Linden Ltd. by Financial Services and the proportionate payment to the McNair Interests and the Minority Interests of $291.0 million in cash. The funds for such redemption will be borrowed by Linden Ltd. from Morgan Stanley & Co. Incorporated pursuant to the Bridge Loan Agreement.

  After the consummation of all the foregoing transactions (the "Formation Transactions") and the Common Stock Offering, Cogen will have outstanding 55,000,000 shares of Common Stock, of which 18.5 million shares (33.6%) will be owned by the McNair Interests, 3.2 million shares (5.8%) will be owned by the Minority Interests, and 33.3 million shares (60.6%) will be owned by the public. See "Principal and Selling Stockholders". Further, Cogen will own, directly or indirectly, all of the equity interests currently held by the McNair Interests and the Minority Interests in the ventures that operate and own the Linden, Bayonne and Camden Plants and also the equity interests of the McNair and Minority Interests held by Selkirk LP in the venture which owns the Selkirk Plant, as well as 100% of CT Global. The McNair Interests will receive an aggregate of approximately $239.4 million in cash, 82% of a receivable from Financial Services, an entity not owned by Cogen, having a face value of $115.1 million and 45.1 million shares of Common Stock in connection with the Formation Transactions, although the only consideration to be paid to the McNair Interests by Cogen is the shares of Common Stock thereof and $820,000 in cash. In addition, in connection with the Formation Transactions, RCM, a limited partnership indirectly owned and controlled by Robert C. McNair, will receive an aggregate of $74.0 million in consideration for the termination of certain existing management services agreements between RCM and Camden GPLP, Linden Ltd. and Selkirk LP and one of the Minority Interests will receive from Linden Venture, Camden Cogen and Selkirk LP, an aggregate of $9.7 million in consideration for the termination of certain gas management agreements between him and Cogen Technologies Capital Company, L.P.

  Immediately after consummation of the Debt Offering, the Company will advance as a loan to Linden Ltd., a portion of the Debt Offering proceeds necessary for Linden Ltd. to repay, in full, the $291.0 million Bridge Loan.

  In addition, to facilitate the consummation of the Formation Transactions, immediately prior to the consummation of the Common Stock Offering, Morgan Stanley & Co. Incorporated will loan an aggregate of $83.9 million to the McNair Interests and the Minority Interests, which will be repaid from a portion of the proceeds of the Common Stock Offering.

  The consummation of the Formation Transactions and, thus, the consummation of the Common Stock Offering are subject to the various entities that are parties to the Formation Transactions obtaining all necessary consents of other partners in, and lenders to, the entities which are to be owned directly or indirectly by the Company after the consummation of the Formation Transactions.

  For a chart showing, in a simplified manner, the organizational structure of the Company with respect to its interests in the ventures immediately following the consummation of the Formation Transactions, see "Prospectus Summary--Formation".

OTHER TRANSACTIONS

  NJ Inc. has entered into a management services agreement with RCM, pursuant to which RCM provides certain management services for NJ Venture. RCM is a Delaware limited partnership that is indirectly owned and controlled by Robert
C. McNair. The agreement with NJ Inc. was entered into in September 1989, expires on the date NJ Inc. ceases to be the managing venturer of NJ Venture (or if earlier terminated pursuant to cause as defined therein) and provides that NJ Inc. will pay or cause NJ Venture to pay to RCM a management fee equal to 1.5% of the gross revenues of NJ Venture. The Company expects that this agreement will remain in place following the closing of the Offerings and the Formation Transactions.

COMPANY POLICY

  The Company expects to provide certain management, financial and administrative support services to other entities controlled by Mr. McNair for which it will receive a fee equal to estimated cost plus an appropriate markup. Estimated cost, including office space and facilities, will be determined on a full allocation basis, including staff time, burden and direct charges.

  To the extent that the Company makes use of corporate aircraft owned by Mr. McNair or entities controlled by him--transactions that are likely to occur from time to time--the Company will be charged on the basis of an estimate of the cost of alternate transportation and on an allocation of use.

  All future transactions with affiliates of the Company, including the support services to other entities controlled by Mr. McNair, will be approved by the Board of Directors, including by a majority of the disinterested members of the Board of Directors, pursuant to a determination by the Board of Directors that they are on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of Common Stock as of August 1, 1998, assuming the consummation of the Formation Transactions and, as adjusted to reflect the sale of Common Stock in this Common Stock Offering, by (i) each director of Cogen, (ii) each person known or believed by Cogen to own beneficially 5% or more of the Common Stock, (iii) all directors and executive officers as a group and (iv) the Selling Stockholders. Share amounts assume a Common Stock Offering price of $15.00 per share. See note (1) below. Unless otherwise indicated, each person has sole voting and dispositive power with respect to such shares.

                          SHARES BENEFICIALLY                  SHARES BENEFICIALLY
                            OWNED PRIOR TO                         OWNED AFTER
                              THE COMMON       NUMBER OF            THE COMMON
                            STOCK OFFERING       SHARES         STOCK OFFERING(2)
  NAME AND ADDRESS OF     --------------------   BEING    --------------------
  BENEFICIAL OWNER(1)        NUMBER      %      OFFERED      NUMBER      %
  -------------------     ------------ ------- ---------- ------------ -------
Robert C. McNair(3)(4)..  39,865,000   72.5%   23,440,000 16,425,000   29.9%
Cogen Technologies
 Limited Partners Joint
 Venture(5).............     7,299,000   13.3%  6,723,000    3,184,000    5.8%
 2 Memorial City Plaza
 820 Gessner, Suite 1320
 Houston, Texas 77024
Robert Cary McNair,
 Jr.(5)(6)..............       274,000      *     166,000      108,000      *
Daniel Calhoun
 McNair(6)..............       330,000      *     200,000      130,000      *
McNair Children
 Trusts(6)..............     4,624,000    8.4%  2,804,000    1,820,000    3.3%
Philip J. Burguieres(3).       -         -         -           -         -
Ernest H. Cockrell(3)...       -         -         -           -         -
Malcolm Gillis(3).......       -         -         -           -         -
C. Berdon Lawrence(3)...       -         -         -           -         -
Constantine S.
 Nicandros(3)...........       -         -         -           -         -
L.J. Gelber(3)..........       -         -         -           -         -
Ross D. Ain(3)..........       -         -         -           -         -
Joseph M. Bollinger(3)..       -         -         -           -         -
Richard A. Lydecker,
 Jr.(3).................       -         -         -           -         -
Directors and officers
 as a group (10
 persons)...............    39,865,000   72.5% 23,440,000   16,425,000   29.9%

--------

 * Less than 1%.
(l) Beneficial ownership is determined in accordance with the rules of the Commission. In computing the number of shares of Common Stock beneficially owned by a person, and the percentage of ownership by that person, shares of Common Stock issuable pursuant to options and warrants held by that person that are currently exercisable or exercisable within 60 days of
          , 1998 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
(2) Assumes no exercise of the Underwriters' over-allotment option.
(3) The address for Messrs. McNair, Burguieres, Cockrell, Gillis, Lawrence, Nicandros, Gelber, Ain, Bollinger and Lydecker, is 711 Louisiana, 33rd Floor, Houston, Texas 77002.

(4) Includes 20,767,000 shares of Common Stock that will be held by RCM Holdings, Inc., 1,208,000 shares that will be held by Cogen Technologies Selkirk LP, Inc. and 231,000 shares that will be held by Old Cogen Technologies Financial Services, L.P. immediately following consummation of the Formation Transactions but immediately prior to consummation of the Common Stock Offering, each of which entities is directly or indirectly controlled by Mr. McNair. If the Underwriters' over-allotment option is exercised in full, after the Common Stock Offering Mr. McNair may be deemed to beneficially own 12,300,000 shares of Common Stock or 22.4% of the issued and outstanding Common Stock.

(5) Cogen Technologies Limited Partners Joint Venture ("CTLPJV") is a Texas general partnership comprising the following general partners: (i) Pauline
    E. Buck, as Trustee of the Charles N. Buck Family Trust-A and the Charles
    N. Buck Family Trust-B under the will of Charles N. Buck, (the "Buck Family Trusts"); (ii) Evergreen Partnership Energy, Ltd. ("Evergreen");
    (iii) Robert Cary McNair, Jr., as Trustee of The 1989 Energy Trust (the "Energy Trust"); (iv) John P. Hansen and C. Donald Van Wart, as co-trustees of Hansfam Three, a Trust (the "Hansfam Trust"); (v) Robert A. Hansen; and (vi) C. Donald Van Wart. Pauline E. Buck is the sole trustee and beneficiary of the Buck Family Trusts and as such may be deemed to be the beneficial owner of the shares of Common Stock held by CTLPJV. Evergreen is a Texas limited partnership and as a general partner of CTLPJV may be deemed to be the beneficial owner of the shares of the Common Stock held by CTLPJV. H. Fred Levine and Velva G. Levine are the general partners of Evergreen and have sole voting and dispositive power with respect to the CTLPJV partnership interest beneficially owned by Evergreen. Because of these relationships, Mr. Levine and Ms. Levine each may be deemed to be the beneficial owners of the shares of Common Stock held by CTLPJV. Robert Cary McNair, Jr. and David C. Holland are co-trustees of the Energy Trust and have voting and dispositive power with respect to the CTLPJV partnership interest beneficially owned by the Energy Trust and because of such positions each may be deemed to be the beneficial owners of the shares of Common Stock held by CTLPJV. John P. Hansen and C. Donald Van Wart are co-trustees of the Hansfam Trust and share voting and dispositive power with respect to the CTLPJV partnership interest beneficially owned by the Hansfam Trust and because of such positions may be deemed to be the beneficial owners of the shares of Common Stock held by CTLPJV. As general partners of CTLPJV, each of Robert
    A. Hansen and C. Donald Van Wart may be deemed to be the beneficial owners of the shares of Common Stock held by CTLPJV. In addition to the relationships with CTLPJV noted above, Pauline E. Buck, as Trustee of the Buck Family Trusts, Evergreen, Robert A. Hansen and C. Donald Van Wart are shareholders of MESC and will receive 116,000, 754,000, 1,449,000 and 217,000 shares of Common Stock, respectively, in connection with the merger of MESC and Cogen Technologies Bayonne, Inc. See "Certain Transactions--Formation Transactions". As the sole trustee and beneficiary of the Buck Family Trusts, Pauline E. Buck may be deemed to be the beneficial owner of the 116,000 shares of Common Stock to be received by the Buck Family Trusts in connection with such merger. As the general partners of Evergreen with sole voting and dispositive power, H. Fred Levine and Velva G. Levine may be deemed to be the beneficial owners of the 754,000 shares of Common Stock to be received by Evergreen in connection with such merger. If the Underwriters' over-allotment option is exercised in full, after the Common Stock Offering CTLPJV may be deemed to beneficially own 2,784,000 shares of Common Stock or 5.1% of the issued and outstanding Common Stock.

(6) The McNair Children Trusts are the (i) Robert Cary McNair, Jr. Trust UTA dated November 14, 1988, as amended (the "Robert Cary McNair Trust"); (ii) Daniel Calhoun McNair Trust UTA dated November 14, 1988, as amended (the "Daniel Calhoun McNair Trust"); (iii) Ruth McNair Smith Trust UTA dated November 14, 1988, as amended (the "Ruth McNair Smith Trust"); and (iv) Melissa Eileen McNair Walter Trust UTA dated November 14, 1988, as amended (the "Melissa Eileen McNair Walter Trust"). Robert Cary McNair, Jr. is the sole trustee and beneficiary of the Robert Cary McNair Trust and as such may be deemed to be the beneficial owner of the shares of Common Stock held by such trust. Daniel Calhoun McNair is the sole trustee and beneficiary of the Daniel Calhoun McNair Trust and as such may be deemed to be the beneficial owner of the shares of Common Stock held by such trust. Ruth McNair Walter is the sole beneficiary and a co-trustee of the Ruth McNair Smith Trust and as such may be deemed to be the beneficial owner of the shares of Common Stock held by such trust. Melissa Eileen McNair Walter is the sole beneficiary and a co-trustee of the Melissa Eileen McNair Walter Trust and as such may be deemed to be the beneficial owner of the shares of Common Stock held by such trust. M. Robert Dussler is the co-trustee of the Ruth McNair Smith Trust and the Melissa Eileen McNair Walter Trust and as such may be deemed to be the beneficial owner of the shares of Common Stock held by such trusts. If the Underwriters' over-allotment option is exercised in full, each of the McNair Children Trusts, Robert Cary McNair, Jr., Daniel Calhoun McNair and M. Robert Dussler may be deemed to beneficially own 1,400,000, 433,000, 450,000 and 700,000 shares of Common Stock, respectively, or 2.5%, .8%, .8% and 1.2% of the issued and outstanding Common Stock, respectively. The address for each of the McNair Children Trusts, Robert Cary McNair, Jr. and Daniel Calhoun McNair is 5847 San Felipe, Suite 320, Houston, Texas 77057, c/o Andrew Linbeck.

                         DESCRIPTION OF CAPITAL STOCK

  The following summary of certain provisions of the capital stock of Cogen does not purport to be complete and is subject to, and qualified in its entirety by, the Certificate of Incorporation (the "Charter") and the Bylaws (the "Bylaws") of Cogen, which are included as exhibits to the Registration Statement of which this Prospectus forms a part and by the provisions of applicable law.

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

  As of the date of this Prospectus, the authorized capital stock of Cogen consists of 300,000,000 shares of Common Stock, par value $.01 per share ("Common Stock"), and 50,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock"). As of May 21, 1998, the outstanding shares of Common Stock were owned of record by eight stockholders. No shares of Preferred Stock were outstanding on such date.

  Common Stock. The holders of Common Stock are entitled to dividends in such amounts and at such times as may be declared by the Board of Directors out of funds legally available therefor. The decision whether to apply legally available funds to the payment of dividends on the Common Stock will be made by the Board of Directors of the Company from time to time in the exercise of its prudent business judgment, taking into account, among other things, the Company's results of operations and financial condition, any then existing or proposed commitments for the use by the Company of available funds, and the Company's obligations with respect to any then outstanding class or series of its preferred stock. In addition, the Company expects that its debt and financing agreements will contain certain restrictions on its ability to pay cash dividends on its capital stock. See "Dividend Policy".

  Holders of the Common Stock are entitled to one vote per share for the election of directors and other corporate matters. Such holders are not entitled to vote cumulatively for the election of directors and are not entitled to act by written consent. In the event of liquidation, dissolution or winding up of Cogen, holders of Common Stock would be entitled to share ratably in all assets of Cogen available for distribution to the holders of Common Stock. The Common Stock carries no preemptive rights. All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable.

  Preferred Stock. The Board of Directors is authorized to issue from time to time, without stockholder authorization, in one or more designated series, shares of Preferred Stock with such dividend, redemption, conversion and exchange provisions as are provided in the particular series. The issuance of Preferred Stock could have the effect of delaying or preventing a change in control of the Company. The Board of Directors has no present plans to issue any Preferred Stock.

RIGHTS PLAN

  Prior to the consummation of the Common Stock Offering, the Board of Directors of the Company will declare a dividend of one common share purchase right (a "Right") for each outstanding share of Common Stock and authorize the issuance of one Right for each share of Common Stock which shall become outstanding between the Record Date and the earlier of the Distribution Date (each as hereinafter defined) or the final expiration date or redemption date
of the Rights. The dividend will be payable on              , 1998 (the
"Record Date") to the stockholders of record on that date. Each Right will entitle the registered holder to purchase from the Company one share of Common
Stock at a price of $        per share (the "Purchase Price"), subject to
adjustment. The description and terms of the Rights are set forth in a Rights
Agreement (the "Rights Agreement") between the Company and              , as
Rights Agent (the "Rights Agent") which is included as an exhibit to the Registration Statement of which this Prospectus forms a part.

  Until the earlier to occur of (i) ten business days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 20% or more of the outstanding shares of Common Stock or (ii) ten business days following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the outstanding shares of Common Stock (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced by a Common Stock certificate.

  Until the Distribution Date (or earlier redemption, exchange or expiration of the Rights), Common Stock certificates issued upon transfer or new issuance of shares of Common Stock will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption, exchange or expiration of the Rights), the surrender for transfer of any certificates for shares of Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of Common Stock as of the close of business on the Distribution Date, and such separate Right Certificates alone will evidence the Rights.

  The Rights will not be exercisable until the Distribution Date. The Rights
will expire on          , 2008 (the "Final Expiration Date"), unless the Final
Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case, as described below.

  The Purchase Price payable, and the number of shares of Common Stock or other securities or property issuable, upon exercise of the Rights will be subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Common Stock, (ii) upon the grant to holders of Common Stock of certain rights or warrants to subscribe for or purchase Common Stock at a price, or securities convertible into Common Stock with a conversion price, less than the then current market price of the Common Stock or (iii) upon the distribution to holders of shares of Common Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends or dividends payable in Common Stock) or of subscription rights or warrants (other than those referred to above). The Company may adjust the number of Rights in substitution for any adjustment in the number of shares of Common Stock issuable upon exercise of each Right.

  In the event that (i) the Company is, in effect, acquired in a merger or other business combination transaction or (ii) 50% or more of the Company's consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter generally have the right to receive, upon the exercise thereof at the then current Purchase Price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the Purchase Price of the Right. In the event that any person becomes an Acquiring Person, proper provision will be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void for all purposes of the Rights Agreement), will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the Purchase Price of the Rights. Under some circumstances, in lieu of Common Stock, other securities, property, cash or combinations thereof, including combinations with Common Stock, may be issued upon payment of the Purchase Price if of equal value to the number of shares of Common Stock for which the Right is exercisable.

  With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of Common Stock will be issued and in lieu thereof, an adjustment in cash will be made based on the market price of the Common Stock on the last trading day prior to the date of exercise.

  At any time up until ten business days after a public announcement that an Acquiring Person has become such, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

  At any time after an Acquiring Person has become such, the Board of Directors of the Company may exchange the Rights (other than Rights owned by an Acquiring Person which are void), in whole or in part, at an exchange ratio of one share of Common Stock per Right (subject to adjustment).

  The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights at any time to cure any ambiguity or to correct or supplement any defective or inconsistent provisions and may, prior to the Distribution Date, be amended to change or supplement any other provision in any manner which the Company may deem necessary or desirable. After the Distribution Date, the terms of the Rights may be amended (other than to cure ambiguities or correct or supplement defective or inconsistent provisions) only so long as such amendment shall not adversely affect the interests of the holders of the Rights (excluding an Acquiring Person, in whose possession the Rights are void).

  Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

PROVISIONS HAVING POSSIBLE ANTI-TAKEOVER EFFECT

  Classified Board of Directors. The Charter will be amended prior to the closing of the Common Stock Offering to provide that the Board of Directors shall be divided into three classes, the members of which will serve staggered three-year terms. The Company believes that a classified board of directors could help to assure the continuity and stability of the Board of Directors' and the Company's business strategies and policies. The classified board provision could make the removal of incumbent directors more time-consuming, which could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to Cogen and its stockholders. Thus, the classified board provision could increase the likelihood that incumbent directors would retain their positions. In addition, the Charter provides that directors may be removed from office only "for cause" (as defined therein). Subject to rights of any holders of Preferred Stock, newly created directors and vacancies on the Board of Directors will be filled solely by the remaining directors then in office.

  Advance Notice Provisions for Certain Stockholder Actions. The Bylaws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors (the "Nomination Procedure") and with regard to certain matters to be brought before an annual meeting of stockholders of Cogen (the "Business Procedure").

  The Nomination Procedure requires that a stockholder give prior written notice, in proper form, of a planned nomination of a director to the Board of Directors to the Secretary of Cogen. The requirements as to the form and timing of that notice are specified in the Bylaws. If it is determined that a person was not nominated in accordance with the Nomination Procedure, such person will not be eligible for election as a director.

  Under the Business Procedure, a stockholder seeking to have any business conducted at an annual meeting must give prior written notice, in proper form, to the Secretary of Cogen. The requirements as to the form and timing of that notice are specified in the Bylaws and are also governed by federal securities law proxy rules. If the Chairman or other officer presiding at a meeting determines that other business was not properly brought before such meeting in accordance with the Business Procedure, such business will not be conducted at the meeting.

  Although the Bylaws do not give the Board any power to approve or disapprove stockholder nominations for the election of directors or of any other business desired by stockholders to be conducted at an annual or any other meeting, the Bylaws (i) may have the effect of precluding a nomination for the election of directors or precluding the conduct of business at a particular annual meeting if the proper procedures are not followed, and (ii) may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company, even if the conduct of such solicitation or such attempt might be beneficial to the Company and its stockholders.

  Delaware Section 203. Section 203 ("Section 203") of the General Corporation Law of the State of Delaware (the "Delaware Act") restricts certain transactions between a corporation organized under Delaware law (or its majority-owned subsidiaries) and any person holding 15% or more of the corporation's outstanding voting stock, together with the affiliates or associates of such person (an "Interested Stockholder"). Section 203 generally prohibits a publicly held Delaware corporation from engaging in the following transactions with an Interested Stockholder for a period of three years from the time the stockholder becomes an Interested Stockholder (unless certain conditions, described below, are met): (a) all mergers or consolidations, (b) sales, leases, exchanges or other transfers of 10% or more of the aggregate assets of the corporation, (c) issuances or transfers by the corporation of any stock of the corporation which would have the effect of increasing the Interested Stockholder's proportionate share of the stock of any class or series of the corporation, (d) any other transaction which has the effect of increasing the proportionate share of the stock of any class or series of the corporation which is owned by the Interested Stockholder, and (e) receipt by the Interested Stockholder of the benefit (except proportionately as a stockholder) of loans, advances, guarantees, pledges or other financial benefits provided by the corporation.

  The three-year ban does not apply if either (i) the proposed prohibited transaction or (ii) the transaction by which the Interested Stockholder became an Interested Stockholder is approved by the board of directors of the corporation prior to the time such stockholder becomes an Interested Stockholder. Additionally, an Interested Stockholder may avoid the statutory restriction if, upon the consummation of the transaction whereby such stockholder becomes an Interested Stockholder, the stockholder owns at least 85% of the outstanding voting stock of the corporation without regard to those shares owned by the corporation's officers and directors or certain employee stock plans. Business combinations are also permitted within the three-year period if approved by the board of directors and authorized at an annual or special meeting of stockholders by the holders of at least 66 2/3% of the outstanding voting stock not owned by the Interested Stockholder. In addition, any transaction is exempt from the statutory ban if it is proposed at a time when the corporation has proposed, and a majority of certain continuing directors of the corporation have approved, a transaction with a party which is not an Interested Stockholder of the corporation (or who becomes such with board approval) if the proposed transaction involves (a) certain mergers or consolidations involving the corporation, (b) a sale or other transfer of over 50% of the aggregate assets of the corporation or (c) a tender or exchange offer for 50% or more of the outstanding voting stock of the corporation.

  A Delaware corporation may, at its option, exclude itself from the coverage of Section 203 by amending its Certificate of Incorporation or Bylaws by action of its stockholders to exempt itself from coverage, provided that such charter or bylaw amendment shall not become effective until 12 months after the date it is adopted. Cogen has not adopted such a charter or bylaw amendment.

  The foregoing provisions of Section 203 could delay or frustrate the removal of incumbent directors or the assumption of control by the holder of a large block of Common Stock, even if such removal or assumption would be beneficial, in the short term, to stockholders of the Company. The provisions could also discourage or make more difficult a merger, tender offer or proxy contest even if such event would be favorable to the interests of stockholders.

LIMITATION ON DIRECTORS AND OFFICERS LIABILITY

  The Delaware Act authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by such legislation, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care and for certain failures to properly supervise the affairs of the corporation. Although the Delaware Act does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The Charter limits the liability of Cogen's directors to Cogen or its stockholders to the fullest extent permitted by the

Delaware Act. Specifically, directors of Cogen will not be personally liable for monetary damages for breach by directors of their fiduciary duty as directors, except for liability (i) for any breach of the directors' duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Act (having to do with unlawful distributions to stockholders or unlawful purchases or redemptions of its shares by Cogen), or (iv) for any transaction from which the director derived an improper personal benefit.

  The inclusion of this provision in the Charter may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted Cogen and its stockholders.

          DESCRIPTION OF SENIOR NOTES AND CERTAIN OTHER INDEBTEDNESS

DESCRIPTION OF SENIOR NOTES

  Concurrently with the Common Stock Offering, the Company is offering up to $400.0 million aggregate principal amount of Senior Notes, pursuant to the Debt Offering. The following discussion summarizes certain terms of the Senior Notes and is qualified in its entirety by reference to the Indenture relating to the Senior Notes.

  The Senior Notes will be senior secured obligations of the Company and will rank pari passu in right of payment with all existing and future senior indebtedness of Cogen, including Cogen's obligations under the Revolving Credit Facility, and senior in right of payment to all existing and future subordinated debt of the Company. The Senior Notes will mature in three tranches and will bear interest from the date of issuance at the rates of
   %,    % and    %, respectively, per annum payable semi-annually.

  The Senior Notes will be secured, on a pari passu basis, by a security interest granted by Cogen in a portion of the equity interests of Cogen in certain of its direct, wholly-owned subsidiaries, which subsidiaries own the equity interests of Cogen in each of Linden Venture, Camden Cogen and NJ Venture, which, in turn, own, indirectly, interests in the partnership interests in each of the Linden, Camden and Bayonne Ventures, respectively. In no event will such security interest encumber any such venture or the general partner of any such venture, or any of their respective rights or properties.

  The Senior Notes will be redeemable at the option of Cogen, in whole or in part, at any time or from time to time, at the Redemption Price (as defined in the First Supplemental Indenture). Prior to the Covenant Modification Date (as defined below), the Senior Notes will be subject to mandatory redemption (at the Redemption Price in the case of clauses (ii) and (iii) below) in each of the following instances, after giving effect to the required repayment of indebtedness of such NJ Partnership and of its Managing General Partner, in each case, outstanding on the Issue Date, and to fund accounts or otherwise be subject to restrictions on distributions by the lenders of such indebtedness, and the required distributions to other partners and venturers of such NJ
Partnership: (i) if an NJ Partnership or Cogen (on behalf of such NJ Partnership) receives net proceeds, cash or non-cash, in excess of $50.0 million with respect to one or more events of loss or condemnation with respect to the property of such NJ Partnership and, after reduction of such amount by the aggregate amount of all of such proceeds used toward the restoration, repair, re-construction or replacement of such property, the remaining aggregate amount of the cash or non-cash proceeds exceeds $50.0 million; (ii) if an NJ Partnership or Cogen (on behalf of such NJ Partnership) receives at any time following the date of the issuance of the Senior Notes an aggregate amount of net proceeds in excess of $100.0 million from one or more payments by an electricity purchaser or steam purchaser in connection with the buyout of a power purchase agreement or steam sales agreement; and (iii) if Cogen sells, transfers, assigns or otherwise disposes of any NJ Partnership, or any interest therein, or any NJ Partnership sells, transfers, assigns or otherwise disposes of assets owned by such NJ Partnership, in one or more transactions, whose net proceeds, cash and non-cash, exceed $100.0 million (exclusive of certain dispositions set forth in the Indenture); unless, in each instance, after giving effect to such occurrence and the use or contemplated use of the proceeds therefrom as announced by Cogen, the Rating Agencies (as defined in the First Supplemental Indenture) confirm the then current ratings on the Senior Notes. On and after the Covenant Modification Date, the Senior Notes will not be subject to mandatory redemption.

  The First Supplemental Indenture will contain certain restrictive covenants of Cogen and the NJ Partnerships that limit the ability of Cogen and the NJ Partnerships to: (i) as to Cogen, incur certain additional indebtedness (as defined herein) other than (a) the Senior Notes and other indebtedness under the Indenture (excluding debt securities subsequently issued thereunder), (b) Indebtedness incurred pursuant to the Revolving Credit Facility in an aggregate amount not to exceed $300.0 million at any one time outstanding, (c) Indebtedness incurred pursuant to the Linden Guarantee (as defined herein),
(d) Indebtedness ranking pari passu in right of payment with the Senior Notes and the Revolving Credit Facility, the incurrence of which either is incurred in compliance with a debt coverage ratio or will not result in a downgrading of the then current ratings of the Senior Notes, (e) Subordinated Indebtedness (as defined herein) and (f) Indebtedness incurred to refinance, renew, replace, defease or refund, in whole or in part, any Indebtedness specified in the preceding clauses (a) through (e); and (ii) as to the NJ Partnerships, incur certain Indebtedness other than (a) $[ ] of Indebtedness outstanding on the Issue Date, (b) Indebtedness in an aggregate amount not to exceed $100 million at any one time outstanding for improvements and expansions to any or all of the NJ Plants and (c) other Indebtedness required to satisfy any fiduciary responsibilities of the partners or venturers, as applicable, of each of the NJ Partnerships. In addition, the First Supplemental Indenture will permit Cogen to make dividend payments or other distributions equal to the sum of 100% of Funds From Operations (as defined herein) (from the Issue
Date) plus $50 million, unless a Default or Event of Default has occurred and is continuing. Upon the Covenant Modification Date, and without any further action or step taken by any Person or requirement of any nature being satisfied, the foregoing covenants will immediately and forever terminate and cease to be operative.

  The Covenant Modification Date shall mean the day that (i) Cogen has a portfolio comprised of interests in at least eight power projects with no single project contributing more than 25% or less than 5% of aggregate Cash Distributions (as defined in the Indenture) for each of the four quarters preceding such date of determination and the four quarters succeeding such date of determination (as projected by Cogen), as certified by both the Independent Engineer (as defined in the First Supplemental Indenture) and Cogen's Chief Financial Officer (with forecasts relating to merchant capacity reflecting cash flows for such capacity over the previous four quarters) and
(ii) the Senior Notes are rated at least investment grade by the Rating
Agencies.

  The Indenture and First Supplemental Indenture governing the Senior Notes also will contain certain covenants of Cogen that, among other things, limit the ability of Cogen and its subsidiaries to create liens or enter into sale and leaseback transactions and limit the ability of Cogen to engage in mergers and consolidations or transfer all or substantially all of its assets.

BRIDGE LOAN

  Immediately prior to the consummation of the Formation Transactions and Common Stock Offering, Morgan Stanley & Co. Incorporated ("Morgan Stanley") will loan $291.0 million to Linden Ltd. pursuant to the Bridge Loan, which Linden Ltd. will use to redeem the 50.1% of the equity interests in Linden Ltd. owned by the McNair Interests and the Minority Interests. See "Certain Transactions--Formation Transactions". The Bridge Loan will be evidenced by a subordinated promissory note in favor of Morgan Stanley, which note will bear interest at the rate of 24% per annum. Immediately following the consummation of the Debt Offering, Cogen will loan $291.0 million of the proceeds of the Debt Offering to Linden Ltd. for repayment of the Bridge Loan.

PLANT PROJECT FINANCINGS

  Linden Venture. Linden Venture has no outstanding project financing indebtedness. The construction lender to Linden Venture contributed the outstanding construction loan balance in exchange for a limited partnership interest in Linden Venture. Pursuant to the terms of the partnership agreement relating to Linden Venture, the limited partner is entitled to receive distributions of Linden Venture Distributable Cash on a basis preferential to the interest of Linden Ltd., which is the general partner of Linden Venture; the limited partner receives 99% of the Linden Venture Distributable Cash until it has received a pre-determined amount, and thereafter, Linden, Ltd. receives a substantially increased percentage of the Linden Venture Distributable Cash. See "Existing Venture and Plant Descriptions--Linden Cash Distributions".

  At June 30, 1998, a $10.0 million letter of credit issued by GECC for the account of Linden Venture in favor of Bayway Refinery (the "Bayway L/C") was outstanding pursuant to a September 17, 1992 letter of credit facility between Linden Venture and GECC. The Bayway L/C expires August 1, 1999. The monthly fee payable by Linden Venture for this facility is 0.75% per annum on the face amount of the outstanding letters of credit. Linden Venture's reimbursement obligation under this facility is unsecured. Linden Venture has no indebtedness other than its reimbursement obligations under the GECC letter of credit facility.

  Pursuant to the Linden GP Term Loan Agreement between Linden Ltd. and the Owner Trust, and as of June 30, 1998, Linden Ltd. is indebted to the Owner Trust in a principal amount of $212.0 million, which indebtedness is secured by its general partnership interest in Linden Venture and, as described below, certain segregated deposit accounts created with the revenue of Linden Venture. The proceeds of the Linden GP Term Loan were used for working capital ($10.0 million), as the equity contribution of Linden Ltd. in Linden Venture ($25.0 million) and as loans to a company owned by the McNair Interests and the Minority Interests that is not a part of the Company, Financial Services. The Linden GP Term Loan comprises a fixed rate portion, a floating rate portion and a working capital portion, all of which mature September 1, 2007. At June 30, 1998, $96.8 million was outstanding under the fixed rate portion, $105.2 million was outstanding under the floating rate portion, and $10.0 million was outstanding under the working capital portion. The fixed rate portion bears interest at 8.8% with principal and interest payments due quarterly. Principal payments with respect to the fixed rate portion increase by 2.85% each quarter with the principal payment due September 1, 1998 being $1.5 million, and the final principal payment being $4.1 million. The floating rate portion bears interest at LIBOR plus 1.65%, with principal and interest payments due quarterly. Principal payments with respect to the floating rate portion increase by 2.85% each quarter, with the principal payment due September 1, 1998 being $1.6 million, and the final principal payment being $4.5 million. The working capital portion bears interest at the one month, financial commercial paper rate (as reported in Federal Statistical Release
H.15 (519) or successor publication) plus 0.55%, with interest payable quarterly. The principal with respect to the working capital portion is due September 1, 2007. All such borrowings are secured by Linden Ltd.'s partnership interest in Linden Venture. Linden Ltd. cannot make further borrowings under the Linden GP Term Loan Agreement. See "Existing Venture and Plant Descriptions--Linden General Partner Term Loan".

  The Linden GP Term Loan Agreement contains certain restrictions that significantly limit or prohibit, among other things, the ability of Linden Ltd. to incur indebtedness, make payments of certain indebtedness, pay distributions to its owners, make investments, engage in transactions with affiliates, create liens, sell assets and engage in acquisitions, mergers and consolidations.

  Pursuant to the terms of a security deposit agreement among Linden Venture, Linden Ltd., the Owner Trust, as limited partner and as lender, and a financial institution as security agent and escrow agent, Linden Venture has agreed that a portion of Linden Venture's revenues will be deposited in, among other accounts, a segregated deposit account for the debt service and ratio requirements of the Linden GP Term Loan, which deposit is made prior to any distributions of amounts to owners of Linden Venture, and a segregated account for amounts to be distributed to its owners. See "Existing Venture and Plant Descriptions--Linden Cash Distributions". Further pursuant to such security deposit agreement, Linden Ltd. has pledged its rights in the preceding-described accounts to secure the Linden GP Term Loans.

  The effect of the Owner Trust's prior right to Linden Venture Distributable Cash and the depositary arrangement described in the immediately preceding paragraph is that the Company's rights (and, consequently, the Company's creditors' and shareholders' rights) to Linden Venture Distributable Cash and the cash deposited in the accounts governed by the security deposit agreement are subordinated to the Owner Trust's and the Linden Ltd. term lender's respective rights therein. In addition, while there is no indebtedness on Linden Venture's balance sheet, the Linden Venture partnership agreement contains certain provisions that effectively restrict Linden Venture from, among other things, entering into certain agreements or commitments, selling or otherwise transferring assets, incurring indebtedness (other than defined permitted indebtedness), creating or allowing any lien on its property (other than defined permitted liens) and amending or modifying project documents.

  Camden Cogen. Pursuant to the Camden Cogen Term Loan Agreement, and as of June 30, 1998, Camden Cogen had $87.5 million of outstanding non-recourse project financing term indebtedness from GECC and a syndication of international banks, which indebtedness is secured by the Camden Plant and the other Camden Cogen assets, revenues of Camden Cogen, the general partnership interest of Camden GPLP, and the general partnership interest in Camden GPLP owned by Cogen Technologies Camden, Inc. ("Camden Inc."), the general partner of Camden GPLP and a subsidiary of the Company. Of such outstanding indebtedness, $63.9 million represents the Camden Tranche A Loan, which matures May 2007 and accrues interest at the per annum rate of either (i) 3-month LIBOR plus an increasing margin of 1.00 to 1.625% (1.25% for the period November 3, 1998 to November 1, 2001) or (ii) if such loan is in default, the Bank of Tokyo Trust prime rate (which has an increasing margin of .375% to 1.0%) plus 2.0% or the fed funds rate (which has a margin of 0.5%) plus 2.0%, whichever is higher, with principal and interest payable quarterly. Principal payments with respect to the Camden Tranche A Loan increase each quarter by varying amounts ranging from approximately 1.5% to approximately 5.5% of the prior quarter's payment with the principal payment due November 1, 1998 being $1.2 million, and the final principal payment being $2.5 million. Camden Cogen has entered into an interest rate swap agreement with GECC which effectively fixes the interest rate with respect to the Camden Tranche A Loan at 5.945%. The swap agreement has a notional amount equal at all times to the outstanding principal balance of the Camden Tranche A Loan. The remaining portion of this indebtedness, $23.6 million, represents the Camden Tranche B Loan, which matures in May 2009 and accrues interest at the per annum rate of 11.4%, with interest and principal payable quarterly. Principal payments with respect to the Camden Tranche B Loan increase each quarter by varying amounts ranging from approximately 1.6% to approximately 4.0% of the prior quarter's payment, with the principal payment due November 1, 1998 being $0.2 million, and the final principal payment being $1.4 million. Optional prepayments on the Camden Tranche B Loan are subject to a yield maintenance premium.

  The Camden Cogen Term Loan Agreement contains certain restrictions that significantly limit or prohibit, among other things, the ability of Camden Cogen or its general partner, Camden GPLP, to incur indebtedness, make payments of certain indebtedness, pay distributions to its owners, make investments, engage in transactions with affiliates, create liens, sell assets, amend material contracts and engage in acquisitions, mergers and consolidations. In addition, the Camden Cogen Term Loan Agreement requires Camden Cogen to establish and maintain security deposit accounts with a financial institution into which its revenues are deposited and from which reserve accounts are funded and maintained for various obligations, including the repayment of the Camden Cogen Term Loans, the Camden Cogen letter of credit facility and the Camden GP Term Loans. See "Existing Venture and Plant Descriptions--Camden Cash Distributions".

  At June 30, 1998, a standby letter of credit issued by GECC for the account of Camden Cogen was outstanding in the aggregate amount of $4.8 million, for the purpose of securing certain of its reserve account obligations on the Camden Tranche A Loan. No fee is payable by Camden Cogen for such outstanding letter of credit, which expires in May 2007. Camden Cogen's reimbursement obligations under this letter of credit are secured by the same collateral that secures the Camden Cogen Term Loans.

  Pursuant to the terms of Camden Cogen's partnership agreement, the limited partner is entitled to receive distributions on a basis preferential to the interest of Camden GPLP. See "Existing Venture and Plant Description--Camden Cash Distributions".

  Pursuant to the Camden GP Term Loan Agreement between Camden GPLP and GECC, and as of June 30, 1998, Camden GPLP is indebted to GECC in the principal amount of $12.7 million, which indebtedness is secured by its general partnership interest in Camden Cogen, the general partnership interest in Camden GPLP of its general partner, Camden Inc., and a portion of Camden Cogen revenues committed to a corresponding reserve account. This term indebtedness matures May 2010. Interest on this term indebtedness accrues at either a fixed rate or a floating rate. The fixed rate is a per annum rate based upon the 10-year Treasury rate plus 5%, and the floating rate is a per annum rate of either (i) Citibank prime plus 3% or (ii) LIBOR plus 4.25%. Interest accruing at the prime rate or the fixed rate is payable monthly, and interest accruing at the LIBOR rate is payable on the last day of a relevant interest period. Principal payments are determined on a quarterly basis and made monthly in an amount equal to one-third of the quarterly amount. The quarterly amount increases each quarter by approximately 2.6% of the prior quarterly amount. Principal payments for the quarter ended November 1, 1998 total $0.1 million, and principal payments for the final quarterly period total $0.5 million. Optional prepayments on portions of the indebtedness accruing interest at the fixed rate are subject to the payment of a yield maintenance premium, and optional prepayments on portions of the indebtedness accruing interest at a floating rate which are made during the period from April 1996 to April 2000 are subject to the payment of a premium on the prepaid portion thereof calculated at an annually decreasing percentage which begins at 4%. Camden GPLP cannot make further borrowings under the Camden GP Term Loan Agreement pursuant to which this term indebtedness was incurred.

  The Camden GP Term Loan Agreement contains certain restrictions that significantly limit or prohibit, among other things, the ability of the Camden GPLP to incur indebtedness, make payments of certain indebtedness, pay distributions to its owners, make investments, engage in transactions with affiliates, create liens, sell assets and engage in acquisitions, mergers and consolidations.

  The effect of the foregoing financing arrangements regarding Camden Cogen and Camden GPLP is that the Company's rights (and, consequently, the Company's creditors' and shareholders' rights) to Camden Cogen Distributable Cash and the cash deposited in the above-described security deposit accounts are subordinated to the rights of Camden Cogen's and Camden GPLP's lenders' respective rights therein.

  NJ Venture. Pursuant to the Prudential Loan Agreement and as of June 30, 1998, NJ Venture had $69.8 million of outstanding, non-recourse term project financing indebtedness from Prudential, which is secured by the Bayonne Plant and other NJ Venture assets and all revenues of NJ Venture. This indebtedness matures October 2008 and accrues interest at the per annum rate of 10.85%, with accrued interest and principal payable quarterly. The Prudential Term Loan is non-callable through September 2002, and thereafter may, at the option of NJ Venture, be prepaid at a premium on the prepaid portion thereof calculated at a decreasing percentage which commences at 10.85%.

  The Prudential Loan Agreement contains certain restrictions that significantly limit or prohibit, among other things, the ability of NJ Venture to incur indebtedness, make payments of certain indebtedness, pay distributions to its owners, make investments, engage in transactions with affiliates, create liens, sell assets and engage in acquisitions, mergers and consolidations. In addition, the Prudential Loan Agreement requires NJ Venture to create a debt service reserve fund from net cash flow if NJ Venture's annual debt service coverage ratio, calculated each quarter using the previous twelve months' financial information, falls below 1.50x. NJ Venture must increase the reserve until funds held in such reserve plus the funds available for debt service equal 1.50x the previous twelve months' debt service. Any funds held in such reserve may be released as, and to the extent that, the balance of funds retained in such reserve (if any) together with NJ Venture's net cash flow cause NJ Venture's coverage ratio to exceed 1.50x. Such annual debt service coverage ratio has not been below 1.50x, and as a result, NJ Venture has not been required to fund the debt service reserve. At December 31, 1997, NJ Venture's debt service coverage ratio as calculated under the Prudential Loan Agreement was 1.84x.

  Pursuant to the Equipment Loan Agreement and as of June 30, 1998, NJ Venture is indebted to the Bayonne Equipment Lender in the principal amount of $0.2 million and an additional amount for accrued interest of $0.2 million. Such outstanding principal amount and accrued interest thereon mature the earlier of May 22, 1999 and the execution of a new steam sale agreement. The obligations under the Equipment Loan Agreement are secured by the equipment purchased by NJ Venture in connection with such agreement, and the payment of the interest that has accrued and continues to accrue on the remaining principal balance is non recourse to NJ Venture, it being limited to the security for the loan.

  At June 30, 1998, NJ Venture had $1.5 million outstanding under the $5.0 million Revolving Facility with SBT, which was established by it for short term working capital requirements and expires December 1998. Borrowings under the Revolving Facility are payable at the expiration of the facility and accrue interest at the per annum rate of 0.5% below SBT prime, with accrued interest being payable monthly, and are secured by rights to payments from NJ Venture power purchase agreements. NJ Venture pays a commitment fee of 1/4 of 1% on the average unused principal balance of the Revolving Facility. In addition, at June 30, 1998, a standby letter of credit issued by the UBS for the account of NJ Venture in the amount of $4.6 million was outstanding for the purpose of securing certain obligations of NJ Venture to PSE&G pursuant to a tracking account arrangement. See "Existing Venture and Plant Descriptions-- Bayonne Power Purchase Agreement--PSE&G". The letter of credit was procured for NJ Venture by Financial Services. NJ Venture pays a quarterly fee on such letter of credit calculated at 0.3% per annum on the face amount of the letter of credit to the issuer thereof. Financial Services has the reimbursement obligations to such issuer in the event any drawing is made on the letter of credit. Pursuant to agreement between NJ Venture and Financial Services, NJ Venture agrees to reimburse Financial Services for all fees and reimbursement obligations incurred by Financial Services under the letter of credit, which obligation of NJ Venture is unsecured. Such letter of credit expires May 1999.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to completion of the Common Stock Offering, there has been no public market for the Common Stock. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales may occur, could have an adverse effect on the price of the Common Stock.

  Upon completion of the Common Stock Offering, the Company will have outstanding 55,000,000 shares of Common Stock. Of such shares, 21,666,667 shares of Common Stock are considered "restricted securities" for the purpose of Rule 144 under the Securities Act and may only be sold if they are registered under the Securities Act or if an exemption from registration is available, including an exemption afforded by Rule 144 under the Securities Act.

  In general, under Rule 144, as currently in effect, a person (or person whose shares are aggregated), including an affiliate of the Company, who has beneficially owned his or her restricted securities for at least one year but less than two years, is entitled to sell within any three-month period a number of such shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale is filed with the Commission. Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice, and availability of current public information about the Company. A person who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, and who owns shares that have not been held by the Company or an affiliate of the Company for at least two years, would be entitled to sell the shares under Rule 144(k) without compliance with the limitations described above. Restricted securities properly sold in reliance on Rule 144 are thereafter freely tradeable without restrictions or registration under the Securities Act unless thereafter held by an affiliate of the Company.

  The holders of 21,700,000 shares of Common Stock have certain rights to require Cogen to register sales of such shares under the Securities Act, subject to certain restrictions, if, subsequent to the consummation of the Common Stock Offering, Cogen proposes to register any of its securities under the Securities Act. Such holders are entitled to notice of such registration and to include their shares in such registration with their expenses borne by Cogen, subject to the right of an underwriter participating in the offering to limit the number of shares included in such registration. In addition, of such holders the holders of 16,425,000 shares of Common Stock, have the right to demand, on two occasions, that Cogen file a registration statement covering sales of their respective shares, and Cogen is obligated to pay the expenses of such registrations. Some of the shares as to which registration rights exist are subject to the Underwriters' over-allotment option.

  Each of the Company, the Selling Stockholders and the directors and executive officers of the Company has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters, it will not, during the period ending 180 days after the date of this Prospectus,
(i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, subject to limited exceptions. See "Underwriters."

  No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock (including shares issued upon the exercise of stock options), or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. If such sales reduce the market price of the Common Stock, the Company's ability to raise additional capital in the equity markets could be adversely affected.

                                 UNDERWRITERS

  Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date hereof (the "Underwriting Agreement") the U.S. Underwriters named below for whom Morgan Stanley & Co. Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation, Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as U.S. Representatives, and the International Underwriters named below for whom Morgan Stanley & Co. International Limited, Donaldson, Lufkin & Jenrette International, Goldman, Sachs International and Merrill Lynch International are acting as International Representatives, have severally agreed to purchase, and, the Selling Stockholders have agreed to sell them severally the respective number of shares of Common Stock set forth opposite the names of such Underwriters below:

                                                                       NUMBER
NAME                                                                  OF SHARES
----                                                                 -----------
U.S. Underwriters:
  Morgan Stanley & Co. Incorporated.................................
  Donaldson, Lufkin & Jenrette Securities Corporation...............
  Goldman, Sachs & Co...............................................
  Merrill Lynch, Pierce, Fenner & Smith
           Incorporated.............................................
                                                                     -----------
    Subtotal........................................................
                                                                     -----------
International Underwriters:
  Morgan Stanley & Co. International Limited........................
  Donaldson, Lufkin & Jenrette International........................
  Goldman Sachs International.......................................
  Merrill Lynch International.......................................
  Subtotal..........................................................
                                                                     -----------
    Total...........................................................
                                                                     ===========

  The U.S. Underwriters and the International Underwriters, and the U.S. Representatives and the International Representatives, are collectively referred to as the "Underwriters" and the "Representatives", respectively. The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the shares of Common Stock offered hereby (other than those covered by the Underwriters' overallotment option described below) if any such shares are taken.

  Pursuant to the Agreement between U.S. and International Underwriters, each U.S. Underwriter has represented and agreed that, with certain exceptions: (i) it is not purchasing any Shares (as defined herein) for the account of anyone other than a United States or Canadian Person (as defined herein) and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or distribute any prospectus relating to the Shares outside the United States or Canada or to anyone other than a United States or Canadian Person. Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has represented and agreed that, with certain exceptions: (i) it is not purchasing any Shares for the account of any United States or Canadian Person and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or distribute any prospectus relating to the Shares in the United States or Canada or to any United States or Canadian Person. With respect to any Underwriter that is a U.S. Underwriter and an International Underwriter, the foregoing representations and agreements
(i) made by it in its capacity as a U.S. Underwriter apply only to it in its capacity as a U.S. Underwriter and (ii) made by it in its capacity as an International Underwriter apply only to it in its capacity as an International Underwriter. The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Agreement between U.S. and International Underwriters. As used herein, "United States or Canadian Person" means any national or resident of the United States or Canada, or any corporation, pension, profit-sharing or other trust or other entity organized under the laws of the United States or Canada or of any political subdivision thereof (other than a branch located outside the United States and Canada of any United States or Canadian Person), and includes any United States or Canadian branch of a person who is otherwise not a United States or Canadian Person. All shares of Common Stock to be purchased by the Underwriters under the Underwriting Agreement are referred to herein as the "Shares".

  Pursuant to the Agreement between U.S. and International Underwriters, sales may be made between the U.S. Underwriters and International Underwriters of any number of Shares as may be mutually agreed. The per share price of any Shares so sold shall be the public offering price set forth on the cover page hereof, in United States dollars, less an amount not greater than the per share amount of the concession to dealers set forth below.

  Pursuant to the Agreement between U.S. and International Underwriters, each U.S. Underwriter has represented that it has not offered or sold, and has agreed not to offer or sell, any Shares, directly or indirectly, in any province or territory of Canada or to, or for the benefit of any resident of any province or territory of Canada in contravention of the securities laws thereof and has represented that any offer or sale of Shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made. Each U.S. Underwriter has further agreed to send to any dealer who purchases from it any of the Shares a notice stating in substance that, by purchasing such Shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any of such Shares in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and that any offer or sale of Shares in Canada will be made only pursuant to an exemption to file a prospectus in the province or territory of Canada in which such offer or sale is made, and that such dealer will deliver to any other dealer to whom it sells any of such Shares a notice containing substantially the same statement as is contained in this sentence.

  Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has represented and agreed that (i) it has not offered or sold and, prior to the date six months after the closing date for the sale of the Shares to the International Underwriters, will not offer or sell any Shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their business or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations (1995); (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Shares in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the offering of the Shares to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996, or is a person to whom such document may otherwise lawfully be issued or passed on.

  Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has further represented that it has not offered or sold, and has agreed not to offer or sell, directly or indirectly, in Japan or to or for the account of any resident thereof, any of the Shares acquired in connection with the distribution contemplated hereby, except for offers or sales to Japanese International Underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law. Each International Underwriter has further agreed to send to any dealer who purchases from it any of the Shares a notice stating in substance that, by purchasing such Shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, any of such Shares, directly or indirectly, in Japan or to or for the account of any resident thereof except for offers or sales to Japanese International Underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law, and that such dealer will send to any other dealer to whom it sells any of such Shares a notice containing substantially the same statement as is contained in this sentence.

  The Underwriters initially propose to offer part of the shares of Common Stock directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price which represents a
concession not in excess of $.   per share under the public offering price.
Any Underwriter may allow, and such dealers may re-allow, a concession not in
excess of $.   per share to other Underwriters or to certain other dealers.
After the initial offering of the shares of Common Stock, the offering price and other selling terms may from time to time be varied by the Representatives.

  Pursuant to the Underwriting Agreement, certain Selling Stockholders have granted to the U.S. Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an aggregate of additional shares of Common Stock at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The U.S. Underwriters may exercise such option to purchase solely for the purpose of covering overallotments, if any, made in connection with the offering of the shares of Common Stock offered hereby. To the extent such option is exercised, each U.S. Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as the number set forth next to such Underwriter's name in the preceding table bears to the total number of shares of Common Stock set forth next to the names of all of the U.S. Underwriters in the preceding table.

  The Company has applied to list the Common Stock on the NYSE, subject to official notice of issuance, under the symbol "CGT".

  At the request of the Company, the Underwriters have reserved for sale, at the initial public offering price; a number of shares equal to 5% of total number of shares being offered in the Common Stock Offering for directors, officers, employees, business associates and related persons of the Company. The number of shares of Common Stock available for sale to the general public will be reduced to the extent such individuals purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby.

  Each of the Company, the Selling Stockholders, the directors and executive officers of the Company has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters, it will not, during the period ending 180 days after the date of this Prospectus, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer, or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to (x) the sale to the Underwriters of the shares of Common Stock offered hereby, (y) the issuance by the Company of shares of Common Stock upon the exercise of any options granted or shares of Common Stock issued pursuant to existing benefit plans of the Company or (z) transactions of any person other than the Company relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the Offering.

  The Underwriters have informed the Company that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of Common Stock offered by them.

  In order to facilitate the offering of the Common Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may overallot in connection with the offering, creating a short position in the Common Stock for their own account. In addition, to cover overallotments or to stabilize the price of the Common stock, the Underwriters may bid for, and purchase, shares of Common Stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an Underwriter or a dealer for distributing the Common Stock in the Common Stock Offering, if the syndicate repurchases previously distributed Common Stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities and may end any of these activities at any time.

  From time to time, Morgan Stanley & Co. Incorporated has provided and continues to provide investment banking services to the Company. In addition, in conjunction with the Formation Transactions and immediately prior to the closing of the Common Stock Offering, Morgan Stanley & Co. Incorporated will loan $291.0 million to Linden Ltd. pursuant to the Bridge Loan. The Company expects that it will advance as a loan to Linden Ltd. a portion of the proceeds of the Debt Offering necessary for Linden Ltd. to repay the Bridge Loan in full. See "Capitalization". In addition, to facilitate the consummation of the Formation Transactions, Morgan Stanley & Co. Incorporated will loan an aggregate of $83.9 million to the McNair Interests and the Minority Interests which will be repaid with a portion of the proceeds of the Common Stock Offering.

  The Company, the Selling Stockholders and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

PRICING OF OFFERING

  Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price will be determined by negotiations between the Company and the Representative. Among the factors to be considered in determining the initial public offering price will be the future prospects of the Company and its industry in general, revenues, earnings and certain other financial and operating information of the Company in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of the Company. The estimated initial public offering price range set forth on the cover page of this Prospectus is subject to change as the result of market conditions and other factors.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of certain material United States federal income tax considerations relating to the purchase, ownership and disposition of Common Stock to U.S. Holders (as defined below) and certain material United States federal income and estate tax consequences relating to the purchase, ownership and disposition of Common Stock to non-U.S. Holders (as defined below). This summary is based on current provisions of the United States Internal Revenue Code of 1986, as amended (the "Code"), existing, temporary and proposed regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect.

  This summary deals only with initial purchasers of Common Stock who hold Common Stock as capital assets and does not address tax considerations applicable to investors that may be subject to special tax rules, including, without limitation, banks, insurance companies, tax-exempt entities, regulated investment companies, common trust funds, dealers in securities, or persons that hold Common Stock as part of a hedge, conversion or constructive sale transaction, straddle or other risk reduction transaction. This discussion also does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction.

  INVESTORS CONSIDERING THE PURCHASE OF COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF ACQUIRING, HOLDING OR OTHERWISE DISPOSING OF COMMON STOCK, INCLUDING THE EFFECT AND APPLICABILITY OF STATE, LOCAL OR FOREIGN TAX LAWS.

U.S. HOLDERS

  As used herein, the term "U.S. Holder" means a holder of Common Stock that is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the

United States or any political subdivision thereof, (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust, the administration of which is subject to the primary supervision of a court within the United States and which has one or more United States persons with authority to control all substantial decisions. As used herein, the term "non-U.S. Holder" means a holder of Common Stock other than a U.S. Holder.

  Dividends. Distributions, if any, made with respect to Common Stock generally will be includible in the income of a U.S. Holder as ordinary dividend income to the extent of the Company's current or accumulated earnings and profits as determined for U.S. federal income tax purposes. If the amount distributed to the holder of shares of Common Stock exceeds the Common Stockholders' share of the current and accumulated earnings and profits of the Company, the excess will be treated first as a non-taxable return of capital to the extent of such U.S. Holder's adjusted basis in the Common Stock and, thereafter, as a gain from the sale or exchange of a capital asset. Any such excess would not be eligible for the dividends-received deduction generally available with respect to dividends paid to corporate holders of the Common Stock. During the initial years of the Company's operations, the Company expects that dividends distributed with respect to the Common Stock will exceed the Company's current and accumulated earnings and profits. No assurance can be given, however, that distributions made with respect to the Common Stock will exceed the Company's current and accumulated earnings and profits nor, if such distributions are made, regarding the amount of any such excess. Furthermore, although the Company has taken certain steps in order to "step up" its basis in the assets of Linden Venture, Camden Cogen and Selkirk Venture, with the result that the Company expects certain depreciation deductions and reductions to earnings and profits to be available to it, such deductions and reductions depend, in part, on the Company's determination of the relative value of the respective assets of each of Linden Venture and Camden Cogen. Such valuations are not binding upon the United States Internal Revenue Service ("IRS"). If the IRS were to successfully challenge such valuations, it is likely that at least a portion of such depreciation deductions and reductions in earnings and profits for the years challenged would be reduced or moved to later periods, possibly resulting in a larger portion of the distributions with respect to the Common Stock made in such years being taxable as a dividend.

  Sale or Other Disposition of Common Stock. Upon the sale or exchange of Common Stock, U.S. Holders generally will recognize capital gain or capital loss equal to the difference between the amount realized on such sale or exchange and the U.S. Holder's adjusted basis in such shares.

NON-U.S. HOLDERS

  Dividends. Distributions with respect to Common Stock paid by the Company out of current and accumulated earnings and profits, as determined for United States federal income tax purposes, to a non-U.S. Holder generally will be subject to withholding of United States federal income tax at the rate of 30%, unless reduced or eliminated by an applicable tax treaty or unless such dividends are treated as effectively connected with a United States trade or business of the non-U.S. Holder. Distributions paid by the Company in excess of its current and accumulated earnings and profits will be treated first as a nontaxable return of capital to the extent of the non-U.S. Holder's adjusted basis in his Common Stock and, thereafter, as gain from the sale or exchange of a capital asset. Under current law, if the Company cannot determine at the time it makes a distribution whether such distribution will exceed the current and accumulated earnings and profits of the Company, the gross amount of the distribution will be subject to withholding at the same rate as dividends. Amounts so withheld, however, will be refundable or creditable against the non-U.S. Holder's United States federal income tax liability if it is subsequently determined that such distribution was, in fact, in excess of the current and accumulated earnings and profits of the Company. Treasury Regulations effective for payments made after December 31, 2000 (the "New Regulations"), would permit the Company to elect to reduce the amount of withholding with respect to a distribution if, based on a reasonable estimate of the Company's anticipated accumulated and current earnings and profits for the taxable year in which such distribution is made, such distribution would be in excess of such earnings and profits. No assurance can be given, however, that the Company will be eligible to make this election with respect to any distribution, or if eligible, that the Company will make such election.

  If the receipt of a dividend is treated as being effectively connected with the conduct of a United States trade or business by a non-U.S. Holder, the dividend received by such non-U.S. Holder will be subject to United States federal income tax in the same manner as U.S. Holders generally (and, in the case of a corporate holder, possibly an additional branch profits tax). Effectively connected dividends may be subject to different treatment under an applicable tax treaty depending on whether such dividends are attributable to a permanent establishment of the non-U.S. Holder in the United States.

  Currently, for purposes of determining whether tax is to be withheld at the 30% rate or at a reduced rate as specified in an applicable income tax treaty, the Company will ordinarily presume that dividends paid to an address in a foreign country are paid to a resident of such country absent knowledge that such presumption is not warranted. Under the New Regulations, non-U.S. Holders will be required to satisfy certain applicable certification requirements to claim treaty benefits.

  Sale or Other Disposition of Common Stock. A non-U.S. Holder generally will not be subject to United States federal income tax in respect of any gain recognized on the sale or other taxable disposition of Common Stock unless (i) the gain is effectively connected with a trade or business of the non-U.S. Holder in the United States; (ii) in the case of a non-U.S. Holder who is an individual and holds Common Stock as a capital asset, the holder is present in the United States for 183 or more days in the taxable year of the disposition and either (a) the individual has a "tax home" for United States federal income tax purposes in the United States or (b) the gain is attributable to an office or other fixed place of business maintained by the individual in the United States; (iii) the non-U.S. Holder is subject to tax pursuant to the provisions of United States federal income tax law applicable to certain United States expatriates; or (iv) (A) the Company is or has been during certain periods preceding the disposition a "U.S. real property holding corporation" for United States federal income tax purposes and (B) provided that the Common Stock continues to be "regularly traded on an established securities market" for United States federal income tax purposes, the non-U.S. Holder held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of the outstanding Common Stock. Non-U.S. Holders who would be subject to United States federal income tax with respect to gain recognized on a sale or other disposition of Common Stock should consult applicable treaties, which may provide for different rules.

  Backup Withholding and Information Reporting. Payments of dividends to a non-U.S. Holder at an address outside the United States may be subject to information reporting, but will not, under current law, generally be subject to backup withholding. The payment of the proceeds of the disposition of Common Stock to or through the United States office of a broker is subject to information reporting and backup withholding at a rate of 31% unless the owner of the stock certifies its non-United States status under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds of the disposition by a non-U.S. Holder of Common Stock to or through a foreign office of a broker will not be subject to backup withholding. The Service has indicated, however, that it is studying the possible application of backup withholding in the case of a foreign office of a broker that is (a) a United States person, (b) a United States-controlled foreign corporation or (c) a foreign person 50% or more of whose gross income for certain periods is from a United States trade or business. Moreover, in the case of foreign offices of such brokers, information reporting will apply to such payments of proceeds unless such broker has documentary evidence in its files of the owner's foreign status and has no actual knowledge to the contrary. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules are generally allowable as a refund or credit against such non-U.S. Holder's United States federal income tax liability, if any, provided that the required information is furnished to the IRS.

  Federal Estate Taxes. Common Stock owned or treated as owned by an individual who is not a citizen or resident (as specifically defined for United States federal estate tax purposes) of the United States at the time of such individual's death will be included in such individual's gross estate for United States federal income tax purposes, unless an applicable estate tax treaty provides otherwise.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby and certain legal matters will be passed upon for Cogen by Fulbright & Jaworski L.L.P., Houston, Texas. Certain legal matters will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York ("Skadden Arps"). Skadden Arps from time to time has performed legal services for Cogen.

                                    EXPERTS

  The audited combined financial statements of the Group and the NJ Partnerships and the balance sheet of Cogen Technologies, Inc. included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  Cogen has not previously been subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Cogen has filed with the Commission a Registration Statement (which term shall include all amendments, exhibits, schedules and supplements thereto) on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, copies of which may be examined without charge at the Commission's principal office at 450 Fifth Street, N.W. Washington, D.C. 20549 and the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its public reference facilities in New York, New York and Chicago, Illinois at prescribed rates, or on the Internet at http://www.sec.gov. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each statement being qualified in all respects by such reference. Copies of materials filed with the Commission may also be inspected at the offices of National Association of Securities Dealers, Inc., 1801 K Street, N.W., 8th Floor, Washington, D.C. 20006.

                                   GLOSSARY

  The following terms used in this Prospectus have the following meanings:

  "ACOG" means average cost of gas.

  "Average availability" means the fraction of time (usually expressed as a percent on an annual or multi-annual basis) within which a generating plant (or unit) is actually capable of providing service, whether or not it is actually in service and regardless of the capacity level that can be provided.

  "Availability factor" means the ratio (usually expressed as a percent) of the time a generating unit is ready for, or in service, to the total time interval under consideration.

  "Avoided Costs" means, the incremental costs that would be incurred by an electric utility for electric energy or capacity or both which, but for the purchase from a Qualifying Facility, it would produce or purchase from some other service.

  "Base load plant" means a generation unit which is normally operated to supply all or part of the minimum load of a utility system and which, consequently, operates at a high load factor.

  "Bayway" means Bayway Refining Company, a Delaware corporation.

  "Btu" means British thermal units, a unit of energy.

  "Camden Cogen" means Camden Cogen, L.P., a Delaware limited partnership, which is the venture that owns the Camden Plant.

  "Camden GPLP" means Cogen Technologies Camden GP Limited Partnership, a Delaware limited partnership, which is the managing general partner of Camden Cogen.

  "Camden Paperboard" means Camden Paperboard Company, a New Jersey corporation, a subsidiary of Caraustar Industries, Inc., a publicly traded non-rated company based in Austell, Georgia.

  "Capacity factor" means the ratio (usually expressed as a percent) of the average load on a generating plant (or unit) plus the average load dispatched off for the period of time considered to the contractual capacity of the generating plant (or unit).

  "Clean Air Act" means the Federal Clean Air Act of 1955, as amended.

  "Cogeneration" means the sequential use of a simple energy source to produce two or more forms of energy output. For example, the Company's plants burn natural gas to produce electricity and steam.

  "Con Ed" means Consolidated Edison Company of New York, Inc.

  "Dispatchable" means the ability of an electric generating unit to be committed to meet demand for electricity in a fashion determined to be most efficient by the system controller.

  "Equivalent availability" means the ratio (usually expressed as a percent) of the time a generating unit is ready for, or in, service multiplied by the capacity level that can be provided, plus the time a generating unit is given contractual credit for being ready for service multiplied by the contractual capacity, to the total time interval under consideration multiplied by the contractual capacity. (It is possible for the equivalent availability to be above or below 100%.)

  "EWG" means an exempt wholesale generator under the Energy Policy Act of 1992.

  "FERC" means the United States Federal Energy Regulatory Commission.

  "Gas Turbine, Combined Cycle Facility" means a facility in which a gas turbine, burning natural gas or fuel oil, turns an electrical generator. The exhaust gases from the turbine are directed into a waste heat recovery boiler, producing high pressure steam which is run through a steam turbine, producing additional electricity. After exiting the steam turbine, the low pressure steam is delivered to the steam host facility for processing and building heat.

  "GE" means General Electric Company.

  "JCP&L" means Jersey Central Power & Light Company.

  "Kilowatt" or "KW" means one thousand watts.

  "Kilowatt-hours" or "KWh" means a unit of electrical energy equal to one kilowatt of power supplied or taken from an electric circuit steadily for one hour.

  "Linden Ltd." means Cogen Technologies Linden, Ltd., a Texas limited partnership, which is the managing general partner of Linden Venture.

  "Linden Venture" means Cogen Technologies Linden Venture, L.P., a Delaware limited partnership, which is the venture that owes the Linden Plant.

  "MBtu" means one thousand Btu.

  "Mcf" means one thousand cubic feet of gas at 60(degrees)F and at a pressure of 14.73 pounds per square inch absolute.

  "Megawatt" or "MW" means one million watts. References to specific amounts of megawatts in the case of plant capacities are to the "name plate" capacities on the turbines in the plants.

  "Megawatt hour" or "MWh" means one thousand kilowatt-hours.

  "Merchant plant" means an electric generating plant that is seeking to sell some or all of its uncommitted capacity or energy in excess of its existing contractual or legal commitments.

  "MESC" means McNair Energy Services Corporation, a Texas corporation, which owns 100% of NJ Inc.

  "MMBtu" means one million Btu.

  "Nameplate capacity" means the output rating at a given set of ambient conditions (usually annual average or ISO conditions) of the gas and steam turbines in the plant expressed in kilowatts less the auxiliary power consumed by the plant. The actual nameplate rating is usually engraved on a permanently affixed metal plate mounted on the turbine, hence the term "nameplate".

  "Net Electrical Capability" means the sum of the nameplate rating of the generators for each venture, as designated by the manufacturer and expressed in megawatts, less allowance for station service, at which such venture is designed to operate continuously in a reasonable and prudent manner under independent systems operator conditions in accordance with good utility practice.

  "NJ, Inc." means Cogen Technologies NJ, Inc., a Delaware corporation, which is the managing general partner of NJ Venture.

  "NJ Venture" means Cogen Technologies NJ Venture, a New Jersey general partnership, which is the venture that owns the Bayonne Plant.

  "PSE&G" means Public Service Electric and Gas Company of New Jersey.

  "PURPA" means the Public Utilities Regulatory Policies Act of 1978, as amended, and the regulations promulgated thereunder.

  "QF" or "Qualifying Facility" means a "qualifying cogeneration facility" in accordance with PURPA.

  "Securities Act" means the Securities Act of 1933, as amended.

  "Selkirk GP Inc." means Cogen Technologies Selkirk GP, Inc., a Texas corporation, which is the non-managing general in the Selkirk Venture.

  "Selkirk LP" means Cogen Technologies Selkirk LP, a Delaware limited partnership, which is a limited partner in the Selkirk Venture.

  "Selkirk Venture" means Selkirk Cogen Partners, L.P., a Delaware limited partnership that owns the Selkirk Plant.

  "tracking account" means an accounting device designed to relate a utility power purchaser's Avoided Cost to the payments it makes on such power purchase agreement over the life thereof. Often, because of project financing considerations, payments exceed the initial estimated Avoided Cost in the early years of a power purchase agreement and come into line with, and are less than, such estimated Avoided Costs in later years of the agreement. Accordingly, many power purchase agreements set up the device of a tracking account so that if there is a termination of the power purchase agreement at a time when the utility purchaser has paid amounts exceeding its estimated Avoided Costs, the utility can be paid back the difference. To the extent that the amounts paid by the purchaser exceed its estimated Avoided Cost, the venture selling the power under the power purchase agreement is indebted to the purchaser for such amount, which is recorded in the tracking account.

                              FINANCIAL STATEMENTS

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
FINANCIAL STATEMENTS OF COGEN TECHNOLOGIES, INC.
  Report of Independent Public Accountants................................  F-3
  Balance Sheet of Cogen Technologies, Inc. at May 20, 1998...............  F-4
FINANCIAL STATEMENTS OF COGEN TECHNOLOGIES GROUP
  Audited Financial Statements
  Report of Independent Public Accountants................................  F-9
  Combined Statements of Income of Cogen Technologies Group for the years ended December 31, 1997, 1996 and 1995................................. F-10
  Combined Balance Sheets of Cogen Technologies Group as of December 31,
   1997 and 1996.......................................................... F-11
  Combined Statements of Cash Flows of Cogen Technologies Group for the
   years ended
   December 31, 1997, 1996 and 1995....................................... F-12
  Combined Statements of Owners' Equity of Cogen Technologies Group for
   the years ended December 31, 1997, 1996 and 1995....................... F-13
  Notes to Combined Financial Statements of Cogen Technologies Group...... F-14
  Unaudited Financial Statements
  Combined Statements of Income of Cogen Technologies Group for the three months and six months ended June 30, 1998 and 1997..................... F-26
  Combined Balance Sheets of Cogen Technologies Group as of June 30, 1998
   and December 31, 1997.................................................. F-27
  Combined Statements of Cash Flows of Cogen Technologies Group for the
   three months and six months ended June 30, 1998 and 1997............... F-28
  Combined Statements of Owners' Equity of Cogen Technologies Group for
   the six months ended June 30, 1998 and 1997............................ F-29
  Notes to Combined Financial Statements of Cogen Technologies Group...... F-30
FINANCIAL STATEMENTS OF COGEN TECHNOLOGIES NEW JERSEY OPERATING
 PARTNERSHIPS
  Audited Financial Statements
  Report of Independent Public Accountants................................ F-36
  Combined Statements of Income of Cogen Technologies New Jersey Operating
   Partnerships for the years ended December 31, 1997, 1996 and 1995...... F-37
  Combined Balance Sheets of Cogen Technologies New Jersey Operating
   Partnerships at
   December 31, 1997 and 1996............................................. F-38
  Combined Statements of Cash Flows of Cogen Technologies New Jersey
   Operating Partnerships for the years ended December 31, 1997, 1996 and
   1995................................................................... F-39
  Combined Statements of Partners' Capital of Cogen Technologies New
   Jersey Operating Partnerships for the years ended December 31, 1997,
   1996 and 1995.......................................................... F-40
  Notes to Combined Financial Statements of Cogen Technologies New Jersey
   Operating Partnerships................................................. F-41
  Unaudited Financial Statements
  Combined Statements of Income of Cogen Technologies New Jersey Operating
   Partnerships for the three months and six months ended June 30, 1998 and 1997............................................................... F-49

                              FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
  Combined Balance Sheets of Cogen Technologies New Jersey Operating
   Partnerships at June 30, 1998 and December 31, 1997.................... F-50
  Combined Statements of Cash Flows of Cogen Technologies New Jersey
   Operating Partnerships for the three months and six months ended June
   30, 1998 and 1997...................................................... F-51
  Combined Statements of Partners' Capital of Cogen Technologies New
   Jersey Operating Partnerships for the six months ended June 30, 1998 and 1997............................................................... F-52
  Notes to Combined Financial Statements of Cogen Technologies New Jersey
   Operating Partnerships................................................. F-53

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Cogen Technologies, Inc.:

We have audited the accompanying balance sheet of Cogen Technologies, Inc. as of May 20, 1998. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on the balance sheet based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Cogen Technologies, Inc. as of May 20, 1998 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Houston, Texas
May 20, 1998

                            COGEN TECHNOLOGIES, INC.

                                 BALANCE SHEET

                                AT MAY 20, 1998

                           (IN THOUSANDS OF DOLLARS)

                               ASSETS
Current Assets
  Cash and cash equivalents.......................................... $       1
                                                                      =========
                        SHAREHOLDERS' EQUITY
Shareholders' Equity
  Preferrred stock, $0.01 par value, 50.0 million shares authorized, no shares issued and
   outstanding....................................................... $      --
  Common Stock, $0.01 par value, 300.0 million shares authorized,
   1,000 shares issued and outstanding...............................        --
  Additional paid-in capital.........................................         1
                                                                      ---------
                                                                      $       1
                                                                      =========


   The accompanying notes are an integral part of these financial statements.

                           COGEN TECHNOLOGIES, INC.

                            NOTES TO BALANCE SHEET

(1) ORGANIZATION AND BASIS OF PRESENTATION

  Cogen Technologies, Inc. (the "Company") was incorporated in May 1998 to acquire control of certain entities and interests owned by Robert C. McNair and members of his family and by entities controlled by his family (the "McNair Interests") and by other persons or entities with no relation to the McNair Interests (the "Minority Interests"). In connection with the organization of the Company, the McNair Interests and the Minority Interests contributed an aggregate amount of $1,000 to the Company for 820 shares and 180 shares, respectively, of the Company's common stock.

(2) INFORMATION (UNAUDITED) AVAILABLE SUBSEQUENT TO THE DATE OF THE INDEPENDENT AUDITORS' REPORT

  Through the following series of transactions (the "Formation Transactions"), the Company intends to acquire certain interests from the McNair Interests and the Minority Interests (dollar and share amounts are based on a Common Stock Offering (as defined herein) price of $15.00 per share):

    (i) The Company will issue 28.7 million shares of common stock with an estimated market value of $429.7 million in exchange for 49.9% of the general and limited partnership interests in Cogen Technologies Linden Ltd. ("Linden Ltd."), a Texas limited partnership which is the managing general partner of Cogen Technologies Linden Venture, LP ("Linden Venture"), a Delaware limited partnership that owns and operates a 715-megawatt cogeneration facility in Linden, New Jersey;

    (ii) The Company will issue 9.9 million shares of common stock with an estimated market value of $147.9 million plus $1.0 million in cash in exchange for 100% of the outstanding common stock of Cogen Technologies Camden, Inc. ("Camden Inc.") and the limited partnership interests in Cogen Technologies Camden GP Limited Partnership ("Camden GPLP") held by the Minority Interests. Camden Inc. is a Texas corporation that is the general partner of Camden GPLP, a Delaware partnership that is the managing general partner of Camden Cogen LP ("Camden Cogen"), a Delaware partnership that owns and operates a 146-megawatt cogeneration facility in Camden, New Jersey;

    (iii) McNair Energy Services Corporation ("MESC"), a Texas corporation owned approximately 82% by the McNair Interests and 18% by the Minority Interests, will be merged with Cogen Technologies Bayonne, Inc., a wholly owned subsidiary of the Company, pursuant to which merger Cogen Technologies Bayonne, Inc. will survive and the shareholders of MESC will receive 14.4 million shares of the Company's common stock with an estimated market value of $217.4 million. MESC's wholly owned subsidiary Cogen Technologies NJ, Inc. ("NJ Inc.") is the managing general partner of Cogen Technologies NJ Venture ("NJ Venture"), a New Jersey general partnership that owns and operates a 176-megawatt cogeneration facility in Bayonne, New Jersey.

    (iv) The Company will issue 1.7 million shares of common stock with an estimated market value of $25.2 million in exchange for 100% of the limited and general partnership interests in Cogen Technologies Selkirk, L.P. ("Selkirk LP"). All of such interests are held by the McNair Interests and the Minority Interests. Selkirk LP holds a 78% limited partnership interest in Selkirk Cogen Partners, L.P. ("Selkirk Cogen") which owns and operates a 345-megawatt cogeneration facility in Bethlehem, New York;

    (v) The Company will issue 0.3 million shares of common stock with an estimated market value of $4.8 million in exchange for 100% of the common stock of CT Global Insurance, Ltd. ("CT Global"), a Bermuda corporation whose primary business is underwriting a portion of the insurance carried by NJ Venture, Camden Cogen and Linden Venture.

    (vi) Linden Ltd. will borrow $291.0 million under the terms of a loan agreement with Morgan Stanley & Co. Incorporated (the "Bridge Loan") and redeem its remaining general and limited partnership interests

                           COGEN TECHNOLOGIES, INC.

  in consideration for the distribution of a $140.4 million account receivable and a $291.0 million in cash. The Bridge Loan will be evidenced by a subordinated promissory note in favor of Morgan Stanley, which note will bear interest at the rate of 24% per annum. Immediately following the issuance of the Senior Notes (as discussed hereinafter), the Company will loan $291.0 million of the proceeds to Linden Ltd. for repayment of the Bridge Loan.

  The Camden Inc. and Linden Ltd. transactions are structured in a manner so as not to qualify for tax-free incorporation or tax-free reorganization treatment for the McNair Interests and the Minority Interests, thereby providing the Company with a step-up in tax basis to fair market value. The inclusion in the Camden Inc. transaction of the $1.0 million in cash is necessary to achieve such treatment. No cash consideration is necessary with respect to the Linden Ltd. partnership interests.

  Prior to the Formation Transactions, the ownership interests of the McNair Interests and the Minority Interests in Linden Ltd., Camden Inc. and the limited partnership interests in Camden GPLP, approximately 89.5% of MESC and CT Global are identical. Following the Formation Transactions with respect to such entities the ownership interests of the McNair Interests and the Minority Interests in the Company will be identical to their prior interests in the entities acquired. Accordingly, the Company's acquisition of Linden Ltd., Camden Inc. and the limited partnership interests in Camden GPLP, approximately 89.5% of MESC and CT Global will be accounted for at historical cost as a reorganization of entities under common control.

  The acquisition of the 81.7% of the partnership interests in Selkirk LP held by the McNair Interests will be accounted for at historical cost as a reorganization of entities under common control. The acquisition of the 18.3% of the partnership interests in Selkirk LP held by the Minority Interests and the 10.5% of MESC for which the ownership of a portion of the Minority Interests is not identical to that of the other entities, will be accounted for as purchase transactions. The purchase price for the Selkirk LP interests held by the Minority Interests and the 10.5% interest in MESC is $4.5 million and $22.5 million, respectively.

  The accounts of Linden Ltd., Camden Inc., MESC, Selkirk LP and CT Global will be included in the Company's consolidated financial statements. The Company's investments in Linden Venture, Camden Cogen, NJ Venture and Selkirk Cogen will be accounted for using the equity method.

  Because the ownership interests are not identical among each of (i) MESC,
(ii) Selkirk LP and (iii) the aggregate of Linden Ltd., Camden Inc., the limited partnership interests in Camden GPLP and CT Global, the valuation of the interests acquired by the Company with respect to each of these three groups was agreed to in arms-length negotiations. The allocation of the aggregate valuation among Linden Ltd., Camden Inc., the limited partnership interests in Camden GPLP and CT Global for purposes of determining their new tax bases and the amounts necessary to redeem 50.1% of the general and limited partnership interests in Linden Ltd. is based upon their relative fair market values.

  Following the Formation Transactions, the Company will hold, directly or indirectly, 100% of the general and limited partnership interests of Camden GPLP, Linden Ltd. and Selkirk LP and 100% of the common stock of NJ Inc. The Company's interest in the earnings and cash distributions of NJ Venture, Camden Cogen, Linden Venture and Selkirk Cogen is as follows:

    (i) Under the terms of NJ Venture's joint venture agreement, NJ Inc. is allocated 86.5% of NJ Venture's profits and losses and receives 86.5% of all cash distributions.

    (ii) Under the terms of Camden Cogen's partnership agreement, monthly cash distributions are allocated 1% to Camden GPLP and 99% to the limited partner up to a specified cumulative rate of return (approximately $0.3 million to $0.4 million per month through May 2007 and varying amounts thereafter)

                           COGEN TECHNOLOGIES, INC.

  and the remaining available cash for the month is allocated 99% to Camden GPLP and 1% to the limited partner. Once the limited partner has received its specified rate of return, cash distributions will be allocated 90% to Camden GPLP and 10% to the limited partner. During 1997, 1996 and 1995 Camden GPLP received 74%, 83% and 84%, respectively, of Camden Cogen's cash distributions. Camden Cogen's income before depreciation is allocated as follows: (a) an amount equal to debt principal payments, 100% to the limited partner; (b) an amount equal to and allocated on the same basis as cash distributed; and (c) any remainder generally 99% to Camden GPLP and 1% to the limited partner. Losses are allocated 100% to Camden GPLP until its capital account equals zero and then to the limited partner until its capital account equals zero and then to Camden GPLP. Depreciation is allocated 100% to the limited partner until its capital account equals zero and then to Camden GPLP. During 1997, 1996 and 1995 Camden GPLP was allocated 91%, 94% and 97%, respectively, of Camden Cogen's net income.

    (iii) Under the terms of Linden Venture's partnership agreement, cash is distributed monthly, 1% to Linden Ltd. and 99% to the limited partner up to a specified rate of return (approximately $4.3 million per month through September 1998, approximately $3.0 million per month from October 1998 through September 2001 and between $4.3 million and $4.8 million per month thereafter) ("Tranche 1"), then 99% to Linden Ltd. and 1% to the limited partner up to a capped amount, which is twice the amount of Tranche 1, and the remainder 90% to Linden Ltd. and 10% to the limited partner. During 1997, 1996 and 1995 Linden Ltd. received 59%, 60% and 54%, respectively, of Linden Venture's cash distributions. Linden Venture's income before depreciation is allocated to the partners on the basis of cash distributed with any excess primarily allocated 99% to Linden Ltd. Losses are allocated 100% to Linden Ltd. until its capital account equals zero and then to the limited partner until its capital account equals zero with any remainder allocated 100% to Linden Ltd. Depreciation up to $525.0 million is allocated 5% to Linden Ltd. and 95% to the limited partners. All remaining depreciation is allocated 99% to Linden Ltd. During 1997, 1996 and 1995 Linden Ltd. was allocated 70%, 71% and 66%, respectively, of Linden Venture's net income.

    (iv) Under the terms of Selkirk Cogen's amended partnership agreement, available cash is distributed, up to a specified level (the "Level 1 Distributions"), 99% to the partners in accordance with their current equity interests and 1% in accordance with the original ownership structure (which does not include Selkirk LP). Any additional funds are distributed 99% in accordance with the original ownership structure and 1% to the partners in accordance with their current equity interests. Subsequent to the earlier of September 1, 2013 or the date all Level 1 Distributions are made, distributions will be made based on the partners' residual interest (17.3% for the interest of Selkirk LP). Under the terms of the amended partnership agreement, Selkirk LP is being allocated a total of approximately 6% of the earnings of Selkirk Cogen.

  Following the Formation Transactions, the McNair Interests and the Minority Interests intend to sell shares of the Company's common stock in a public offering (the "Common Stock Offering"). The Company will issue no shares and will receive no proceeds from the Common Stock Offering. In connection with the Common Stock Offering, the Company will pay certain costs which are estimated to total $1.8 million.

  Following the Formation Transactions, the Company intends to issue $400.0 million of Senior Notes, the proceeds from which will be used to loan an amount to Linden Ltd. for repayment of the Bridge Loan, to retire amounts payable to affiliates, to pay certain expenses related to the Formation Transactions, the Common Stock Offering and the issuance of the Senior Notes and for working capital purposes. The Senior Notes mature $100.0 million in 2005, $150.0 million in 2010 and $150.0 million in 2018 and are expected to bear interest at approximately 6.72%, 6.89% and 7.33% per annum, respectively. The Senior Notes have no sinking fund requirements and no principal payments are required prior to maturity.

  The Senior Notes will be secured, on an equal basis with the senior secured bank indebtedness, by a security interest granted by the Company on certain direct wholly-owned subsidiaries of the Company, which subsidiaries

                           COGEN TECHNOLOGIES, INC.

own all of the Company's equity interests in the ventures. The Indenture to be executed in conjunction with the Debt Offering will contain certain covenants, including restrictive covenants that (i) limit indebtedness of the Company, other than the Senior Notes, up to $300.0 million at any one time outstanding in senior secured bank indebtedness, certain other parity indebtedness the issuance of which either is incurred in compliance with a coverage ratio requirement or will not result in a rating downgrade of the Senior Notes and subordinated indebtedness, (ii) limit additional indebtedness of the ventures (except Selkirk Venture) in which the Company currently has an interest, other than up to $100.0 million at any one time outstanding for plant improvements and expansion and amounts required to satisfy any fiduciary responsibilities of the partners or venturers of each of the ventures, and (iii) prohibit distributions to stockholders and on account of subordinated indebtedness owed to affiliates unless no default exists under the Indenture and such distributions do not exceed 100% of Funds From Operations (as of the closing date of the issuance of the Senior Notes) plus $50.0 million. The Indenture will further contain provisions that upon achieving a prescribed level of diversification of interests owned by the Company in at least eight power project ventures, the foregoing security interests, mandatory redemption provisions and covenants and, subject to a further condition, security interest, and certain events of default, will be permanently terminated. The closings of each of the Common Stock Offering and the Debt Offering are conditioned upon the consummation of the other.

  Because the operations of the Company following the Formation Transactions will be conducted primarily by its subsidiaries and ultimately by the ventures in which the subsidiaries have interests, the Company's cash flow and its ability to service indebtedness, including its ability to pay the interest on and principal of its indebtedness and to pay dividends on the Common Stock, will depend entirely upon the earnings of the ventures and the subsidiaries and the distribution of those earnings to the Company. The Company initially will have no significant business other than its ownership interests in the subsidiaries and its planned development and acquisition business. The future earnings of the ventures will be affected by a number of factors, including competition in the power generation industry, possible changes in existing laws and regulations, possible amendment or termination of the ventures' above market power purchase agreements and various other economic, regulatory and operating factors.

  Certain executive officers of the Company will also serve as directors or executive officers, or both, of certain other entities controlled by Mr. McNair. In addition, the Company expects to provide certain management, financial and administrative support services to such other entities controlled by Mr. McNair. For such services the Company will receive a fee equal to the Company's estimated cost plus an appropriate markup. The Company's estimated cost, including office space and facilities, will be determined on a full allocation basis, including employee salaries and benefits and direct charges.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Cogen Technologies Group:

  We have audited the accompanying combined balance sheets of Cogen Technologies Group (a group of cogeneration investing entities owned by Robert
C. McNair and affiliates) as of December 31, 1997 and 1996, and the related combined statements of income, owners' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cogen Technologies Group as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Houston, Texas
March 6, 1998

                            COGEN TECHNOLOGIES GROUP

                         COMBINED STATEMENTS OF INCOME

                   (IN MILLIONS OF DOLLARS, EXCEPT AS NOTED)

                                                              YEAR ENDED
                                                             DECEMBER 31,
                                                         ----------------------
                                                          1997    1996    1995
                                                         ------  ------  ------
Revenues:
  Equity in earnings of:
    Cogen Technologies Linden Venture, LP..............  $ 73.8  $ 78.7  $ 59.0
    Camden Cogen LP....................................    14.5    13.7    13.4
    Cogen Technologies NJ Venture......................    17.5    18.1    28.3
    Selkirk Cogen Partners, L.P........................     0.8     1.0    (1.3)
  Other................................................     2.2     2.3     0.8
                                                         ------  ------  ------
                                                          108.8   113.8   100.2
                                                         ------  ------  ------
Costs and Expenses:
  Operating overhead...................................    13.4    14.4    10.8
  General and administrative...........................    19.8    10.9    10.4
                                                         ------  ------  ------
                                                           33.2    25.3    21.2
                                                         ------  ------  ------
Income from Operations.................................    75.6    88.5    79.0
Other Income (Expense):
  Interest and other income............................    16.0    17.0    17.8
  Interest expense.....................................  (21.8)   (23.3)  (26.4)
  Allowance for long-term receivable...................    10.3   (10.3)    6.5
                                                         ------  ------  ------
Income Before Income Taxes.............................    80.1    71.9    76.9
  Income taxes.........................................    (5.1)   (4.0)   (7.6)
                                                         ------  ------  ------
Net Income.............................................  $ 75.0  $ 67.9  $ 69.3
Unaudited:
Pro Forma Income Taxes.................................   (25.9)  (23.6)  (22.0)
                                                         ------  ------  ------
Net Income After Pro Forma Income Taxes................  $ 49.1  $ 44.3  $ 47.3
                                                         ======  ======  ======
Pro Forma Primary and Fully Diluted Earnings Per Share
 (in dollars)..........................................  $ 0.89  $ 0.81  $ 0.86
                                                         ======  ======  ======
Pro Forma Weighted Average Number of Shares Outstanding
 (millions)............................................    55.0    55.0    55.0
                                                         ======  ======  ======


   The accompanying notes are an integral part of these financial statements.

                            COGEN TECHNOLOGIES GROUP

                            COMBINED BALANCE SHEETS

                            (IN MILLIONS OF DOLLARS)

                                                                  DECEMBER 31,
                                                                  -------------
                                                                   1997   1996
                                                                  ------ ------
                             ASSETS
Current Assets
  Cash and cash equivalents...................................... $ 18.9 $ 17.9
  Accounts receivable, affiliate.................................    2.9    6.4
  Other current assets...........................................    0.2    1.1
                                                                  ------ ------
                                                                    22.0   25.4
                                                                  ------ ------
Investments in Affiliates
  Cogen Technologies Linden Venture, LP..........................   60.6   62.4
  Selkirk Cogen Partners, L.P....................................   23.8   26.3
  Camden Cogen LP................................................   12.7    6.8
  Cogen Technologies NJ Venture..................................    2.4    2.6
                                                                  ------ ------
                                                                    99.5   98.1
                                                                  ------ ------
Other Assets
  Accounts receivable, affiliate.................................  160.8  158.3
  Other..........................................................    1.8    2.1
                                                                  ------ ------
                                                                   162.6  160.4
                                                                  ------ ------
                                                                  $284.1 $283.9
                                                                  ====== ======
                 LIABILITIES AND OWNERS' EQUITY
Current Liabilities
  Accounts payable, affiliate.................................... $ 11.7 $ 13.1
  Current maturities on long-term debt...........................   12.9   16.0
  Income taxes payable...........................................    0.5     --
  Interest payable...............................................    2.0    1.7
  Other current liabilities......................................    0.1    0.1
                                                                  ------ ------
                                                                    27.2   30.9
Long-Term Debt...................................................  218.0  230.9
Other Long-Term Liabilities......................................   14.5   15.5
Deferred Income Taxes............................................    4.7    3.5
Commitments and Contingencies (Note 6)...........................     --     --
Owners' Equity...................................................   19.7    3.1
                                                                  ------ ------
                                                                  $284.1 $283.9
                                                                  ====== ======

   The accompanying notes are an integral part of these financial statements.

                            COGEN TECHNOLOGIES GROUP

                       COMBINED STATEMENTS OF CASH FLOWS

                            (IN MILLIONS OF DOLLARS)

                                                        YEAR ENDED DECEMBER
                                                                31,
                                                       -----------------------
                                                        1997    1996     1995
                                                       ------  -------  ------
Operating Activities:
  Net income.......................................... $ 75.0  $  67.9  $ 69.3
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Equity in (earnings) losses of affiliates:
      Cogen Technologies Linden Venture, LP...........  (73.8)   (78.7)  (59.0)
      Selkirk Cogen Partners, L.P.....................   (0.8)    (1.0)    1.3
      Camden Cogen LP.................................  (14.5)   (13.7)  (13.4)
      Cogen Technologies NJ Venture...................  (17.5)   (18.1)  (28.3)
    Distributions received from affiliates:
      Cogen Technologies Linden Venture, LP...........   75.6     77.7    59.4
      Selkirk Cogen Partners, L.P.....................    3.3     10.8    11.5
      Camden Cogen LP.................................    8.6     14.5    15.0
      Cogen Technologies NJ Venture...................   18.1     24.5    31.9
    Deferred income taxes.............................    1.2      0.7     2.4
    Allowance for long-term receivable................  (10.3)    10.3    (6.5)
  Changes in other operating assets and liabilities
    Decrease (increase) in accounts receivable,
     affiliate........................................    3.5      1.2    (5.6)
    Decrease (increase) in other current assets.......    0.9      0.1    (0.4)
    Increase (decrease) in accounts payable,
     affiliate........................................   (1.4)    (9.5)  (12.6)
    Increase (decrease) in interest payable...........    0.3     (0.4)   (0.7)
    Increase (decrease) in income taxes payable.......    0.5     (0.2)   (0.3)
    Increase (decrease) in other current liabilities..     --     (0.2)    0.3
    Net change in other assets and liabilities........   (1.1)     1.7     2.7
                                                       ------  -------  ------
  Net Cash Provided by Operating Activities...........   67.6     87.6    67.0
                                                       ------  -------  ------
Investing Activities:
  Increase in long-term receivable, affiliate.........  (67.3)   (75.3)  (46.9)
  Decrease in long-term receivable, affiliate.........   75.1     92.5    59.5
                                                       ------  -------  ------
Net Cash Provided by Investing Activities.............    7.8     17.2    12.6
                                                       ------  -------  ------
Financing Activities:
  Principal payments on long-term borrowings..........  (16.0)   (15.3)  (14.0)
  Cash distributions..................................  (58.4)   (89.1)  (63.3)
  Contributions.......................................     --      3.0     0.2
                                                       ------  -------  ------
Net Cash Used in Financing Activities.................  (74.4)  (101.4)  (77.3)
                                                       ------  -------  ------
Net Increase in Cash and Cash Equivalents.............    1.0      3.4     2.5
Cash and Cash Equivalents at Beginning of Year........   17.9     14.5    12.0
                                                       ------  -------  ------
Cash and Cash Equivalents at End of Year.............. $ 18.9  $  17.9  $ 14.5
                                                       ======  =======  ======
Cash Payments for:
  Income taxes........................................ $  3.4  $   3.5  $  5.5
                                                       ======  =======  ======
  Interest............................................ $ 21.4  $  23.6  $ 27.0
                                                       ======  =======  ======

   The accompanying notes are an integral part of these financial statements.

                            COGEN TECHNOLOGIES GROUP

                     COMBINED STATEMENTS OF OWNERS' EQUITY

                            (IN MILLIONS OF DOLLARS)

                                                      YEAR ENDED DECEMBER 31,
                                                      -------------------------
                                                       1997     1996     1995
                                                      -------  -------  -------
Owners' Equity at Beginning of Year.................. $   3.1  $  21.3  $  15.1
  Net income.........................................    75.0     67.9     69.3
  Contributions......................................      --      3.0      0.2
  Distributions......................................   (58.4)   (89.1)   (63.3)
                                                      -------  -------  -------
Owners' Equity at End of Year........................ $  19.7  $   3.1  $  21.3
                                                      =======  =======  =======



   The accompanying notes are an integral part of these financial statements.

                           COGEN TECHNOLOGIES GROUP

                    NOTES TO COMBINED FINANCIAL STATEMENTS

(1) ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

 Organization and Nature of Operations

  The combined financial statements of the Cogen Technologies Group (the "Group") includes McNair Energy Services Corp. ("MESC") and its wholly owned subsidiary Cogen Technologies NJ, Inc. ("NJ Inc."), Cogen Technologies Camden, Inc. ("Camden Inc."), Cogen Technologies Linden, Ltd. ("Linden Ltd."), Cogen Technologies Selkirk LP ("Selkirk LP"), CT Global Insurance, Ltd. ("CT Global") and the limited partnership interests in Cogen Technologies Camden GP Limited Partnership ("Camden GPLP") not held by Camden Inc. The financial statements of the Group are presented on a combined basis since all such entities were under the common control and management of the McNair Interests for all periods presented. All material transactions between the combined entities have been eliminated.

  MESC is a Texas corporation that is owned approximately 82% by Robert C. McNair, members of his immediate family and related trusts (the "McNair Interests") and owns 100% of NJ Inc., a Delaware corporation. NJ Inc. provides planning, operational and financial management services as managing general partner for Cogen Technologies NJ Venture ("NJ Venture"), a New Jersey general partnership that owns and operates a 176-megawatt cogeneration facility in Bayonne, New Jersey. The allocation of NJ Venture's earnings and cash distributions to NJ Inc. is discussed in Note 2.

  Camden Inc. is a Texas corporation that is owned 100% by the McNair Interests and is the general partner of Camden GPLP, a Delaware limited partnership. Under the terms of Camden GPLP's partnership agreement, Camden Inc. is allocated 82% of Camden GPLP's profits and losses and receives 82% of all cash distributions. Camden GPLP provides planning, operational and financial management services as managing general partner of Camden Cogen LP ("Camden Cogen"), a Delaware limited partnership that owns and operates a 146-megawatt cogeneration facility in Camden, New Jersey. The allocation of Camden Cogen's earnings and cash distributions to Camden GPLP is discussed in Note 2.

  Linden Ltd. is a Texas limited partnership whose general partner, Cogen Technologies, Inc. ("Cogen"), is owned 100% by the McNair Interests. Under the terms of Linden Ltd.'s partnership agreement, Cogen is allocated 82% of Linden Ltd.'s profits and losses and receives 82% of all cash distributions. Linden Ltd. provides planning, operational and financial management services as managing general partner of Cogen Technologies Linden Venture, LP ("Linden Venture"), a Delaware limited partnership that owns and operates a 715-megawatt cogeneration facility in Linden, New Jersey. The allocation of Linden Venture's income and cash distributions to Linden Ltd. is discussed in Note 2.

  Selkirk LP is a Delaware limited partnership in which the McNair Interests hold a 1% general partner interest and an approximate 81% limited partner interest. Selkirk LP holds a 78% limited partnership interest in Selkirk Cogen Partners, L.P. ("Selkirk Cogen"), a Delaware limited partnership which owns and operates a 345-megawatt cogeneration facility in Bethlehem, New York. The allocation of Selkirk Cogen's income and cash distributions to Selkirk LP is discussed in Note 2.

  The Group's investments in NJ Venture, Camden Cogen and Linden Venture are accounted for using the equity method of accounting since the limited partners have substantive participating rights with respect to the partnerships' operations. The Group's investment in Selkirk Cogen is accounted for using the equity method of accounting because the Company holds only limited partnership interests and the operations of the partnership are under the control of the managing general partner.

  CT Global is a Bermuda corporation owned approximately 82% by the McNair Interests whose primary business is underwriting a portion of the insurance carried by NJ Venture, Camden Cogen and Linden Venture.

                           COGEN TECHNOLOGIES GROUP

 Cash and Cash Equivalents/Restricted Cash

  All highly liquid short-term investments with original maturities of three months or less are considered to be cash equivalents. At December 31, 1997 and 1996, most of the Group's cash was held by Linden Ltd. and all such cash was restricted either to service Linden Ltd.'s debt or, if necessary, to make working capital loans to Linden Venture.

 Credit Risk

  Financial instruments which potentially subject the Group to credit risk consist primarily of cash and accounts receivable. Cash accounts are held by major financial institutions and accounts receivable are with related parties.

 Income Taxes

  Federal and state income taxes with respect to Camden GPLP, Linden Ltd. and Selkirk LP and federal income taxes with respect to Camden Inc. are not levied at the partnership or corporate levels but rather on the individual partners or shareholders. Accordingly, such income taxes have not been recognized in the combined financial statements for such entities. MESC and CT Global account for federal income taxes and MESC and Camden Inc. account for state income taxes in accordance with Statement of Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". Deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases.

  Following the Formation Transactions discussed in Note 9, Cogen Technologies, Inc. will be the partner or shareholder of the entities which comprise the Group, and federal and state income taxes will be recognized in its consolidated financial statements. Pro Forma income taxes have been presented in the Group's combined Statement of Income to reflect income taxes assuming the Group were a taxable entity.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires the use of certain estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities, if any, and the periods in which certain items of revenue and expense are included. Actual results may differ from such estimates.

 Earnings Per Share

  Historical earnings per share have been omitted from the combined statements of income since such information is not meaningful and the historically combined company is not a separate legal entity with a singular capital structure. Pro forma earnings per share is presented using the weighted average number of common shares outstanding after giving effect to the Formation Transactions discussed in Note 9.

                           COGEN TECHNOLOGIES GROUP

(2) INVESTMENTS IN AFFILIATES

  The following table reflects the changes in the Group's investments in affiliates (in millions of dollars):

                                                  NJ     CAMDEN  LINDEN  SELKIRK
                                              VENTURE(1) COGEN   VENTURE  COGEN
                                              ---------- ------  ------- -------
Balance at December 31, 1994.................    (0.3)     9.2     61.8    48.9
Equity in earnings...........................    28.7     13.4     59.0    (1.3)
Distributions................................   (31.9)   (15.0)   (59.4)  (11.5)
Amortization of excess cost..................    (0.3)      --       --      --
                                                -----    -----    -----   -----
Balance at December 31, 1995.................    (3.8)     7.6     61.4    36.1
Equity in earnings...........................    18.5     13.7     78.7     1.0
Distributions................................   (24.5)   (14.5)   (77.7)  (10.8)
Amortization of excess cost..................    (0.3)      --       --      --
                                                -----    -----    -----   -----
Balance at December 31, 1996.................   (10.1)     6.8     62.4    26.3
Equity in earnings...........................    17.9     14.5     73.8     0.8
Distributions................................   (18.1)    (8.6)   (75.6)   (3.3)
Amortization of excess cost..................    (0.3)      --       --      --
                                                -----    -----    -----   -----
Balance at December 31, 1997.................   (10.6)    12.7     60.6    23.8
                                                =====    =====    =====   =====

--------
(1) Through December 31, 1997 NJ Inc., received distributions from NJ Venture in excess of its proportionate share of NJ Ventures earnings of $13.0 million ($12.7 million at December 31, 1996, $6.6 million at December 31, 1995 and $3.3 million at December 31, 1994). All partners share in liquidation rights to the extent of their individual capital accounts, accordingly, such excess is classified as a long-term liability in the financial statements. The amount reflected as Investment in NJ Venture represents NJ Inc.'s unamortized cost in excess of its equity in the underlying net assets of NJ Venture and such amount is being amortized over twenty years.

  The following table presents summary balance sheet information for the Group's affiliates at December 31, 1997 and 1996 (in millions of dollars):

                                   NJ       CAMDEN      LINDEN      SELKIRK
                                 VENTURE     COGEN      VENTURE      COGEN
                                --------- ----------- ----------- ------------
                                1997 1996 1997  1996  1997  1996  1997   1996
                                ---- ---- ----- ----- ----- ----- -----  -----
            Assets
Current assets................. 25.0 18.9  19.0  19.5  64.2  64.7  30.9   33.7
Property, plant and equipment,
 net........................... 73.8 80.6 106.3 108.9 428.2 450.1 321.5  334.2
Other assets...................  0.2  0.3    --    --    --    --  33.5   33.6
                                ---- ---- ----- ----- ----- ----- -----  -----
                                99.0 99.8 125.3 128.4 492.4 514.8 385.9  401.5
                                ==== ==== ===== ===== ===== ===== =====  =====
   Liabilities and Partners'
            Capital
Current liabilities............ 18.9 15.5  11.8  13.7  31.8  31.5  20.5   20.3
Long-term debt................. 67.9 71.8  84.7  90.2    --    -- 386.0  389.3
Other long-term liabilities       --   --   0.8   0.7   2.2   2.9  11.7   10.7
Partners' capital.............. 12.2 12.5  28.0  23.8 458.4 480.4 (32.3) (18.8)
                                ---- ---- ----- ----- ----- ----- -----  -----
                                99.0 99.8 125.3 128.4 492.4 514.8 385.9  401.5
                                ==== ==== ===== ===== ===== ===== =====  =====

                           COGEN TECHNOLOGIES GROUP

  The following table presents summary income statement information for the Group's significant affiliates for the years ended December 31, 1997, 1996 and 1995 (in millions of dollars):

                            NJ VENTURE          CAMDEN COGEN          LINDEN VENTURE          SELKIRK COGEN
                         -------------------  -------------------  ----------------------  ----------------------
                         1997   1996   1995   1997   1996   1995    1997    1996    1995    1997    1996    1995
                         -----  -----  -----  -----  -----  -----  ------  ------  ------  ------  ------  ------
Revenues................  96.5   95.3   96.5   80.2   77.2   67.5   299.0   305.5   255.6   171.6   174.4   155.8
Costs and expenses...... (67.9) (65.6) (54.8) (57.0) (54.8) (45.7) (194.5) (195.8) (166.4) (127.9) (126.4) (121.7)
                         -----  -----  -----  -----  -----  -----  ------  ------  ------  ------  ------  ------
Income from operations..  28.6   29.7   41.7   23.2   22.4   21.8   104.5   109.7    89.2    43.7    48.0    34.1
Other income (expense)..  (8.0)  (8.4)  (8.7)  (7.3)  (7.8)  (8.0)    1.1     0.5     0.7   (32.2)  (32.8)  (32.4)
                         -----  -----  -----  -----  -----  -----  ------  ------  ------  ------  ------  ------
Net income..............  20.6   21.3   33.0   15.9   14.6   13.8   105.6   110.2    89.9    11.5    15.2     1.7
                         =====  =====  =====  =====  =====  =====  ======  ======  ======  ======  ======  ======

  Under the terms of NJ Venture's joint venture agreement, NJ Inc. is allocated 86.5% of NJ Venture's profits and losses and receives 86.5% of all cash distributions.

  Under the terms of Camden Cogen's partnership agreement, monthly cash distributions are allocated 1% to Camden GPLP and 99% to the limited partner up to a specified cumulative rate of return (approximately $0.3 million to $0.4 million per month through May 2007 and varying amounts thereafter) and the remaining available cash for the month is allocated 99% to Camden GPLP and 1% to the limited partner. Once the limited partner has received its specified rate of return, cash distributions will be allocated 90% to Camden GPLP and 10% to the limited partner. During 1997, 1996 and 1995 Camden GPLP received 74%, 83% and 84%, respectively, of Camden Cogen's cash distributions. Camden Cogen's income before depreciation is allocated as follows: (i) an amount equal to debt principal payments, 100% to the limited partner; (ii) an amount equal to and allocated on the same basis as cash distributed; and (iii) any remainder generally 99% to Camden GPLP and 1% to the limited partner. Losses are allocated 100% to Camden GPLP until its capital account equals zero and then to the limited partner until its capital account equals zero and then to Camden GPLP. Depreciation is allocated 100% to the limited partner until its capital account equals zero and then to Camden GPLP. During 1997, 1996 and 1995 Camden GPLP was allocated 91%, 94% and 97%, respectively, of Camden Cogen's net income.

  Under the terms of Linden Venture's partnership agreement, cash is distributed monthly, 1% to Linden Ltd. and 99% to the limited partner up to a specified rate of return (approximately $4.3 million per month through September 1998, approximately $3.0 million per month from October 1998 through September 2001 and between $4.3 million and $4.8 million per month thereafter) ("Tranche 1"), then 99% to Linden Ltd. and 1% to the limited partner up to a capped amount, which is twice the amount of Tranche 1, and the remainder 90% to Linden Ltd. and 10% to the limited partner. During 1997, 1996 and 1995 Linden Ltd. received 59%, 60% and 54%, respectively, of Linden Venture's cash distributions. Linden Venture's income before depreciation is allocated to the partners on the basis of cash distributed with any excess primarily allocated 99% to Linden Ltd. Losses are allocated 100% to Linden Ltd. until its capital account equals zero and then to the limited partner until its capital account equals zero with any remainder allocated 100% to Linden Ltd. Depreciation up to $525.0 million is allocated 5% to Linden Ltd. and 95% to the limited partners. All remaining depreciation is allocated 99% to Linden Ltd. During 1997, 1996 and 1995 Linden Ltd. was allocated 70%, 71% and 66%, respectively, of Linden Venture's net income.

  Under the terms of Selkirk Cogen's amended partnership agreement, available cash is distributed, up to a specified level (the "Level 1 Distributions"), 99% to the partners in accordance with their current equity interests and 1% in accordance with the original ownership structure (which does not include Selkirk LP). Any additional funds are distributed 99% in accordance with the original ownership structure and 1% to the partners in accordance with their current equity interests. Subsequent to the earlier of September 1, 2013 or the date all Level 1 Distributions are made, distributions will be made based on the partners' residual interest (17.3% for the

                           COGEN TECHNOLOGIES GROUP
interest of Selkirk LP). Under the terms of the amended partnership agreement, Selkirk LP is being allocated a total of approximately 6% of the earnings of Selkirk Cogen.

(3) LONG-TERM DEBT

  In February 1992, Camden GPLP entered into a $36.5 million Term Loan Agreement with General Electric Capital Corporation which matures in May 2010. Borrowings under the agreement, which totaled $14.8 million, bear interest at the London Interbank Offering Rate (LIBOR) plus 4.25% and are secured by Camden GPLP's holdings in Camden Cogen. Principal and interest payments are made quarterly at varying amounts in accordance with the terms of the agreement.

  In September 1992, Linden Ltd. entered into a $250.0 million Amended and Restated Term Loan Agreement with State Street Bank & Trust Co. which matures in September 2007 and is comprised of a fixed rate portion, a floating rate portion and a working capital portion. Under the terms of the agreement the fixed rate portion bears interest at 8.8%, the floating rate portion bears interest at LIBOR plus 1.65% and the working capital portion bears interest at the banks commercial paper rate plus 0.55%. Borrowings under the agreement are secured by Linden Ltd.'s interest in Linden Venture. Principal and interest payments are made quarterly at varying amounts in accordance with the terms of the agreement.

  At December 31, 1996 NJ Inc. had outstanding $4.4 million under the terms of a term loan agreement with The Prudential Insurance Company of America. Such amount was repaid in 1997.

  Long-term debt at December 31, 1997 and 1996 consisted of the following (in millions of dollars):

                                                         1997          1996
                                                     ------------- -------------
                                                             LONG-         LONG-
                                                     CURRENT TERM  CURRENT TERM
                                                     ------- ----- ------- -----
Camden GPLP.........................................   0.5    12.4   0.5    12.9
                                                      ----   -----  ----   -----
NJ Inc..............................................    --      --   4.4      --
                                                      ----   -----  ----   -----
Linden Ltd.,
  Fixed rate........................................   6.0    93.7   5.3    99.7
  Floating rate.....................................   6.4   101.9   5.8   108.3
  Working capital...................................    --    10.0    --    10.0
                                                      ----   -----  ----   -----
                                                      12.4   205.6  11.1   218.0
                                                      ----   -----  ----   -----
                                                      12.9   218.0  16.0   230.9
                                                      ====   =====  ====   =====

  Aggregate total maturities during the next five years are as follows: 1998-- $12.9 million; 1999--$14.5 million; 2000--$16.2 million; 2001--$18.1 million;
and 2002--$20.3 million.

  The term loan agreements of Linden Ltd. and Camden GPLP contain certain restrictions that limit or prohibit, among other things, the ability to incur indebtedness, make payments of certain indebtedness, pay distributions, make investments, engage in transactions with affiliates, create liens, sell assets and engage in acquisitions, mergers and consolidations.

(4) RELATED PARTY TRANSACTIONS

  Camden GPLP provides planning, operational and financial management services to Camden Cogen for a monthly fee equal to 1.5% of Camden Cogen's gross revenues. Such fees charged to Camden Cogen in 1997, 1996 and 1995 totaled $1.2 million, $1.2 million and $1.0 million, respectively. Linden Ltd. provides similar

                           COGEN TECHNOLOGIES GROUP
services to Linden Venture for a monthly management fee equal to 1.5% of Linden Venture's gross revenues. Such fees charged to Linden Venture in 1997, 1996 and 1995 totaled $4.6 million, $4.5 million and $3.9 million, respectively. RCM Management Services, L.P. ("Management Services"), which is controlled by the McNair Interests, provides planning, operational and financial management services to Camden GPLP and Linden Ltd. for monthly fees equal to 1.5% of the gross revenues of Camden Cogen and Linden Venture, respectively, and to Selkirk LP for monthly fees equal to 1.5% of 48.6% of the gross revenues of Selkirk Cogen. Such fees charged were as follows in 1997, 1996 and 1995: (i) Camden GPLP--$1.2 million, $1.2 million and $1.0 million, respectively; and (ii) Linden Ltd.--$4.6 million, $4.5 million and $3.9 million, respectively; and (iii) Selkirk LP--$1.2 million, $1.1 million and $1.0 million, respectively.

  Under the terms of an agreement between Management Services and NJ Inc., Management Services provides planning, operational and financial management services directly to NJ Venture for a monthly management fee equal to 1.5% of NJ Venture's gross revenues. Such fees charged to NJ Venture totaled $1.4 million in each of 1997, 1996 and 1995. Under the terms of such agreement NJ Venture has assumed the cost and pays such fee directly to Management Services.

  Cogen Technologies Capital Company, L.P. ("Cogen Capital"), in which the McNair Interests have a 1% general partner and an approximate 81% limited partner interest, charges Camden GPLP, Linden Ltd., NJ Inc. and Selkirk LP for certain management, financial and administrative support services. Such fees totaled: (i) Camden GPLP--$4.3 million in 1997, $2.9 million in 1996 and $2.6 million in 1995; (ii) Linden Ltd.--$21.2 million in 1997, $13.7 million in 1996 and $12.5 million in 1995; (iii) NJ Inc.--$5.2 million in 1997, $3.3 million in 1996 and $3.0 million in 1995 and (iv) Selkirk LP--$0.2 million in each of 1997, 1996 and 1995. The costs of such services are accumulated primarily based on employee time allocations and are charged to specific entities based on electricity generation capacity. NJ Inc. charged Cogen Capital $2.2 million in 1997, $2.0 million in 1996 and $1.7 million in 1995 for certain management, financial and administrative support services. The costs of such services are accumulated primarily based on employee time allocations.

  Selkirk LP pays a natural gas management fee of $0.02 per thousand cubic feet of natural gas purchased to a limited partner in certain of the entities which comprise the Group. Fees for such services totaled $0.3 million in each of 1997, 1996 and 1995.

  Linden Ltd. has advanced funds to Cogen Technologies Financial Services, L.P. ("Financial Services"), an investment company which is controlled by the McNair Interests, which amounted to $160.8 million and $168.6 million at December 31, 1997 and 1996, respectively. Such amount is classified as a long-term receivable in the combined balance sheets (net of a $10.3 million allowance at December 31, 1996). The receivable bears interest at 8.8% and Linden Ltd. has earned net interest of $14.6 million in 1997, $15.6 million in 1996 and $16.8 million in 1995.

  Financial Services has used the funds to make advances to other affiliates for general working capital needs and has invested in treasury notes, treasury bills and certain marketable securities. The market value of Financial Services' investments in marketable securities, which is the only liquid asset the partnership holds, supports Financial Services' ability to repay the amounts advanced by Linden Ltd. In those instances when the market value of Financial Services' marketable securities is below the amount of Linden Ltd.'s receivable, creating doubt about the collectibility of the receivable, Linden Ltd. provides a valuation allowance to reflect the shortfall. To the extent the market value of the underlying marketable securities recovers, the provision is reversed. Linden Ltd. recorded provisions (reversal of provisions) with respect to its receivable from Financial Services of $(10.3 million) in 1997, $10.3 million in 1996 and $(6.5 million) in 1995. At December 31, 1997 the cumulative allowance recognized with respect to such receivable was zero.

  From time to time Financial Services has made advances to MESC, which advances totaled $9.8 million and $13.1 million at December 31, 1997 and 1996, respectively. Such advances bear interest at 9.3% and during 1997, 1996 and 1995 Financial Services charged MESC interest totaling $1.2 million, $1.8 million and $2.8 million, respectively.

                           COGEN TECHNOLOGIES GROUP

  From time to time advances are made between Management Services and Camden Inc. At December 31, 1997 and 1996, $1.0 million and $1.0 million, respectively, was payable by Management Services to Camden Inc. Advances bear interest at 9.3% and during 1997, 1996 and 1995 Camden Inc. recorded interest income totaling $0.1 million, $0.1 million and zero, respectively.

  From time to time advances are made between Financial Services and Camden GPLP. At December 31, 1997 $1.9 million was payable to Financial Services by Camden GPLP and at December 31, 1996 $5.2 million was payable by Financial Services to Camden GPLP. Advances bear interest at 9.3% and during 1997, 1996 and 1995 Camden GPLP recorded interest income totaling $0.6 million, $0.9 million and $1.0 million, respectively.

  From time to time advances are made between Financial Services and Selkirk LP. At December 31, 1997 and 1996 $1.9 million and $0.2 million, respectively, was payable to Selkirk LP by Financial Services.

(5) INCOME TAXES

  As explained in Note 1, certain entities in the Group are tax-paying entities. Income tax expense for such entities for the years ended December 31, 1997, 1996 and 1995 consisted of (in millions of dollars):

                                                                 1997 1996 1995
                                                                 ---- ---- ----
Current
  Federal....................................................... 3.3  3.0   3.5
  State......................................................... 0.6  0.3   1.7
                                                                 ---  ---  ----
                                                                 3.9  3.3   5.2
                                                                 ---  ---  ----
Deferred
  Federal....................................................... 0.4  0.7   3.4
  State......................................................... 0.8   --  (1.0)
                                                                 ---  ---  ----
                                                                 1.2  0.7   2.4
                                                                 ---  ---  ----
                                                                 5.1  4.0   7.6
                                                                 ===  ===  ====

  Deferred tax liabilities (assets) at December 31, 1997 and 1996 are composed of the following differences between financial and tax reporting amounts (in millions of dollars):

                                                                     1997  1996
                                                                     ----  ----
Deferred income tax liabilities
  Tax depreciation in excess of book depreciation...................  5.6   7.5
Deferred income tax assets
  Alternative minimum tax credit carryforward....................... (0.8) (3.1)
  Book depreciation in excess of state tax depreciation ............   --  (0.8)
  Other............................................................. (0.1) (0.1)
                                                                     ----  ----
  Net deferred income tax liability.................................  4.7   3.5
                                                                     ====  ====

                           COGEN TECHNOLOGIES GROUP

  A reconciliation of income tax expense computed by applying the statutory federal income tax rate to income before income taxes for the years ended December 31, 1997, 1996 and 1995 is presented in the following table (in millions of dollars):

                                                                  1997 1996 1995
                                                                  ---- ---- ----
Federal income taxes at statutory rate........................... 4.3  3.7  7.1
Increase resulting from:
  State income taxes, net of federal effect...................... 0.3  0.3  0.5
  Other.......................................................... 0.5   --   --
                                                                  ---  ---  ---
                                                                  5.1  4.0  7.6
                                                                  ===  ===  ===

  In 1995 NJ Inc. settled a tax dispute with the state of New Jersey for an amount less than anticipated. The excess of the amount accrued over the settlement amount, $1.3 million, was reflected as a benefit in 1995.

(6) COMMITMENTS AND CONTINGENCIES

  Six plaintiffs, individually on behalf of themselves and as representatives of a class of persons similarly situated, filed an environmental lawsuit in Louisiana state court against 92 defendants, including McNair Transport, Inc. (predecessor to MESC). In the lawsuit, plaintiffs allege that defendants caused environmental contamination at two sites in Iberville Parish, Louisiana. Plaintiffs, who are alleged to have worked at the sites or resided near the sites, claim personal injuries, increased risk and fear of future disease, and property damage. Plaintiffs seek actual and exemplary damages of an unspecified amount.

  Defendants removed the case to federal court, and the lawsuit is currently pending in the United States District Court for the Middle District of Louisiana. Defendants' motion to deny class certification is pending before the court, and discovery on the merits of the case has, therefore, not formally begun. MESC, the successor by merger to McNair Transport, Inc., is unable at this time to evaluate the merits of the plaintiffs' claims, if any, or to estimate potential costs or liability.

  There are certain other claims and legal actions pending against the Group and its equity investees. While the outcome of such proceedings cannot be predicted with certainty, management does not expect these matters to have a material adverse effect on the financial condition or results of operations of the Group.

(7) FAIR VALUE OF FINANCIAL INSTRUMENTS

  SFAS No. 107 "Disclosures About Fair Value of Financial Instruments" requires the disclosure, to the extent practicable, of the fair value of financial instruments which are recognized or unrecognized in the balance sheet. The fair value disclosed herein is not representative of the amount that could be realized or settled, nor does the fair value amount consider tax consequences, if any, of realization or settlement. The following table reflects the fair value of long-term debt at December 31, 1997 and 1996 (in millions of dollars):

                                                        1997           1996
                                                   -------------- --------------
                                                   CARRYING FAIR  CARRYING FAIR
                                                    AMOUNT  VALUE  AMOUNT  VALUE
                                                   -------- ----- -------- -----
Long-Term Debt
  Camden GPLP.....................................   12.9    12.9   13.4    13.4
  NJ Inc..........................................     --      --    4.4     4.4
  Linden Ltd......................................  218.0   225.5  229.1   230.1

                           COGEN TECHNOLOGIES GROUP

  The fair value of fixed-rate long-term debt has been determined based on the differential between the interest rates of long-term treasury securities of equivalent maturities and the effective interest rates on the debt at the date of the borrowing plus the interest rates on similar treasury securities at the balance sheet date. With respect to floating rate debt, the carrying amount approximates fair value due to the market-sensitive interest rate on such debt.

  The carrying amount of current assets and liabilities are considered to be reasonable estimates of their fair values due to their short-term nature. The carrying amount of the long-term receivable from an affiliate is considered to be a reasonable estimate of fair value since interest is earned at market rates.

(8) SUMMARIZED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                              1 QTR  2 QTR  3 QTR  4 QTR  YEAR
                                              -----  -----  -----  -----  -----
1997
  Revenues...................................  27.3  22.8   31.5   27.3   108.9
  Costs and expenses.........................  (8.7) (8.1)  (9.2)  (7.4)  (33.4)
  Income from operations.....................  18.6  14.7   22.3   19.9    75.5
  Other income (expense)(1)..................  (3.4)  7.9    1.4   (1.3)    4.6
  Income taxes...............................  (1.0) (1.3)  (2.0)  (0.8)   (5.1)
  Net income.................................  14.2  21.3   21.7   17.8    75.0
  Gross profit(2)............................  23.7  19.1   27.4   25.1    95.3
1996
  Revenues...................................  28.2  28.7   30.9   26.1   113.9
  Costs and expenses.........................  (7.9) (4.8)  (4.7)  (8.1)  (25.5)
  Income from operations.....................  20.3  23.9   26.2   18.0    88.4
  Other income (expense)(3).................. (10.2) (3.7)  (2.0)  (0.6)  (16.5)
  Income taxes...............................  (0.7) (0.9)  (1.6)  (0.8)   (4.0)
  Net income.................................   9.4  19.3   22.6   16.6    67.9
  Gross profit(2)............................  22.4  25.6   27.4   23.9    99.3

--------
(1) Includes benefit (charge) for allowance on long-term receivable as follows: 1 Qtr--($1.8 million); 2 Qtr--$9.2 million; 3 Qtr--$2.6 million; 4 Qtr--$0.3 million; Year--$10.3 million.
(2) Income from operations plus general and administrative expense.
(3) Includes benefit (charge) for allowance on long-term receivable of Linden Ltd. as follows (see Note 4): 1 Qtr--($8.2 million); 2 Qtr--($1.8 million); 3 Qtr--($0.6 million); 4 Qtr--$0.3 million; Year--($10.3 million).

(9) EVENT (UNAUDITED) SUBSEQUENT TO THE DATE OF THE INDEPENDENT AUDITORS'
REPORT


  Through the following series of transactions (the "Formation Transactions"), the Company intends to acquire certain interests from the McNair Interests and the Minority Interests (dollar and share amounts are based on a Common Stock Offering (as defined herein) price of $15.00 per share):

    (i) The Company will issue 28.7 million shares of common stock with an estimated market value of $429.7 million in exchange for 49.9% of the general and limited partnership interests in Linden Ltd., which is the managing general partner of Linden Venture which owns and operates a 715-megawatt cogeneration facility in Linden, New Jersey;

    (ii) The Company will issue 9.9 million shares of common stock with an estimated market value of $147.9 million plus $1.0 million in cash in exchange for 100% of the outstanding common stock of Camden Inc. and the limited partnership interests in Camden GPLP held by the Minority Interests. Camden Inc. is a Texas corporation that is the general partner of Camden GPLP, a Delaware partnership that is the managing general partner of Camden Cogen which owns and operates a 146-megawatt cogeneration facility in Camden, New Jersey;

                           COGEN TECHNOLOGIES GROUP

    (iii) MESC, a Texas corporation owned approximately 82% by the McNair Interests and 18% by the Minority Interests, will be merged with Cogen Technologies Bayonne, Inc., a wholly owned subsidiary of the Company, pursuant to which merger Cogen Technologies Bayonne, Inc. will survive and the shareholders of MESC will receive 14.4 million shares of the Company's common stock with an estimated market value of $217.4 million. MESC's wholly owned subsidiary NJ, Inc. is the managing general partner of NJ Venture which owns and operates a 176-megawatt cogeneration facility in Bayonne, New Jersey.

    (iv) The Company will issue 1.7 million shares of common stock with an estimated market value of $25.2 million in exchange for 100% of the limited and general partnership interests in Selkirk LP. All of such interests are held by the McNair Interests and the Minority Interests. Selkirk LP holds a 78% limited partnership interest in Selkirk Cogen which owns and operates a 345-megawatt cogeneration facility in Bethlehem, New York;

    (v) The Company will issue 0.3 million shares of common stock with an estimated market value of $4.8 million in exchange for 100% of the common stock of CT Global, whose primary business is underwriting a portion of the insurance carried by NJ Venture, Camden Cogen and Linden Venture.

    (vi) Linden Ltd. will borrow $291.0 million under the terms of the Bridge Loan with Morgan Stanley & Co. Incorporated and redeem its remaining general and limited partnership interests in consideration for the distribution of a $140.4 million account receivable and a $291.0 million in cash. The Bridge Loan will be evidenced by a subordinated promissory note in favor of Morgan Stanley, which note will bear interest at the rate of 24% per annum. Immediately following the issuance of the Senior Notes (as discussed hereinafter), the Company will loan $291.0 million of the proceeds to Linden Ltd. for repayment of the Bridge Loan.

  The Camden Inc. and Linden Ltd. transactions are structured in a manner so as not to qualify for tax-free incorporation or tax-free reorganization treatment for the McNair Interests and the Minority Interests, thereby providing the Company with a step-up in tax basis to fair market value. The inclusion in the Camden Inc. transaction of the $1.0 million in cash is necessary to achieve such treatment. No cash consideration is necessary with respect to the Linden Ltd. partnership interests.

  Prior to the Formation Transactions, the ownership interests of the McNair Interests and the Minority Interests in Linden Ltd., Camden Inc. and the limited partnership interests in Camden GPLP, approximately 89.5% of MESC and CT Global are identical. Following the Formation Transactions with respect to such entities the ownership interests of the McNair Interests and the Minority Interests in the Company will be identical to their prior interests in the entities acquired. Accordingly, the Company's acquisition of Linden Ltd., Camden Inc. and the limited partnership interests in Camden GPLP, approximately 89.5% of MESC and CT Global will be accounted for at historical cost as a reorganization of entities under common control.

  The acquisition of the 81.7% of the partnership interests in Selkirk LP held by the McNair Interests will be accounted for at historical cost as a reorganization of entities under common control. The acquisition of the 18.3% of the partnership interests in Selkirk LP held by the Minority Interests and the 10.5% of MESC for which the ownership of a portion of the Minority Interests is not identical to that of the other entities, will be accounted for as purchase transactions. The purchase price for the Selkirk LP interests held by the Minority Interests and the 10.5% interest in MESC is $4.5 million and $22.5 million, respectively.

  The accounts of Linden Ltd., Camden Inc., MESC, Selkirk LP and CT Global will be included in the Company's consolidated financial statements. The Company's investments in Linden Venture, Camden Cogen, NJ Venture and Selkirk Cogen will be accounted for using the equity method.

                         COGEN TECHNOLOGIES GROUP

  Because the ownership interests are not identical among each of (i) MESC,
(ii) Selkirk LP and (iii) the aggregate of Linden Ltd., Camden Inc., the limited partnership interests in Camden GPLP and CT Global, the valuation of the interests acquired by the Company with respect to each of these three groups was agreed to in arms-length negotiations. The allocation of the aggregate valuation among Linden Ltd., Camden Inc., the limited partnership interests in Camden GPLP and CT Global for purposes of determining their new tax bases and the amounts necessary to redeem 50.1% of the general and limited partnership interests in Linden Ltd. is based upon their relative fair market values. The price per share is equal to the Common Stock Offering price.

  Following the Formation Transactions, the Company will hold, directly or indirectly, 100% of the general and limited partnership interests of Camden GPLP, Linden Ltd. and Selkirk LP and 100% of the common stock of NJ Inc. The Company's interest in the earnings and cash distributions of NJ Venture, Camden Cogen, Linden Venture and Selkirk Cogen is discussed in Note 2.

  Following the Formation Transactions, the McNair Interests and the Minority Interests intend to sell shares of the Company's common stock in the Common Stock Offering. The Company will issue no shares and will receive no proceeds from the Common Stock Offering. In connection with the Common Stock Offering, the Company will pay certain costs which are estimated to total $1.8 million.

  Following the Formation Transactions, the Company intends to issue $400.0 million of Senior Notes, the proceeds from which will be used to loan an amount to Linden Ltd. for repayment of the Bridge Loan, to retire amounts payable to affiliates, to pay certain expenses related to the Formation Transactions, the Common Stock Offering and the issuance of the Senior Notes and for working capital purposes. The Senior Notes mature $100.0 million in 2005, $150.0 million in 2010 and $150.0 million in 2018 and are expected to bear interest at approximately 6.72%, 6.89% and 7.33% per annum, respectively. The Senior Notes have no sinking fund requirements and no principal payments are required prior to maturity.

  The Senior Notes will be secured, on an equal basis with the senior secured bank indebtedness, by a security interest granted by the Company on certain direct wholly-owned subsidiaries of the Company, which subsidiaries own all of the Company's equity interests in the ventures. The Indenture to be executed in conjunction with the Debt Offering will contain certain covenants, including restrictive covenants that (i) limit indebtedness of the Company, other than the Senior Notes, up to $300.0 million at any one time outstanding in senior secured bank indebtedness, certain other parity indebtedness the issuance of which either is incurred in compliance with a coverage ratio requirement or will not result in a rating downgrade of the Senior Notes and subordinated indebtedness, (ii) limit additional indebtedness of the ventures (except Selkirk Venture) in which the Company currently has an interest, other than up to $100.0 million at any one time outstanding for plant improvements and expansion and amounts required to satisfy any fiduciary responsibilities of the partners or venturers of each of the ventures, and (iii) prohibit distributions to stockholders and on account of subordinated indebtedness owed to affiliates unless no default exists under the Indenture and such distributions do not exceed 100% of Funds From Operations (as of the closing date of the issuance of the Senior Notes) plus $50.0 million. The Indenture will further contain provisions that upon achieving a prescribed level of diversification of interests owned by the Company in at least eight power project ventures, the foregoing security interests, mandatory redemption provisions and covenants and, subject to a further condition, security interest, and certain events of default, will be permanently terminated. The closings of each of the Common Stock Offering and the Debt Offering are conditioned upon the consummation of the other.

  Because the operations of the Company following the Formation Transactions will be conducted primarily by its subsidiaries and ultimately by the ventures in which the subsidiaries have interests, the Company's cash flow and its ability to service indebtedness, including its ability to pay the interest on and principal of its indebtedness and to pay dividends on the Common Stock, will depend entirely upon the earnings of the ventures and the subsidiaries and the distribution of those earnings to the Company. The Company initially will have no

                         COGEN TECHNOLOGIES GROUP
significant business other than its ownership interests in the subsidiaries and its planned development and acquisition business. The future earnings of the ventures will be affected by a number of factors, including competition in the power generation industry, possible changes in existing laws and regulations, possible amendment or termination of the ventures' above market power purchase agreements and various other economic, regulatory and operating factors.

  Certain executive officers of the Company will also serve as directors or executive officers, or both, of certain other entities controlled by Mr. McNair. In addition, the Company expects to provide certain management, financial and administrative support services to such other entities controlled by Mr. McNair. For such services the Company will receive a fee equal to the Company's estimated cost plus an appropriate markup. The Company's estimated cost, including office space and facilities, will be determined on a full allocation basis, including employee salaries and benefits and direct charges.

                            COGEN TECHNOLOGIES GROUP

                   COMBINED STATEMENTS OF INCOME (UNAUDITED)

                    (IN MILLION OF DOLLARS, EXCEPT AS NOTED)

                                                  THREE MONTHS    SIX MONTHS
                                                      ENDED          ENDED
                                                    JUNE 30,       JUNE 30,
                                                  --------------  ------------
                                                   1998    1997   1998   1997
                                                  ------  ------  -----  -----
Revenues
  Equity in earnings of:
    Cogen Technologies Linden Venture, LP........ $ 18.4  $ 15.6  $35.8  $34.2
    Camden Cogen LP..............................    1.8     0.7    6.5    5.7
    Cogen Technologies NJ Venture................    8.4     5.8   23.5    8.6
    Selkirk Cogen Partners, L.P..................    0.2     0.2    0.4    0.4
  Other..........................................    0.4     0.6    0.9    1.2
                                                  ------  ------  -----  -----
                                                    29.2    22.9   67.1   50.1
                                                  ------  ------  -----  -----
Costs and Expenses:
  Operating overhead.............................    8.9     4.0   18.9    7.5
  General and administrative.....................    4.8     4.1    9.7    9.2
                                                  ------  ------  -----  -----
                                                    13.7     8.1   28.6   16.7
                                                  ------  ------  -----  -----
Income from Operations...........................   15.5    14.8   38.5   33.4
Other Income (Expense)
  Interest and other income......................    3.4     3.9    6.8    8.0
  Interest expense...............................   (5.1)   (5.6) (10.0) (11.3)
  Allowance for long-term receivable.............     --     9.2     --    7.4
                                                  ------  ------  -----  -----
Income Before Income Taxes.......................   13.8    22.3   35.3   37.5
  Income Taxes...................................   (2.2)   (1.8)  (7.0)  (2.8)
                                                  ------  ------  -----  -----
Net Income.......................................   11.6    20.5   28.3   34.7
Unaudited:
Pro Forma Income Taxes...........................   (2.9)   (6.8)  (6.3) (11.7)
                                                  ------  ------  -----  -----
Net Income After Pro Forma Income Taxes.......... $  8.7  $ 13.7  $22.0  $23.0
                                                  ======  ======  =====  =====
Pro Forma Primary and Fully Diluted Earnings Per
 Share (in dollars).............................. $ 0.16  $ 0.25  $0.40  $0.42
                                                  ======  ======  =====  =====
Pro Forma Weighted Average Number of Shares
 Outstanding (millions)..........................   55.0    55.0   55.0   55.0
                                                  ======  ======  =====  =====

   The accompanying notes are an integral part of these financial statements.

                            COGEN TECHNOLOGIES GROUP

                            COMBINED BALANCE SHEETS

                            (IN MILLIONS OF DOLLARS)

                                                         JUNE 30,   DECEMBER 31,
                                                           1998         1997
                                                        ----------- ------------
                                                        (UNAUDITED)
                        ASSETS
Current Assets
  Cash and cash equivalents............................   $ 19.1       $ 18.9
  Accounts receivable, affiliate.......................      3.3          2.9
  Other current assets.................................      1.2          0.2
                                                          ------       ------
                                                            23.6         22.0
                                                          ------       ------
Investments in Affiliates
  Cogen Technologies Linden Venture, LP................     60.0         60.6
  Selkirk Cogen Partners, L.P..........................     24.1         23.8
  Camden Cogen L.P.....................................     11.5         12.7
  Cogen Technologies NJ Venture........................      2.3          2.4
                                                          ------       ------
                                                            97.9         99.5
                                                          ------       ------
Other Assets
  Accounts receivable, affiliate.......................    140.4        160.8
  Other................................................      1.7          1.8
                                                          ------       ------
                                                           142.1        162.6
                                                          ------       ------
                                                          $263.6       $284.1
                                                          ======       ======
            LIABILITIES AND OWNERS' EQUITY
Current Liabilities
  Accounts payable, affiliate..........................   $  4.8       $ 11.7
  Current maturities on long-term debt.................     13.7         12.9
  Income taxes payable.................................       --          0.5
  Interest payable.....................................      2.0          2.0
  Other current liabilities............................      0.1          0.1
                                                          ------       ------
                                                            20.6         27.2
Long-Term Debt.........................................    211.0        218.0
Other Long-Term Liabilities............................      7.4         14.5
Deferred Income Taxes..................................      6.9          4.7
Commitments and Contingencies (Note 3).................       --           --
Owners' Equity ........................................     17.7         19.7
                                                          ------       ------
                                                          $263.6       $284.1
                                                          ======       ======

   The accompanying notes are an integral part of these financial statements.

                            COGEN TECHNOLOGIES GROUP

                 COMBINED STATEMENTS OF CASH FLOWS (UNAUDITED)

                            (IN MILLIONS OF DOLLARS)

                                               THREE MONTHS     SIX MONTHS
                                                   ENDED        ENDED JUNE
                                                 JUNE 30,           30,
                                               --------------  --------------
                                                1998    1997    1998    1997
                                               ------  ------  ------  ------
Operating Activities:
Net income.................................... $ 11.6  $ 20.5  $ 28.3  $ 34.7
Adjustments to reconcile net income to net
 cash provided by operating activities:
  Equity in earnings of affiliates:
    Cogen Technologies Linden Venture, LP.....  (18.4)  (15.6)  (35.8)  (34.2)
    Camden Cogen LP...........................   (1.8)   (0.7)   (6.5)   (5.7)
    Cogen Technologies NJ Venture.............   (8.4)   (5.8)  (23.5)   (8.6)
    Selkirk Cogen Partners, LP................   (0.2)   (0.2)   (0.4)   (0.4)
  Distributions received from affiliates:
    Cogen Technologies Linden Venture, LP.....   17.6    15.9    36.4    40.7
    Camden Cogen LP...........................    2.9     1.6     7.7     3.0
    Cogen Technologies NJ Venture.............    6.6     5.0    15.8     7.3
    Selkirk Cogen Partners, L.P...............    0.1     3.3     0.1     3.3
  Deferred income taxes.......................    0.9      --     2.2    (0.2)
  Allowance for long-term receivable..........     --    (9.2)     --    (7.4)
Changes in other operating assets and
 liabilities
  Decrease (increase) in accounts receivable,
   affiliate..................................    0.4    (2.9)   (0.4)   (2.8)
  Decrease (increase) in other current assets.   (1.1)   (0.7)   (1.0)   (0.3)
  Increase (decrease) in accounts payable,
   affiliate..................................   (3.5)   (1.0)   (6.9)    0.4
  Increase (decrease) in other current
   liabilities................................   (3.2)    0.8    (0.5)    1.5
  Net change in other assets and liabilities..    1.0     1.3     0.8     1.1
                                               ------  ------  ------  ------
Net Cash Provided by Operating Activities.....    4.5    12.3    16.3    32.4
                                               ------  ------  ------  ------
Investing Activities:
  Increase in long-term receivable, affiliate.  (18.4)  (15.5)  (35.6)  (36.9)
  Decrease in long-term receivable, affiliate.   37.4    32.0    56.0    45.6
                                               ------  ------  ------  ------
Net Cash Provided by Investing Activities.....   19.0    16.5    20.4     8.7
                                               ------  ------  ------  ------
Financing Activities:
  Principal payments on long-term borrowings..   (3.1)   (4.1)   (6.2)   (8.0)
  Cash distributions..........................  (20.1)  (24.2)  (30.3)  (32.5)
                                               ------  ------  ------  ------
Net Cash Used in Financing Activities.........  (23.2)  (28.3)  (36.5)  (40.5)
                                               ------  ------  ------  ------
Net Increase (Decrease) in Cash and Cash
 Equivalents..................................    0.3     0.5     0.2     0.6
Cash and Cash Equivalents at Beginning of
 Period.......................................   18.8    18.0    18.9    17.9
                                               ------  ------  ------  ------
Cash and Cash Equivalents at End of Period.... $ 19.1  $ 18.5  $ 19.1  $ 18.5
                                               ======  ======  ======  ======
Cash Payments for:
  Income taxes................................ $  5.0  $  0.7  $  5.7  $  1.2
                                               ======  ======  ======  ======
  Interest.................................... $  4.6  $  4.6  $  9.6  $ 10.3
                                               ======  ======  ======  ======

   The accompanying notes are an integral part of these financial statements.

                            COGEN TECHNOLOGIES GROUP

               COMBINED STATEMENTS OF OWNERS' EQUITY (UNAUDITED)

                            (IN MILLIONS OF DOLLARS)

                                                                   SIX MONTHS
                                                                   ENDED JUNE
                                                                      30,
                                                                  -------------
                                                                   1998   1997
                                                                  ------  -----
Owners' Equity at Beginning of Period............................ $ 19.7  $ 3.1
  Net income.....................................................   28.3   34.7
  Distributions..................................................  (30.3) (32.5)
                                                                  ------  -----
Owners' Equity at End of Period.................................. $ 17.7  $ 5.3
                                                                  ======  =====



   The accompanying notes are an integral part of these financial statements.

                           COGEN TECHNOLOGIES GROUP

              NOTES TO COMBINED FINANCIAL STATEMENTS (UNAUDITED)

(1) ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

 Organization and Nature of Operations

  The combined financial statements of the Cogen Technologies Group (the "Group") includes McNair Energy Services Corp. ("MESC") and its wholly owned subsidiary Cogen Technologies NJ, Inc. ("NJ Inc."), Cogen Technologies Camden, Inc. ("Camden Inc."), Cogen Technologies Linden, Ltd. ("Linden Ltd."), Cogen Technologies Selkirk LP ("Selkirk LP"), CT Global Insurance, Ltd. ("CT Global") and the limited partnership interests in Cogen Technologies Camden GP Limited Partnership ("Camden GPLP") not held by Camden Inc. All material transactions between the combined entities have been eliminated.

  MESC is a Texas corporation that is owned approximately 82% by Robert C. McNair, members of his immediate family and related trusts (the "McNair Interests") and owns 100% of NJ Inc., a Delaware corporation. NJ Inc. provides planning, operational and financial management services as managing general partner for Cogen Technologies NJ Venture ("NJ Venture"), a New Jersey general partnership that owns and operates a 176-megawatt cogeneration facility in Bayonne, New Jersey. Under the terms of NJ Venture's joint venture agreement, NJ Inc. is allocated 86.5% of NJ Venture's profits and losses and receives 86.5% of all cash distributions.

  Camden Inc. is a Texas corporation that is owned 100% by the McNair Interests and is the general partner of Camden GPLP, a Delaware limited partnership. Under the terms of Camden GPLP's partnership agreement, Camden Inc. is allocated 82% of Camden GPLP's profits and losses and receives 82% of all cash distributions. Camden GPLP provides planning, operational and financial management services as managing general partner of Camden Cogen LP ("Camden Cogen"), a Delaware limited partnership that owns and operates a 146-megawatt cogeneration facility in Camden, New Jersey.

  Under the terms of Camden Cogen's partnership agreement, monthly cash distributions are allocated 1% to Camden GPLP and 99% to the limited partner up to a specified cumulative rate of return (approximately $0.3 million to $0.4 million per month through May 2007 and varying amounts thereafter) and the remaining available cash for the month is allocated 99% to Camden GPLP and 1% to the limited partner. Once the limited partner has received its specified rate of return, cash distributions will be allocated 90% to Camden GPLP and 10% to the limited partner. During 1997, 1996 and 1995 Camden GPLP received 74%, 83% and 84%, respectively, of Camden Cogen's cash distributions. Camden Cogen's income before depreciation is allocated as follows: (i) an amount equal to debt principal payments, 100% to the limited partner; (ii) an amount equal to and allocated on the same basis as cash distributed; and (iii) any remainder generally 99% to Camden GPLP and 1% to the limited partner. Losses are allocated 100% to Camden GPLP until its capital account equals zero and then to the limited partner until its capital account equals zero and then to Camden GPLP. Depreciation is allocated 100% to the limited partner until its capital account equals zero and then to Camden GPLP. During 1997, 1996 and 1995 Camden GPLP was allocated 91%, 94% and 97%, respectively, of Camden Cogen's net income.

  Linden Ltd. is a Texas limited partnership whose general partner, Cogen Technologies, Inc. ("Cogen"), is owned 100% by the McNair Interests. Under the terms of Linden Ltd.'s partnership agreement, Cogen is allocated 82% of Linden Ltd.'s profits and losses and receives 82% of all cash distributions. Linden Ltd. provides planning, operational and financial management services as managing general partner of Cogen Technologies Linden Venture, LP ("Linden Venture"), a Delaware limited partnership that owns and operates a 715-megawatt cogeneration facility in Linden, New Jersey.

  Under the terms of Linden Venture's partnership agreement, cash is distributed monthly, 1% to Linden Ltd. and 99% to the limited partner up to a specified rate of return (approximately $4.3 million per month through September 1998, approximately $3.0 million per month from October 1998 through September 2001 and

                           COGEN TECHNOLOGIES GROUP
between $4.3 million and $4.8 million per month thereafter) ("Tranche 1"), then 99% to Linden Ltd. and 1% to the limited partner up to a capped amount, which is twice the amount of Tranche 1, and the remainder 90% to Linden Ltd. and 10% to the limited partner. During 1997, 1996 and 1995 Linden Ltd. received 59%, 60% and 54%, respectively, of Linden Venture's cash distributions. Linden Venture's income before depreciation is allocated to the partners on the basis of cash distributed with any excess primarily allocated 99% to Linden Ltd. Losses are allocated 100% to Linden Ltd. until its capital account equals zero and then to the limited partner until its capital account equals zero with any remainder allocated 100% to Linden Ltd. Depreciation up to $525.0 million is allocated 5% to Linden Ltd. and 95% to the limited partners. All remaining depreciation is allocated 99% to Linden Ltd. During 1997, 1996 and 1995 Linden Ltd. was allocated 70%, 71% and 66%, respectively, of Linden Venture's net income.

  Selkirk LP is a Delaware limited partnership in which the McNair Interests hold a 1% general partner interest and an approximate 81% limited partner interest. Selkirk LP holds a 78% limited partnership interest in Selkirk Cogen Partners, L.P. ("Selkirk Cogen"), a Delaware limited partnership which owns and operates a 345-megawatt cogeneration facility in Bethlehem, New York.

  Under the terms of Selkirk Cogen's amended partnership agreement, available cash is distributed, up to a specified level (the "Level 1 Distributions"), 99% to the partners in accordance with their current equity interests and 1% in accordance with the original ownership structure (which does not include Selkirk LP). Any additional funds are distributed 99% in accordance with the original ownership structure and 1% to the partners in accordance with their current equity interests. Subsequent to the earlier of September 1, 2013 or the date all Level 1 Distributions are made, distributions will be made based on the partners' residual interest (17.3% for the interest of Selkirk LP). Under the terms of the amended partnership agreement, Selkirk LP is being allocated a total of approximately 6% of the earnings of Selkirk Cogen.

  The Group's investments in NJ Venture, Camden Cogen, Linden Venture and Selkirk Cogen are accounted for using the equity method of accounting since the limited partners have substantive participating rights with respect to the partnerships' operations.

  CT Global is a Bermuda corporation owned approximately 82% by the McNair Interests whose primary business is underwriting a portion of the insurance carried by NJ Venture, Camden Cogen and Linden Venture.

  The accompanying unaudited financial statements of the Group reflect, in the opinion of management, all adjustments, consisting only of normal and recurring adjustments, necessary to present fairly the Group's financial position at March 31, 1998 and the Group's results of operations and cash flows for the three-month periods ended March 31, 1998 and 1997. Interim period results are not necessarily indicative of the results of operations or cash flows for a full-year period.

  These financial statements and the notes thereto should be read in conjunction with the Group's audited financial statements included elsewhere in this Prospectus.

(2) FORMATION OF COGEN TECHNOLOGIES, INC.


  Through the Formation Transactions, the Company intends to acquire certain interests from the McNair Interests and the Minority Interests (dollar and share amounts are based on a Common Stock Offering (as defined herein) price of $15.00 per share):

    (i) The Company will issue 28.7 million shares of common stock with an estimated market value of $429.7 million in exchange for 49.9% of the general and limited partnership interests in Linden Ltd., which is the managing general partner of Linden Venture which owns and operates a 715-megawatt cogeneration facility in Linden, New Jersey;

                           COGEN TECHNOLOGIES GROUP

    (ii) The Company will issue 9.9 million shares of common stock with an estimated market value of $147.9 million plus $1.0 million in cash in exchange for 100% of the outstanding common stock of Cogen Technologies Camden Inc. and the limited partnership interests in Camden GPLP held by the Minority Interests. Camden Inc. is a Texas corporation that is the general partner of Camden GPLP, a Delaware partnership that is the managing general partner of Camden Cogen which owns and operates a 146-megawatt cogeneration facility in Camden, New Jersey;

    (iii) MESC, a Texas corporation owned approximately 82% by the McNair Interests and 18% by the Minority Interests, will be merged with Cogen Technologies Bayonne, Inc., a wholly owned subsidiary of the Company, pursuant to which merger Cogen Technologies Bayonne, Inc. will survive and the shareholders of MESC will receive 14.4 million shares of the Company's common stock with an estimated market value of $217.4 million. MESC's wholly owned subsidiary Cogen Technologies NJ, Inc. ("NJ Inc.") is the managing general partner of NJ Venture which owns and operates a 176-megawatt cogeneration facility in Bayonne, New Jersey.

    (iv) The Company will issue 1.7 million shares of common stock with an estimated market value of $25.2 million in exchange for 100% of the limited and general partnership interests in Selkirk LP. All of such interests are held by the McNair Interests and the Minority Interests. Selkirk LP holds a 78% limited partnership interest in Selkirk Cogen which owns and operates a 345-megawatt cogeneration facility in Bethlehem, New York;

    (v) The Company will issue 0.3 million shares of common stock with an estimated market value of $4.8 million in exchange for 100% of the common stock of CT Global, whose primary business is underwriting a portion of the insurance carried by NJ Venture, Camden Cogen and Linden Venture.

    (vi) Linden Ltd. will borrow $291.0 million under the terms of the Bridge Loan with Morgan Stanley & Co. Incorporated and redeem its remaining general and limited partnership interests in consideration for the distribution of a $140.4 million account receivable and a $291.0 million in cash. The Bridge Loan will be evidenced by a subordinated promissory note in favor of Morgan Stanley, which note will bear interest at the rate of 24% per annum. Immediately following the issuance of the Senior Notes (as discussed hereinafter), the Company will loan $291.0 million of the proceeds to Linden Ltd. for repayment of the Bridge Loan.

  The Camden Inc. and Linden Ltd. transactions are structured in a manner so as not to qualify for tax-free incorporation or tax-free reorganization treatment for the McNair Interests and the Minority Interests, thereby providing the Company with a step-up in tax basis to fair market value. The inclusion in the Camden Inc. transaction of the $1.0 million in cash is necessary to achieve such treatment. No cash consideration is necessary with respect to the Linden Ltd. partnership interests.

  Prior to the Formation Transactions, the ownership interests of the McNair Interests and the Minority Interests in Linden Ltd., Camden Inc. and the limited partnership interests in Camden GPLP, approximately 89.5% of MESC and CT Global are identical. Following the Formation Transactions with respect to such entities the ownership interests of the McNair Interests and the Minority Interests in the Company will be identical to their prior interests in the entities acquired. Accordingly, the Company's acquisition of Linden Ltd., Camden Inc. and the limited partnership interests in Camden GPLP, approximately 89.5% of MESC and CT Global will be accounted for at historical cost as a reorganization of entities under common control.

  The acquisition of the 81.7% of the partnership interests in Selkirk LP held by the McNair Interests will be accounted for at historical cost as a reorganization of entities under common control. The acquisition of the 18.3% of the partnership interests in Selkirk LP held by the Minority Interests and the 10.5% of MESC for which

                           COGEN TECHNOLOGIES GROUP
the ownership of a portion of the Minority Interests is not identical to that of the other entities, will be accounted for as purchase transactions. The purchase price for the Selkirk LP interests held by the Minority Interests and the 10.5% interest in MESC is $4.5 million and $22.5 million, respectively.

  The accounts of Linden Ltd., Camden Inc., MESC, Selkirk LP and CT Global will be included in the Company's consolidated financial statements. The Company's investments in Linden Venture, Camden Cogen, NJ Venture and Selkirk Cogen will be accounted for using the equity method.

  Because the ownership interests are not identical among each of (i) MESC,
(ii) Selkirk LP and (iii) the aggregate of Linden Ltd., Camden Inc., the limited partnership interests in Camden GPLP and CT Global, the valuation of the interests acquired by the Company with respect to each of these three groups was agreed to in arms-length negotiations. The allocation of the aggregate valuation among Linden Ltd., Camden Inc., the limited partnership interests in Camden GPLP and CT Global for purposes of determining their new tax bases and the amounts necessary to redeem 50.1% of the general and limited partnership interests in Linden Ltd. is based upon their relative fair market values. The price per share is equal to the Common Stock Offering price.

  Following the Formation Transactions, the Company will hold, directly or indirectly, 100% of the general and limited partnership interests of Camden GPLP, Linden Ltd. and Selkirk LP and 100% of the common stock of NJ Inc. The Company's interest in the earnings and cash distributions of NJ Venture, Camden Cogen, Linden Venture and Selkirk Cogen is discussed in Note 1.

  Following the Formation Transactions, the McNair Interests and the Minority Interests intend to sell shares of the Company's common stock in the Common Stock Offering. The Company will issue no shares and will receive no proceeds from the Common Stock Offering. In connection with the Common Stock Offering, the Company will pay certain costs which are estimated to total $1.8 million.

  Following the Formation Transactions, the Company intends to issue $400.0 million of Senior Notes, the proceeds from which will be used to loan an amount to Linden Ltd. for repayment of the Bridge Loan, to retire amounts payable to affiliates, to pay certain expenses related to the Formation Transactions, the Common Stock Offering and the issuance of the Senior Notes and for working capital purposes. The Senior Notes mature $100.0 million in 2005, $150.0 million in 2010 and $150.0 million in 2018 and are expected to bear interest at approximately 6.72%, 6.89% and 7.33% per annum, respectively. The Senior Notes have no sinking fund requirements and no principal payments are required prior to maturity.

  The Senior Notes will be secured, on an equal basis with the senior secured bank indebtedness, by a security interest granted by the Company on certain direct wholly-owned subsidiaries of the Company, which subsidiaries own all of the Company's equity interests in the ventures. The Indenture to be executed in conjunction with the Debt Offering will contain certain covenants, including restrictive covenants that (i) limit indebtedness of the Company, other than the Senior Notes, up to $300.0 million at any one time outstanding in senior secured bank indebtedness, certain other parity indebtedness the issuance of which either is incurred in compliance with a coverage ratio requirement or will not result in a rating downgrade of the Senior Notes and subordinated indebtedness, (ii) limit additional indebtedness of the ventures (except Selkirk Venture) in which the Company currently has an interest, other than up to $100.0 million at any one time outstanding for plant improvements and expansion and amounts required to satisfy any fiduciary responsibilities of the partners or venturers of each of the ventures, and (iii) prohibit distributions to stockholders and on account of subordinated indebtedness owed to affiliates unless no default exists under the Indenture and such distributions do not exceed 100% of Funds From Operations (as of the closing date of the issuance of the Senior Notes) plus $50.0 million. The Indenture will further contain provisions that upon achieving a prescribed level of diversification of interests owned by the Company in at least eight power project ventures, the foregoing security interests, mandatory redemption provisions and covenants and, subject to a further condition, security interest, and certain events of default, will be permanently terminated. The closings of each of the Common Stock Offering and the Debt Offering are conditioned upon the consummation of the other.

                           COGEN TECHNOLOGIES GROUP

  Because the operations of the Company following the Formation Transactions will be conducted primarily by its subsidiaries and ultimately by the ventures in which the subsidiaries have interests, the Company's cash flow and its ability to service indebtedness, including its ability to pay the interest on and principal of its indebtedness and to pay dividends on the Common Stock, will depend entirely upon the earnings of the ventures and the subsidiaries and the distribution of those earnings to the Company. The Company initially will have no significant business other than its ownership interests in the subsidiaries and its planned development and acquisition business. The future earnings of the ventures will be affected by a number of factors, including competition in the power generation industry, possible changes in existing laws and regulations, possible amendment or termination of the ventures' above market power purchase agreements and various other economic, regulatory and operating factors.

  Certain executive officers of the Company will also serve as directors or executive officers, or both, of certain other entities controlled by Mr. McNair. In addition, the Company expects to provide certain management, financial and administrative support services to such other entities controlled by Mr. McNair. For such services the Company will receive a fee equal to the Company's estimated cost plus an appropriate markup. The Company's estimated cost, including office space and facilities, will be determined on a full allocation basis, including employee salaries and benefits and direct charges.

(3) COMMITMENTS AND CONTINGENCIES

  Six plaintiffs, individually on behalf of themselves and as representatives of a class of persons similarly situated, filed an environmental lawsuit in Louisiana state court against 92 defendants, including McNair Transport, Inc. (predecessor to MESC). In the lawsuit, plaintiffs allege that defendants caused environmental contamination at two sites in Iberville Parish, Louisiana. Plaintiffs, who are alleged to have worked at the sites or resided near the sites, claim personal injuries, increased risk and fear of future disease, and property damage. Plaintiffs seek actual and exemplary damages of an unspecified amount.

  Defendants removed the case to federal court, and the lawsuit is currently pending in the United States District Court for the Middle District of Louisiana. Defendants' motion to deny class certification is pending before the court, and discovery on the merits of the case has, therefore, not formally begun. MESC, the successor by merger to McNair Transport, Inc., is unable at this time to evaluate the merits of the plaintiffs' claims, if any, or to estimate potential costs or liability.

  There are certain other claims and legal actions pending against the Group and its equity investees. While the outcome of such proceedings cannot be predicted with certainty, management does not expect these matters to have a material adverse effect on the financial condition or results of operations of the Group.

(4) SUBSEQUENT EVENTS

  To benefit the future results of operations of the Company by eliminating the expense related to certain existing management services and gas management services agreements and development bonuses, the McNair Interests and the Minority Interests will provide the funding to terminate such agreements and to "buy out" the development bonuses. In connection with the Formation Transactions Linden Venture and Camden Cogen will terminate management services agreements with Linden Ltd. and Camden GPLP, respectively, and Linden Venture, Camden Cogen and Selkirk LP will terminate gas management services agreements with an individual who is one of the Minority Interests in consideration of a termination fee to such individual. Linden Ltd., Camden GPLP and Selkirk LP will terminate management services agreements with RCM Management Services L.P. ("RCM"), a Delaware limited partnership that is indirectly owned and controlled by Robert C. McNair. In consideration for the termination of these agreements a termination fee will be paid to RCM.

                           COGEN TECHNOLOGIES GROUP

  To terminate such agreements, the McNair Interests and the Minority Interests will make capital contributions and Linden Venture, Camden Cogen and Selkirk LP will make one-time payments totaling $83.7 million. Such payments will be reflected in earnings in the period in which the payments are made. Such payments will have no effect on the Group's liquidity or financial condition since the amounts necessary to make such payments is being provided by the shareholders and/or general and limited partners. The services currently performed under such agreements will be assumed by existing Company personnel.

  In addition, one-time payments have been or will be made to "buy out" development bonuses, which certain employees are eligible to receive in subsequent periods. Such payments totaled $13.3 million in the first six months of 1998 and additional payments to be made prior to or in connection with the consummation of the Formation Transactions are expected to total $14.9 million.

  In July 1998 NJ Inc. purchased an additional 5.25% limited partnership interest in NJ Venture for $12.5 million in cash from an unaffiliated party. On a pro forma basis, assuming the transaction took place on January 1, 1997, such transaction would have increased the Group's equity in the earnings of NJ Venture for the six months ended June 30, 1998 and the year ended December 31, 1997 by $1.3 million and $0.8 million, respectively, and the Group's net income for such periods by $0.8 million and $0.5 million, respectively.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Cogen Technologies New Jersey Operating Partnerships:

  We have audited the accompanying combined balance sheets of Cogen Technologies New Jersey Operating Partnerships (a group of cogeneration partnerships in which Robert C. McNair and affiliates have an interest) as of December 31, 1997 and 1996, and the related combined statements of income, partners' capital and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the partnerships' management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cogen Technologies New Jersey Operating Partnerships as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Houston, Texas
March 6, 1998

              COGEN TECHNOLOGIES NEW JERSEY OPERATING PARTNERSHIPS

                         COMBINED STATEMENTS OF INCOME

                            (IN MILLIONS OF DOLLARS)

                                                         YEAR ENDED DECEMBER
                                                                 31,
                                                         ----------------------
                                                          1997    1996    1995
                                                         ------  ------  ------
Revenues
  Electricity........................................... $456.5  $458.0  $407.6
  Steam.................................................   19.2    20.0    12.0
                                                         ------  ------  ------
                                                          475.7   478.0   419.6
                                                         ------  ------  ------
Costs and Expenses
  Fuel..................................................  220.5   222.2   167.1
  Operating and maintenance.............................   44.2    39.2    46.7
  Depreciation and amortization.........................   36.1    35.9    36.0
  General and administrative............................   16.9    16.1    14.0
  Taxes, other than income..............................    1.7     2.8     3.1
                                                         ------  ------  ------
                                                          319.4   316.2   266.9
                                                         ------  ------  ------
Income from Operations..................................  156.3   161.8   152.7
Other Income (Expense)
  Interest and other income.............................    1.6     1.1     1.3
  Interest expense......................................  (15.8)  (16.8)  (17.3)
                                                         ------  ------  ------
Net Income.............................................. $142.1  $146.1  $136.7
                                                         ======  ======  ======


   The accompanying notes are an integral part of these financial statements.

              COGEN TECHNOLOGIES NEW JERSEY OPERATING PARTNERSHIPS

                            COMBINED BALANCE SHEETS

                            (IN MILLIONS OF DOLLARS)

                                                                DECEMBER 31,
                                                               ----------------
                                                                1997     1996
                                                               -------  -------
                            ASSETS
Current Assets
  Cash and cash equivalents................................... $  39.5  $  29.6
  Accounts receivable.........................................    44.6     52.9
  Inventories.................................................    21.2     17.4
  Other current assets........................................     2.9      3.2
                                                               -------  -------
                                                                 108.2    103.1
                                                               -------  -------
Property, Plant and Equipment, at cost........................   826.2    821.4
  Accumulated depreciation....................................  (217.9)  (181.8)
                                                               -------  -------
                                                                 608.3    639.6
                                                               -------  -------
Other Assets..................................................     0.2      0.3
                                                               -------  -------
                                                               $ 716.7  $ 743.0
                                                               =======  =======
              LIABILITIES AND PARTNERS' CAPITAL
Current Liabilities
  Accounts payable............................................ $  43.8  $  42.3
  Accounts payable, affiliate.................................      --      0.5
  Current maturities on long-term debt........................     9.4      8.1
  Interest payable............................................     3.2      3.5
  Other current liabilities...................................     6.1      6.3
                                                               -------  -------
                                                                  62.5     60.7
Long-Term Debt................................................   152.6    162.0
Other Long-Term Liabilities...................................     3.0      3.6
Commitments and Contingencies (Note 4)........................      --       --
Partners' Capital.............................................   498.6    516.7
                                                               -------  -------
                                                               $ 716.7  $ 743.0
                                                               =======  =======

   The accompanying notes are an integral part of these financial statements.

              COGEN TECHNOLOGIES NEW JERSEY OPERATING PARTNERSHIPS

                       COMBINED STATEMENTS OF CASH FLOWS

                            (IN MILLIONS OF DOLLARS)

                                                     YEAR ENDED DECEMBER 31,
                                                     -------------------------
                                                      1997     1996     1995
                                                     -------  -------  -------
Operating Activities:
  Net income........................................ $ 142.1  $ 146.1  $ 136.7
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation and amortization...................    36.1     35.9     36.0
  Changes in other operating assets and liabilities
    Decrease (increase) in accounts receivable......     8.3    (10.6)    (2.8)
    Decrease (increase) in accounts receivable,
     affiliate......................................      --       --      1.6
    Decrease (increase) in inventories..............    (3.8)    (1.6)     2.1
    Decrease (increase) in other current assets.....     0.3     (0.4)    (0.3)
    Increase (decrease) in accounts payable.........     1.5     18.0     (2.8)
    Increase (decrease) in accounts payable,
     affiliate......................................    (0.5)    (2.8)     3.2
    Increase (decrease) in interest payable.........    (0.3)    (0.1)    (0.1)
    Increase (decrease) in other current
     liabilities....................................    (0.2)    (0.3)    (0.4)
    Net change in other assets and liabilities......    (0.5)    (1.9)     1.2
                                                     -------  -------  -------
Net Cash Provided by Operating Activities...........   183.0    182.3    174.4
                                                     -------  -------  -------
Investing Activities:
  Additions to property, plant and equipment........    (4.8)    (2.4)    (2.4)
                                                     -------  -------  -------
Net Cash Used in Investing Activities...............    (4.8)    (2.4)    (2.4)
                                                     -------  -------  -------
Financing Activities:
  Principal payments on long-term borrowings........    (8.1)    (7.4)    (6.6)
  Cash distributions to partners....................  (160.2)  (175.2)  (165.3)
                                                     -------  -------  -------
Net Cash Used in Financing Activities...............  (168.3)  (182.6)  (171.9)
                                                     -------  -------  -------
Net Increase (Decrease) in Cash and Cash
 Equivalents........................................     9.9     (2.7)     0.1
Cash and Cash Equivalents at Beginning of Year......    29.6     32.3     32.2
                                                     -------  -------  -------
Cash and Cash Equivalents at End of Year............ $  39.5  $  29.6  $  32.3
                                                     =======  =======  =======
Cash Payments for Interest.......................... $  16.0  $  16.9  $  17.3
                                                     =======  =======  =======

   The accompanying notes are an integral part of these financial statements.

              COGEN TECHNOLOGIES NEW JERSEY OPERATING PARTNERSHIPS

                    COMBINED STATEMENTS OF PARTNERS' CAPITAL

                            (IN MILLIONS OF DOLLARS)

                                                     GENERAL   LIMITED
                                                     PARTNERS  PARTNERS  TOTAL
                                                     --------  -------- -------
Balance at December 31, 1994........................ $  67.7    $506.7  $ 574.4
  Net income........................................   101.0      35.7    136.7
  Distributions.....................................  (106.3)    (59.0)  (165.3)
                                                     -------    ------  -------
Balance at December 31, 1995........................    62.4     483.4    545.8
  Net income........................................   110.8      35.3    146.1
  Distributions.....................................  (116.7)    (58.5)  (175.2)
                                                     -------    ------  -------
Balance at December 31, 1996........................    56.5     460.2    516.7
  Net income........................................   106.1      36.0    142.1
  Distributions.....................................  (102.3)    (57.9)  (160.2)
                                                     -------    ------  -------
Balance at December 31, 1997........................ $  60.3    $438.3  $ 498.6
                                                     =======    ======  =======



   The accompanying notes are an integral part of these financial statements.

             COGEN TECHNOLOGIES NEW JERSEY OPERATING PARTNERSHIPS

                    NOTES TO COMBINED FINANCIAL STATEMENTS

(1) ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

 Organization and Nature of Operations

  The combined financial statements of the Cogen Technologies New Jersey Operating Partnerships (the "NJ Partnerships") includes (i) Cogen Technologies NJ Venture ("NJ Venture"); (ii) Camden Cogen LP ("Camden Cogen"); and (iii) Cogen Technologies Linden Venture, LP ("Linden Venture"). The NJ Partnerships are engaged in the operation of natural gas-fired cogeneration facilities in the state of New Jersey. The financial statements of the NJ Partnerships are presented on a combined basis since all such entities were under common equity ownership and management by general partners that are under the common control of the McNair Interests (as defined herein). All material transactions between the combined entities have been eliminated.

  NJ Venture, a New Jersey general partnership, owns and operates a 176-megawatt cogeneration facility in Bayonne, New Jersey. Cogen Technologies NJ Inc. ("NJ Inc."), a Delaware corporation which is owned 100% by McNair Energy Services Corp. (a Texas corporation that is owned approximately 82% by Robert C McNair, members of his immediate family and related trusts [the "McNair Interests"]), is the managing partner of NJ Venture and provides planning, operational and financial management services. Under the terms of NJ Venture's joint venture agreement, NJ Inc. is allocated 86.5% of NJ Venture's profits and losses and receives 86.5% of all cash distributions.

  Camden Cogen, a Delaware limited partnership, owns and operates a 146-megawatt cogeneration facility in Camden, New Jersey. Cogen Technologies Camden GP Limited Partnership ("Camden GPLP"), whose 82% general partner is owned 100% by the McNair Interests, is the managing partner of Camden Cogen and provides planning, operational and financial management services. Under the terms of Camden Cogen's partnership agreement, monthly cash distributions are allocated 99% to the limited partner and 1% to Camden GPLP up to a specified cumulative rate of return (approximately $0.3 million to $0.4 million per month through May 2007 and varying amounts thereafter) and the remaining available cash for the month is allocated 99% to Camden GPLP and 1% to the limited partner. Once the limited partner has received its specified rate of return, cash distributions will be allocated 90% to Camden GPLP and 10% to the limited partner. During 1997, 1996 and 1995 Camden GPLP received $8.6 million, $14.5 million and $15.0 million, respectively, which represented 74%, 83% and 84%, respectively, of Camden Cogen's cash distributions. Camden Cogen's income before depreciation is allocated as follows: (i) an amount equal to debt principal payments, 100% to the limited partner; (ii) an amount equal to and allocated on the same basis as cash distributed; and (iii) any remainder is generally allocated 99% to Camden GPLP and 1% to the limited partner. Losses are allocated 100% to Camden GPLP until its capital account equals zero and then 100% to the limited partner until its capital account equals zero and then 100% to Camden GPLP. Depreciation is allocated 100% to the limited partner until its capital account equals zero and then to Camden GPLP. During 1997, 1996 and 1995 Camden GPLP was allocated 91%, 94% and 97%, respectively, of Camden Cogen's net income.

  Linden Venture, a Delaware limited partnership, owns and operates a 715-megawatt cogeneration facility in Linden, New Jersey. Cogen Technologies Linden Ltd. ("Linden Ltd."), whose 82% general partner is owned 100% by the McNair Interests, is the managing partner of Linden Venture and provides planning, operational and financial management services. Under the terms of Linden Venture's partnership agreement, cash is distributed monthly, 1% to Linden Ltd. and 99% to the limited partner up to a specified rate of return (approximately $4.3 million per month through September 1998, approximately $3.0 million per month from October 1998 through September 2001 and between $4.3 million and $4.8 million per month thereafter) ("Tranche 1"), then 99% to Linden Ltd. and 1% to the limited partner up to an amount equal to twice the amount of Tranche 1 and the remainder 90% to Linden Ltd. and 10% to the limited partner. During 1997, 1996 and 1995 Linden Ltd. received $75.6 million, $77.7 million and $59.4 million, respectively, which represented 59%, 60% and 54%, respectively, of Linden Venture's cash distributions. Linden Venture's income before depreciation

             COGEN TECHNOLOGIES NEW JERSEY OPERATING PARTNERSHIPS is allocated to the partners on the basis of cash distributed with any excess primarily allocated 99% to Linden Ltd. Losses are allocated 100% to Linden Ltd. until its capital account equals zero and then to the limited partners until their capital accounts equal zero with any remainder allocated 100% to Linden Ltd. Depreciation up to $525.0 million is allocated 5% to Linden Ltd. and 95% to the limited partners. All remaining depreciation is allocated 99% to Linden Ltd. During 1997, 1996 and 1995 Linden Ltd. was allocated 70%, 71% and 66%, respectively, of Linden Venture's net income.

  NJ Inc., Camden GPLP and Linden Ltd. are controlled by McNair.

 Cash and Cash Equivalents/Restricted Cash

  All highly liquid short-term investments with original maturities of three months or less are considered to be cash equivalents. At December 31, 1997 and 1996, $23.3 million and $22.6 million, respectively, of the NJ Partnerships' cash was held in accounts to secure certain current liabilities.

 Inventories

  Spare parts inventories at December 31, 1997 and 1996 were $16.5 million and $12.0 million, respectively and at such date kerosene and butane inventories were $4.7 million and $5.4 million, respectively. Inventories are valued at average cost.

 Property, Plant and Equipment

  Property, plant and equipment is stated at cost. Depreciation is recorded utilizing the straight-line method over the estimated useful life of the facilities, which range from twenty to twenty-five years, with no salvage value.

  During the first quarter of 1996 the NJ Partnerships adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of". SFAS No.121 requires, among other things, that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The application of SFAS No. 121 has had no impact on the NJ Partnerships' financial position or results of operations.

  Estimated costs associated with planned outages for major maintenance that benefit more than one period are accrued in advance on a straight-line basis. Routine and unplanned maintenance and repairs are expensed as incurred. For the years ended December 31, 1997, 1996 and 1995, $13.7 million, $11.6 million and $18.3 million, respectively, was charged to expense with respect to major maintenance and routine maintenance and repairs.

 Revenue Recognition

  The NJ Partnerships operate under long-term power purchase agreements with major utilities. Pursuant to the terms of such agreements, the utilities pay a price per kilowatt hour for the entire term of the agreement that generally includes: (i) a constant capacity rate per kilowatt hour; (ii) an inflation component; and (iii) a fuel cost component. Accordingly, the NJ Partnerships recognize electricity revenues at the above rates in the periods the electricity is delivered.

  Steam revenues are recognized as they are earned pursuant to the underlying sales agreements.

 Deferred Revenues

  Pursuant to the power purchase agreement between Consolidated Edison Company of New York, Inc. ("ConEd") and Linden Venture, ConEd makes prepayments to Linden Venture for butane inventory. At December 31, 1997 and 1996 such prepayments totaled $2.2 million and $2.9 million, respectively, and are

             COGEN TECHNOLOGIES NEW JERSEY OPERATING PARTNERSHIPS included in Other Long-Term Liabilities in the balance sheet. The butane inventory is expensed and the revenue is recognized when the butane is consumed.

 Income Taxes

  Income taxes with respect to the NJ Partnerships are not levied at the partnership level but rather on the individual partners. Accordingly, no income taxes have been recognized in the combined financial statements.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires the use of certain estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities, if any, and the periods in which certain items of revenue and expense are included. Actual results may differ from such estimates.

(2) FINANCING AND DEBT

  Long-term debt at December 31, 1997 and 1996 consisted of the following (in millions of dollars):

                                                   1997              1996
                                             ----------------- -----------------
                                             CURRENT LONG-TERM CURRENT LONG-TERM
                                             ------- --------- ------- ---------
NJ Venture
  Term loan.................................   3.5      67.9     3.1      71.4
  Equipment loan............................   0.4        --      --       0.4
                                               ---     -----     ---     -----
                                               3.9      67.9     3.1      71.8
                                               ---     -----     ---     -----
Camden Cogen
  Term loan-Tranche A.......................   4.6      61.5     4.2      66.1
  Term loan-Tranche B.......................   0.9      23.2     0.8      24.1
                                               ---     -----     ---     -----
                                               5.5      84.7     5.0      90.2
                                               ---     -----     ---     -----
                                               9.4     152.6     8.1     162.0
                                               ===     =====     ===     =====

  Aggregate total maturities during the next five years are as follows: 1998-- $9.4 million; 1999--$10.0 million; 2000--$11.0 million; 2001--$12.1 million;
and 2002--$13.3 million.

  Under the terms of a 1987 twenty-year term loan agreement with The Prudential Insurance Company of America, NJ Venture had an outstanding principal balance of $71.4 million at December 31, 1997. The principal bears interest at 10.85% per annum and principal and interest are payable quarterly through October 2008. All of NJ Venture's property, rights and interests are pledged as collateral under the terms of this agreement.

  Under the terms of a 1986 loan agreement with Bayonne Industries, NJ Venture has an outstanding balance of $0.4 million at December 31, 1997 (including accrued interest of $0.2 million). The principal balance and accrued interest is payable May 22, 1998. The principal balance bears interest at the prime rate of First National Bank of Chicago plus 1%.

  Camden Cogen's Tranche A loan with a group of banks bears interest at rates which increase over the term of the agreement from 1.0% to 1.625 % above the three-month LIBOR rate (1.25% for the period November 3, 1998 to November 1,
2001). Principal and interest are payable quarterly through May 1, 2007. Camden Cogen has entered into an interest rate swap agreement with General Electric Capital Corporation which fixes the LIBOR rate at 5.945%. The swap agreement has a notional amount equal at all times to the outstanding principal balance of the Tranche A loan. The effect of the swap on interest expense for the years ended December 31, 1997, 1996 and 1995 was to increase (decrease) such expense by $0.2 million, $0.3 million and $(0.1) million, respectively. The Tranche B loan with GECC bears interest at 11.4% with principal and interest payable quarterly through May 1, 2009.

             COGEN TECHNOLOGIES NEW JERSEY OPERATING PARTNERSHIPS

  Under the terms of an agreement between NJ Venture and a bank, the bank has agreed to lend to NJ Venture a principal amount not to exceed $5.0 million on a revolving credit basis with the proceeds to be used to satisfy short-term working capital requirements. Outstanding principal amounts bear interest at 0.5% per annum below the bank's prime rate and NJ Venture must pay a commitment fee of 0.25% on the average unused principal amount. The agreement expires December 18, 1998. No amounts were outstanding under the terms of the agreement at December 31, 1997 and 1996.

  GECC provides standby letters of credit for Linden Venture in an amount not to exceed $57.2 million to secure various obligations with ConEd and Bayway Refining Company. As of December 31, 1997 and 1996 letters of credit totaling $57.2 million and $120.7 million, respectively, were outstanding. GECC receives a monthly fee equal to 0.75% of each outstanding letter of credit for amounts up to $75.0 million and 1% with respect to amounts in excess of $75.0 million. Such fees totaled $0.7 million, $1.0 million and $0.8 million in 1997, 1996 and 1995, respectively.

  A bank provides a letter of credit for NJ Venture to secure certain obligations to Public Service Electric & Gas Company ("PSE&G"). As of December 31, 1997 and 1996 letters of credit in the amounts of $4.4 million and $3.9 million, respectively, were outstanding. The letter of credit expires in May 1999.

  GECC provides a letter of credit for Camden Cogen to secure certain obligations under the Tranche A loans. As of December 31, 1997 and 1996 letters of credit in the amounts of $4.8 million were outstanding. The letter of credit expires in May 2007.

  The term loan agreements of Camden Cogen and NJ Venture contain certain restrictions that limit or prohibit, among other things, the ability to incur indebtedness, make payments of certain indebtedness, pay distributions, make investments, engage in transactions with affiliates, create liens, sell assets and engage in acquisitions, mergers and consolidations.

(3) RELATED PARTY TRANSACTIONS

  Camden GPLP provides planning, operational and financial management services to Camden Cogen for a monthly fee equal to 1.5% of Camden Cogen's gross revenues. Such fees charged to Camden Cogen in 1997, 1996 and 1995 totaled $1.2 million, $1.2 million and $1.0 million, respectively. Linden Ltd. provides similar services to Linden Venture for a monthly management fee equal to 1.5% of Linden Venture's gross revenues. Such fees charged to Linden Venture in 1997, 1996 and 1995 totaled $4.6 million, $4.5 million and $3.9 million, respectively. RCM Management Services, L.P. ("RCM Management"), which is controlled by McNair, provides similar services to NJ Venture for a monthly management fee equal to 1.5% of NJ Venture's gross revenues. Such fees charged to NJ Venture in 1997, 1996 and 1995 totaled $1.4 million, $1.4 million and $1.4 million, respectively.

  Periodically Cogen Technologies Financial Services, L.P. ("Financial Services") advances funds to the NJ Partnerships for working capital purposes. At December 31, 1996 such amount totaled $0.5 million.

  Camden Cogen and Linden Venture pay a natural gas management fee of $0.02 per thousand cubic feet of gas purchased to one of the Minority Interests. During 1997, 1996 and 1995 Camden Cogen was charged $0.2 million, $0.2 million and $0.2 million, respectively, and Linden Venture was charged $0.7 million, $0.7 million and $0.7 million, respectively, for such services.

  NJ Venture purchases natural gas and standby electricity from PSE&G (an affiliate of one of NJ Venture's limited partners). In 1997, 1996 and 1995 such purchases totaled $42.2 million, $39.9 million and $31.0 million, respectively. In addition, NJ Venture pays wheeling charges to PSE&G and in 1997, 1996 and 1995 such charges totaled $1.4 million, $1.4 million and $1.5 million, respectively.

             COGEN TECHNOLOGIES NEW JERSEY OPERATING PARTNERSHIPS

  CT Global Insurance, Ltd. ("CT Global") , which is controlled by McNair, provides property and general liability insurance coverage to the NJ Partnerships. During 1997 and 1996 the NJ Partnerships paid CT Global $0.7 million and $1.7 million, respectively, for such insurance coverage.

(4) COMMITMENTS AND CONTINGENCIES

 NJ Venture

  NJ Venture has contracted to sell approximately 76% of its electrical capacity to Jersey Central Power & Light Company ("JCP&L") pursuant to a 20-year power purchase agreement which expires in 2008, with a ten-year renewal period subject to the approval of both parties. The agreement establishes the sales price of the electricity based on a fixed rate component plus factors for inflation and JCP&L's cost of natural gas and retail sales prices. The remainder of NJ Venture's output is sold to PSE&G pursuant to a 20-year power purchase agreement which expires in 2008, with two five-year renewal periods subject to the approval of both parties. The agreement provides for payments to NJ Venture consisting of a capacity payment plus an energy payment which includes a fixed component plus factors for inflation and fuel costs.

  NJ Venture and PSE&G entered into a revised transmission service and interconnection agreement (the "Transmission and Interconnection Agreement") on April 27, 1987, under which PSE&G agreed to design, construct, own and operate a 138 kilovolt underground transmission cable circuit and associated terminal facilities (jointly the "Interconnection") to connect the Bayonne Plant with PSE&G's Public Service System at PSE&G's Bayonne Switching Station. The initial term of the agreement is 20 years. Upon the expiration of the initial term, the Transmission and Interconnection Agreement shall automatically be extended for a succeeding term of 10 years, unless either party elects, upon three years' notice, to terminate the Transmission and Interconnection Agreement at the close of the initial term.

  NJ Venture entered into an agreement for the sale of steam and electricity (as amended, the "IMTT Steam Sale Agreement") with IMTT-Bayonne on June 13, 1985, which was amended on May 22, 1986. The IMTT Steam Sale Agreement provides for the sale to IMTT-Bayonne of 100% of its steam needs at its tank terminal facility, and at the venture's option, the sale of electricity. NJ Venture has no current plans to offer IMTT-Bayonne electricity under the IMTT Steam Sale Agreement. The IMTT Steam Sale Agreement has a base term of 10 years, which has expired, with automatic renewal thereafter for each following year unless either party elects to terminate the agreement at the end of a renewal year upon 60 days notice. IMTT-Bayonne agrees to purchase from NJ Venture all of the thermal energy requirements of its tank terminal facility up to the deemed maximum steam production of 57,000 lbs/hour according to a pricing formula based on IMTT-Bayonne's avoided cost of steam.

  NJ Venture and Exxon entered into an Agreement for the Sale of Steam (the "Exxon Steam Sale Agreement") on February 27, 1987, which was amended on August 21, 1988. Under the terms of the Exxon Steam Sale Agreement, Exxon agreed to purchase from the Bayonne Plant an average of 50,000 lbs/hour of steam on an annualized basis. The Exxon Steam Sale Agreement provides for an initial term of five years (now expired). Thereafter, the Exxon Steam Sale Agreement continues on a year to year basis unless either party exercises its rights to terminate as provided in the Exxon Steam Sale Agreement. Beginning in the fifth year of the agreement, either party is entitled to serve written notice on the other of its interest to terminate the agreement. The Exxon Steam Sale Agreement would then terminate one year after the notice or at an earlier date upon which the parties mutually agree. Exxon used the steam at its adjacent terminal facility for industrial purposes. Exxon sold its terminal facility in Bayonne to IMTT-BX on April 1, 1993. As a result, IMTT-BX assumed Exxon's rights and obligations under the Exxon Steam Sale Agreement and is currently performing under the agreement.

             COGEN TECHNOLOGIES NEW JERSEY OPERATING PARTNERSHIPS

  NJ Venture currently purchases its natural gas requirements from PSE&G pursuant to the provisions of an agreement with a base term of one year with automatic renewals subject to termination upon five days notice. NJ Venture will purchase up to a maximum of 3,000 decatherms per hour and up to a maximum of 17,600,000 decatherms per year. Interruptible service shall be provided under certain conditions that include PSE&G's continuing ability to provide service and the Bayonne Plant's continuing status as a Qualifying Facility. The Bayonne Plant's supply is subject to 100% interruption on eight hours notice. NJ Venture is required to pay a monthly charge per MMBtu of gas equal to the sum of (i) PSE&G's estimated average commodity cost of gas; (ii) PSE&G's interstate pipeline commodity charges, (iii) 50% of PSE&G's interstate pipeline demand charges; and (iv) PSE&G's local distribution charge.

  NJ Venture, IMTT-Bayonne and Bayonne Industries, Inc. ("Bayonne Industries") entered into a ground lease agreement dated as of May 22, 1986 (the "Bayonne Site Lease") with respect to the Bayonne Plant site within the IMTT-Bayonne facility (the "Bayonne Site"). The Bayonne Site Lease provides NJ Venture with both a leasehold estate in the Bayonne Site and non-exclusive easements over other portions of Bayonne Industries' property for various interconnections to the Bayonne Plant.

  The initial term of the Bayonne Site Lease is 20 years from the date of the Bayonne Site Lease. The Bayonne Site Lease will automatically renew after expiration of the initial term, for two succeeding terms, the first for two years and the second for 10 years, unless NJ Venture elects to terminate the lease. Base rent for the Bayonne Plant is pre-paid for 20 years.

  In June 1997 NJ Venture paid a termination fee of $1.2 million, which is included in operating and maintenance expense in the combined statement of income, to cancel an operating and maintenance agreement with another company and signed a new twelve-year operating and maintenance agreement with General Electric Company ("GE"). The agreement provides for all operating and routine maintenance of the facility at direct costs plus a minimum fee ($16 thousand per month beginning in August 1998) and the payment of bonuses if certain operating targets are met. During 1997 NJ Venture paid $0.1 million in bonuses under the terms of the agreement with GE.

 Camden Cogen

  Camden Cogen's electrical capacity is sold to PSE&G pursuant to a 20-year power purchase agreement which expires in March 2013, with two five-year renewal periods. The agreement provides for payments to Camden Cogen consisting of a capacity payment plus an energy payment which includes a fixed component plus factors for inflation and fuel costs. Camden Cogen sells steam to Camden Paperboard Corporation pursuant to a 20-year power purchase agreement which expires in 2010, with two five-year renewal periods subject to the approval of both parties.

  All of Camden Cogen's property, rights, titles and interests are pledged as collateral to secure the term loan discussed in Note 2 and to secure certain obligations under the power purchase agreement with PSE&G.

  Camden Cogen has a 20-year gas service agreement with PSE&G under the terms of which PSE&G provides firm transportation for 30,000 MMBtu of natural gas per day.

  In June 1997 Camden Cogen paid a termination fee of $1.4 million, which is included in operating and maintenance expense in the combined statement of income, to cancel an operating and maintenance agreement with another company and signed a new twelve-year operating and maintenance agreement with GE. The agreement provides for all operating and routine maintenance of the facility at direct costs plus a minimum fee ($16 thousand per month beginning in August
1998) and the payment of bonuses if certain operating targets are met. During 1997 Camden Cogen paid $0.1 million in bonuses under the terms of the agreement with GE.

             COGEN TECHNOLOGIES NEW JERSEY OPERATING PARTNERSHIPS

 Linden Venture

  Linden Venture sells its electrical capacity to ConEd pursuant to a 25-year power purchase agreement which expires in May 2017, with two five-year renewal periods subject to the approval of both parties. The agreement establishes a sales price of the electricity based primarily on capacity, fuel costs and operating and maintenance costs.

  Linden Venture has a 25-year gas service agreement with PSE&G and Elizabethtown Gas Company under the terms of which such companies provide firm transportation for all of Linden Venture's natural gas requirements as well as a portion of its natural gas supply.

  In June 1997 Linden Venture paid a termination fee of $1.9 million, which is included in operating and maintenance expense in the combined statement of income, to cancel an operating and maintenance agreement with another company and signed a new twelve-year operating and maintenance agreement with GE. The agreement provides for all operating and routine maintenance of the facility at direct costs plus a minimum fee ($31 thousand per month beginning in August
1998) and the payment of bonuses if certain operating targets are met. During 1997 Linden Venture paid $0.1 million in bonuses under the terms of the agreement with GE.

  Linden Venture has an agreement to lease the property on which its facilities are constructed until the year 2017, with an option to extend the lease until the year 2048. Minimum lease payments for 1998 are approximately $401,000 and subsequent annual lease payments will be escalated by the change in the Consumer Price Index. Lease expense during 1997, 1996 and 1995 was $0.4 million, $0.4 million and $0.4 million, respectively.

 Other

  There are certain claims and legal actions pending against the NJ Partnerships. While the outcome of such proceedings cannot be predicted with certainty, management does not expect these matters to have a material adverse effect on the financial condition or results of operations of the NJ Partnerships.

(5) MAJOR CUSTOMERS AND CONCENTRATION OF CREDIT RISK

 Major Customers

  The NJ Partnerships' operating revenues primarily relate to sales to three customers pursuant to long-term contracts. The following table reflects customers who accounted for more than 10% of the NJ Partnerships' revenues in the years ended December 31, 1997, 1996 and 1995.

                                                                  1997  1996  1995
                                                                  ----  ----  ----
      ConEd......................................................  60%   61%   59%
      PSE&G......................................................  21%   21%   21%
      JCP&L......................................................  15%   15%   18%

 Concentration of Credit Risk

  Financial instruments which potentially subject the NJ Partnerships to credit risk consist of cash and accounts receivable. Cash accounts are held by major financial institutions. Accounts receivable are primarily concentrated with the three major utilities which purchase the NJ Partnerships' electricity under long-term agreements. The NJ Partnerships do not require collateral or other security to support accounts receivable. Accounts receivable are net of NJ Venture's allowance for doubtful accounts of $0.3 million at December 31, 1997 and Linden Venture's allowance for doubtful accounts of $1.2 million at December 31, 1996. The NJ Partnerships have no other financial instruments which subject them to credit risk.

             COGEN TECHNOLOGIES NEW JERSEY OPERATING PARTNERSHIPS

(6) FAIR VALUE OF FINANCIAL INSTRUMENTS

  SFAS No. 107 "Disclosures About Fair Value of Financial Instruments" requires the disclosure, to the extent practicable, of the fair value of financial instruments which are recognized or unrecognized in the balance sheet. The fair value disclosed herein is not representative of the amount that could be realized or settled, nor does the fair value amount consider tax consequences, if any, of realization or settlement. The following table reflects the fair value of long-term debt at December 31, 1997 and 1996 (in millions of dollars):

                                                        1997           1996
                                                   -------------- --------------
                                                   CARRYING FAIR  CARRYING FAIR
                                                    AMOUNT  VALUE  AMOUNT  VALUE
                                                   -------- ----- -------- -----
      Long-Term Debt
        Camden Cogen..............................   90.2    89.4   95.2    93.3
        NJ Venture................................   71.8   104.7   74.9   101.9

  The fair value of fixed-rate long-term debt has been determined based on the differential between the interest rates of long-term treasury securities of equivalent maturities and the effective interest rates on the debt at the date of the borrowing plus the interest rates on similar treasury securities at the balance sheet date. With respect to floating rate debt, the carrying amount approximates fair value due to the market-sensitive interest rate on such debt.

  The fair value of Camden Cogen's interest rate swap is estimated to be $0.6 million, the approximate amount that GECC would pay to terminate the agreement at December 31, 1997, based on interest rates in effect at that time.

  The carrying amount of current assets and liabilities are considered to be reasonable estimates of their fair values due to their short-term nature.

(7) SUMMARIZED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                             1 QTR  2 QTR  3 QTR  4 QTR   YEAR
                                             -----  -----  -----  -----  ------
                                                (IN MILLIONS OF DOLLARS)
1997
  Revenues.................................. 124.3  109.9  117.9  123.6   475.7
  Costs and expenses........................ (85.2) (74.8) (74.1) (85.3) (319.4)
  Income from operations....................  39.1   35.1   43.8   38.3   156.3
  Other income (expense)....................  (3.7)  (3.7)  (3.5)  (3.3)  (14.2)
  Net income................................  35.4   31.4   40.3   35.0   142.1
  Gross profit(1)...........................  43.4   39.2   47.6   43.0   173.2
1996
  Revenues.................................. 123.2  115.6  116.0  123.2   478.0
  Costs and expenses........................ (83.1) (74.9) (73.0) (85.2) (316.2)
  Income from operations....................  40.1   40.7   43.0   38.0   161.8
  Other income (expense)....................  (4.0)  (3.9)  (3.9)  (3.9)  (15.7)
  Net income................................  36.1   36.8   39.1   34.1   146.1
  Gross profit(1)...........................  43.8   44.8   46.8   42.5   177.9

--------
(1) Income from operations plus general and administrative expenses.

              COGEN TECHNOLOGIES NEW JERSEY OPERATING PARTNERSHIPS

                   COMBINED STATEMENTS OF INCOME (UNAUDITED)

                            (IN MILLIONS OF DOLLARS)

                                                 THREE MONTHS     SIX MONTHS
                                                     ENDED        ENDED JUNE
                                                   JUNE 30,           30,
                                                 --------------  --------------
                                                  1998    1997    1998    1997
                                                 ------  ------  ------  ------
Revenues
  Electricity................................... $106.8  $105.9  $225.3  $224.3
  Steam.........................................    4.1     4.0     8.6     9.9
                                                 ------  ------  ------  ------
                                                  110.9   109.9   233.9   234.2
                                                 ------  ------  ------  ------
Costs and Expenses
  Fuel..........................................   47.6    48.1    97.8   108.8
  Operating and maintenance.....................    9.3    12.8    18.4    23.3
  Depreciation and amortization.................    5.6     9.0    11.1    18.0
  General and administrative....................    3.5     4.2     7.8     8.4
  Taxes, other than income......................    0.8     0.6     1.4     1.4
                                                 ------  ------  ------  ------
                                                   66.8    74.7   136.5   159.9
                                                 ------  ------  ------  ------
Income from Operations..........................   44.1    35.2    97.4    74.3
Other Income (Expense)
  Interest and other income.....................    0.4     0.3     1.3     0.5
  Interest expense..............................   (3.8)   (4.1)   (7.6)   (8.0)
                                                 ------  ------  ------  ------
Net Income...................................... $ 40.7  $ 31.4  $ 91.1  $ 66.8
                                                 ======  ======  ======  ======



   The accompanying notes are an integral part of these financial statements.

              COGEN TECHNOLOGIES NEW JERSEY OPERATING PARTNERSHIPS

                            COMBINED BALANCE SHEETS

                            (IN MILLIONS OF DOLLARS)

                                                         JUNE 30,   DECEMBER 31,
                                                           1998         1997
                        ASSETS                          ----------- ------------
                                                        (UNAUDITED)
Current Assets
  Cash and cash equivalents............................   $ 28.0      $  39.5
  Accounts receivable..................................     48.1         44.6
  Inventories..........................................     15.2         21.2
  Other current assets.................................      4.7          2.9
                                                          ------      -------
                                                            96.0        108.2
                                                          ------      -------
Property, Plant and Equipment, at cost.................    826.6        826.2
  Accumulated depreciation.............................   (229.0)      (217.9)
                                                          ------      -------
                                                           597.6        608.3
                                                          ------      -------
Other Assets...........................................      4.2          0.2
                                                          ------      -------
                                                          $697.8      $ 716.7
                                                          ======      =======
           LIABILITIES AND PARTNERS' CAPITAL
Current Liabilities
  Accounts payable.....................................   $ 29.6      $  43.8
  Accounts payable, affiliate..........................      0.7           --
  Current maturities on long-term debt.................      9.9          9.4
  Interest payable.....................................      3.1          3.2
  Other current liabilities............................      6.6          6.1
                                                          ------      -------
                                                            49.9         62.5
Long-Term Debt.........................................    147.8        152.6
Other Long-Term Liabilities............................       --          3.0
Commitments and Contingencies (Note 2).................       --           --
Partners' Capital......................................    500.1        498.6
                                                          ------      -------
                                                          $697.8      $ 716.7
                                                          ======      =======


   The accompanying notes are an integral part of these financial statements.

              COGEN TECHNOLOGIES NEW JERSEY OPERATING PARTNERSHIPS

                 COMBINED STATEMENTS OF CASH FLOWS (UNAUDITED)

                            (IN MILLIONS OF DOLLARS)

                                                THREE MONTHS     SIX MONTHS
                                                 ENDED JUNE      ENDED JUNE
                                                     30,             30,
                                                --------------  --------------
                                                 1998    1997    1998    1997
                                                ------  ------  ------  ------
Operating Activities:
  Net income................................... $ 40.7  $ 31.4  $ 91.1  $ 66.8
  Adjustments to reconcile net income to net
   cash provided by operating activities:
   Depreciation and amortization...............    5.6     9.0    11.1    18.0
  Changes in other operating assets and
   liabilities
   Decrease (increase) in accounts receivable..   (2.6)   (5.3)   (3.5)    4.9
   Decrease (increase) in inventories..........    2.7    (1.7)    6.0     1.9
   Decrease (increase) in other current assets.   (3.3)   (3.5)   (1.8)   (1.9)
   Increase (decrease) in accounts payable.....   (2.2)    7.6   (14.2)   (6.7)
   Increase (decrease) in accounts payable,
    affiliate..................................    0.3    (0.1)    0.7    (0.2)
   Increase (decrease) in interest payable.....     --     0.1    (0.1)     --
   Increase (decrease) in other current
    liabilities................................   (0.7)    3.5     0.5     3.0
   Net change in other assets and liabilities..   (1.1)    0.2    (7.0)   (3.1)
                                                ------  ------  ------  ------
Net Cash Provided by Operating Activities......   39.4    41.2    82.8    82.7
                                                ------  ------  ------  ------
Investing Activities:
  Additions to property, plant and equipment...   (0.3)   (3.1)   (0.4)   (3.8)
                                                ------  ------  ------  ------
Net Cash Used in Investing Activities..........   (0.3)   (3.1)   (0.4)   (3.8)
                                                ------  ------  ------  ------
Financing Activities:
  Principal payments on long-term borrowings...   (2.2)   (2.0)   (4.3)   (3.9)
  Net change in short-term borrowings..........     --    (0.5)     --     1.1
  Cash distributions to partners...............  (42.0)  (36.9)  (89.6)  (79.5)
                                                ------  ------  ------  ------
Net Cash Used in Financing Activities..........  (44.2)  (39.4)  (93.9)  (82.3)
                                                ------  ------  ------  ------
Net Increase (Decrease) in Cash and Cash
 Equivalents...................................   (5.1)   (1.3)  (11.5)   (3.4)
Cash and Cash Equivalents at Beginning of
 Period........................................   33.1    27.5    39.5    29.6
                                                ------  ------  ------  ------
Cash and Cash Equivalents at End of Period..... $ 28.0  $ 26.2  $ 28.0  $ 26.2
                                                ======  ======  ======  ======
Cash Payments for Interest..................... $  3.7  $  3.8  $  7.6  $  8.0
                                                ======  ======  ======  ======


   The accompanying notes are an integral part of these financial statements.

              COGEN TECHNOLOGIES NEW JERSEY OPERATING PARTNERSHIPS

              COMBINED STATEMENTS OF PARTNERS' CAPITAL (UNAUDITED)

                            (IN MILLIONS OF DOLLARS)

                                                       GENERAL  LIMITED
                                                       PARTNERS PARTNERS TOTAL
                                                       -------- -------- ------
Balance at December 31, 1997..........................  $60.3    $438.3  $498.6
  Net income..........................................   65.9      25.2    91.1
  Distributions.......................................  (59.8)    (29.8)  (89.6)
                                                        -----    ------  ------
Balance at June 30, 1998..............................  $66.4    $433.7  $500.1
                                                        =====    ======  ======
Balance at December 31, 1996..........................  $56.5    $460.2  $516.7
  Net income..........................................   48.8      18.0    66.8
  Distributions.......................................  (51.0)    (28.5)  (79.5)
                                                        -----    ------  ------
Balance at June 30, 1997..............................  $54.3    $449.7  $504.0
                                                        =====    ======  ======

             COGEN TECHNOLOGIES NEW JERSEY OPERATING PARTNERSHIPS

              NOTES TO COMBINED FINANCIAL STATEMENTS (UNAUDITED)

(1) ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  The combined financial statements of the Cogen Technologies New Jersey Operating Partnerships (the "NJ Partnerships") includes (i) Cogen Technologies NJ Venture ("NJ Venture"); (ii) Camden Cogen LP ("Camden Cogen"); and (iii) Cogen Technologies Linden Venture, LP ("Linden Venture"). The NJ Partnerships are engaged in the operation of natural gas-fired cogeneration facilities in the state of New Jersey. The financial statements of the NJ Partnerships are presented on a combined basis since all such entities were under common equity ownership and management by general partners that were under common control. All material transactions between the combined entities have been eliminated.

  Effective January 1, 1998 the NJ Partnerships made certain changes in the estimates used for the purpose of computing depreciation. The estimated useful life of the facilities was increased from a range of 20 to 25 years, which coincided with the primary term of the long-term power purchase agreements under which the NJ Partnerships sell electricity, to 30 years. In addition, the NJ Partnerships increased the estimated salvage value of the facilities from zero to 10%. Such changes were made to recognize the usefulness of the facilities beyond the primary term of the power purchase agreements and the residual value of the facilities upon the termination of operations. Such changes resulted in an increase in earnings in the first six months of 1998 of $7.0 million ($3.5 million in the second quarter of 1998).

  The accompanying unaudited financial statements of the NJ Partnerships reflect, in the opinion of management, all adjustments, consisting only of normal and recurring adjustments, necessary to present fairly the NJ Partnerships' financial position at June 30, 1998 and the NJ Partnerships' results of operations and cash flows for the three-month and six-month periods ended June 30, 1998 and 1997. Interim period results are not necessarily indicative of the results of operations or cash flows for a full-year period.

  These financial statements and the notes thereto should be read in conjunction with the NJ Partnerships' audited financial statements included elsewhere in this Prospectus.

(2) CONTINGENCIES

  There are certain claims and legal actions pending against the NJ Partnerships. While the outcome of such proceedings cannot be predicted with certainty, management does not expect these matters to have a material adverse effect on the financial condition or results of operations of the NJ Partnerships.

(3) SUBSEQUENT EVENTS

  In the second quarter of 1998 Linden Venture and Camden Cogen entered into negotiations to make settlements to terminate existing management services agreements with Linden Ltd. and Camden GPLP, respectively, and gas management services agreements with an affiliate. Such negotiations were finalized in the third quarter of 1998. To terminate such agreements, general and limited partners will make capital contributions and Linden Venture and Camden Cogen will make one-time payments totaling $66.8 million. Such payments will be reflected in earnings in the third quarter of 1998. Such payments will have no effect on the NJ Partnerships' liquidity or financial condition since the amounts necessary to make such payments are being provided by the general and limited partners.

  In July 1998, in connection with an arbitration proceeding brought by Linden Venture at the American Arbitration Association, which proceeding began in 1997, against Ebasco Constructors, Inc. and ENSERCH ("Respondents"), Respondents filed a revised counterclaim against Linden Venture in the amount of $16.0 million. Prior to the filing of such revised counterclaim, the arbitration panel had reduced Linden Venture's claim against the Respondents to $9.0 million and had reduced Respondents' initial counterclaim to $3.9 million. The initial claims brought by Linden Venture against Respondents were for alleged design deficiencies and warranty claims with respect to the construction of the Linden plant. The Respondents' counterclaim alleged delay and disruption to the performance of the construction contract. While the outcome of this proceeding cannot be predicted with certainty, management does not expect this matter to have a material adverse effect on the financial condition or results of operations of the NJ Partnerships.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS (Subject to Completion)
Issued      , 1998

                               33,333,333 Shares
                            Cogen Technologies, Inc.
                                  COMMON STOCK

                                    --------

OF  THE             SHARES  OF COMMON STOCK  BEING OFFERED,              SHARES
 ARE  BEING OFFERED  INITIALLY OUTSIDE  THE UNITED  STATES AND  CANADA  BY THE
  INTERNATIONAL UNDERWRITERS AND           SHARES ARE BEING OFFERED INITIALLY
  IN  THE UNITED  STATES  AND CANADA  BY THE  U.S. UNDERWRITERS.  ALL OF  THE
   SHARES  OF  COMMON STOCK  BEING  OFFERED HEREBY  ARE  BEING  SOLD BY  THE
    SELLING STOCKHOLDERS (THE "COMMON  STOCK OFFERING"). SEE "PRINCIPAL AND
     SELLING STOCKHOLDERS". THE COMPANY WILL NOT RECEIVE ANY OF THE PROCEEDS FROM THE SALE OF SHARES OF COMMON STOCK BY THE SELLING
      STOCKHOLDERS. PRIOR  TO THE COMMON  STOCK OFFERING, THERE  HAS BEEN
       NO PUBLIC  MARKET  FOR THE  COMMON STOCK  OF  THE COMPANY.  IT IS
        CURRENTLY ESTIMATED THAT THE  INITIAL PUBLIC OFFERING PRICE  PER
        SHARE   WILL    BE   BETWEEN   $          AND   $       .   SEE
         "UNDERWRITERS" FOR A  DISCUSSION OF THE FACTORS CONSIDERED IN
          DETERMINING THE INITIAL PUBLIC OFFERING PRICE.

                                    --------

  CONCURRENTLY WITH THE COMMON STOCK OFFERING, THE COMPANY IS OFFERING $400.0
    MILLION IN  AGGREGATE PRINCIPAL AMOUNT  OF    % SENIOR NOTES  DUE 2005,
        % SENIOR NOTES DUE 2010 AND   % SENIOR NOTES DUE 2018 (THE  "DEBT
         OFFERING" AND, TOGETHER  WITH THE COMMON  STOCK OFFERING, THE
           "OFFERINGS").  THE CLOSING  OF EACH  OF THE COMMON  STOCK
              OFFERING AND THE DEBT  OFFERING IS CONDITIONED  UPON
                THE CLOSING OF THE OTHER.

                                    --------

                THE COMPANY HAS APPLIED TO LIST THE COMMON STOCK
             ON THE NEW YORK STOCK EXCHANGE UNDER THE SYMBOL "CGT".

                                    --------

 SEE "RISK FACTORS" BEGINNING  ON PAGE 12 OF THIS  PROSPECTUS FOR A DISCUSSION
  OF CERTAIN RISKS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

 THE COMPANY  IS BEING FORMED IN  CONNECTION WITH AND SIMULTANEOUSLY  WITH THE
   COMMON STOCK OFFERING, AND FOLLOWING THE CONSUMMATION OF THE COMMON STOCK
     OFFERING THE  MCNAIR  INTERESTS AND  THE  MINORITY INTEREST  (EACH AS
      DEFINED   HEREIN)   WILL   OWN  APPROXIMATELY   33.6%   AND   5.8%,
        RESPECTIVELY, OF  THE COMMON STOCK.  SEE "CERTAIN TRANSACTIONS"
          AND "PRINCIPAL AND SELLING STOCKHOLDERS".

                                    --------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
   CONTRARY IS A CRIMINAL OFFENSE.

                                    --------

                            PRICE $         A SHARE

                                    --------

                                                   UNDERWRITING    PROCEEDS TO
                                      PRICE TO    DISCOUNTS AND      SELLING
                                       PUBLIC     COMMISSIONS(1) STOCKHOLDERS(2)
                                    ------------- -------------- ---------------
Per Share..........................   $             $               $
Total(3)........................... $             $               $

-----
  (1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
  (2) Before deducting expenses payable by the Selling Stockholders, estimated
      at $      . Pursuant to agreements between the Selling Stockholders and the Company in connection with the formation of the Company, the Company is obligated to pay its own legal, accounting, listing, printing and other miscellaneous fees and expenses of the Common Stock Offering.
  (3) The Selling Stockholders have granted to the U.S. Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an aggregate of 5,000,000 additional Shares at the price to public less underwriting discounts and commissions for the purpose of covering over-allotments, if any. See "Principal and Selling Stockholders". If the U.S. Underwriters exercise the option in full, the total price to public, underwriting discounts and commissions and proceeds to the
      Selling Stockholders will be $   , $    and $   , respectively. See
      "Underwriters".

                                    --------

  The Shares are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein and subject to the approval of certain legal matters by Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Underwriters. It is expected that delivery of the Shares will be made on or
about             , 1998 at the office of Morgan Stanley & Co. Incorporated,
New York, N.Y., against payment therefor in immediately available funds.


                                    --------

MORGAN STANLEY DEAN WITTER

     DONALDSON, LUFKIN & JENRETTE

            GOLDMAN SACHS INTERNATIONAL              MERRILL LYNCH INTERNATIONAL

    , 1998.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS (Subject to Completion)
Issued     , 1998

                                  $400,000,000
                            Cogen Technologies, Inc.
                              % Senior Notes Due 2005
                              % Senior Notes Due 2010
                              % Senior Notes Due 2018

                                    --------

                        INTEREST PAYABLE       AND

                                    --------

 INTEREST ON THE   % SENIOR NOTES DUE  2005 (THE "2005" NOTES"), THE  % SENIOR
  NOTES DUE  2010 (THE "2010  NOTES") AND THE  %  SENIOR NOTES DUE  2018 (THE
   "2018  NOTES" AND,  TOGETHER  WITH THE  2005 NOTES  AND  2010 NOTES,  THE
    "SENIOR  NOTES")  OF COGEN  TECHNOLOGIES, INC.  WILL BE  PAYABLE  SEMI-
      ANNUALLY ON        AND       OF EACH  YEAR, COMMENCING      , 1999.
       THE SENIOR NOTES  ARE REDEEMABLE AT THE OPTION  OF THE COMPANY IN
        WHOLE  OR IN PART  AT THE REDEMPTION  PRICES SET  FORTH HEREIN,
         TOGETHER  WITH ACCRUED  AND UNPAID INTEREST,  IF ANY, TO  THE
           DATE  OF REDEMPTION  (PLUS  A  MAKE  WHOLE  PREMIUM).  SEE
            "DESCRIPTION  OF THE  SENIOR  NOTES  AND  CERTAIN OTHER
             INDEBTEDNESS--DESCRIPTION OF SENIOR NOTES".

 CONCURRENTLY WITH  THE OFFERING  MADE HEREBY  (THE "DEBT  OFFERING"), CERTAIN
   SELLING STOCKHOLDERS  ARE  OFFERING  33,333,333 SHARES  OF  THE  COMPANY'S
    COMMON STOCK (THE  "COMMON STOCK OFFERING" AND, TOGETHER  WITH THE DEBT
      OFFERING,  THE  "OFFERINGS").  THE  CLOSING  OF  EACH  OF  THE  DEBT
       OFFERING AND  THE COMMON STOCK  OFFERING IS CONDITIONED  UPON THE
         CLOSING OF THE OTHER.

   THE SENIOR  NOTES WILL BE SENIOR  SECURED OBLIGATIONS OF THE  COMPANY AND
       WILL RANK  PARI PASSU  IN RIGHT  OF PAYMENT  TO ALL  EXISTING  AND
          FUTURE  SENIOR INDEBTEDNESS  OF THE  COMPANY AND  SENIOR IN
              RIGHT  OF  PAYMENT  TO   ALL  EXISTING  AND   FUTURE
                 SUBORDINATED INDEBTEDNESS OF  THE COMPANY. AS
                     OF JUNE 30, 1998, THE COMPANY AND  ITS
                        SUBSIDIARIES  WOULD   HAVE  HAD
                            $    MILLION  OF  SENIOR
                               INDEBTEDNESS
                               OUTSTANDING.

                                    --------

  SEE "RISK  FACTORS" BEGINNING ON PAGE    FOR A DISCUSSION OF  CERTAIN RISKS
     THAT  SHOULD BE  CONSIDERED  BY PROSPECTIVE  INVESTORS  OF THE  NOTES
        OFFERED HEREBY.

THE  COMPANY IS BEING  FORMED IN  CONNECTION WITH  AND SIMULTANEOUSLY WITH  THE
 COMMON STOCK  OFFERING, AND  FOLLOWING THE CONSUMMATION  OF THE  COMMON STOCK
  OFFERING THE MCNAIR INTERESTS AND THE MINORITY INTERESTS (EACH AS DEFINED HEREIN) WILL OWN APPROXIMATELY 33.6% AND 5.8%, RESPECTIVELY, OF THE COMMON
   STOCK.   SEE   "CERTAIN   TRANSACTIONS"   AND  "PRINCIPAL   AND   SELLING
    STOCKHOLDERS".

                                    --------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
   CONTRARY IS A CRIMINAL OFFENSE.

                                    --------

                    PRICE     % AND ACCRUED INTEREST, IF ANY

                                    --------

                                                     UNDERWRITING   PROCEEDS TO
                                        PRICE TO    DISCOUNTS AND       THE
                                        PUBLIC(1)   COMMISSIONS(2) COMPANY(1)(3)
                                      ------------- -------------- -------------
Per 2005 Note........................         %              %             %
Per 2010 Note........................         %              %             %
Per 2018 Note........................         %              %             %
Total(3)............................. $             $              $

-----
  (1) Plus accrued interest from      , 1998, if any.
  (2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
  (3) Before deducting expenses of this Offering, estimated at $       .

                                    --------

  The Senior Notes are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein and subject to the approval of certain legal matters by Milbank, Tweed, Hadley & McCloy and Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Underwriters. It is expected that delivery of the
Senior Notes will be made on or about             , 1998 at the office of
Morgan Stanley & Co. Incorporated, New York, N.Y., against payment therefor in immediately available funds.

                                    --------

MORGAN STANLEY DEAN WITTER

        CHASE SECURITIES INC.

                             CIBC OPPENHEIMER

                         SALOMON SMITH BARNEY
                                               STEPHENS INC.

     , 1998.

[Photo of Bayonne plant]                         Bayonne Cogeneration Plant
                                                        Bayonne, New Jersey

Camden Cogeneration Plant                          [Photo of Camden plant]
Camden, New Jersey

[Photo of Linden plant]                           Linden Cogeneration Plant
                                                         Linden, New Jersey

  NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SENIOR NOTES OFFERED HEREBY NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREBY SHALL UNDER ANY CIRCUMSTANCE IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THIS OFFERING, AND MAY BID FOR, AND PURCHASE THE SENIOR NOTES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITERS".

                               ----------------

  UNTIL          (90 DAYS AFTER THE COMMENCEMENT OF THE OFFERING), ALL DEALERS
EFFECTING TRANSACTIONS IN THE SENIOR NOTES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               ----------------

  FOR INVESTORS OUTSIDE THE UNITED STATES: NO ACTION HAS BEEN OR WILL BE TAKEN IN ANY JURISDICTION BY THE COMPANY OR BY ANY UNDERWRITER THAT WOULD PERMIT A PUBLIC OFFERING OF THE SENIOR NOTES OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN ANY JURISDICTION WHERE ACTION FOR THAT PURPOSE IS REQUIRED, OTHER THAN IN THE UNITED STATES. PERSONS INTO WHOSE POSSESSION THIS PROSPECTUS COMES ARE REQUIRED BY THE COMPANY AND THE UNDERWRITERS TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THE OFFERING OF THE SENIOR NOTES AND THE DISTRIBUTION OF THIS PROSPECTUS.

                               ----------------

                               TABLE OF CONTENTS

                                     PAGE
                                     ----
Summary............................
Risk Factors.......................
The Company........................
Formation Transactions.............
Use of Proceeds....................
Dividend Policy....................
Capitalization.....................
Selected Historical Combined Finan-
 cial Data.........................
Management's Discussion and
 Analysis of Financial Condition
 and Results of Operations.........
Business...........................
Existing Venture and Plant Descrip-
 tions.............................
Government Regulation..............

                                     PAGE
                                     ----
Management.........................
Certain Transactions...............
Principal Stockholders.............
Description of Senior Notes and
 Certain Other Indebtedness........
Certain United States Federal
 Income Tax Consequences...........
Underwriters.......................
Legal Matters......................
Experts............................
Available Information..............
Glossary...........................
Index to Combined Financial
 Statements........................  F-1

                               ----------------

  The Company intends to furnish the holders of the Notes annual reports containing consolidated financial statements audited by an independent public accounting firm.

                               ----------------

                               PROSPECTUS SUMMARY

  The following information should be read in conjunction with, and is qualified in its entirety by reference to, the more detailed information and the combined financial statements appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus assumes that the Underwriters' over-allotment option in the Common Stock Offering is not exercised. This Prospectus assumes, unless otherwise indicated, the consummation of the Formation Transactions (as defined in "Certain Transactions--Formation Transactions") in describing the Company and in presenting other information in this Prospectus. In order to make distinctions where necessary, references in this Prospectus to identified entities shall have the following meanings:

 . ""Cogen'' and the "Company" shall mean Cogen Technologies, Inc. and, unless the context otherwise requires, its subsidiaries on a consolidated basis as if the Formation Transactions had been consummated and the Company were the successor to the interests which it will acquire pursuant to the Formation Transactions.

 . ""subsidiaries'' or the "Company's subsidiaries" shall mean the entities in which Cogen will acquire equity interests pursuant to the Formation Transactions.

 . ""ventures'' shall mean the ventures or entities in which the subsidiaries have equity interests and which in turn directly own the Company's independent power plants.

 . The "Company's plants", and the "Company's independent power plants" shall mean independent power plants in which the Company has an interest and that form the core of the Company's business; the same may be referred to singularly, as a "plant".

 .  Cogen Technologies Group (the "Group") refers collectively to (i) McNair
   Energy Services Corporation ("MESC") and its wholly owned subsidiary, Cogen Technologies NJ, Inc. ("NJ Inc."), (ii) Cogen Technologies Camden, Inc. ("Camden Inc."), (iii) Cogen Technologies Linden, Ltd. ("Linden Ltd."),
   (iv) CT Global Insurance, Ltd. ("CT Global"), (v) the limited partnership interests in Cogen Technologies Camden GP Limited Partnership ("Camden GPLP") held by the Minority Interests (as defined in "The Company-- Formation") and (vi) Cogen Technologies Selkirk, LP ("Selkirk LP").

 .  NJ Inc. is the managing partner of Cogen Technologies NJ Venture ("NJ
   Venture") which owns and operates the Bayonne Plant. Camden Inc. is the general partner of Camden GPLP, which is the general partner of Camden Cogen LP ("Camden Cogen") which owns and operates the Camden Plant. Linden Ltd. is the general partner of Cogen Technologies Linden Venture, LP ("Linden Venture"), which owns and operates the Linden Plant.

 .  NJ Venture, Camden Cogen and Linden Venture are referred to as the Cogen
   Technologies New Jersey Operating Partnerships or the "NJ Partnerships".

 .  Selkirk LP holds limited partnership interests in Selkirk Cogen Partners,
   L.P. ("Selkirk Venture"), which owns and operates the Selkirk Plant. CT Global insures certain interests of the Group and the NJ Partnerships.

Certain information contained in this summary and elsewhere in this Prospectus, including information with respect to the Company's plans and strategy for its business, are forward-looking statements. Accordingly, prospective investors should carefully consider the factors set forth herein under the caption "Risk Factors" for a discussion of important factors that could cause actual results to differ materially from the forward-looking statements contained in this Prospectus, and investors are encouraged to exercise caution in considering such forward-looking statements. Certain terms, including particularly technical terms relating to the power generation business, are defined under the caption "Glossary" appearing elsewhere in this Prospectus.

                                  THE COMPANY

  The Company is engaged in the development, ownership, operation, acquisition and financing of power generation facilities and the sale of electricity and steam in the United States. The Company currently has interests in four power plants having an aggregate nameplate capacity of 1,382 megawatts. In 1997, these plants produced an aggregate 8,662,000 megawatt hours of electricity and 7,665 million pounds of steam.

  The Company's principal assets consist of its substantial economic interests in a 715 megawatt capacity Linden, New Jersey, cogeneration plant (the "Linden Plant"), which sells its electric output to The Consolidated Edison Company of New York, Inc. ("Con Ed") under a contract having an initial term expiring in 2017, a 176 megawatt capacity Bayonne, New Jersey, cogeneration plant (the "Bayonne Plant"), which sells its electric output to Jersey Central Power & Light Company ("JCP&L") and Public Service Electric and Gas Company of New Jersey ("PSE&G"), under contracts having initial terms expiring in 2008 and a 146 megawatt capacity Camden, New Jersey, cogeneration plant (the "Camden Plant"), which sells its electric output to PSE&G under a contract having an initial term expiring in 2013. The Company has operating and maintenance responsibility for the three principal plants and has contracted for the day-to-day operation and maintenance of the plants with General Electric Company ("GE"). In addition, the Company has an equity investment in a 345 megawatt capacity Bethlehem, New York cogeneration plant (the "Selkirk Plant"), which is not economically material to the Company.

INDUSTRY

  The Company is a participant in the highly competitive power generation industry, which is among the largest industries in the United States, with an estimated end-user market of over $200 billion of electricity sales and 3,400 gigawatt hours of production. New regulatory initiatives have been or currently are being adopted or considered at the federal level and in approximately 45 states to increase competition in the domestic power generation industry. In April 1996, the Federal Energy Regulatory Commission ("FERC") adopted Order No. 888, opening wholesale power sales to competition and providing for open and fair electric transmission services by public utilities. At the state level, industry restructuring is well advanced in various states including California, Massachusetts, New York, New Jersey and Pennsylvania. This restructuring includes deregulation of electric utilities and the introduction of customer choice. The regulatory initiatives are expected to lead to the transformation of the existing market, which is largely characterized by electric utility monopolies, having old, inefficient, high-cost generating facilities, selling to a captive customer base, to a more competitive market where end users may purchase electricity from a variety of suppliers, including non-utility generators, power marketers, public utilities and others.

  The Company believes that these market trends will present substantial opportunities for industry participants that are efficient and low-cost power producers and are able to offer competitive rates to customers. The Company believes that an additional opportunity is presented by the significant deregulation and consolidation now affecting the power industry, which has resulted in substantial divestitures of generation assets by traditional power utilities and by certain independent power producers currently owning relatively few plants. For example, as a result of regulatory initiatives, approximately 14,000 megawatts of New York generating capacity have been sold or offered for sale by utilities. Similar regulatory initiatives in New Jersey and Pennsylvania are expected to cause utilities in those states to pursue similar divestiture plans. At the same time, a number of industrial companies have also announced plans to sell self-generation facilities and to re-deploy the capital in their core businesses. These trends, which the Company believes are likely to continue, should provide significant acquisition opportunities for the Company.

  The Company also believes that attractive opportunities for development of new generation assets will arise in the next few years, principally due to a projected increase in baseload demand in the Northeast and Mid-Atlantic regions and the retirement of a significant number of existing power generation facilities which are 30 or more years old.

STRATEGY

  The Company's strategy is to maximize cash flow associated with its existing power plants and to grow through expansion of the Company's existing operations and through the acquisition and development of existing or new power generation and related facilities. Specific aspects of this strategy are set-forth below:

 . Maximize the Value of Existing Assets. The Company's high quality plant and equipment and long duration power sales agreements have provided it with stable long-term cash flow. In order to maintain the quality of these assets, and to further increase margins, the Company's core strategy includes continuous capital investment in current facilities to assure ongoing efficiency consistent with high rates of return on capital. In keeping with these objectives, the Company has systematically pursued technological upgrades and retrofits to existing plants which increase output or operating efficiency. As an example, the capacity of each of the nine gas turbines at the Linden, Camden and Bayonne Plants has been increased by approximately 2.5 megawatts per gas turbine. At the Camden Plant, an inlet chiller system recently was installed which increases the generation capacity of the plant by 32,000 megawatt hours per year. In addition to these improvements, the Company currently is considering a number of technology investments, some of which, if implemented, the Company expects will (i) reduce fuel costs at the Bayonne Plant, (ii) reduce water usage and associated expenses at the Camden Plant, (iii) generate additional steam sales and electrical output through modest expansion and the addition of equipment at the Camden Plant, (iv) reduce water costs at the Linden Plant and (v) increase electrical output through the use of chilled water equipment improvements at the Linden Plant. The Company will continue to seek to add value to its existing projects and its customers through mutually negotiated contractual and operating changes such as those changes successfully negotiated to Linden Venture's power purchase agreement with Con Ed in September 1990 and December 1993. The Company will continue to monitor, revise and replace its fuel supply arrangements to obtain a balance between immediate savings in gas and transportation costs and the need to maintain regular and secure relationships with various gas producers and transporters of gas.

 . Expand Existing Plants. The Company believes that all three of the plants in which it has a substantial economic interest are capable of being expanded not only through additions to existing plants but also through the development and construction of new power plant facilities at the existing sites. In this regard, the Company has permit applications pending and presently is engaged in advanced strategic design work with respect to the addition of a new 250 megawatt unit at the Linden Plant with a view to utilizing such plant's direct interconnect with Con Ed in New York City.
   With respect to the Bayonne Plant, the Company is considering the installation of a new power facility at that location.

 .  Pursue Domestic Electricity Generation Acquisitions and Other Opportunities.
   The Company believes that it will have ample opportunities to grow its operations through acquisitions, development of new assets and through other means, whether on its own or through partnerships with companies that have complementary skills. This strategy is based on the Company's view that baseload demand for power will increase over the next few years, and that retirement of a significant number of existing plants will further spur the need for additional capacity. In addition, a number of utilities in the Northeastern United States have announced plans to divest power generating assets, including Con Ed, General Public Utilities, New York State Electric and Gas, and Niagara Mohawk Power Company. This development, together with expected further consolidation in the independent power industry, may offer the Company a number of opportunities to grow its business by making strategically significant acquisitions, with an initial focus in the Northeast. Longer term, the Company intends to continue to consider opportunities for new developments of power generation facilities in the Northeast and elsewhere in the United States. The Company has no plans for expansion into the international arena.

  The Company believes that the following competitive strengths will aid in the successful implementation of its strategy:

 . Efficient and Reliable Power Projects. The Company's three principal plants have well-established and consistent records of service to their customers. The average availability for all of these plants has exceeded 92% since placed in operation. This record of service is principally the result of the highly reliable combined-cycle technology, which generally is significantly more efficient than that of a majority of the existing utility generating facilities in the region, together with the operations and maintenance practices of the Company.

 . Favorable Contracts and Stable Cash Flow. The utility power purchase contracts relating to the Company's three principal plants have long-term remaining lives, with expirations ranging from 2008 to 2017. For example, the Linden Plant has nameplate electric capacity of 715 megawatts and represents approximately 70% of the Company's power generating assets. Linden Venture has a power purchase agreement which expires in the year 2017. In addition, all of the Company's existing power purchase agreements are with large utilities which presently have investment grade senior debt ratings. The Company's principal power plants historically have provided a consistent and substantial cash flow to equity holders due to the fixed payment components of the power purchase contracts which have provided favorable margins over the ventures' fixed operating and financing costs. Moreover, the variable energy payment components of such agreements, which provide the second major component of pricing under such agreements, have historically been well correlated to fuel costs at the Bayonne and Camden Plants and have reflected a partial pass-through mechanism for fuel expenses at the Linden Plant.

 . Environmental Considerations. The Company's existing plants principally burn natural gas, which is a clean burning fuel, and they employ advanced environmental technology which makes them among the cleanest in the industry. The existing plants also are operated in compliance with applicable state and federal environmental regulations.

 . Regional Expertise in Northeast Power Markets. As a result of the location of its existing assets and its active involvement in industry restructuring, the Company has developed significant expertise in Northeastern power markets. This expertise could provide the Company with a competitive advantage in pursuing additional opportunities within the region.

 . Experienced Management. The Company's senior management team, led by the founder of the Company's predecessor companies, Robert C. McNair, has an aggregate of over 117 years of experience in the energy industry. The Company currently operates plant and equipment that is widely viewed to be among the safest and most environmentally advanced in the industry. The Company's philosophy is to maintain a small, well-qualified management team with expertise in all aspects of the independent power business, to actively participate in a broad range of regulatory affairs governing the industry and to retain additional experts in connection with the construction, maintenance and operation of its plants.

 . Disciplined Management Approach. The Company's management team has a demonstrated track record in developing innovative financial structures for its investments and has well-established criteria which govern its approach to both development of new plants and acquisitions.

 . Strong Financial Position. The Company believes that its high quality assets, its federal income tax position and its long duration power supply contracts provide it with the financial strength to access the capital markets to obtain the capital needed to fund execution of its strategic plan.

FORMATION

  Cogen was incorporated in May 1998 at the instance of Robert C. McNair to acquire operating control of three entities operating independent power plants in New Jersey, together with an indirect equity interest in a fourth plant operating in New York. Prior to the consummation of the Formation Transactions, the Cogen ownership interests in the plants were 82% beneficially owned by Mr. McNair and members of his family, and by entities controlled by his family (the "McNair Interests"). The remaining 18% of such interests was beneficially held by other persons or entities (the "Minority Interests") with no relation to the McNair Interests. Upon consummation of the Formation Transactions, Cogen will own the interests in the subsidiaries held by the McNair Interests and the Minority Interests. See "Certain Transactions--Formation Transactions". The following chart sets forth, in a simplified manner, the organizational structure of the Company with respect to its interests in the ventures owning the plants immediately following the consummation of the Formation Transactions, eliminating certain intermediate entities that may be formed to hold various interests.

          [POST FORMATION TRANSACTION STRUCTURE CHART APPEARS HERE]

--------
(1) See "Existing Venture and Plant Descriptions" for information as to the partnership distributions relating to each of the ventures.

(2) Will be owned by the McNair Interests after the consummation of the Formation Transactions.

DIVIDEND POLICY

  Cogen plans to pay dividends on the Common Stock of approximately $    per
share per quarter. During the initial years of the Company's operations, dividends with respect to the Common Stock are expected to exceed the share of the current and accumulated earnings and profits of the Company allocable to the holders of the Common Stock (as determined for United States federal income tax purposes). In such a case, such excess generally would be treated as a tax-free return of capital up to a holder's basis in such holder's shares of Common Stock and as capital gain thereafter. See "Dividend Policy".

  The Company's principal executive office is located at 711 Louisiana, 33rd Floor, Houston, Texas 77002, and its telephone number is 713/336-7700.

                                  THE OFFERING

Issuer......................    Cogen Technologies, Inc.

Securities Offered..........    $100.0 million principal amount of   % 2005
                                Notes

                                $150.0 million principal amount of   % 2010
                                Notes

                                $150.0 million principal amount of   % 2018
                                Notes

Maturity Dates..............    2005 Notes--          , 2005
                                2010 Notes--          , 2010
                                2018 Notes--          , 2018

Interest Payment Dates......           and     of each year, commencing
                                         , 1999

Ranking/Security............    Until the Covenant Modification Date (as
                                defined herein), and then and thereafter so long as any other pari passu Indebtedness (as defined herein) of Cogen is and continues to be secured by a security interest in a portion of Cogen's equity interests in certain of its direct, wholly-owned Subsidiaries (as defined herein) herein described as security for the Senior Notes, the Senior Notes will be secured, on a pari passu basis with Indebtedness under the Revolving Credit Facility (as defined herein), by a security interest granted by Cogen in a portion of the equity interests in certain direct, wholly-owned Subsidiaries of
                                Cogen, which Subsidiaries own Cogen's equity interests in the NJ Partnerships (as defined herein), and as such security is further described and defined as the Pledged Interests in the Indenture, governing the Senior Notes.
                                In no event will such security interest
                                encumber any NJ Partnership or any Managing
                                General Partner (as defined herein), or any of their respective rights or properties. On the Covenant Modification Date, and if no other pari passu Indebtedness of Cogen is then secured by a security interest on the Pledged
                                Interests, the Senior Notes will become
                                unsecured general obligations of Cogen and will rank on a parity with other unsecured senior
                                Indebtedness of Cogen and senior in right of payment of all existing and future subordinated
                                Indebtedness of Cogen. See "Description of
                                Notes--Security".

                                On the Covenant Modification Date, and without further action or step taken by any Person or requirement of any nature satisfied, all such security interest will immediately and forever terminate and cease to be operative, provided that, if on the Covenant Modification Date, any other pari passu Indebtedness of Cogen is secured by any security interest on the Pledged Interests, the Senior Notes will continue to be secured by the security interest in the Pledged Interests until such time as no other pari passu Indebtedness has a security interest on the Pledged Interests, in which case, the security interest in the Pledged Interests will immediately and forever terminate (subject to any subsequent operation of the provisions specified in "Description of Notes--Limitations on Liens").

Optional Redemption.........    Each series of the Senior Notes will be
                                redeemable, at the option of Cogen, at any time in whole or from time to time in whole or in part, on any day prior to the stated maturity for such series, at a redemption price (the
                                "Redemption Price") equal to (i) 100% of the principal amount thereof plus (ii) accrued interest thereon to the Redemption Date plus
                                (iii) a Make Whole Premium (as defined herein), if any, but not less than 100% of the principal amount of the Senior Notes (or portion thereof) being redeemed plus accrued interest thereon to the Redemption Date. The Senior Notes have no sinking fund provisions.

Mandatory Redemption........    From the Issue Date (as defined herein) and
                                until the Covenant Modification Date, the Senior Notes will be subject to mandatory redemption (at the Redemption Price in the case of clauses (ii) and (iii) below) in each of the following instances (each, a "Redemption
                                Event") (after the required repayment of any indebtedness of the NJ Partnerships and the Managing General Partners (as defined herein), and required account funding and distribution restrictions, imposed by the lenders of such indebtedness, required distributions to other partners and venturers of such NJ Partnership):
                                (i) if an NJ Partnership or Cogen (on behalf of an NJ Partnership) receives Net Loss Proceeds
                                (as defined herein) in excess of $50.0 million with respect to one or more Events of Loss (as defined herein) affecting its NJ Plant (as defined herein) and, after reduction of such amount by the aggregate amount of all of such proceeds used toward the restoration, repair, re-construction or replacement of its affected
                                NJ Plant, the remaining aggregate amount of Net
                                Loss Proceeds (the "Remaining Net Loss
                                Proceeds") exceeds $50.0 million; (ii) if an NJ
                                Partnership receives at any time following the Issue Date an aggregate amount of Net Buyout
                                Proceeds (as defined herein) in excess of $100.0 million from one or more Power Contract
                                Buyouts (as defined herein) related to its NJ
                                Plant; and (iii) if Cogen sells, transfers, assigns or otherwise disposes of any NJ
                                Partnership, or any interest therein, or any NJ
                                Partnership sells, transfers, assigns or otherwise disposes of assets owned by such NJ
                                Partnership, in one or more transactions, whose Net Proceeds exceed $100.0 million (exclusive of Excluded Dispositions (as defined herein));
                                unless, in the case of each of clauses (i),
                                (ii) and (iii) above, after giving effect to the event described therein and the use or contemplated use of the proceeds therefrom as announced by Cogen, the Rating Agencies (as defined herein) confirm the then current ratings on the Senior Notes.

                                If a Redemption Event has occurred, the Senior Notes will be redeemed in an aggregate principal amount set forth in "Description of Senior Notes and Certain Other Indebtedness-- Description of Senior Notes--Mandatory Redemption".

                                If the Senior Notes are redeemed pursuant to any of the foregoing provisions, the Remaining Net Loss Proceeds, the Net Buyout Proceeds or the Net Proceeds will be applied (i) pari passu with any other senior secured debt of Cogen which requires redemption or repayment and (ii) pro rata among each of the series of the Senior Notes.

                                On and after the Covenant Modification Date,
                                the Senior Notes will not be subject to
                                mandatory redemption.
Certain Covenants of Cogen
 and the NJ Partnerships....    The First Supplemental Indenture will contain
                                certain restrictive covenants of Cogen and the NJ Partnerships that limit the ability of Cogen and the NJ Partnerships to: (i) as to Cogen, incur certain additional Indebtedness other than (a) the Senior Notes and other indebtedness under the Indenture (excluding debt securities subsequently issued thereunder), (b) Indebtedness incurred pursuant to the Revolving Credit Facility in an aggregate amount not to exceed $300 million at any one time outstanding, (c) Indebtedness incurred pursuant to the Linden Guarantee (as defined herein), (d) Indebtedness ranking pari passu in right of payment with the Senior Notes and the Revolving Credit Facility, the incurrence of which either is incurred in compliance with a debt coverage ratio or will not result in a downgrading of the Senior
                                Notes, (e) Subordinated Indebtedness (as defined herein) and (f) Indebtedness incurred to refinance, renew, replace, defease or refund, in whole or in part, any Indebtedness specified in the preceding clauses (a) through
                                (e), and (ii) as to the NJ Partnerships, incur certain Indebtedness other than (a) $[ ] of Indebtedness outstanding on the Issue Date, (b)
                                Indebtedness in an aggregate amount not to exceed $100 million at any one time outstanding for improvements and expansions to any or all of the NJ Plants and (c) other Indebtedness required to satisfy any fiduciary responsibilities of the partners or venturers, as applicable, of each of the NJ Partnerships.
                                In addition, the First Supplemental Indenture will permit Cogen to make dividend payments or other distributions equal to the sum of 100% of Funds From Operations (as defined herein) (from the Issue Date) plus $50 million, unless a Default or Event of Default has occurred and is continuing.

                                Upon the Covenant Modification Date, these covenants will forever terminate and cease to be in effect.

Covenant Modification Date..    The Covenant Modification Date shall mean the
                                day upon which (i) Cogen has a portfolio comprising interests in at least eight power projects with no single project contributing more than 25% or less than 5% of aggregate Cash
                                Distributions (as defined herein) for each of the four quarters preceding such date of determination and the four quarters succeeding such date of determination (as projected by Cogen), as certified by both the Independent
                                Engineer (as defined herein) and Cogen's Chief

                                Financial Officer (with forecasts relating to merchant capacity reflecting cash flows for such capacity over the previous four quarters) and (ii) the then current ratings on the Senior Notes are at least investment grade by the Rating Agencies.

                                In addition to the mandatory redemption
                                provisions, certain restrictive covenants and, subject to a further condition, the security interest ceasing to be effective from and after the Covenant Modification Date (as each is described above), on and after the Covenant Modification Date certain events of default that, from the Issue Date, were provided for by the governing Indenture will terminate and cease to be in effect. The terminated events of default are based on (i) the failure to restore a permit to an NJ Plant, which failed restoration would have a Material Adverse Effect (as defined herein) and (ii) a material breach or misrepresentation by Cogen or certain of its Subsidiaries under a material Project Document (as herein defined) which would have a Material Adverse Effect.

Cogen Covenants.............    The Indenture and the First Supplemental
                                Indenture also will contain certain covenants of Cogen that, among other things, limit the ability of Cogen and its Subsidiaries to create liens or enter into sale and leaseback transactions and limit the ability of Cogen to engage in mergers and consolidations or transfer all or substantially all of its assets. The foregoing restrictions are subject to a number of significant exceptions. See
                                "Description of the Senior Notes and Certain
                                Other Indebtedness--Description of Senior
                                Notes".

Use of Proceeds.............    The net proceeds from the issuance of the
                                Senior Notes will be used by Cogen to loan an amount to Linden Ltd. for repayment of the Bridge Loan (as defined herein), to retire amounts payable to affiliates of Cogen, to pay expenses related to the Formation Transactions and the Offerings and for working capital purposes. See "Use of Proceeds".

Concurrent Common Stock
Offering....................    Concurrently with the Debt Offering, certain
                                stockholders of Cogen (the "Selling
                                Stockholders") are offering 33,333,333 shares of the Common Stock, $.01 par value, of Cogen
                                (the "Common Stock"). Cogen will not receive any proceeds from the sale of shares of Common
                                Stock by the Selling Stockholders in the Common
                                Stock Offering. The closing of each of the Debt
                                Offering and the Common Stock Offering is conditioned on the closing of the other.

Certain Other Indebtedness..    Concurrently with the Offerings, Cogen intends
                                to enter into one or more loan agreements with certain bank lenders providing for a revolving credit facility (the "Revolving Credit
                                Facility") not to exceed, at any one time outstanding, an aggregate principal amount of $300.0 million, which will be secured, on a pari passu basis with the Senior Notes, by a security interest granted by Cogen on the Pledged Interest. The Revolving Credit Facility will consist of two $150.0 million tranches, each scheduled to fund on or about the Issue Date, with one scheduled to mature 364 days after its funding and the other scheduled to mature five years after its funding. Following the consummation of the Offerings, the Company will have outstanding an aggregate of approximately
                                $624.7 million of indebtedness. See
                                "Description of Senior Notes and Certain Other
                                Indebtedness--Revolving Credit Facility".

                                  RISK FACTORS

  See "Risk Factors" beginning on page    for a discussion of certain factors
that should be considered by prospective purchasers of the Senior Notes offered hereby.

             SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

  The "Summary Historical and Pro Forma Financial Information" to be included in this Prospectus appears in this Registration Statement as part of the prospectus for the Equity Offering that also is part of this Registration Statement.

                                 RISK FACTORS

  The "Risk Factors" section to be included in this Prospectus appears in this Registration Statement as part of the prospectus for the Equity Offering that also is part of this Registration Statement.

                                DIVIDEND POLICY

  The "Dividend Policy" section to be included in this Prospectus appears in this Registration Statement as part of the prospectus for the Equity Offering that also is part of this Registration Statement.

                                USE OF PROCEEDS

  The net proceeds to be received by the Company from this Offering are estimated to be $394.3 million after deducting underwriting discounts and commissions and other estimated offering expenses. The Company intends to use the total net proceeds of this Offering to loan approximately $291.0 million to Linden Ltd. for repayment of the Bridge Loan, to retire approximately $17.3 million payable to affiliates of Cogen, to pay approximately $2.9 million of expenses related to the Formation Transactions, to pay approximately $1.8 million of expenses related to the Common Stock Offering and the remainder for working capital purposes.

                                CAPITALIZATION

  The "Capitalization" section to be included in this Prospectus appears in this Registration Statement as part of the prospectus for the Equity Offering that also is part of this Registration Statement.

                               EXPLANATORY NOTE

  The "Selected Historical Combined Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Business", "Existing Venture and Plant Descriptions", "Government Regulation", "Management", and "Principal Stockholders" to be included in this Prospectus appear in this Registration Statement as part of the prospectus for the Equity Offering that is also part of this Registration Statement.

          DESCRIPTION OF SENIOR NOTES AND CERTAIN OTHER INDEBTEDNESS

DESCRIPTION OF THE SENIOR NOTES

General

  The Senior Notes will be issued under an Indenture, dated as of           ,
1998 (as supplemented by the First Supplemental Indenture of even date therewith and entered into by Cogen and the Trustee in connection therewith, the "Indenture"), between Cogen and Chase Bank of Texas, National Association (the "Trustee"). The Senior Notes offered hereby constitute three separate series of senior secured notes limited to (i) $100.0 million aggregate principal amount with respect to the 2005 Notes, (ii) $150.0 million aggregate principal amount with respect to the 2010 Notes and (iii) $150.0 million aggregate principal amount with respect to the 2018 Notes. The following summary of certain provisions of the Indenture does not purport to be complete, makes use of defined terms (some but not all of which are defined herein) and is subject to, and qualified in its entirety by, all of the provisions of the Indenture, which is incorporated herein by this reference and which is available upon request to the Trustee.

  Although the Company has no intention, at present, to issue any additional debt securities under the Indenture, the Indenture does not limit the aggregate principal amount of debt securities that can be issued thereunder and provides that debt securities may be issued from time to time thereunder in one or more series, each in an aggregate principal amount authorized by Cogen prior to issuance. There is no requirement under the Indenture that future issues of debt securities of Cogen be issued exclusively under the Indenture, and Cogen will be free to employ other indentures or documentation, containing provisions different from those included in the Indenture or applicable to one or more issues of debt securities (including the Senior Notes), in connection with future issues of such other debt securities; provided that no future issuance of debt securities will have a lien senior to the Senior Notes on the Pledged NJ Interests.

  The 2005 Notes will mature on      , 2005 and will bear interest at   % per
annum, the 2010 Notes will mature on     , 2010 and will bear interest at   %
per annum, and the 2018 Notes will mature on     , 2018 and will bear interest
at   % per annum. Interest on each series of the Senior Notes will accrue from
          , 1998, and will be payable semi-annually on       and       (each
an "Interest Payment Date"), beginning     , 1999. Subject to certain
exceptions, the Indenture will provide for the payment of interest on the Interest Payment Date only to Persons in whose names the Senior Notes are registered on the Regular Record Date, which will be the [DATE] or [DATE] (whether or not a Business Day), as the case may be, immediately preceding the applicable Interest Payment Date. Interest will be computed on the basis of a 360-day year comprising twelve 30-day months.

Redemption Provisions

  Optional Redemption. Each series of the Senior Notes will be redeemable, at the option of Cogen, at any time in whole or from time to time in part, upon not less than 30 and not more than 60 days notice as provided in the Indenture, on any date prior to its maturity (a "Redemption Date"), at a redemption price (the "Redemption Price") equal to (i) 100% of the principal amount of thereof plus (ii) accrued interest thereon to the Redemption Date (subject to the right of holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date) plus (iii) a Make Whole Premium, if any. In no event will the Redemption Price ever be less than 100% of the principal amount of the Senior Notes (or portion thereof) being redeemed plus accrued interest thereon to the Redemption Date.

  The amount of the Make Whole Premium with respect to any Senior Note (or portion thereof) to be redeemed will be equal to the excess, if any, of:

  (i) the sum of the present values, calculated as of the Redemption Date, of each remaining scheduled payment of principal and interest thereon (exclusive of interest accrued to such Redemption Date) discounted from the date such payment would have been payable, but for redemption, to such Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate plus [ ] basis points with respect to the 2005 Notes, [ ] basis points with respect to the 2010 Notes and [ ] basis points with respect to the 2018 Notes;

over

  (ii) the principal amount of the Senior Notes (or portion thereof) being redeemed.

  The applicable Treasury Rate will be determined as of the third Business Day immediately preceding the applicable Redemption Date.

  Mandatory Redemption. Prior to the Covenant Modification Date (as defined below), the Senior Notes are subject to mandatory redemption (at the Redemption Price in the case of clauses (ii) and (iii) below) in the following instances (each, a "Redemption Event"): (i) if an NJ Partnership or Cogen (on behalf of an NJ Partnership) receives Net Loss Proceeds in excess of $50 million with respect to one or more Events of Loss affecting its NJ Plant and, after reduction of that amount by the aggregate amount of all of such proceeds used toward the restoration, repair, re-construction or replacement of its affected NJ Plant, the remaining aggregate amount of Net Loss Proceeds (the "Remaining Net Loss Proceeds") exceeds $50 million, unless after giving effect to such Event of Loss and the use or contemplated use of the proceeds therefrom as announced by Cogen, the Rating Agencies confirm the then current ratings of the Senior Notes; (ii) if an NJ Partnership receives at any time following the Issue Date an aggregate amount of Net Buyout Proceeds in excess of $100 million from one or more Power Contract Buyouts related to its NJ Plant, unless after giving effect to such buyout and the use or contemplated use of the proceeds therefrom as announced by Cogen, the Rating Agencies confirm the then current ratings on the Senior Notes; and (iii) if Cogen sells, transfers, assigns or otherwise disposes of any NJ Partnership, or any interest therein, or any NJ Partnership sells, transfers, assigns or otherwise disposes of assets owned by such NJ Partnership, in one or more transactions, whose Net Proceeds exceed $100 million (exclusive of Excluded Dispositions), unless, after giving effect to such sale, transfer, assignment or other disposition, the Rating Agencies confirm the then current ratings on the Senior Notes.

  If a Redemption Event has occurred, the aggregate principal amount of the Senior Notes to be redeemed will be equal to:

  (i) if the aggregate amount of such proceeds required (A) to repay indebtedness of an NJ Partnership and of its Managing General Partners, in each case, outstanding on the date hereof, and to fund accounts or otherwise be subject to restrictions on distributions by the lenders of such indebtedness, and (B) to be paid to partners or ventures, as applicable, of such NJ Partnership other than Cogen and its Subsidiaries (collectively, the "Required Payments") are less than or equal to, (1) $50 million, in the case of Remaining Net Loss Proceeds, the Remaining Net Loss Proceeds minus $50 million and (2) $100 million, in the case of Net Buyout Proceeds or Net Proceeds, the Net Buyout Proceeds or Net Proceeds, as applicable, minus $100 million; or

  (ii) if the Required Payments are greater than $50 million in the case of Remaining Net Loss Proceeds or $100 million in the case of Net Buyout Proceeds or Net Proceeds, the Remaining Net Loss Proceeds, Net Buyout Proceeds or Net Proceeds, as applicable, minus the Required Payments, in each case if such amount is a positive number.

If the Senior Notes are redeemed pursuant to any of the foregoing provisions, the Remaining Net Loss Proceeds, the Net Buyout Proceeds or Net Proceeds will be applied (i) pari passu with any other senior secured debt of Cogen which require redemption or repayment and (ii) pro rata among each of the series of the Senior Notes.

  On and after the Covenant Modification Date, the Senior Notes will not be subject to mandatory redemption.

  General Redemption Procedures. If less than all of the Senior Notes of a series are to be redeemed, the Trustee shall select, in such manner as it shall deem appropriate and fair, the particular Senior Notes of such series or portions thereof to be redeemed, although no Senior Note of $1,000 in original principal amount or less shall be redeemed in part. Notice of redemption shall be given by mail not less than 30 nor more than 60 days prior to the date fixed for redemption to the holders of the Senior Notes (the "Noteholders") of such series to be redeemed (which, as long as the Senior Notes of such series are held in the book-entry only system, will be The Depositary Trust Company ("DTC") (or its nominee) or a successor depositary (the "Depositary")); provided, however, that the failure to duly give such notice by mail, or any defect therein, shall not affect the validity of any proceedings for the redemption of the Senior Notes of such series as to which there shall have been no such failure or defect. On and after the date fixed for redemption (unless Cogen shall default in the payment of the Senior Notes of such series or portions thereof to be redeemed at the applicable Redemption Price) interest on the Senior Notes of such series or the portions thereof so called for redemption shall cease to accrue.

  No notice of redemption of the Senior Notes will be mailed during the continuance of any Event of Default under the Indenture, except that (i) when notice of redemption of any Senior Notes of any series has been mailed, Cogen shall redeem such Senior Notes but only if funds sufficient for that purpose have prior to the occurrence of such Event of Default been deposited with the Trustee or a paying agent for such purpose, and (ii) notices of redemption of all outstanding Senior Notes of all series may be given during the continuance of an Event of Default under the Indenture.

  Any notice of redemption at the option of Cogen may state that such redemption will be conditional upon receipt by the Trustee, on or prior to the date fixed for such redemption, of money sufficient to pay the principal of, and premium, if any, and interest, if any, on, such Senior Notes, and that if such money has not been so received, such notice will be of no force and effect and Cogen will not be required to redeem such Senior Notes.

  None of the 2005 Notes, the 2010 Notes, or the 2018 Notes have sinking fund provisions, and the Senior Notes are not subject to redemption or repurchase by Cogen at the option of the Holders.

Security

  The Senior Notes and the Revolving Credit Facility will be secured, on a pari passu basis, by a security interest granted by Cogen in a portion of the equity interests in Cogen Technologies Linden Limited Partner, Inc. ("Linden LP Inc."), Cogen Technologies Linden GP, Inc. ("Linden GP Inc"), Cogen Technologies Camden Limited Partner, Inc., Cogen Technologies Camden GP Holdings, L.L.C. and Cogen Technologies Bayonne, Inc., each a direct, wholly-owned Subsidiary of Cogen, which Subsidiaries own all of Cogen's equity interests in the NJ Partnerships; provided however, at no time will such security interest extend to or cover (directly or indirectly), and there shall be excluded from such security interest, equity interests in such Subsidiaries which would result in any of the following occurrences: (i) Robert McNair or his wife or children failing to own and control, directly or indirectly, an unencumbered beneficial interest of at least 8.2% in each of Linden Ltd. and Linden Venture until September 15, 1999 and in each of Camden GPLP and Cogen Camden until April 1, 2000, (ii) after September 15, 1999 in the case of each of Linden Ltd. and Linden Venture and April 1, 2000 in the case of each of Camden GPLP and Cogen Camden, Robert McNair or his wife or children or an entity with a net worth equal to at least $100.0 million failing to own and control, directly or indirectly, an unencumbered beneficial interest of at least 8.2% in each of Linden Ltd. and Linden Venture and in each of Camden GPLP and Cogen Camden, or (iii) the unencumbered beneficial equity interests owned in NJ Inc. being less than at 50.1%. In no event, however, will such security interest, directly or indirectly, encumber any of the NJ Partnerships or any of the Managing General Partners, or any of the assets, rights or properties of any of such Persons. Upon the satisfaction of the conditions described in "--Conditions for Covenant Modifications", and without further action or step taken by any Person or requirement of any nature satisfied, such security interest will immediately and forever terminate and cease to be operative; provided that, if on the Covenant Modification Date, any other pari passu Indebtedness of Cogen is secured by any security interest on the Pledged Interests, the Senior Notes will continue to be secured by the security interest in the Pledged Interests (as described above) until such time as no other pari passu Indebtedness has a security interest on the Pledged Interests, in which case, the security interest in the Pledged Interests will immediately and forever terminate (subject to any subsequent operation of the provisions specified in "--Limitations on Liens").

  Each of the equity interests in Linden LP Inc. and Linden GP Inc., which is covered by the Pledged Interests, is a class of capital stock that entitles the holders thereof to the distributions and dividends of Linden

LP Inc. and Linden GP Inc., but do not entitle such holders to vote any equity interests in Linden LP Inc. or Linden GP Inc., except as required by applicable Delaware General Corporation Law. Each of the equity interests of Linden LP Inc. and Linden GP Inc. which is entitled to vote is a separate class of capital stock that is not covered by the Pledged Interests and will be subject to a separate security interest that is not in favor of the Noteholders; however, the holders of such equity interests, and the pledgee thereof, will not be entitled to any dividends or distributions of Linden LP Inc. or Linden GP Inc., respectively. As a result of this bifurcation of interests in the equity interests of Linden LP Inc. and Linden GP Inc., the Noteholders will not have any right to participate in any vote regarding the management of Linden LP Inc. or Linden GP Inc., including on any issue to foreclose on, or manage the activities of, the equity interests owned by those entities in Linden Ltd., unless such vote is required by applicable law. Currently, applicable Delaware General Corporation Law entitles the holder of outstanding shares of a class of capital stock, whether or not entitled to vote thereon by the related certificate of incorporation, to vote as a class on any amendment to the certificate of incorporation that would, among other things, alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely. All remaining equity interests covered by the Pledged Interests entitle the holders thereof to all rights incidental to equity ownership, including dividend, distributions and voting rights.

Ranking

  The Senior Notes will be senior secured obligations of Cogen and will rank pari passu in right of payment with all other senior secured obligations of Cogen, including Cogen's obligations under the Revolving Credit Facility and senior in right of payment to all existing and future subordinated debt of Cogen. A significant portion of Cogen's operations are conducted through its directly and indirectly owned Subsidiaries, and therefore, Cogen is dependent on the cash flow of its Subsidiaries to meet its debt obligations, including its obligations under the Senior Notes. Although earnings from Cogen's Subsidiaries may be provided to Cogen through distributions and payments on intercompany indebtedness, certain outstanding indebtedness of Linden Ltd., Camden GPLP, Camden Cogen and NJ Venture may restrict, and certain agreements in the partnership agreements of Camden Cogen and Linden Venture providing for preferential distributions to Persons other than Cogen or any of its Subsidiaries may limit, the payment of distributions and repayments of intercompany indebtedness to Cogen. The claims of the Noteholders effectively will be subordinated to the prior claims of secured creditors of Cogen which hold liens in assets of Cogen other than the Pledged Interests and liens created in favor of the Noteholders pursuant to the provisions of the covenant set forth under the caption "--Certain Covenants--Limitation on Liens", claims of creditors, including trade creditors, of the Subsidiaries of Cogen and claims of holders of certain preferred equity interests in Linden Venture and Camden Cogen. At June 30, 1998, after giving pro forma effect to the Debt Offering, (i) Cogen would have no indebtedness which is secured by liens on its assets other than the Pledged Interests, which assets may also secure, on a pari passu basis, the Revolving Credit Facility, and (ii) the total current and other liabilities and long-term debt of the Subsidiaries included in Cogen's consolidated financial statements would have been approximately $234.2 million (not including $197.7 million with respect to the NJ Partnerships which amount is not included in Cogen's financial statements under the equity method of accounting).

  During the period commencing with the Issue Date and until the Covenant Modification Date, the Indenture will, subject to certain exceptions, restrict the ability of Cogen and the NJ Partnerships, but no other Subsidiaries of Cogen, to incur unsecured indebtedness pursuant to provisions that are separately applicable to Cogen and the NJ Partnerships. See "--Certain Covenants of Cogen and the NJ Partnerships--Permitted Indebtedness", "-- Certain Covenants of Cogen and the NJ Partnerships--Limitation on NJ Partnership Debt" and "--Certain Covenants of Cogen and the NJ Partnerships-- Conditions for Covenant Modification". Further, the Indenture will restrict the ability of Cogen and its Subsidiaries, before and after the Covenant Modification date, to incur liens to secure indebtedness, except for specified circumstances, which circumstances include the ability of a Subsidiary of Cogen to encumber all or substantially all of its assets in connection with its project financing. See "--Cogen Covenants--Limitation on Liens" and "-- Cogen Covenants--Limitation on Sale and Leaseback Transactions". The claims of the Noteholders are effectively subordinated to unsecured Indebtedness incurred by a Subsidiary of Cogen, and secured indebtedness incurred by Cogen and any of its Subsidiaries, subject to the exceptions set forth in the covenants under the captions "--Cogen Covenants--Limitation on Liens" and "--Cogen Covenants--Limitation on Sale and Leaseback Transactions".

Registration, Transfer and Exchange

  The Senior Notes of each series will initially be issued in the form of one or more Global Notes, in registered form, without coupons in denominations of $1,000 or an integral multiple thereof as described under "--Book-Entry System". The Global Notes will be registered in the name of a nominee of DTC. Except as set forth herein under "--Book-Entry, Delivery and Form", owners of beneficial interests in a Global Note will not be entitled to have the Senior Notes registered in their names, will not receive or be entitled to receive physical delivery of any such Senior Note and will not be considered the registered holder thereof under the Indenture.

  The Senior Notes of any series will be exchangeable for other Senior Notes of the same series of any authorized denominations and of a like aggregate principal amount and tenor.

  The Senior Notes may be presented for exchange or registration of transfer (duly endorsed or accompanied by a duly executed written instrument of transfer), at the office of the Trustee maintained in the Borough of Manhattan, The City of New York, for such purpose with respect to any series of the Senior Notes without service charge but upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon Cogen and the Trustee being satisfied with the documents of title and indemnity of the Person making the request.

  In the event of any redemption of the Senior Notes of any series, the Trustee will not be required to exchange or register a transfer of any Senior Notes of such series selected, called or being called for redemption except, in the case of any Senior Note to be redeemed in part, the portion thereof not to be so redeemed.

Book-Entry, Delivery and Form

  The Senior Notes of each series to be sold as set forth herein will be issued in the form of a fully registered Global Note (the "Global Note"). The Global Note for each series will be deposited on the date of the closing of the sale of the Senior Notes offered hereby with, or on behalf of DTC and registered in the name of its nominee (such nominee being referred to herein as the "Global Note Holder") or will remain in the custody of the Trustee pursuant to a FAST Balance Certificate Agreement or similar agreement between the Depositary and the Trustee.

  Except as set forth below, each Global Note may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

  DTC has advised Cogen and the Underwriters as follows: DTC is a limited purpose trust company created to hold securities that its participating organizations ("Participants") deposit with DTC and to facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes to accounts of its Participants, thereby eliminating the need for physical movement of certificates. "Participants" include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with Participants, either directly or indirectly ("Indirect Participants"). Persons who are not Participants may beneficially own securities held by DTC only through Participants or Indirect Participants.

  DTC has also advised that pursuant to procedures established by it (i) upon the issuance by Cogen of the Senior Notes, DTC will credit the accounts of Participants designated by the Underwriters with the principal amount of the Senior Notes of each series purchased by the Underwriters and (ii) ownership of beneficial interests in the Global Note of each series will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC (with respect to Participants' interests), the Participants and the

Indirect Participants. The laws of some states require that certain Persons take physical delivery in definitive form of securities which they own. Consequently, the ability to transfer beneficial interests in the Global Note is limited to such extent.

  All payments on the Global Note of each series registered in the name of DTC's nominee will be made by Cogen through the Paying Agent to DTC's nominee as the registered owner of the Global Note of each series. Under the terms of the Indenture, Cogen and the Trustee will treat the Persons in whose names the Senior Notes of each series are registered as the owners of such Senior Notes for the purpose of receiving payment of principal of, and premium, if any, and interest on, such Senior Notes and for all other purposes whatsoever. Therefore, neither Cogen, the Trustee nor the Paying Agent has any direct responsibility or liability for the payment of principal of, or premium, if any, interest on, the Senior Notes to owners of beneficial interests in the Global Note of each series. DTC has advised Cogen and the Trustee that its current practice is, upon receipt of any payment of principal, premium, if any, or interest, to credit immediately the accounts of the Participants with payments in amounts proportionate to their respective holdings in principal amount of beneficial interests in the Global Note as shown in the records of DTC. Payments by Participants and Indirect Participants to owners of beneficial interests in the Global Note of each series will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of such Participants or Indirect Participants.

  Cogen will issue the Senior Notes of a series in definitive form in exchange for the Global Note for such series if, and only if, either (i) DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by Cogen within 90 days, (ii) an Event of Default has occurred and is continuing and the Trustee has received a request from the Depositary to issue the Senior Notes for such series in definitive form in lieu of all or a portion of the Global Note of such series (in which case Cogen shall execute within 30 days of such request, and the Trustee, upon receipt of an Officers' Certificate, shall promptly authenticate and make available for delivery the Senior Notes of such series in definitive form), or
(iii) Cogen determines not to have the Senior Notes represented by Global Note. In any such instance, an owner of a beneficial interest in the Global Note of each series will be entitled to have the Senior Notes of such series equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such Senior Notes in physical form. The Senior Notes so issued in definitive form will be issued in denominations of $1,000 and whole multiples thereof and will be issued in registered form only, without coupons.

  So long as the Global Note Holder is the registered owner of the Global Notes, the Global Note Holder will be considered the sole Holder under the Indenture of any Senior Notes evidenced by the Global Note. Beneficial owners of the Senior Notes evidenced by the Global Note will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither Cogen nor the Trustee will have any responsibility or liability for any aspect of the records of DTC or any successor or for maintaining, supervising or reviewing any records of DTC of any successor relating to the Senior Notes.

Payment and Paying Agents

  Payments of principal of, and interest and premium, if any, on, the Senior Notes issued in the form of Global Notes shall be made by wire transfer of immediately available funds to the account specified by the registered holder of such Global Note, which shall initially be a nominee of DTC. Interest on the Senior Notes (other than interest at maturity) that are in the form of certificated notes ("Certificated Notes") will be paid by check mailed to the Person entitled thereto at such Person's address as it appears in the register for the Senior Notes maintained by the Trustee; however, a Noteholder of one or more series under the Indenture in the aggregate principal amount of $2 million or more will be entitled to receive payments of interest on such series by wire transfer of immediately available funds to a bank within the continental United States if appropriate wire transfer instructions have been received by the Trustee on or prior to the applicable Regular Record Date. The principal of, and interest at maturity and premium, if any, on, the Senior Notes in the form of Certificated Notes will be payable in immediately available funds at the office of the Trustee or at the authorized office of any paying agent.

  If and to the extent that Cogen fails to make timely payment of interest on any Senior Note, that interest shall cease to be payable to the Persons who were the holders of such Senior Notes at the applicable Regular Record Date, and shall instead become payable to the holder of such Senior Note at the close of business on a special record date established by the Trustee which special record date shall be not more than 15 or fewer than 10 days prior to the date of the proposed payment.

  All monies paid by Cogen to the Trustee for the payment of principal of, interest or premium, if any, on, any Senior Note which remain unclaimed at the end of two years after such principal, interest or premium shall have become due and payable will be repaid to Cogen, subject to applicable abandoned property laws, and the holder of such Senior Note will thereafter look only to Cogen for payment thereof, subject to applicable limitations law.

  In any case where the date of maturity of the principal of, or any premium or interest on, any Senior Note or the date fixed for redemption of any Senior
Note is not a Business Day, then payment of such principal or any premium or interest need not be made on such date but may be made on the next succeeding Business Day with the same force and effect as if made on the date of maturity or the date fixed for redemption, and, in the case of timely payment thereof, no interest shall accrue for the period from and after such interest payment date or the date on which the principal or premium of the Senior Note is stated to be payable to such next succeeding Business Day.

Certain Covenants of Cogen and the NJ Partnerships

  The First Supplemental Indenture will contain various covenants, including the following:

  Permitted Indebtedness. Cogen will not create, incur, or suffer to exist any Indebtedness, other than (i) the Senior Notes and other indebtedness under the Indenture (excluding debt securities subsequently issued thereunder); (ii) in an aggregate amount not to exceed $300 million at any one time outstanding,
(A) Indebtedness incurred pursuant to the Revolving Credit Facility and (B) Letters of Credit Indebtedness; (iii) Indebtedness ranking pari passu in right of payment with the Senior Notes, the Revolving Credit Facility and the Letter of Credit Indebtedness, provided that at the time of the incurrence of such Indebtedness either (A) Cogen certifies that, after giving effect to the incurrence of such Indebtedness, the Coverage Ratio for (y) the four fiscal quarters preceding the date of such incurrence and (z) the Projected Debt Service Coverage Ratio for the four fiscal quarters succeeding such incurrence, in each case is not less than 2.25:1.00 or (B) each of the Rating Agencies confirm the then current ratings of the Senior Notes (after giving effect to the incurrence of such Indebtedness); (iv) Subordinated Indebtedness; and (v) Indebtedness incurred to refinance, renew, replace, defease or refund, in whole or part, any Indebtedness specified in clauses (i) through (iv) (inclusive) above and any Indebtedness incurred pursuant to this clause (v).

  Notwithstanding clauses (i) through (vii) of the definition of the term "Indebtedness" or any provision of this covenant, the covenant under the caption "--Certain Covenants of Cogen and the NJ Partnerships-- Limitation on NJ Partnership Debt" or the Indenture, any Indebtedness will be deemed to have been satisfied and discharged, and at all relevant times deemed to be neither existing nor outstanding, for all purposes of such covenants and the Indenture if there has been irrevocably deposited in trust for the benefit of the holders of such Indebtedness, any combination of money or obligations issued by or guaranteed by the full faith and credit of the United States of America sufficient to pay all interest and principal, including applicable premium if any, when due on such Indebtedness for the sole purpose of payment of such Indebtedness.

  Limitation on NJ Partnerships Debt. The NJ Partnerships will not create, incur or suffer to exist any Indebtedness other than (i) $[ ] of Indebtedness outstanding on the Issue Date, (ii) Indebtedness in an aggregate amount not to exceed $100 million, at any one time outstanding, for improvements and expansions to any or all of the NJ Plants and (iii) other Indebtedness required to satisfy any fiduciary responsibilities of the partners or venturers, as applicable, of each of the NJ Partnerships (provided no such fiduciary responsibilities shall be deemed to exist if all of the partnership or venture interests of an NJ Partnership are owned directly or indirectly by Cogen).

  Restricted Payments. Cogen may declare and pay dividends or pay or make any other distributions on account of its Capital Stock or Subordinated Indebtedness to Affiliates on a quarterly basis provided that (a) no Default or Event of Default has occurred and is then continuing and (b) the amount of such dividends or other distributions paid or made, as applicable, do not exceed the sum of (i) 100% of Funds From Operations for the period commencing on the Issue Date plus (ii) $50 million. Distributions of assets, other than cash, in excess of $5 million with respect to any asset or group of related assets, shall be valued by an Independent Investment Banker, or if less than $5 million, at the fair market value of such assets as determined in good faith by the Board of Directors of Cogen.

  Conditions for Covenant Modifications. On the day that (i) Cogen has a portfolio comprising interests in at least eight power projects with no single project contributing more than 25% or less than 5% of aggregate Cash Distributions for each of the four quarters preceding such date of determination and the four quarters succeeding such date of determination (as projected by Cogen), as certified by both the Independent Engineer and Cogen's Chief Financial Officer (with forecasts relating to merchant capacity reflecting cash flows for such capacity over the previous four quarters) and
(ii) the then current ratings on the Senior Notes are at least investment grade by the Rating Agencies (such day, the "Covenant Modification Date"), then, without further action or step taken by any Person or requirement of any nature being satisfied, (1) the covenants entitled "Permitted Indebtedness", "Restricted Payments" and "Limitation on NJ Partnership Debt" (the "Additional Covenants") will immediately and forever terminate and cease to be operative,
(2) if no other Indebtedness of Cogen is then secured by a security interest in the Pledged Interests as described under the caption "--Security", then the security interest in the Pledged Interests will immediately and forever terminate and be deemed released (subject to any subsequent operation of the provisions specified in "--Limitations on Liens"), (3) the Events of Default and Defaults provided for in, and based upon, any occurrence provided for in clause (vii) or (viii) under the caption "--Events of Default" will immediately and forever terminate and cease to be operative and (4) the mandatory redemptions provided for under the caption "--Mandatory Redemption" will immediately and forever terminate and cease to be operative, and in each case of the preceding clauses (1), (2), (3) and (4), such termination and release and the inoperativeness of such covenants and provisions shall remain and continue in effect for all times thereafter even if, among other things, at a date subsequent to the Covenant Modification Date the conditions specified in the preceding clauses (i) and (ii) cease to be in effect.

Cogen Covenants

  The Indenture contains various additional covenants, including the following:

  Limitation on Liens. So long as any Senior Notes are outstanding, Cogen may not, and may not permit any Subsidiary to, create, incur, assume, or suffer to exist any Indebtedness that is secured by any mortgage, security interest, pledge or lien ("Lien") of or upon any Principal Operating Property, whether owned on the Issue Date or thereafter acquired, without in any such case effectively securing the Senior Notes (together with, if Cogen shall so determine, any other Indebtedness of Cogen ranking equally with the Senior Notes) equally and ratably with such Indebtedness (but only so long as such Indebtedness is so secured).

  The foregoing restriction will not apply to: (i) the Pledged Interests; (ii) any Liens existing on the Issue Date, including any Lien which would extend to property acquired after the Issue Date pursuant to any agreement entered into prior to the Issue Date, or any Lien created pursuant to an "after-acquired property" clause or similar terms in existence on the Issue Date; (iii) Liens on any property existing at the time of its acquisition (which Liens may also extend to subsequent repairs, alterations, replacements and improvements to such property); (iv) Liens on any property of a Person existing at the time such Person is merged into, consolidated with, or otherwise acquired by, or such Person disposes of its properties (or those of a division) as or substantially as an entirety to, Cogen or any of its Subsidiaries, or the assumption by Cogen or any of its Subsidiaries of obligations secured by any Lien existing at the time of acquisition by Cogen or any of its Subsidiaries of the property subject to such Lien and not incurred in connection with, or in contemplation of, such merger, consolidation or acquisition; (v) Liens on property to secure all or part of (A) the cost of acquisition, construction, development or repair, alteration, replacement or improvement of property of a Person or to secure Indebtedness incurred then or thereafter to provide funds for any such purpose or for reimbursement of funds previously expended for any such purpose, provided such Liens are created or assumed contemporaneously with, or within 12 months after, such acquisition or the completion of substantial repair, replacement or alteration, construction, development or substantial improvement, or the commencement of full operations thereof, whichever shall be the later and such Liens are limited to the property which is the subject of such acquisition, construction, development or repair, alteration or improvement, or other property or rights of any Subsidiary of Cogen or of Cogen related thereto or derivative therefrom as required by the lender or lenders of such financing persons, including with respect to any Subsidiary of Cogen, (y) Liens which extend to any subsequently acquired property of such Subsidiary, or (z) any Lien created pursuant to an "after-acquired property" clause or similar terms pursuant to financing documentation governing the indebtedness secured by such Lien and (B) the working capital facility, letters of credit or similar operating or support capital and credit facilities of any Subsidiary of Cogen, which is incurred by such Subsidiary in relation to its ownership, management or operation of any Facility or its equity interest in any Person that owns, manages or operates any Facility and which Liens are limited to the property of such Subsidiary and Cogen's equity interest in such Subsidiary; (vi) Liens in favor of any federal or State government or any department, agency or instrumentality or political subdivision thereof, or for the benefit of holders of securities issued by any such entity (or providers of credit enhancement with respect to such securities), to secure any Indebtedness (including, without limitation, obligations of Cogen with respect to industrial development, pollution control or similar revenue bonds) incurred for the purpose of financing all or any part of the purchase price or the cost of substantially repairing or altering, constructing, developing or substantially improving any property of Cogen or any of its Subsidiaries; (vii) any Lien arising by reason of any attachment, judgment, decree or order of any governmental or court authority, so long as
(A) a performance bond in the amount of such Lien has been posted and (B) any proceeding initiated to review such attachment, judgment, decree or order shall not have been terminated or the period within which such proceeding may be initiated shall not expire, or such attachment, judgment, decree or order shall otherwise be effectively stayed; (viii) any statutory or governmental Lien or Lien arising by operation of law, or any mechanics', repairmen's, materialmen's, suppliers', carriers', landlords', warehousemen's or similar Lien incurred in the ordinary course of business for which the underlying obligation is not yet due, or if due, which is being contested in good faith by appropriate proceedings and for which a bond in the amount of such Lien has been posted; (ix) Liens of taxes and assessments which are (A) for the then current year and not at the time delinquent, or (B) delinquent but the validity of which is being contested at the time by Cogen or any of its Subsidiaries in good faith and for which appropriate reserves have been established in accordance with GAAP; (x) any Lien upon, or deposits of, cash or cash equivalents in favor of any surety company, clerk of court or otherwise for the purpose of obtaining indemnity or stay of judicial proceedings; (xi) any Lien incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations and for which appropriate reserves have been established; (xii) any Lien securing Indebtedness of Cogen or any of its Subsidiaries, all or a portion of the net proceeds of which are used, substantially concurrent with the funding thereof (and for purposes of determining such "substantial concurrence", taking into consideration, among other things, required notices to be given to holders of outstanding securities under the Indenture (including the Senior Notes) in connection with such refunding, refinancing or repurchase, and the required corresponding durations thereof), to refinance, refund or repurchase all outstanding securities under the Indenture (including the Senior Notes), including the amount of all accrued interest thereon and reasonable fees and expenses and premium, if any, incurred by Cogen or any such Subsidiaries in connection therewith; (xiii) any Lien on any cash collateral or similar account securing any Letter of Credit Indebtedness or any reimbursement obligations of Cogen for any letters of credit or instruments serving a similar function which are issued pursuant to the Revolving Credit Facility;
(xiv) the Lien in the Linden Class B Stock pursuant to the Linden Class B Pledge; and (xv) any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancing, refundings or replacements), in whole or in part, of any Lien referred to in clauses (ii) through (xiv), provided, however, that the principal amount of Indebtedness secured thereby and not otherwise authorized by said clauses (ii) to (xiv), inclusive, shall not exceed the principal amount of Indebtedness, plus any premium, fee and related costs and expenses incurred or payable to third parties in connection with any such extension, renewal, refinancing, refunding or replacement, so secured at the time of such extension, renewal, refinancing, refunding or replacement.

  Notwithstanding the foregoing, under the Indenture, Cogen may, and may permit any of its Subsidiaries to, create, incur, assume or suffer to exist, any Lien upon any Principal Operating Property to secure any Indebtedness of Cogen or any Person (other than the Senior Notes) that is not excepted by clauses (i) through (xv) (inclusive) above without securing the Senior Notes, provided that, after giving effect to the creation, incurrence or assumption of such Lien and Indebtedness, and the application of proceeds of such Indebtedness, if any, received by Cogen or any of its Subsidiaries as a result thereof, the aggregate principal amount of all Indebtedness then outstanding secured by such Lien and all similar Liens would not exceed the greater of
(A) $25 million and (B) 10% of Cogen's Tangible Net Worth.

  Limitation on Consolidation, Merger and Sale or Disposition of Assets. Cogen will not consolidate with or merge with or into any other Person or sell, transfer or otherwise dispose of its properties as or substantially as an entirety unless (i) the successor or transferee Person shall be a Person organized and existing under the laws of the United States of America, any State thereof, or the District of Columbia, (ii) the successor or transferee Person assumes by supplemental indenture the due and punctual payment of the principal of, and premium and interest on, all the Senior Notes and the performance of every covenant of the Indenture to be performed or observed by Cogen, (iii) immediately after giving effect to such transaction, no Event of Default or Default shall have occurred and be continuing and (iv) Cogen shall deliver to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that the transaction and any such supplemental indenture comply with the Indenture. Upon any such consolidation, merger, sale, transfer or other disposition of the properties of Cogen as or substantially as an entirety, the successor Person formed by such consolidation or with whom or into which Cogen is merged or to which such sale, transfer or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, Cogen under the Indenture with the same effect as if such successor Person had been named as Cogen therein, and Cogen will be released from all obligations under the Indenture.

  Limitation on Sale and Leaseback Transactions. So long as the Senior Notes are outstanding, neither Cogen nor any of its Subsidiaries will enter into any arrangement with any Person (other than Cogen or any of its wholly-owned Subsidiaries), or to which any such Person is a party, providing for the leasing to Cogen or any of its Subsidiaries for a period of more than three years of any property or assets which has been or is to be sold or transferred by Cogen or such Subsidiary to such Person or to any other Person (other than Cogen or any of its wholly-owned Subsidiaries) to which funds in an aggregate amount in excess of $5 million with respect to such leased property or assets, or any series of related transactions including such leased property or assets, have been or are to be advanced by such Person on the security of such leased property or assets (a "Sale and Leaseback Transaction"), unless:

  (i) if the Covenant Modification Date has yet to occur, Cogen or, to the extent any of the following covenants are applicable to it, such Subsidiary would be entitled, pursuant to the provisions specified in "--Certain Covenants of Cogen and the NJ Partnerships--Permitted Indebtedness" and " Certain Covenants of Cogen and the NJ Partnerships--Limitation of NJ Partnerships Debt", to incur Indebtedness in a principal amount equal to or exceeding the Value of such Sale and Leaseback Transaction, secured by a Lien on the property to be leased pursuant to the provisions specified in "--Cogen Covenants--Limitation on Liens", without equally and ratably securing the Senior Notes;

  (ii) on and after the Covenant Modification Date, Cogen or such Subsidiary would be entitled to incur Indebtedness in a principal amount equal to or exceeding the Value of such Sale and Leaseback Transaction secured by a Lien on such property subject thereto pursuant to the provisions specified in "--Cogen Covenants--Limitation on Liens", without equally and ratably securing the Senior Notes; or

  (iii) Cogen, during or immediately after the expiration of six months following the effective date of such Sale and Leaseback Transaction (whether made by Cogen or any of its Subsidiaries), (i) applies to the voluntary prepayment, repayment, reduction, defeasance or retirement of Indebtedness of Cogen (including the Senior Notes) or of any of its Subsidiaries, in each case maturing by the terms thereof more than one year after the original incurrence thereof (hereinafter called "Funded Debt") an amount equal to the Value of such Sale and Leaseback Transaction, less an amount equal to the sum of (A) the principal amount of the

  Senior Notes delivered, within six months after the effective date of such arrangement, to the Trustee for retirement and cancellation and (B) the principal amount of other Funded Debt voluntarily prepaid, repaid, reduced, defeased or retired by Cogen or any of its Subsidiaries within such six month period, in each case excluding retirements of the Senior Notes and other Funded Debt as a result of conversions or pursuant to mandatory prepayment provisions or by payment at maturity;

provided that the foregoing restriction shall not apply to any portion of the proceeds received from any Sale and Leaseback Transaction by a Subsidiary of Cogen or Cogen and such proceeds are used by such Subsidiary or Cogen, as applicable, to purchase additional assets for use by such Subsidiary; provided that the obligations resulting from such Sale and Leaseback Transaction by a Subsidiary of Cogen if Cogen shall have any obligations with respect thereto, are non-recourse to Cogen other than Cogen's equity interest in such Subsidiary as of the date of the transaction.

  Maintenance of Existence. Subject to the covenant above under "--Limitation on Consolidation, Merger and Sale or Disposition of Assets", Cogen shall do or cause to be done all things necessary to preserve and keep in full forces and effect its corporate existence and so long as it has a controlling equity interest in an NJ Partnership, the corporate or partnership existence (as the case may be) of each NJ Partnership, in accordance with the respective organizational documents (as the same may be amended and in effect from time to time), and all rights and franchises of Cogen and so long as it has a controlling equity interest in an NJ Partnership, each NJ Partnership; provided, however, Cogen shall not be required to preserve such existence of any NJ Partnership or keep in full force and effect any such right or franchise of any such NJ Partnership if either (i) the maintenance thereof is not consistent with its or any of its Subsidiaries' fiduciary obligations with respect thereto (provided that no such fiduciary obligation shall be deemed to exist if all of the partnership interests of an NJ Partnership are owned directly or indirectly by Cogen) or (ii) the Board of Directors of Cogen shall determine that (y) the preservation or maintenance thereof is no longer desirable in the conduct of the business of Cogen and it Subsidiaries taken as a whole, and (z) the loss thereof would not have a Material Adverse Effect.

  Nature of the Business. Cogen and its Subsidiaries shall engage only in a Line of Business as well as any other activities or businesses that are a reasonable extension, development or expansion of, or reasonably related to, any Line of Business.

  Operation and Maintenance. Cogen shall, and shall cause each of its Subsidiaries, if applicable, to, in all material respects, operate and maintain each Facility in accordance with prudent industry operating and maintenance practices generally accepted in the Line of Business and the failure of which to operate and maintain, or cause to be operated and maintained, would result in a Material Adverse Effect.

  Maintenance of Insurance. Cogen shall cause each of the NJ Partnerships to maintain insurance policies covering such risks, in such amounts and with such terms as are normally carried by similarly situated companies engaged in the Line of Business in the United States.

  Taxes and Claims. Cogen will, and will cause each of its Subsidiaries to, pay and discharge when due all taxes or claims imposed on it or on its income or profits or on any of its properties, except such taxes as are being contested in good faith in appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP or the failure of which to pay and discharge would not have a Material Adverse Effect.

  Compliance with Law. Cogen will, and will cause each of its Subsidiaries to, comply with all applicable laws, rules, regulations and orders of, and all applicable restrictions imposed by, any Governmental Authority in respect of the conduct of its business and the ownership of its properties, except to the extent that any non-compliance therewith would not have a Material Adverse Effect.

  Maintenance of Licenses and Approvals. Cogen will, and will cause each of its Subsidiaries to seek and maintain such governmental licenses, permits and approvals as are reasonably required to conduct the business engaged in by Cogen or such Subsidiary and the failure of which to seek or maintain would not have a Material Adverse Effect.

  Future Loan (or "Leveraged") Transactions. Subject to the limitations discussed below, Cogen and its Subsidiaries could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that could increase the amount of indebtedness outstanding at such time or otherwise affect Cogen's capital structure or credit ratings. Restrictions on the ability of Cogen and the NJ Partnerships to incur additional Indebtedness, prior to the Covenant Modification Date, are contained in the covenants described under the captions "--Certain Covenants of Cogen and the NJ Partnerships--Permitted Indebtedness" and "--Certain Covenants of Cogen and the NJ Partnerships--Limitation on NJ Partnerships Debt". In addition, restrictions on the ability of Cogen and its Subsidiaries to create or incur Liens to secure Indebtedness, before or after the Covenant Modification Date, are contained in the covenants described under the captions "--Cogen Covenants--Limitation on Liens" and "--Cogen Covenants--Limitation on Sale and Leaseback Transactions". Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a future leveraged transactions.

Events of Default

  Each of the following shall constitute an Event of Default under the
Indenture: (i) default in the payment of principal of, and premium, if any, on, any Senior Note when due and payable; (ii) default in the payment of interest on any Senior Note when due which continues for 30 days; (iii) default in the performance or breach of any other covenant or agreement of Cogen in the Senior Notes or in the Indenture and the continuation thereof for 30 days after receipt of notice from the Trustee or the Noteholders of at least 25% of the outstanding Senior Notes; (iv) bankruptcy, insolvency, reorganization, assignment or receivership of any Project Owner; (v) acceleration of any Indebtedness of Cogen in an amount in excess of $20 million; (vi) any final judgments(s) or decree(s) for the payment of money (which are non-appealable or which remain unpaid or unstayed for a period of 90 or more consecutive days or as to which all rights to appeal have expired or been exhausted) in excess of $20 million, excluding amounts covered by in-force insurance for which the insurer has admitted liability, shall be entered against Cogen; (vii) the revocation or withdrawal of a governmental license, permit or other approval for the operation of an NJ Plant, if such revocation or withdrawal would have a Material Adverse Effect and such license, permit or approval is not restored within 45 days; and (viii) any Project Owner fails to perform its material obligations under a material Project Document (within any applicable grace or other extension period or without having received a waiver or forbearance in respect thereto) or makes any material misrepresentations thereunder and either such event results in a Material Adverse Effect. Notwithstanding any provision herein to the contrary, on the Covenant Modification Date each of clauses (vii) and (viii) will forever terminate and cease to be operative as an Event of Default or a Default, or in any respect as a basis for an Event of Default or a Default. See "--Conditions for Covenant Modifications".

  If an Event of Default occurs and is continuing, the Trustee, upon the written direction of holders of no less than 25% (for an Event of Default specified in clauses (i) and (ii) above) or 51% (for any other Event of Default) in aggregate principal amount of the Senior Notes, may accelerate the Senior Notes of such series so the entire outstanding principal amount thereof, accrued interest thereon, Make-Whole Premium (if any) and other amounts payable with respect thereto shall become due and payable immediately, provided that in the case of an Event of Default with respect to Cogen described in clause (iv) above, the entire outstanding principal amount of, the accrued interest on, and any other amounts payable with respect to, such Senior Notes shall automatically become due and payable without direction from any holders of the Senior Notes. At any time after an acceleration of the Senior Notes has been declared but before a judgment or decree for the payment of the principal amount of the Senior Notes has been obtained, if Cogen pays or deposits with the Trustee a sum sufficient to pay all matured installments of interest and the principal and any premium which has become due otherwise than by acceleration and all Defaults shall have been cured or waived, then such payment or deposit will cause an automatic rescission and annulment of the acceleration of the Senior Notes.

  The Indenture will provide that the Trustee generally will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Noteholders unless such holders have offered to the Trustee reasonable security or indemnity. Subject to such provisions for indemnity and certain other limitations contained in the Indenture, the holders of a majority in principal amount of the outstanding Senior Notes generally will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred on the Trustee. The holders of a majority in principal amount of the outstanding Senior Notes generally will have the right to waive any past Default or Event of Default (other than a payment default) on behalf of all Noteholders. The Indenture will provide that no Noteholder may institute any action against Cogen under the Indenture unless such holder previously shall have given to the Trustee written notice of Default and continuance thereof and unless the holders of not less than a majority in aggregate principal amount of the Senior Notes then outstanding affected by such Event of Default shall have requested the Trustee to institute such action and shall have offered the Trustee reasonable indemnity, and the Trustee shall not have instituted such action within 60 days of such request. Furthermore, no Noteholder will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other Noteholders. Notwithstanding that the right of a Noteholder to institute a proceeding with respect to the Indenture is subject to certain conditions precedent, each holder of a Senior Note has the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest, if any, on such Senior Note when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of such Noteholder. The Indenture will provide that the Trustee, within 90 days after the occurrence of a Default with respect to the Senior Notes, is required to give the holders of the Senior Notes notice of any such Default known to the Trustee, unless cured or waived, but, except in the case of default in the payment of principal of, or premium, if any, or interest on, any Senior Notes, the Trustee may withhold such notice if it determines in good faith that it is in the interest of such holders to do so. Cogen is required to deliver to the Trustee following each calendar quarter a certificate as to whether or not, to the knowledge of the officers signing such certificate, Cogen is in compliance with the conditions and covenants under the Indenture.

Modification

  Modification and amendment of the Indenture may be effected by Cogen and the Trustee with the consent of the holders of a majority in principal amount of the outstanding Senior Notes affected thereby, provided that no such modification or amendment may, without the consent of the holder of each outstanding Senior Note affected thereby, (i) change the maturity date of any Note; (ii) reduce the rate (or change the method of calculation thereof) or extend the time of payment of interest on any Note; (iii) reduce the principal amount of, or premium payable on, any Note; (iv) change the coin or currency of any payment of principal of, or any premium or interest on, any Note; (v) change the date on which any Senior Note may be redeemed or repaid at the option of the holder thereof or adversely affect the rights of a holder to institute suit for the enforcement of any payment on or with respect to any Note; or (vi) modify the foregoing requirements or reduce the percentage of outstanding Senior Notes necessary to modify or amend the Indenture or to waive any past Default to less than a majority. Modification and amendment of the Indenture may be effected by Cogen and the Trustee without the consent of the holders in certain cases, including (i) to add to the covenants of Cogen for the benefit of the holders or to surrender a right conferred on Cogen in the Indenture; (ii) to add security for the Senior Notes; (iii) to execute and deliver such instruments and take such action and steps with respect to the Covenant Modification Date, and the effects thereof, as referred to under the caption "Conditions for Covenant Modifications"; (iv) to cure or otherwise correct any ambiguities, omissions, defects or inconsistencies, which actions, in each case, do not adversely affect the interests of the holders in any material respect; (v) to provide for the assumption of the obligations of Cogen under the Indenture upon the merger, consolidation or sale, transfer or other disposition of all or substantially all of the properties of Cogen permitted pursuant to the Indenture; (vi) to comply with any requirement in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939; (vii) to make any other change that does not adversely affect the holders of any outstanding Senior Notes in any material respect; or
(viii) issue additional series of securities under the Indenture.

  A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture (or any supplemental indenture) which has expressly been included solely for the benefit of one or more series of the Senior Notes, or which modifies the rights of the Noteholders of such series with respect to such covenant or provision, will be deemed not to affect the rights under the Indenture of the Noteholders of any other series.

Defeasance and Discharge; Covenant Defeasance

  The Indenture will provide that Cogen may satisfy and discharge, and will be discharged from, any and all obligations in respect to the Senior Notes of any series and the Indenture (except for certain obligations such as obligations to register the transfer or exchange of the Senior Notes, replace stolen, lost or mutilated Senior Notes, maintain paying agencies and hold moneys for payment in trust) if, among other things, Cogen irrevocably deposits with the Trustee, in trust for the benefit of holders of the Senior Notes, money or certain United States government obligations, or any combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient, without reinvestment, to make all payments of principal of, and any premium and interest on, the Senior Notes on the dates such payments are due in accordance with the terms of the Indenture and the Senior Notes; provided that, unless all of such Senior Notes are to be due within one year of such deposit by redemption or otherwise, Cogen shall also have delivered to the Trustee an Opinion of Counsel to the effect that the Noteholders will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or discharge of the Indenture and that will be subject to federal income tax on the same amount, in the same manner and at the same times, as would have been the case if such defeasance or discharge had not occurred. Thereafter, the Noteholders must look only to such deposit for payment of the principal of, and interest and any premium on, the Senior Notes.

  In addition, the Indenture will provide that Cogen may, with respect to the Senior Notes of any series, terminate its obligations with respect to certain restrictive covenants of the Indenture ("covenant defeasance"), in which event certain Events of Default will no longer constitute Events of Default with respect to any such Senior Notes, upon the deposit of sums in amount, character and quality, and receipt by the Trustee of an Opinion of Counsel of the scope, referred to in the immediately preceding paragraph; provided that such Opinions of Counsel shall not be required to be based upon a ruling (private or otherwise) from the Internal Revenue Service or a change in law or regulation to that effect.

Resignation or Removal of Trustee

  The Trustee may resign at any time upon written notice to Cogen specifying the day upon which the resignation is to take effect, and such resignation will take effect immediately upon the later of the appointment of a successor Trustee and such specified day.

  The Trustee may be removed at any time by an instrument or concurrent instruments in writing filed with the Trustee and signed by the holders, or their attorneys-in-fact, of at least a majority in principal amount of the then outstanding Senior Notes of all series. In addition, so long as no Event of Default or event which, with the giving of notice or lapse of time or both, would become an Event of Default has occurred and is continuing, Cogen may remove the Trustee upon notice to the holder of each Senior Note outstanding and the Trustee and appointment of a successor Trustee.

Concerning the Trustee

  Chase Bank of Texas, National Association, will be the Trustee under the Indenture. Cogen and one or more of its Affiliates maintain depository and other normal banking relationships with Chase Bank of Texas, National Association. The Chase Manhattan Bank, an affiliate of Chase Bank of Texas, National Association, is also a lender to Cogen. The Indenture will provide that Cogen's obligations to compensate and indemnify the Trustee and reimburse the Trustee for expenses, disbursements and advances will constitute indebtedness which will be secured by a Lien generally prior to that of the Senior Notes upon all property and funds held or collected by the Trustee as such.

Governing Law

  The Indenture and each Senior Note will be governed by New York law.

Certain Definitions

  "Affiliate" means, as to any Person, any Subsidiary of such Person and any other Person which, directly or indirectly, controls or is controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control," when used with respect to any Person, means the possession of the power to direct or cause the direction of management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. Notwithstanding the foregoing, no individual shall be an Affiliate of any Person solely by reason of his or her being a director, manager, officer or employee of such Person.

  "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banks or trust companies in the Borough of Manhattan, The City of New York, or in any other city where the corporate trust office of the Trustee may be located, are obligated or authorized by law or executive order to close.

  "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity.

  "Cash Distribution" means all cash distributions received by Cogen which are made in respect and attributable to, and based upon Cogen's direct or indirect equity interests or ownership in the NJ Partnerships, other power projects and other investments.

  "Collateral Agency and Intercreditor Agreement" means the Collateral Agency
and Intercreditor Agreement dated as of      , 1998, among the Collateral
Trustee, the Administrative Agent under the Revolving Credit Facility and the Trustee, as the same may be amended, supplemented or otherwise modified and in effect from time to time.

  "Collateral Trustee" means      , a      , as collateral trustee under the
Collateral Agency and Intercreditor Agreement, and any successor Person acting in such capacity and duly appointed thereunder.

  "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a constant maturity corresponding to the remaining term of the series of the Senior Notes (calculated to the nearest 1/12th of a year) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Senior Notes to be redeemed.

  "Comparable Treasury Price" means, with respect to any Redemption Date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations for such Redemption Date, or (B) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations.

  "Consolidated Net Income" means, with reference to any period, the net income (or loss) of Cogen and its Subsidiaries for such period (taken as a cumulative whole), as determined in accordance with GAAP, after eliminating all offsetting debits and credits between Cogen and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of Cogen and its Subsidiaries in accordance with GAAP.

  "Covenant Modification Date" means the date as of which the conditions specified in "Certain Covenants of Cogen and the NJ Projects--Conditional Covenant Modifications" have been satisfied.

  "Coverage Ratio" for any period means the ratio of (i) Consolidated Net Income increased by the sum of Interest Expense, taxes, depreciation, amortization and, to the extent deducted from Consolidated Net Income, any other non-cash charges ("EBITDA"), in each case for such period to (ii) Interest Expense for such period.

  "Default" means an event or condition that, with giving of notice, lapse of time or failure to satisfy certain specified conditions, or any combination thereof, would become an Event of Default.

  "Duff & Phelps" means Duff & Phelps Credit Rating Co. and its successors.

  "Event of Loss" means any compulsory transfer or taking or taking or transfer under threat of compulsory transfer or taking of all or any material part of any NJ Plant by any Governmental Authority, or any event which causes all or any material portion of any NJ Plant to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever.

  "Excluded Dispositions" means sales, transfers, assignments and other dispositions as follows: (i) assets that in a single transaction or a series of related transactions do not have such fair market value in excess of $5 million in any calendar year; (ii) assets resulting from, included in, covered by, or related to, an Event of Loss or a Power Contract Buyout; (iii) any transfer, sale, assignment or other disposition of assets securing the Revolving Credit Facility or other Senior Debt in connection with the enforcement of the Liens therein; (iv) any sale, exchange of assets (including cash equivalents) or lease by Cogen or any of its Subsidiaries (as lessor) made in the ordinary course of any Line of Business (excluding any forward sale, sale of receivables or similar transactions); (v) any disposition of assets in trade or exchange for assets of comparable fair market value used or usable in any Line of Business (including, without limitation, the trade or exchange for an interest in another business or all or substantially all of the assets of a business, in each case engaged in any Line of Business or for other non-current assets to be used in any Line of Business); (vi) a transfer or lease by Cogen or a wholly-owned Subsidiary (as lessor) of assets by Cogen to a wholly-owned Subsidiary of Cogen or by a wholly-owned Subsidiary of Cogen to Cogen or to another wholly-owned Subsidiary of Cogen; (vii) an issuance or sale of equity interests by a wholly-owned Subsidiary of Cogen to Cogen or to another wholly-owned Subsidiary of Cogen; (viii) a dividend or other distribution permitted under the caption "Certain Covenants of Cogen and the NJ Partnerships Restricted Payments"; (ix) the sale, exchange, lease by Cogen or any of its Subsidiaries (as lessor) or other disposition of obsolete assets not integral to any Line of Business; (x) the abandonment or relinquishment of assets in the ordinary course of business; and (xi) Sale and Leaseback Transactions permitted under the caption "Cogen Covenants Sale and Leaseback Transactions".

  "Facility" means any power or steam generation facility (including any NJ Plant) or energy producing facility and related assets, in each case, taken as a whole.

  "Funds From Operations" means Consolidated Net Income plus depreciation and deferred taxes.

  "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in (i) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants (the "AICPA"), (ii) statements and pronouncements of the Financial Accounting Standards Board of the AICPA, (iii) such other statements by such other entity as approved by a significant segment of the accounting profession and (iv) the rules and regulations of the Securities and Exchange Commission governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Securities and Exchange Commission.

  "Governmental Authority" means any United States federal, state, municipal, local, territorial or other governmental subdivision, department, commission, board, bureau, agency, regulatory authority, instrumentality or judicial or administrative body.

  "Indebtedness" with respect to any Person means, at any time, without duplication: (i) its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable preferred stock; (ii) its liabilities for the deferred purchase price of property acquired by such Person and all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property, excluding, in each of the foregoing cases, accounts payable arising in the ordinary course of business); (iii) all liabilities appearing on its balance sheet in accordance with GAAP in respect of capital leases; (iv) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities); (v) all its reimbursement obligations in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money); (vi) net obligations under interest rate swaps of such Person; and (vi) any guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) of this definition.

  "Independent Investment Banker" means Morgan Stanley & Co. Incorporated or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by Cogen; provided that if neither such Person is appointed and willing to serve at least 15 Business Days prior to the Redemption Date, then by an independent investment banking institution of a national standing appointed by the Trustee.

  "Interest Expense" means for any period the sum (without duplication) of (i) all interest in respect of Indebtedness of Cogen and its Subsidiaries (including imputed interest on capital lease obligations constituting Indebtedness) deducted in determining Consolidated Net Income for such period and (ii) all debt discount and expense amortized or required to be amortized in the determination of Consolidated Net Income for such period.

  "Issue Date" means the date on which the Senior Notes are originally issued under the Indenture.

  "Letters of Credit Indebtedness" means the reimbursement obligations of Cogen in respect of the outstanding and undrawn face amount of letters or credit and instruments serving a similar function and unpaid reimbursement obligations (or Indebtedness resulting from the failure to pay such reimbursement obligations) issued by banks or other financial institutions, other than pursuant to the Revolving Credit Facility, for the account of Cogen and used by Cogen for any business purpose related to the ownership and operations of any NJ Plant or other Facility, its equity interest therein or for any purpose related to a Line of Business of Cogen or any of its Subsidiaries in an amount not to exceed $75.0 million less the outstanding and undrawn face amount of letters of credit under the Revolving Credit Facility.

  "Linden Class B Pledge" means that [   ] Pledge Agreement executed by Cogen
in favor of [ ] granting a security interest in the Linden Class B Stock to secure, in part, the term Indebtedness of Linden Ltd. and to provide a beneficiary certain rights with respect to such stock following the repayment in full of such term Indebtedness.

  "Linden Class B Stock" means, collectively, (i) the capital stock of Cogen Technologies Linden GP, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Cogen, which is designated as its Class B Common Stock, and (ii) the capital stock of Cogen Technologies Linden Limited Partner, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Cogen, which is designated as its Class B Common Stock, each of which issues retains the sole voting power of the respective issuers, except as required by applicable law.

  "Line of Business" means, with respect to Cogen and its Subsidiaries, the
(i) the business of construction, development, acquisition, servicing, ownership, improvement, operation and management of Facilities, (ii) the business of consulting, insurance or advisory activities related to any business referred to in this definition and (iii) any activity or business that is reasonably related thereto.

  "Managing General Partners" means Cogen Technologies Linden, Ltd., Cogen Technologies Camden GP Limited Partnership and Cogen Technologies NJ, Inc.

  "Material Adverse Effect" means a material adverse effect on (i) the financial position or results of operation of Cogen and its consolidated Subsidiaries, taken as a whole, (ii) the ability of Cogen to perform its obligations under the Senior Notes or (iii) the ability of the Project Owners taken as a whole to perform any of their material obligations under the Project Documents to which they are a party.

  "Material Subsidiary" means each of the NJ Partnerships and any other Cogen Subsidiary with an investment by Cogen of at least $50 million.

  "Moody's" means Moody's Investors Service, Inc. and its successors.

  "Net Buyout Proceeds" means all cash proceeds and the fair market value of all non-cash proceeds received by an NJ Partnership or Cogen (without duplication) from a Power Contract Buyout related to its NJ Plant, in each case, net of all expenses, costs and other amounts expended or incurred by or on behalf of the recipient or recipients (as applicable) of such cash proceeds in connection with the collection, enforcement, negotiation, settlement, proceedings, administration or other activity related to the receipt and final collection of such proceeds.

  "Net Loss Proceeds" means all cash proceeds of insurance paid on account of the loss of, or damage to, an NJ Plant, all cash awards of compensation and the fair market value of all non-cash proceeds for the taking by condemnation, eminent domain or similar proceeding contemplated by an Event of Loss of an NJ Plant or any material portion thereof, in each of the preceding cases, net of all expenses, costs and other amounts expended or incurred by or on behalf of the recipient or recipients (as applicable) of such cash proceeds, cash award or non-cash proceeds in connection with the collection, enforcement, negotiation, settlement, proceedings, administration or other activity related to the receipt and final collection of such proceeds; provided however, in all cases, excluding the receipt of proceeds of business interruption insurance, environmental damage insurance (to the extent applied by Cogen or the applicable NJ Partnership to the remediation or the reimbursement of Cogen for the cost of remediation of the environmental damage giving rise to such insurance claim) or similar types of policies.

  "Net Proceeds" means all cash proceeds and the fair market value of all non-cash proceeds received by Cogen from the sale, transfer or assignment of assets by Cogen (as such fair market value for each such asset is determined as of the date of its disposition by the good faith determination of the Board of Directors of Cogen which is made within a reasonable period following each such disposition), in each case, net of all expenses, costs and other amounts expended or incurred by or on behalf of Cogen in connection with the collection, enforcement, negotiation, settlement, proceedings, administration or other activity related to the receipt and final collection of such proceeds.

  "NJ Partnerships" means collectively, Linden Venture, Camden Cogen and NJ Venture.

  "NJ Plant" means any of the Bayonne Plant, the Camden Plant and the Linden Plant, as the context may require.

  "Officers' Certificate" means a certificate signed by [two] officers or managers, as the case may be, of Cogen or any of its Subsidiaries, or any authorized partner or member of any of them, as the case may be.

  "Operating Property" means (i) any interest in real property owned by Cogen or its Subsidiaries and (ii) any asset owned by Cogen or its Subsidiaries that is depreciable in accordance with GAAP, excluding, in either case, (y) any interest of Cogen or its Subsidiaries as lessee under any lease which has been or would be capitalized on the books of the lessee in accordance with GAAP, and (z) any interest, asset or property which has a fair market value at the time of determination of less than $5 million.

  "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the Trustee; such counsel may be an employee of, or counsel to, Cogen, any of its Subsidiaries or the Trustee.

  "Person" means any individual, corporation, company partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated organization or Governmental Authority.

  "Pledged Interests" means the security interest as described under the caption "--Security" in certain direct, wholly-owned Subsidiaries of Cogen, which security interest is granted in favor of the Collateral Trustee for the benefit of the Noteholders and the lenders under the Revolving Credit Facility prior to the Covenant Modification Date.

  "Power Contract Buyout" means any payment by an electricity purchaser or steam purchaser with respect to any of the NJ Plants the effect of which is to reduce future payments under, or shorten the term of, a contract for the purchase of capacity, energy, electricity or steam from any NJ Plant to which any NJ Partnership is a party (during the outstanding term of any series of the Senior Notes).

  "Principal Operating Property" means any Operating Property that consists of any of the following: (i) a real estate site on which any NJ Plant is located,
(ii) any NJ Plant or any turbine located at any NJ Plant, and (iii) any Facility, other than any NJ Plant, in which Cogen or any of its Subsidiaries has a direct or indirect equity interest, the fair market value of which exceeds $25 million, any turbine located on any such Facility, any other property or assets material to the operation of such Facility and any real estate site on which any such Facility is located, excluding, however, from each of the preceding clauses (i) through (iii) (inclusive), any such assets or properties consisting of inventories, fuel, furniture, office fixtures and equipment (including computer and data processing equipment), vehicles and equipment used in, or useful with, vehicles.

  "Project Documents" includes all power contracts, steam contracts, operating and maintenance agreements, administrative services contracts, construction contracts (other than purchase orders), transmission agreements, fuel supply contracts and partnership agreements.

  "Project Owner" means, collectively, Cogen, the Material Subsidiaries, the NJ Partnerships and the Managing General Partners.

  "Projected Coverage Ratio" for any period means, on any date of determination, a projection of the Coverage Ratio for the applicable time period.

  "Rating Agencies" means Moody's, S&P and Duff & Phelps to the extent that at each relevant time of determination, each of them has an active and current rating in effect on the Senior Notes, or any fewer than all of them to the extent that less than all of them have a current rating in effect on the Senior Notes; provided that if none of them has a current rating on the Senior Notes at any relevant time of determination, at least 2 other internationally recognized rating institutions selected in good faith by Cogen.

  "Reference Treasury Dealer" means (i) Morgan Stanley & Co. Incorporated, provided, however, that if it shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), Cogen shall substitute therefore another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealer selected by Cogen .

  "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such Redemption Date.

  "Revolving Credit Facility" means (i) each of the Credit Agreements dated as
of      , 1998, among Cogen, the Lenders party thereto and The Chase Manhattan
Bank, as administrative agent, including any related notes, guarantees, collateral documents, instruments and agreements from time to time executed in connection therewith, and in each case as the same may be amended, modified, supplemented, extended, renewed, restated, refunded, replaced or refinanced, in whole or in part, and in effect from time to time, and (ii) any renewal, restatement, extension, refunding, restructuring, replacement or refinancing thereof (whether the original administrative agent and lenders or another administrative agent or agent or other lenders and whether provided under the original credit agreement or any other agreement).

  "S&P means Standard & Poor's Rating Services and its successors.

  "Senior Notes" means, collectively, Cogen's     % Senior Notes due 2005,
Cogen's    % Senior Notes due 2010 and Cogen's    % Senior Notes due 2018.

  "Subordinated Indebtedness" means any Indebtedness of Cogen (whether outstanding on the date hereof or thereafter incurred) which is subordinate or junior in right of payment to the Senior Notes pursuant to a written agreement to that effect.

  "Subsidiary" means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or
(iii) one or more Subsidiaries of such Person.

  "Tangible Net Worth" means, as at any date for any Person, the sum for such Person and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following:

  (i) the amount of capital stock; plus

  (ii) the amount of surplus and retained earnings (or, in the case of a surplus or retained earnings deficit, minus the amount of such deficit); minus

  (iii) the sum of the following: cost of treasury shares and the book value of all assets that should be classified as intangibles (without duplication of deductions in respect of items already deducted in arriving at surplus and retained earnings) but in any event including goodwill, minority interests, research and development costs, trademarks, trade names, copyrights, patents and franchises, unamortized debt discount and expense, all reserves and any write-up in the book value of assets resulting from a revaluation thereof subsequent to the Issue Date.

  "Treasury Rate" means, with respect to any Redemption Date for any series of the Senior Notes, a rate of interest per annum equal to (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519) Selected Interest Rates" or any successor release which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if such maturity is not within three months before or after the Maturity Date, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest basis point) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

  "Value" means, with respect to a Sale and Leaseback Transaction, as of any particular time, the amount equal to the greater of (i) the net proceeds of the sale or transfer of the property leased pursuant to such Sale and Leaseback Transaction or (ii) the fair market value in the opinion of the Board of Directors of Cogen of such property at the time of entering into such Sale and Leaseback Transaction, in either case divided first by the number of full years of the term of the lease and then multiplied by the number of full years of such term remaining at the time of determination, without regard to any renewal or extension options contained in the lease.

BRIDGE LOAN

  Immediately prior to the consummation of the Formation Transactions and Common Stock Offering, Morgan Stanley & Co. Incorporated ("Morgan Stanley") will loan $291.0 million to Linden Ltd. pursuant to the Bridge Loan, which Linden Ltd. will use to redeem the 51.1% of the equity interests in Linden Ltd. owned by the McNair Interests and the Minority Interests. See "Certain Transactions--Formation Transactions". The Bridge Loan will be evidenced by a subordinated promissory note in favor of Morgan Stanley, which note will bear interest at the rate of 24% per annum. Immediately following the consummation of the Debt Offering, Cogen will loan $291.0 million of the proceeds of the Debt Offering to Linden Ltd. for repayment of the Bridge Loan.

PLANT PROJECT FINANCINGS

  Linden Venture. Linden Venture has no outstanding project financing indebtedness. The construction lender to Linden Venture contributed the outstanding construction loan balance in exchange for a limited partnership interest in Linden Venture. Pursuant to the terms of the partnership agreement relating to Linden Venture, the limited partner is entitled to receive distributions of Linden Venture Distributable Cash on a basis preferential to the interest of Linden Ltd., which is the general partner of Linden Venture; the limited partner receives 99% of the Linden Venture Distributable Cash until it has received a pre-determined amount, and thereafter, Linden, Ltd. receives a substantially increased percentage of the Linden Venture Distributable Cash. See "Existing Venture and Plant Descriptions--Linden Cash Distributions".

  At June 30, 1998, a $10.0 million letter of credit issued by GECC for the account of Linden Venture in favor of Bayway Refinery (the "Bayway L/C") was outstanding pursuant to a September 17, 1992 letter of credit facility between Linden Venture and GECC. The Bayway L/C expires August 1, 1999. The monthly fee payable by Linden Venture for this facility is 0.75% per annum on the face amount of the outstanding letters of credit. Linden Venture's reimbursement obligation under this facility is unsecured. Linden Venture has no indebtedness other than its reimbursement obligations under the GECC letter of credit facility.

  Pursuant to the Linden GP Term Loan Agreement between Linden Ltd. and the Owner Trust, and as of June 30, 1998, Linden Ltd. is indebted to the Owner Trust in a principal amount of $212.0 million, which indebtedness is secured by its general partnership interest in Linden Venture and, as described below, certain segregated deposit accounts created with the revenue of Linden Venture. The proceeds of the Linden GP Term Loan were used for working capital ($10.0 million), as the equity contribution of Linden Ltd. in Linden Venture ($25.0 million) and as loans to a company owned by the McNair Interests and the Minority Interests that is not a part of the Company, Financial Services. The Linden GP Term Loan comprises a fixed rate portion, a floating rate portion and a working capital portion, all of which mature September 1, 2007. At June 30, 1998, $96.8 million was outstanding under the fixed rate portion, $105.2 million was outstanding under the floating rate portion, and $10.0 million was outstanding under the working capital portion. The fixed rate portion bears interest at 8.8% with principal and interest payments due quarterly. Principal payments with respect to the fixed rate portion increase by 2.85% each quarter with the principal payment due September 1, 1998 being $1.5 million, and the final principal payment being $4.1 million. The floating rate portion bears interest at LIBOR plus 1.65%, with principal and interest payments due quarterly. Principal payments with respect to the floating rate portion increase by 2.85% each quarter, with the principal payment due September 1, 1998 being $1.6 million, and the final principal payment being $4.5 million. The working capital portion bears interest at the one month, financial commercial paper rate (as reported in Federal Statistical Release
H.15 (519) or successor publication) plus 0.55%, with interest payable quarterly. The principal with respect to the working capital portion is due September 1, 2007. All such borrowings are secured by Linden Ltd.'s partnership interest in Linden Venture. Linden Ltd. cannot make further borrowings under the Linden GP Term Loan Agreement. See "Existing Venture and Plant Descriptions--Linden General Partner Term Loan".

  The Linden GP Term Loan Agreement contains certain restrictions that significantly limit or prohibit, among other things, the ability of Linden Ltd. to incur indebtedness, make payments of certain indebtedness, pay distributions to its owners, make investments, engage in transactions with affiliates, create liens, sell assets and engage in acquisitions, mergers and consolidations.

  Pursuant to the terms of a security deposit agreement among Linden Venture, Linden Ltd., the Owner Trust, as limited partner and as lender, and a financial institution as security agent and escrow agent, Linden Venture has agreed that a portion of Linden Venture's revenues will be deposited in, among other accounts, a segregated deposit account for the debt service and ratio requirements of the Linden GP Term Loan, which deposit is made prior to any distributions of amounts to owners of Linden Venture, and a segregated account for amounts to be distributed to its owners. See "Existing Venture and Plant Descriptions--Linden Cash Distributions". Further pursuant to such security deposit agreement, Linden Ltd. has pledged its rights in the preceding-described accounts to secure the Linden GP Term Loans.

  The effect of the Owner Trust's prior right to Linden Venture Distributable Cash and the depositary arrangement described in the immediately preceding paragraph is that the Company's rights (and, consequently, the Company's creditors' and shareholders' rights) to Linden Venture Distributable Cash and the cash deposited in the accounts governed by the security deposit agreement are subordinated to the Owner Trust's and the Linden Ltd. term lender's respective rights therein. In addition, while there is no indebtedness on Linden Venture's balance sheet, the Linden Venture partnership agreement contains certain provisions that effectively restrict Linden Venture from, among other things, entering into certain agreements or commitments, selling or otherwise transferring assets, incurring indebtedness (other than defined permitted indebtedness), creating or allowing any lien on its property (other than defined permitted liens) and amending or modifying project documents.

  Camden Cogen. Pursuant to the Camden Cogen Term Loan Agreement, and as of June 30, 1998, Camden Cogen had $87.5 million of outstanding non-recourse project financing term indebtedness from GECC and a syndication of international banks, which indebtedness is secured by the Camden Plant and the other Camden Cogen assets, revenues of Camden Cogen, the general partnership interest of Camden GPLP, and the general partnership interest in Camden GPLP owned by Cogen Technologies Camden, Inc. ("Camden Inc."), the general partner of Camden GPLP and a subsidiary of the Company. Of such outstanding indebtedness, $63.9 million represents the Camden Tranche A Loan, which matures May 2007 and accrues interest at the per annum rate of either (i) 3-month LIBOR plus an increasing margin of 1.00 to 1.625% (1.25% for the period November 3, 1998 to November 1, 2001) or (ii) if such loan is in default, the Bank of Tokyo Trust prime rate (which has an increasing margin of .375% to 1.0%) plus 2.0% or the fed funds rate plus 2.0%, whichever is higher, with principal and interest payable quarterly. Principal payments with respect to the Camden Tranche A Loan increase each quarter by varying amounts ranging from approximately 1.5% to approximately 5.5% of the prior quarter's payment with the principal payment due November 1, 1998 being $1.2 million, and the final principal payment being $2.5 million. Camden Cogen has entered into an interest rate swap agreement with GECC which effectively fixes the interest rate with respect to the Camden Tranche A Loan at 5.945%. The swap agreement has a notional amount equal at all times to the outstanding principal balance of the Camden Tranche A Loan. The remaining portion of this indebtedness, $23.6 million, represents the Camden Tranche B Loan, which matures in May 2009 and accrues interest at the per annum rate of 11.4%, with interest and principal payable quarterly. Principal payments with respect to the Camden Tranche B Loan increase each quarter by varying amounts ranging from approximately 1.6% to approximately 4.0% of the prior quarter's payment, with the principal payment due November 1, 1998 being $0.2 million, and the final principal payment being $1.4 million. Optional prepayments on the Camden Tranche B Loan are subject to a yield maintenance premium.

  The Camden Cogen Term Loan Agreement contains certain restrictions that significantly limit or prohibit, among other things, the ability of Camden Cogen or its general partner, Camden GPLP, to incur indebtedness, make payments of certain indebtedness, pay distributions to its owners, make investments, engage in transactions with affiliates, create liens, sell assets, amend material contracts and engage in acquisitions, mergers and consolidations. In addition, such loan agreement requires Camden Cogen to establish and maintain security deposit accounts with a financial institution into which its revenues are deposited and from which reserve accounts are funded and maintained for various obligations, including the repayment of the Camden Cogen Term Loans, the Camden Cogen letter of credit facility and the Camden GP Term Loans. See "Existing Venture and Plant Descriptions--Camden Cash Distributions".

  At June 30, 1998, a standby letter of credit issued by GECC for the account of Camden Cogen was outstanding in the aggregate amount of $4.8 million, for the purpose of securing certain of its reserve account obligations on the Camden Tranche A Loan. No fee is payable by Camden Cogen for such outstanding letter of credit, which expires in May 2007. Camden Cogen's reimbursement obligations under this letter of credit are secured by the same collateral that secures the Camden Cogen Term Loans.

  Pursuant to the terms of Camden Cogen's partnership agreement, the limited partner is entitled to receive distributions on a basis preferential to the interest of Camden GPLP. See "Existing Venture and Plant Description--Camden Cash Distributions".

  Pursuant to the Camden GP Term Loan Agreement between Camden GPLP and GECC, and as of June 30, 1998, Camden GPLP is indebted to GECC in the principal amount of $12.7 million, which indebtedness is secured by its general partnership interest in Camden Cogen, the general partnership interest in Camden GPLP of its general partner, Camden Inc., and a portion of Camden Cogen revenues committed to a corresponding reserve account. This term indebtedness matures May 2010. Interest on this term indebtedness accrues at either a fixed rate or a floating rate. The fixed rate is a per annum rate based upon the 10-year Treasury rate plus 5%, and the floating rate is a per annum rate of either (i) Citibank prime plus 3% or (ii) LIBOR plus 4.25%. Interest accruing at the prime rate or the fixed rate is payable monthly, and interest accruing at the LIBOR rate is payable on the last day of a relevant interest period. Principal payments are determined on a quarterly basis and made monthly in an amount equal to one-third of the quarterly amount. The quarterly amount increases each quarter by approximately 2.6% of the prior quarterly amount. Principal payments for the quarter ended November 1, 1998 total $0.1 million, and principal payments for the final quarterly period total $0.5 million. Optional prepayments on portions of the indebtedness accruing interest at the fixed rate are subject to the payment of a yield maintenance premium, and optional prepayments on portions of the indebtedness accruing interest at a floating rate which are made during the period from April 1996 to April 2000 are subject to the payment of a premium on the prepaid portion thereof calculated at an annually decreasing percentage which begins at 4%. Camden GPLP cannot make further borrowings under the Camden GP Term Loan Agreement pursuant to which this term indebtedness was incurred.

  The Camden GP Term Loan Agreement contains certain restrictions that significantly limit or prohibit, among other things, the ability of the Camden GPLP to incur indebtedness, make payments of certain indebtedness, pay distributions to its owners, make investments, engage in transactions with affiliates, create liens, sell assets and engage in acquisitions, mergers and consolidations.

  The effect of the foregoing financing arrangements regarding Camden Cogen and Camden GPLP is that the Company's rights (and, consequently, the Company's creditors' and shareholders' rights) to Camden Cogen Distributable Cash and the cash deposited in the above-described security deposit accounts are subordinated to the rights of Camden Cogen's and Camden GPLP's lenders' respective rights therein.

  NJ Venture. Pursuant to the Prudential Loan Agreement and as of June 30, 1998, NJ Venture had $68.8 million of outstanding, non-recourse term project financing indebtedness from Prudential, which is secured by the Bayonne Plant and other NJ Venture assets and all revenues of NJ Venture. This indebtedness matures October 2008 and accrues interest at the per annum rate of 10.85%, with accrued interest and principal payable quarterly. The Prudential Term Loan is non-callable through September 2002, and thereafter may, at the option of NJ Venture, be prepaid at a premium on the prepaid portion thereof calculated at a decreasing percentage which commences at 10.85%.

  The Prudential Loan Agreement contains certain restrictions that significantly limit or prohibit, among other things, the ability of NJ Venture to incur indebtedness, make payments of certain indebtedness, pay distributions to its owners, make investments, engage in transactions with affiliates, create liens, sell assets and engage in acquisitions, mergers and consolidations. In addition, the Prudential Loan Agreement requires NJ Venture to create a debt service reserve fund from net cash flow if NJ Venture's annual debt service coverage ratio, calculated each quarter using the previous twelve months' financial information, falls below 1.50x. NJ Venture must increase the reserve until funds held in such reserve plus the funds available for debt service equal 1.50x the previous twelve months' debt service. Any funds held in such reserve may be released as, and to the extent that, the balance of funds retained in such reserve (if any) together with NJ Venture's net cash flow cause NJ Venture's coverage ratio to exceed 1.50x. Such annual debt service coverage ratio has not been below 1.50x, and as a result, NJ Venture has not been required to fund the debt service reserve. At December 31, 1997, NJ Venture's debt service coverage ratio as calculated under the Prudential Loan Agreement was 1.84x.

  Pursuant to the Equipment Loan Agreement and as of June 30, 1998, NJ Venture is indebted to the Bayonne Equipment Lender in the principal amount of $0.2 million and an additional amount for accrued interest of $0.2 million. Such outstanding principal amount and accrued interest thereon mature the later of May 22, 1998 and the expiration of the IMTT Steam Sale Agreement. The obligations under the Equipment Loan Agreement are secured by the equipment purchased by NJ Venture in connection with such agreement, and the payment of the interest that has accrued and continues to accrue on the remaining principal balance is non recourse to NJ Venture, it being limited to the security for the loan.

  At June 30, 1998, NJ Venture had $1.5 million outstanding under the $5.0 million Revolving Facility with SBT, which was established by it for short term working capital requirements and expires December 1998. Borrowings under the Revolving Facility are payable at the expiration of the facility and accrue interest at the per annum rate of 0.5% below SBT prime, with accrued interest being payable monthly, and are secured by rights to payments from NJ Venture power purchase agreements. NJ Venture pays a commitment fee of 1/4 of 1% on the average unused principal balance of the Revolving Facility. In addition, at June 30, 1998, a standby letter of credit issued by the UBS for the account of NJ Venture in the amount of $4.6 million was outstanding for the purpose of securing certain obligations of NJ Venture to PSE&G pursuant to a tracking account arrangement. See "Existing Venture and Plant Descriptions-- Bayonne Power Purchase Agreement--PSE&G". The letter of credit was procured for NJ Venture by Financial Services. NJ Venture pays a quarterly fee on such letter of credit calculated at 0.3% per annum on the face amount of the letter of credit to the issuer thereof. Financial Services has the reimbursement obligations to such issuer in the event any drawing is made on the letter of credit. Pursuant to agreement between NJ Venture and Financial Services, NJ Venture agrees to reimburse Financial Services for all fees and reimbursement obligations incurred by Financial Services under the letter of credit, which obligation of NJ Venture is unsecured. Such letter of credit expires May 1999.

                CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

  The following is a general discussion of the principal United States federal income tax consequences of the purchase, ownership and disposition of the Senior Notes to initial purchasers thereof who are United States Holders (as defined below) and the principal United States federal income and estate tax consequences of the purchase, ownership and disposition of the Senior Notes to initial purchasers who are Foreign Holders (as described below). This discussion is based on currently existing provisions of the Code, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change possibly with retroactive effect, or different interpretations. This discussion does not address the tax consequences to subsequent purchasers of Senior Notes and is limited to purchasers who hold the Senior Notes as capital assets, within the meaning of section 1221 of the Code. This discussion also does not address the tax consequences to Foreign Holders that are subject to United States federal income tax on a net basis on income realized with respect to a Senior Note because such income is effectively connected with the conduct of a United States trade or business. Such Foreign Holders are generally taxed in a similar manner to United States Holders, but certain special rules do apply. Moreover, this discussion is for general information only and does not address all of the tax consequences that may be relevant to particular initial purchasers in light of their personal circumstances or to certain types of initial purchasers (such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities or persons who have hedged the risk of owning a Senior Note) or the effect of any applicable state, local or foriegn tax law.

  PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SENIOR NOTES, INCLUDING THE APPLICABILITY OF ANY FEDERAL TAX LAWS OR ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND ANY CHANGES (OR PROPOSED CHANGES) IN APPLICABLE TAX LAWS OR INTERPRETATIONS THEREOF.

  As used herein, the term "United States Holder" means a holder of a Senior Note that is, for United States federal income tax purposes, (a) a citizen or resident of the United States (including certain former citizens and former long-term residents), (b) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (c) an estate, the income of which is subject to United States federal income taxation regardless of source, or (iv) a trust subject to the primary supervision of a court within the United States and the control of one or more United States persons, as described in Section 7701(a)(30) of the Code. A "Foreign Holder" is a holder who is not a United States Holder.

UNITED STATES FEDERAL INCOME TAXATION OF UNITED STATES HOLDERS

  Payment of Interest on the Senior Notes. Interest paid or payable on a Senior Note will be taxable to a United States Holder as ordinary interest income, generally at the time it is received or accrued, in accordance with such holder's regular method of accounting for United States federal income tax purposes.

  Sale, Exchange or Retirement of the Senior Notes. Upon the sale, exchange, redemption, retirement at maturity or other disposition of a Senior Note, a United States Holder generally will recognize taxable gain or loss equal to the difference between the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid interest, which will be taxable as ordinary income) and such United States Holder's adjusted tax basis in the Senior Note. A United States Holder's adjusted tax basis in a Senior Note generally will equal the cost of the Senior Note to such United States Holder, less any principal payments received by such United States Holder.

  Gain or loss recognized on the disposition of a Senior Note generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of such disposition, the United States Holder's holding period for the Senior Note is more than one year. The deduction of capital losses is subject to certain limitations. United States Holders of Senior Notes should consult their tax advisors regarding the treatment of capital gains and losses.

  Backup Withholding and Information Reporting. Backup withholding and information reporting requirements may apply to certain payments of principal, premium, if any, and interest on a Senior Note, and to proceeds of the sale or redemption of a Senior Note before maturity. The Company, its agent, a broker, the Trustee or any paying agent, as the case may be, will be required to withhold from any payment that is subject to backup withholding a tax equal to 31% of such payment if a United States Holder fails to furnish his, her or its taxpayer identification number (social security or employer identification number), certify that such number is correct, certify that such holder is not subject to backup withholding or otherwise comply with the applicable requirements of the backup withholding rules. Certain United States Holders, including all corporations, are not subject to backup withholding and information reporting requirements. Any amounts withheld under the backup withholding rules from a payment to a United States Holder will be allowed as a credit against such United States Holder's United States federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the United States Internal Revenue Service ("IRS").

UNITED STATES FEDERAL INCOME TAXATION OF FOREIGN HOLDERS

  Payment of Interest on the Senior Notes. In general, payments of interest received by a Foreign Holder will not be subject to a United States federal withholding tax, provided that (i)(a) the Foreign Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) the Foreign Holder is not a controlled foreign corporation that is related to the Company actually or constructively through stock ownership, and (c) either (I) the beneficial owner of the Senior Note, under penalties of perjury, provides the Company or its agent with such beneficial owner's name and address and certifies on IRS Form W-8 (or a suitable substitute form) that it is not a United States person or (II) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") holds the Senior Note and provides a statement to the Company or its agent under penalties of perjury in which it certifies that such an IRS Form W-8 (or a suitable substitute) has been received by it from the beneficial owner of the Senior Notes or qualifying intermediary and furnishes the Company or its agent a copy thereof or (ii) the Foreign Holder is entitled to the benefits of an income tax treaty under which interest on the Senior Notes is exempt from United States withholding tax and the Foreign Holder or such Foreign Holder's agent provides a properly executed IRS Form 1001 claiming the exemption. Payments of interest not exempt from United States federal withholding tax as described above will be subject to such withholding tax at the rate of 30% (subject to reduction under an applicable income tax treaty).

  Sale, Exchange or Retirement of the Senior Notes. A Foreign Holder generally will not be subject to United States federal income tax (and generally no tax will be withheld) with respect to gain realized on the sale, exchange, redemption, retirement at maturity or other disposition of a Senior Note unless the Foreign Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and, generally, either has a "tax home" or an "office or other fixed place of business" in the United States.

  Backup Withholding and Information Reporting. Backup withholding and information reporting requirements do not apply to payments of interest made by the Company or a paying agent to Foreign Holders if the certification described above under "--United States Federal Income Taxation of Foreign Holders--Payment of Interest on the Senior Notes" is received, provided that the payor does not have actual knowledge that the holder is a United States Holder. If any payments of principal and interest are made to the beneficial owner of a Senior Note by or through the foreign office of a foreign custodian, foreign nominee or other foreign agent of such beneficial owner, or if the foreign office of a foreign "broker" (as defined in applicable Treasury regulations) pays the proceeds of the sale of a Senior Note to the seller thereof, backup withholding and information reporting will not apply. Information reporting requirements (but not backup withholding) will apply, however, to a payment by a foreign office of a broker that is (i) a United States person, (ii) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or (iii) a "controlled foreign corporation" (generally, a foreign corporation controlled by certain United States shareholders) with respect to the United States unless the broker has documentary evidence in its records that the holder is a Foreign Holder and certain other conditions are met or the holder otherwise establishes an exemption. Payment by a United States office of broker is subject to both backup withholding at a rate of 31% and information reporting unless the holder certifies under penalties of perjury that it is a Foreign Holder or otherwise establishes an exemption.

  Recently issued Treasury regulations modify certain of the certification requirements described above. These modifications will become generally effective for interest payments made after December 31, 1999. The Company or its paying agent may request new withholding exemption forms from holders in order to qualify for continued exemption from withholding under the Treasury regulations when they become effective. For example, a Foreign Holder will be required to provide a Form W-8 (or substitute form) to the withholding agent on which such holder provides its name, address and taxpayer identification number and states, under penalty of perjury, that the interest paid on a Note and the gain on the sale, exchange or other disposition of a Note is not effectively connected with such holder's United States trade or business in order to obtain an exemption from withholding tax on payments made after December 31, 1999.

FEDERAL ESTATE TAX

  Subject to applicable estate tax treaty provisions, Senior Notes held at the time of death (or Senior Notes transferred before death but subject to certain retained rights or powers) by an individual who at the time of death is a Foreign Holder will not be included in such Foreign Holders' gross estate for United State federal estate tax purposes provided that the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote or hold the Senior Notes in connection with a United States trade or business.

                                 UNDERWRITERS

  Under the terms and subject to the conditions of the Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), the Underwriters named below (collectively, the "Underwriters"), have severally agreed to purchase, and the Company has agreed to sell to them, severally, the aggregate principal amount of Senior Notes set forth opposite the names of such Underwriters below:

                                                                     PRINCIPAL
                                                                     AMOUNT OF
                            UNDERWRITER                             SENIOR NOTES
                            -----------                             ------------
Morgan Stanley & Co. Incorporated..................................
Chase Securities Inc. .............................................
CIBC Oppenheimer Corp. ............................................
Salomon Brothers Inc...............................................
Stephens Inc. .....................................................
                                                                    ------------
  Total............................................................ $400,000,000
                                                                    ============

  The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Senior Notes offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the Senior Notes offered hereby if any are taken.

  The Underwriters propose to offer part of the Senior Notes directly to the public at the price to public set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess of . % of the principal amount of the Senior Notes. Each Underwriter may allow, and such dealers may re-allow, a concession to certain other dealers not in excess of . % of the principal amount of the Senior Notes. After the initial offering of the Senior Notes, the offering price and other selling terms may from time to time be varied by the Underwriters.

  The Senior Notes are a new issue of securities with no established trading market. The Company has been advised by the Underwriters that they presently intend to make a market in the Senior Notes, as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to make a market in the Senior Notes and any such market making may be discontinued at any time without notice at the sole discretion of the Underwriters. Accordingly, no assurance can be given as to the liquidity of, or the existence of trading markets for, the Senior Notes.

  In order to facilitate this Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Senior Notes. Specifically, the Underwriters may overallot in connection with this Offering, creating a short position in the Senior Notes for their own account. In addition, to cover overallotments or to stabilize the price of the Senior Notes, the Underwriters may bid for, and purchase, Senior Notes in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Senior Notes in this Offering, if the syndicate repurchases previously distributed Senior Notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Senior Notes above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

  The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

  In conjunction with the Formation Transactions and immediately prior to the closing of the Common Stock Offering, Morgan Stanley & Co. Incorporated will loan $291.0 million to Linden Ltd. pursuant to the Bridge Loan. The Company expects that it will advance as a loan to Linden Ltd. a portion of the proceeds of the Debt Offering necessary for Linden Ltd to repay the Bridge Loan in full. See "Capitalization". The Company has agreed to pay the fees and expenses of Milbank, Tweed, Hadley & McCloy, counsel for the Underwriters in connection with the Debt Offering. In addition, to facilitate the consummation of the Formation Transactions, Morgan Stanley & Co. Incorporated will loan $83.9 million to the McNair Interests and the Minority Interests which will be repaid with a portion of the proceeds of the Common Stock Offering. From time to time, Morgan Stanley & Co. Incorporated has provided and continues to provide investment banking services to the Company.

                                 LEGAL MATTERS

  The validity of the Notes offered hereby and certain legal matters will be passed upon for the Company by Fulbright & Jaworski L.L.P., Houston, Texas. Certain legal matters will be passed upon for the Underwriters by Milbank, Tweed, Hadley & McCloy and Skadden Arps, Slate, Meagher & Flom LLP, New York, New York ("Skadden Arps"). Skadden Arps from time to time has performed legal services for Cogen.

                                    EXPERTS

  The audited combined financial statements of the Group and the NJ Partnerships and the balance sheet of Cogen Technologies, Inc. included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  Cogen has not previously been subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Cogen has filed with the Commission a Registration Statement (which term shall include all amendments, exhibits, schedules and supplements thereto) on Form S-1 under the Securities Act with respect to the Senior Notes offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Senior Notes offered hereby, reference is made to the Registration Statement, copies of which may be examined without charge at the Commission's principal office at 450 Fifth Street, N.W. Washington, D.C. 20549 and the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its public reference facilities in New York, New York and Chicago, Illinois at prescribed rates, or on the Internet at http://www.sec.gov. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each statement being qualified in all respects by such reference. Copies of materials filed with the Commission may also be inspected at the offices of National Association of Securities Dealers, Inc., 1801 K Street, N.W., 8th Floor, Washington, D.C. 20006.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The estimated expenses in connection with the Offerings are:

   Securities and Exchange Commission Registration Fee.............. $  287,625
   NASD Filing Fee..................................................     31,000
   New York Stock Exchange Listing for Common Stock.................    250,000
   Legal Fees and Expenses..........................................  1,325,000
   Accounting Fees and Expenses.....................................    450,000
   Printing Expenses................................................    400,000
   Transfer Agent and Registrar Fees................................     24,000
   Miscellaneous....................................................    750,375
                                                                     ----------
     TOTAL.......................................................... $3,518,000
                                                                     ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Article Eighth of the Company's Certificate of Incorporation and Article X of the Companys Bylaws provide for mandatory indemnification to at least the extent specifically allowed by Section 145 of the General Corporation Law of the State of Delaware (the GCL).

  Pursuant to Section 145 of the GCL, the Company generally has the power to indemnify its current and former directors, officers, employees and agents against expenses and liabilities incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner in which they reasonably believed to be, or not opposed to, the best interest of the Company, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of the Company, however, indemnification is generally limited to attorneys' fees and other expenses and is not available if such person is adjudged to be liable to the Registrant unless the court determines that indemnification is appropriate. The statute expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Company also has the power to purchase and maintain insurance for such persons.

  The above discussion of the Company's Certificate of Incorporation and Bylaws and Section 145 of the GCL is not intended to be exhaustive and is qualified in its entirety by such document and statute.

  Directors and Officers are insured at the Company's expense, against certain liabilities which might arise out of their employment and which are not subject to indemnification under the Bylaws.

  Reference is made to the form of Underwriting Agreement, filed as Exhibit
1.1 hereto, which contains provisions for indemnification of the Company, its directors, officers and any controlling persons by the Underwriters against certain liabilities for information furnished by the Underwriters.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  In connection with the organization of the Company, in May 1998 an aggregate of 1,000 shares of Common Stock were issued to the McNair Interests and the Minority Interests pursuant to Section 4(2) of the Securities Act of 1993, as amended.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    +1.1    Form of Underwriting Agreement.
    +3.1    Certificate of Incorporation.
    +3.2    Bylaws.
    *4.1    Form of Common Stock Certificate.
    +4.2    See Exhibits 3.1 and 3.2 hereto for provisions of the Certificate of Incorporation and Bylaws of Cogen defining the rights of the holders of Common Stock.
    +4.3    Form of Indenture between Cogen Technologies, Inc. and Chase Bank of Texas, National Association, as Trustee.
    +4.4    Rights Agreement dated as of      , 1998, between Cogen
            Technologies, Inc. and          , as Rights Agent, which includes
            as exhibits, the form of Right Certificate and the Summary of
            Rights to Purchase Common Shares.
    +5.1    Opinion of Fulbright & Jaworski L.L.P.
   *10.1    Power Purchase Agreement dated April 14, 1989 between Consolidated
            Edison Company of New York, Inc. and Cogen Technologies, Inc.
   *10.2    First Amendment dated September 19, 1990 to Power Purchase
            Agreement dated April 14, 1989 between Consolidated Edison Company of New York, Inc. and Cogen Technologies, Inc.
   *10.3    Second Amendment dated December 22, 1993 to Power Purchase
            Agreement dated April 14, 1989 between Consolidated Edison Company of New York, Inc. and Cogen Technologies, Inc.
   *10.4    Gas Service Agreement between Cogen Technologies Linden Venture,
            L.P. and Public Service Electric and Gas Company and Elizabethtown
            Gas Company dated July 13, 1990 (Confidential Treatment for certain provisions of this agreement has been requested pursuant to Rule
            406 under the Securities Act).
   *10.5    Agreement between Cogen Technologies Linden Venture, L.P. and Exxon
            Corporation for the Sale of Steam dated August 1, 1990.
   *10.6    Backup Fuel Storage and Supply Agreement between Cogen Technologies
            Linden Venture, L.P. and Exxon Corporation dated October 4, 1991.
   *10.7    Ground Lease Agreement between Cogen Technologies Linden Venture,
            L.P. and Exxon Corporation dated August 1, 1990.
   *10.8    Operation and Maintenance Agreement by and between Cogen
            Technologies Linden Venture, L.P. and General Electric Company
            dated June 6, 1997.
   *10.9    Amended and Restated Term Loan Agreement, dated as of September 15,
            1992, between Cogen Technologies Linden, Ltd. and State Street Bank
            and Trust Company of Connecticut, National Association, as Trustee.
   *10.10   First Amendment, dated April 30, 1993, to the Amended and Restated
            Term Loan Agreement, dated as of September 15, 1992, between Cogen
            Technologies Linden, Ltd. and State Street Bank and Trust Company
            of Connecticut, National Association, as Trustee.
   *10.11   Amended and Restated Agreement of Limited Partnership of Cogen
            Technologies Linden Venture, L.P., dated as of September 15, 1992.
   *10.12   First Amendment, dated April 30, 1993, to the Amended and Restated
            Agreement of Limited Partnership of Cogen Technologies Linden
            Venture, L.P., dated as of September 15, 1992.
   *10.13   Agreement of Limited Partnership of Cogen Technologies Linden,
            Ltd., effective as of June 28, 1989.
   *10.14   First Amendment, dated as of February 14, 1990, to the Agreement of
            Limited Partnership of Cogen Technologies Linden, Ltd.
   *10.15   Second Amendment, dated as of July 31, 1990, to the Agreement of
            Limited Partnership of Cogen Technologies Linden, Ltd.
   *10.16   Easement Agreement dated June 21, 1991 among Cogen Technologies
            Linden Venture, L.P., Texas Eastern Cryogenics, Inc., Texas Eastern
            Transmission Corporation and Houston Center Corporation and
            Assignment and Conveyance dated December 22, 1993.

   *10.17   Amended and Restated Security Deposit Agreement and Escrow
            Agreement dated as of September 17, 1992 among Cogen Technologies
            Linden Venture, L.P., Cogen Technologies Linden, Ltd., State Street
            Bank and Trust Company of Connecticut as Limited Partner and as
            Lender and Midatlantic National Bank, as amended by Amendment dated
            April 30, 1993.
   *10.18   Promissory note dated May 22, 1986 by Cogen Technologies N.J., Inc.
            in favor of Bayonne Industries, Inc.
   *10.19   Assignment and Security agreement dated February 15, 1990 between
            Cogen Technologies Linden, Ltd. and General Electric Power Funding
            Corporation.
   *10.20   Collateral Agency Agreement dated as of February 15, 1990 between
            Cogen Technologies Linden, Ltd. and General Electric Power Funding
            Corporation.
   *10.21 Firm Gas Purchase and Sale Agreement and Performance Guarantee between Cogen Technologies Linden Venture, L.P. and Anadarko Energy
            Services Company dated July 1, 1997.
   *10.22   Firm Gas Purchase and Sale Agreement between Cogen Technologies
            Linden Venture, L.P. and Engage Energy US, L.P. and Guaranty
            Agreement between Cogen Technologies Linden Venture, L.P. and The
            Coastal Corporation dated July 1, 1997.
   *10.23   Firm Gas Purchase and Sale Agreement between Cogen Technologies
            Linden Venture, L.P. and Columbia Energy Services Corporation and
            Guaranty Agreement between Cogen Technologies Linden Venture, L.P.
            and Columbia Gas Systems Corporation dated July 1, 1997.
   *10.24   Firm Gas Purchase and Sale Agreement between Cogen Technologies
            Linden Venture, L.P. and Sonat Marketing Company L.P. and Guaranty
            Agreement between Cogen Technologies Linden Venture, L.P. Sonat,
            Inc. dated July 1, 1997.
   *10.25   Amended and Restated Firm Gas Purchase and Sale Agreement between
            Cogen Technologies Linden Venture, L.P. and Texaco Natural Gas Inc.
            and Guaranty Agreement between Cogen Technologies Linden Venture,
            L.P. and Texaco Exploration and Production Inc. dated July 1, 1997.
   *10.26   Firm Gas Purchase and Sale Agreement between Cogen Technologies
            Linden Venture, L.P. and Vastar Gas Marketing, Inc. and Guaranty
            Agreement between Cogen Technologies Linden Venture, L.P. and
            Vastar Resources, Inc. dated July 1, 1997.
   *10.27   Letter of Credit and Reimbursement Agreement dated as of September
            17, 1992 between Cogen Technologies Linden Venture, L.P. and
            General Electric Capital Corporation.
   *10.28   Firm Gas Purchase and Sale Agreement between Camden Cogen, L.P. and
            Columbia Energy Services Corporation and Guaranty Agreement between
            Camden Cogen, L.P. and Columbia Gas Systems Corporation dated July
            1, 1997.
   *10.29   Firm Gas Purchase and Sale Agreement between Camden Cogen, L.P. and
            Texaco Natural Gas Inc. and Guaranty Agreement between Camden
            Cogen, L.P. and Texaco Exploration and Production Inc. dated July
            1, 1997.
   *10.30 Power Purchase and Interconnection Agreement, dated April 15, 1988, between Public Service Electric and Gas Company and Camden Cogen,
            L.P.
   *10.31   First Amendment, dated June 12, 1990, to the Power Purchase and
            Interconnection Agreement, dated April 15, 1988, between Public
            Service Electric and Gas Company and Camden Cogen, L.P.
   *10.32   Second Amendment, dated August 31, 1990, to the Power Purchase and
            Interconnection Agreement, dated April 15, 1988, between Public
            Service Electric and Gas Company and Camden Cogen, L.P.
   *10.33   Gas Service Agreement, dated May 15, 1991, between Camden Cogen
            L.P. and Public Service Electric and Gas Company (Confidential
            Treatment for certain provisions of this agreement has been requested pursuant to Rule 406 under the Securities Act).
   *10.34   First Amendment, dated November 1, 1991, to the Gas Service
            Agreement dated May 15, 1991 between Camden Cogen L.P. and Public
            Service Electric and Gas Company.
   *10.35   Energy Purchase Agreement, dated December 18, 1989, between Camden
            Cogen, L.P. and Camden Paperboard Corporation.
   *10.36 Amendment and Restatement dated as of April 1, 1993 of the Construction and Term Loan Agreement dated as of February 4, 1992 among Camden Cogen, PL.P. and General Electric Capital Corporation, et al.

   *10.37   Amendment No. 1 dated as of December 22, 1993 to the Amendment and
            Restated dated as of April 1, 1993 of the Construction and Term
            Loan Agreement dated as of February 4, 1992 among Camden Cogen
            PL.P. and General Electric Capital Corporation, et al.
   *10.38 Term Loan Agreement, dated as of the Conformed Agreement Date, among Cogen Technologies Camden GP Limited Partnership and General
            Electric Capital Corporation.
   *10.39   Amendment No. 1 dated as of April 1, 1993 to the Term Loan
            Agreement, dated as of the Conformed Agreement Date, among Cogen
            Technologies Camden GP Limited Partnership and General Electric
            Capital Corporation.
   *10.40   Agreement of Limited Partnership of Cogen Technologies Camden GP
            Limited Partnership, dated as of July 26, 1991.
   *10.41   First Amendment, dated December 1, 1991, to the Agreement of
            Limited Partnership of Cogen Technologies Camden GP Limited
            Partnership, dated as of July 26, 1991.
   *10.42   Amended and Restated Agreement of Limited Partnership of Camden
            Cogen L.P., dated as of February 9, 1993.
   *10.43   Amendment No. 1 dated as of April 1, 1993 to the Amended and
            Restated Agreement of Limited Partnership of Camden Cogen L.P., dated as of February 9, 1993.
   *10.44   Amendment No. 2 dated as of December 22, 1993 to the Amended and
            Restated Agreement of Limited Partnership of Camden Cogen L.P., dated as of February 9, 1993.
   *10.45   Operation and Maintenance Agreement by and between Camden Cogen
            L.P. and General Electric Company dated June 6, 1997.
   *10.46   Mortgage dated February 4, 1992 between General Electric Capital
            Corporation and Camden Cogen, L.P., as amended by First Amendment to Mortgage dated April 19, 1993 and Assignment of Mortgage dated
            December 22, 1993.
   *10.47   Second Amended and Restated Security Deposit Agreement dated
            December 22, 1993 between Bank of Tokyo Trust Company, Toronto
            Dominion Bank Trust Company, Camden Cogen, L.P., General Electric
            Capital Corporation and Cogen Technologies Camden GP Limited
            Partnership and Successor Security Deposit Agreement dated December
            22, 1993.
   *10.48   Security Agreement dated as of the Conformed Agreement Date between
            General Electric Capital Corporation and Camden Cogen, L.P.,
            Amendment No. 1 dated April 1, 1993 and Amendment No. 2 dated
            December 22, 1993.
   *10.49   Pledge and Security Agreement dated as of the Conformed Agreement
            Date between General Electric Capital Corporation and Cogen
            Technologies Camden Inc., Amendment No. 1 dated April 1, 1993 and
            Amendment No. 2 dated December 22, 1993.
   *10.50   Mortgage from Camden Cogen L.P., Mortgagor, to General Electric
            Power Funding Corporation, Mortgagee, Dated as of February 4, 1992.
   *10.51   Second Mortgage from Camden Cogen L.P., Mortgagor, to Public
            Service Electric and Gas Company, Mortgagee, Dated as of February
            4, 1992.
   *10.52   Interest Rate and Currency Exchange Agreement dated April 1, 1993
            General Electric Capital Corporation and Camden Cogen, L.P.,
            Confirmation Letter dated April 1, 1993 and Amendment No. 1 dated
            December 22, 1993.
   *10.53 Firm Gas Purchase and Sale Agreement and Performance Guarantee between Camden Cogen, L.P. and Anadarko Energy Services Company dated July 1, 1997.
   *10.54 Agreement for the Sale of Steam and Electricity dated June 13, 1985 between IMTT-Bayonne and Cogen Technologies NJ, Inc., as amended by Amendment dated May 26, 1986 and Consent to Assignment dated
            December 15, 1988.
   *10.55   Agreement for the Sale of Steam between Cogen Technologies NJ
            Venture and Exxon Company U.S.A., as amended by Amendment dated
            August 21, 1988.

   *10.56 Letter Agreement for Gas Service between Public Service Electric and Gas Company and Cogen Technologies NJ Venture dated October 10,
            1986.
   *10.57   Water Supply Agreement between the City of Bayonne and Cogen
            Technologies NJ Venture dated June 1, 1988.
   *10.58 Lease Agreement between Bayonne Industries, Inc. and IMTT-Bayonne and Cogen Technologies NJ Venture dated October 18, 1986.
   *10.59   Easement from Bayonne Industries, Inc. and IMTT-Bayonne to Cogen
            Technologies NJ Venture dated October 20, 1986, as amended by
            Amendment dated December 15, 1988.
   *10.60   Power Purchase and Operations Coordination Agreement between Public
            Service Electric and Gas Company and Cogen Technologies NJ Venture dated June 5, 1989.
   *10.61   Agreement for Purchase of Electric Power between Cogen Technologies
            NJ Inc. and Jersey Central Power & Light Company dated October 29,
            1985.
   *10.62   Amendment dated September 5, 1986 to Agreement for Purchase of
            Electric Power between Cogen Technologies NJ Inc. and Jersey
            Central Power & Light Company dated October 29, 1985.
   *10.63   Amendment dated August 1, 1988 to Agreement for Purchase of
            Electric Power between Cogen Technologies NJ Inc. and Jersey
            Central Power & Light Company dated October 28, 1985.
   *10.64   Operation and Maintenance Agreement by and between Cogen
            Technologies NJ Venture and General Electric Company dated June 6,
            1997.
   *10.65   Revised Transmission Service and Interconnection Agreement between
            Public Service Electric and Gas Company and Cogen Technologies NJ
            Venture dated April 27, 1987.
   *10.66   Term Loan Agreement dated as of November 1, 1987 between Cogen
            Technologies NJ Venture and The Prudential Insurance Company of
            America.
   *10.67 First Amendment dated December 15, 1988 to the Term Loan Agreement dated as of November 1, 1987 between Cogen Technologies NJ Venture and The Prudential Insurance Company of America.
   *10.68 Second Amendment dated July 31, 1996 to the Term Loan Agreement dated as of November 1, 1987 between Cogen Technologies NJ Venture and The Prudential Insurance Company of America.
   *10.69   $5,000,000 Revolving Credit Loan Agreement dated as of December 19,
            1996 by and between Cogen Technologies NJ Venture and Southwest
            Bank of Texas, N.A.
   *10.70   First Amendment dated December 19, 1997 to the $5,000,000 Revolving
            Credit Loan dated as of December 19, 1996 by and between Cogen
            Technologies NJ Venture and Southwest Bank of Texas, N.A.
   *10.71   Amended and Restated Joint Venture Agreement of Cogen Technologies
            NJ Venture dated August 12, 1986.
   *10.72   Option Agreement between Bayonne Industries, Inc. and Cogen
            Technologies NJ, Inc. dated May 22, 1986.
   *10.73   Purchase and Sale Agreement among Bayonne Industries, Inc., IMTT-
            Bayonne and Cogen Technologies NJ, Inc. dated May 22, 1986.
   *10.74   Steam Producing Facilities Lease Agreement between Cogen
            Technologies NJ, Inc. and IMTT-Bayonne dated May 22, 1986 and
            Consent to Assignment dated May 22, 1986.
   *10.75   Mortgage and Security Agreement between The Prudential Insurance
            Company of America and Cogen Technologies NJ Venture dated December
            15, 1988.
   *10.76   Security Agreement and Assignment between The Prudential Insurance
            Company of America and Cogen Technologies NJ Venture dated December
            15, 1988, as amended by Amendment dated April 22, 1995 and Waiver dated July 28, 1995.
   *10.77   Disbursement and Security Agreement between The Prudential
            Insurance Company of America, Midatlantic National Bank and Cogen
            Technologies NJ Venture dated December 15, 1988, as amended by
            Amendment dated February 9, 1989.
   *10.78   Kerosene Fuel Storage Agreement dated May 5, 1994 between IMTT-
            Bayonne and Cogen Technologies NJ Venture.

   *10.79   Assignment and Security Agreement, dated February 4, 1992, made by
            Cogen Technologies Camden GP Limited Partnership in favor of
            General Electric Capital Corporation.
   *10.80   Pledge and Security Agreement, dated as of the Conformed Agreement
            Date, made by Cogen Technologies Camden, Inc. in favor of General
            Electric Capital Corporation.
   *10.81   Management Services Agreement dated effective as of September 1,
            1989 by and between Cogen Technologies NJ, Inc., Cogen Technologies
            Management Company and Robert C. McNair.
   *10.82   Assignment and Assumption Agreement between Cogen Technologies
            Management Company and Cogen Technologies Management Services,
            L.P., with respect to Management Services Agreement dated effective as of September 1, 1989 by and between Cogen Technologies NJ, Inc.,
            Cogen Technologies Management Company and Robert C. McNair.
    12.1    Computation of Ratio of Earnings to Fixed Charges.
   +21.1    Subsidiaries of the Company.
    23.1    Consent of Arthur Andersen LLP
   +23.3    Consent of Fulbright & Jaworski L.L.P. (contained in Exhibit 5.1).
    24.1    Power-of-attorney.

--------
* Previously filed
+ To be filed by amendment.

  As permitted by Item 601(b)(4) of Regulation S-K, the Company has not filed with this Registration Statement certain instruments defining the rights of holders of long-term debt of the Company, if any, because the total amount of securities authorized under any of such instruments does not exceed 10% of the total assets of the Company and its subsidiaries on a consolidated basis. The Company agrees to furnish a copy of any such agreements to the Securities and Exchange Commission upon request.

  (b) Financial Statement Schedules: None.

ITEM 17. UNDERTAKINGS.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Company hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  The undersigned Company hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as a part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or
      (4) or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on the 28th day of August, 1998.

                                          Cogen Technologies, Inc.
                                          (Registrant)

                                          By:     /s/ Robert C. McNair
                                             ----------------------------------

                                                     ROBERT C. MCNAIR
                                                   Chairman of the Board
                                                and Chief Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              SIGNATURE                      TITLE                   DATE

       /s/ Robert C. McNair          Chairman of the
-----------------------------------   Board, Chief            August 28, 1998
         ROBERT C. MCNAIR             Executive Officer
                                      and Director
                                      (Principal
                                      Executive Officer)

   /s/ Richard A. Lydecker, Jr.      Senior Vice
-----------------------------------   President and Chief     August 28, 1998
     RICHARD A. LYDECKER, JR.         Financial Officer
                                      (Principal
                                      Financial and
                                      Accounting Officer)

                 *                   Director
-----------------------------------                           August 28, 1998
       PHILIP J. BURGUIERES

                 *                   Director
-----------------------------------                           August 28, 1998
        ERNEST H. COCKRELL

                 *                   Director
-----------------------------------                           August 28, 1998
          MALCOLM GILLIS

                                     Director
              *                                               August 28, 1998
-----------------------------------
      CHARLES BERDON LAWRENCE

                 *                   Director
-----------------------------------                           August 28, 1998
     CONSTANTINE S. NICANDROS

*By:

  /s/ Richard A. Lydecker, Jr.

-----------------------------------
     RICHARD A. LYDECKER, JR.
       Attorney-in-Fact

                               INDEX TO EXHIBITS

    +1.1    Form of Underwriting Agreement.
    +3.1    Certificate of Incorporation.
    +3.2    Bylaws.
    *4.1    Form of Common Stock Certificate.
    +4.2    See Exhibits 3.1 and 3.2 hereto for provisions of the Certificate of Incorporation and Bylaws of Cogen defining the rights of the holders of Common Stock.
    +4.3    Form of Indenture between Cogen Technologies, Inc. and Chase Bank of Texas, National Association, as Trustee.
    +4.4    Rights Agreement dated as of      , 1998, between Cogen
            Technologies, Inc. and          , as Rights Agent, which includes
            as exhibits, the form of Right Certificate and the Summary of
            Rights to Purchase Common Shares.
    +5.1    Opinion of Fulbright & Jaworski L.L.P.
   *10.1    Power Purchase Agreement dated April 14, 1989 between Consolidated
            Edison Company of New York, Inc. and Cogen Technologies, Inc.
   *10.2    First Amendment dated September 19, 1990 to Power Purchase
            Agreement dated April 14, 1989 between Consolidated Edison Company of New York, Inc. and Cogen Technologies, Inc.
   *10.3    Second Amendment dated December 22, 1993 to Power Purchase
            Agreement dated April 14, 1989 between Consolidated Edison Company of New York, Inc. and Cogen Technologies, Inc.
   *10.4    Gas Service Agreement between Cogen Technologies Linden Venture,
            L.P. and Public Service Electric and Gas Company and Elizabethtown
            Gas Company dated July 13, 1990 (Confidential Treatment for certain provisions of this agreement has been requested pursuant to Rule
            406 under the Securities Act)
   *10.5    Agreement between Cogen Technologies Linden Venture, L.P. and Exxon
            Corporation for the Sale of Steam dated August 1, 1990.
   *10.6    Backup Fuel Storage and Supply Agreement between Cogen Technologies
            Linden Venture, L.P. and Exxon Corporation dated October 4, 1991.
   *10.7    Ground Lease Agreement between Cogen Technologies Linden Venture,
            L.P. and Exxon Corporation dated August 1, 1990.
   *10.8    Operation and Maintenance Agreement by and between Cogen
            Technologies Linden Venture, L.P. and General Electric Company
            dated June 6, 1997.
   *10.9    Amended and Restated Term Loan Agreement, dated as of September 15,
            1992, between Cogen Technologies Linden, Ltd. and State Street Bank
            and Trust Company of Connecticut, National Association, as Trustee.
   *10.10   First Amendment, dated April 30, 1993, to the Amended and Restated
            Term Loan Agreement, dated as of September 15, 1992, between Cogen
            Technologies Linden, Ltd. and State Street Bank and Trust Company
            of Connecticut, National Association, as Trustee.
   *10.11   Amended and Restated Agreement of Limited Partnership of Cogen
            Technologies Linden Venture, L.P., dated as of September 15, 1992.
   *10.12   First Amendment, dated April 30, 1993, to the Amended and Restated
            Agreement of Limited Partnership of Cogen Technologies Linden
            Venture, L.P., dated as of September 15, 1992.
   *10.13   Agreement of Limited Partnership of Cogen Technologies Linden,
            Ltd., effective as of June 28, 1989.
   *10.14   First Amendment, dated as of February 14, 1990, to the Agreement of
            Limited Partnership of Cogen Technologies Linden, Ltd.
   *10.15   Second Amendment, dated as of July 31, 1990, to the Agreement of
            Limited Partnership of Cogen Technologies Linden, Ltd.
   *10.16   Easement Agreement dated June 21, 1991 among Cogen Technologies
            Linden Venture, L.P., Texas Eastern Cryogenics, Inc., Texas Eastern
            Transmission Corporation and Houston Center Corporation and
            Assignment and Conveyance dated December 22, 1993.
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   *10.17   Amended and Restated Security Deposit Agreement and Escrow
            Agreement dated as of September 17, 1992 among Cogen Technologies
            Linden Venture, L.P., Cogen Technologies Linden, Ltd., State Street
            Bank and Trust Company of Connecticut as Limited Partner and as
            Lender and Midatlantic National Bank, as amended by Amendment dated
            April 30, 1993.
   *10.18   Promissory note dated May 22, 1986 by Cogen Technologies N.J., Inc.
            in favor of Bayonne Industries, Inc.
   *10.19   Assignment and Security agreement dated February 15, 1990 between
            Cogen Technologies Linden, Ltd. and General Electric Power Funding
            Corporation.
   *10.20   Collateral Agency Agreement dated as of February 15, 1990 between
            Cogen Technologies Linden, Ltd. and General Electric Power Funding
            Corporation.
   *10.21   Firm Gas Purchase and Sale Agreement and Performance Guarantee
            between Cogen Technologies Linden Venture, L.P. and Anadarko Energy
            Services Company dated July 1, 1997.
   *10.22   Firm Gas Purchase and Sale Agreement between Cogen Technologies
            Linden Venture, L.P. and Engage Energy US, L.P. and Guaranty
            Agreement between Cogen Technologies Linden Venture, L.P. and The
            Coastal Corporation dated July 1, 1997.
   *10.23   Firm Gas Purchase and Sale Agreement between Cogen Technologies
            Linden Venture, L.P. and Columbia Energy Services Corporation and
            Guaranty Agreement between Cogen Technologies Linden Venture, L.P.
            and Columbia Gas Systems Corporation dated July 1, 1997.
   *10.24   Firm Gas Purchase and Sale Agreement between Cogen Technologies
            Linden Venture, L.P. and Sonat Marketing Company L.P. and Guaranty
            Agreement between Cogen Technologies Linden Venture, L.P. Sonat,
            Inc. dated July 1, 1997.
   *10.25   Amended and Restated Firm Gas Purchase and Sale Agreement between
            Cogen Technologies Linden Venture, L.P. and Texaco Natural Gas Inc.
            and Guaranty Agreement between Cogen Technologies Linden Venture,
            L.P. and Texaco Exploration and Production Inc. dated July 1, 1997.
   *10.26   Firm Gas Purchase and Sale Agreement between Cogen Technologies
            Linden Venture, L.P. and Vastar Gas Marketing, Inc. and Guaranty
            Agreement between Cogen Technologies Linden Venture, L.P. and
            Vastar Resources, Inc. dated July 1, 1997.
   *10.27   Letter of Credit and Reimbursement Agreement dated as of September
            17, 1992 between Cogen Technologies Linden Venture, L.P. and
            General Electric Capital Corporation.
   *10.28   Firm Gas Purchase and Sale Agreement between Camden Cogen, L.P. and
            Columbia Energy Services Corporation and Guaranty Agreement between
            Camden Cogen, L.P. and Columbia Gas Systems Corporation dated July
            1, 1997.
   *10.29   Firm Gas Purchase and Sale Agreement between Camden Cogen, L.P. and
            Texaco Natural Gas Inc. and Guaranty Agreement between Camden
            Cogen, L.P. and Texaco Exploration and Production Inc. dated July
            1, 1997.
   *10.30   Power Purchase and Interconnection Agreement, dated April 15, 1988, between Public Service Electric and Gas Company and Camden Cogen,
            L.P.
   *10.31   First Amendment, dated June 12, 1990, to the Power Purchase and
            Interconnection Agreement, dated April 15, 1988, between Public
            Service Electric and Gas Company and Camden Cogen, L.P.
   *10.32   Second Amendment, dated August 31, 1990, to the Power Purchase and
            Interconnection Agreement, dated April 15, 1988, between Public
            Service Electric and Gas Company and Camden Cogen, L.P.
   *10.33   Gas Service Agreement, dated May 15, 1991, between Camden Cogen
            L.P. and Public Service Electric and Gas Company (Confidential
            Treatment for certain provisions of this agreement has been requested pursuant to Rule 406 under the Securities Act).
   *10.34   First Amendment, dated November 1, 1991, to the Gas Service
            Agreement dated May 15, 1991 between Camden Cogen L.P. and Public
            Service Electric and Gas Company.
   *10.35   Energy Purchase Agreement, dated December 18, 1989, between Camden
            Cogen, L.P. and Camden Paperboard Corporation.
   *10.36   Amendment and Restatement dated as of April 1, 1993 of the
            Construction and Term Loan Agreement dated as of February 4, 1992 among Camden Cogen, PL.P. and General Electric Capital Corporation,
            et al.
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   *10.37   Amendment No. 1 dated as of December 22, 1993 to the Amendment and
            Restated dated as of April 1, 1993 of the Construction and Term
            Loan Agreement dated as of February 4, 1992 among Camden Cogen
            PL.P. and General Electric Capital Corporation, et al.
   *10.38   Term Loan Agreement, dated as of the Conformed Agreement Date, among Cogen Technologies Camden GP Limited Partnership and General
            Electric Capital Corporation.
   *10.39   Amendment No. 1 dated as of April 1, 1993 to the Term Loan
            Agreement, dated as of the Conformed Agreement Date, among Cogen
            Technologies Camden GP Limited Partnership and General Electric
            Capital Corporation.
   *10.40   Agreement of Limited Partnership of Cogen Technologies Camden GP
            Limited Partnership, dated as of July 26, 1991.
   *10.41   First Amendment, dated December 1, 1991, to the Agreement of
            Limited Partnership of Cogen Technologies Camden GP Limited
            Partnership, dated as of July 26, 1991.
   *10.42   Amended and Restated Agreement of Limited Partnership of Camden
            Cogen L.P., dated as of February 9, 1993.
   *10.43   Amendment No. 1 dated as of April 1, 1993 to the Amended and
            Restated Agreement of Limited Partnership of Camden Cogen L.P.,
            dated as of February 9, 1993.
   *10.44   Amendment No. 2 dated as of December 22, 1993 to the Amended and
            Restated Agreement of Limited Partnership of Camden Cogen L.P.,
            dated as of February 9, 1993.
   *10.45   Operation and Maintenance Agreement by and between Camden Cogen
            L.P. and General Electric Company dated June 6, 1997.
   *10.46   Mortgage dated February 4, 1992 between General Electric Capital
            Corporation and Camden Cogen, L.P., as amended by First Amendment to Mortgage dated April 19, 1993 and Assignment of Mortgage dated
            December 22, 1993.
   *10.47   Second Amended and Restated Security Deposit Agreement dated
            December 22, 1993 between Bank of Tokyo Trust Company, Toronto
            Dominion Bank Trust Company, Camden Cogen, L.P., General Electric
            Capital Corporation and Cogen Technologies Camden GP Limited
            Partnership and Successor Security Deposit Agreement dated December
            22, 1993.
   *10.48   Security Agreement dated as of the Conformed Agreement Date between
            General Electric Capital Corporation and Camden Cogen, L.P.,
            Amendment No. 1 dated April 1, 1993 and Amendment No. 2 dated
            December 22, 1993.
   *10.49   Pledge and Security Agreement dated as of the Conformed Agreement
            Date between General Electric Capital Corporation and Cogen
            Technologies Camden Inc., Amendment No. 1 dated April 1, 1993 and
            Amendment No. 2 dated December 22, 1993.
   *10.50   Mortgage from Camden Cogen L.P., Mortgagor, to General Electric
            Power Funding Corporation, Mortgagee, Dated as of February 4, 1992.
   *10.51   Second Mortgage from Camden Cogen L.P., Mortgagor, to Public
            Service Electric and Gas Company, Mortgagee, Dated as of February
            4, 1992.
   *10.52   Interest Rate and Currency Exchange Agreement dated April 1, 1993
            General Electric Capital Corporation and Camden Cogen, L.P.,
            Confirmation Letter dated April 1, 1993 and Amendment No. 1 dated
            December 22, 1993.
   *10.53   Firm Gas Purchase and Sale Agreement and Performance Guarantee
            between Camden Cogen, L.P. and Anadarko Energy Services Company
            dated July 1, 1997.
   *10.54   Agreement for the Sale of Steam and Electricity dated June 13, 1985 between IMTT-Bayonne and Cogen Technologies NJ, Inc., as amended by
            Amendment dated May 26, 1986 and Consent to Assignment dated
            December 15, 1988.
   *10.55   Agreement for the Sale of Steam between Cogen Technologies NJ
            Venture and Exxon Company U.S.A., as amended by Amendment dated
            August 21, 1988.
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   *10.56   Letter Agreement for Gas Service between Public Service Electric and Gas Company and Cogen Technologies NJ Venture dated October 10,
            1986.
   *10.57   Water Supply Agreement between the City of Bayonne and Cogen
            Technologies NJ Venture dated June 1, 1988.
   *10.58   Lease Agreement between Bayonne Industries, Inc. and IMTT-Bayonne and Cogen Technologies NJ Venture dated October 18, 1986.
   *10.59   Easement from Bayonne Industries, Inc. and IMTT-Bayonne to Cogen
            Technologies NJ Venture dated October 20, 1986, as amended by
            Amendment dated December 15, 1988.
   *10.60   Power Purchase and Operations Coordination Agreement between Public
            Service Electric and Gas Company and Cogen Technologies NJ Venture
            dated June 5, 1989.
   *10.61   Agreement for Purchase of Electric Power between Cogen Technologies
            NJ Inc. and Jersey Central Power & Light Company dated October 29,
            1985.
   *10.62   Amendment dated September 5, 1986 to Agreement for Purchase of
            Electric Power between Cogen Technologies NJ Inc. and Jersey
            Central Power & Light Company dated October 29, 1985.
   *10.63   Amendment dated August 1, 1988 to Agreement for Purchase of
            Electric Power between Cogen Technologies NJ Inc. and Jersey
            Central Power & Light Company dated October 28, 1985.
   *10.64   Operation and Maintenance Agreement by and between Cogen
            Technologies NJ Venture and General Electric Company dated June 6,
            1997.
   *10.65   Revised Transmission Service and Interconnection Agreement between
            Public Service Electric and Gas Company and Cogen Technologies NJ
            Venture dated April 27, 1987.
   *10.66   Term Loan Agreement dated as of November 1, 1987 between Cogen
            Technologies NJ Venture and The Prudential Insurance Company of
            America.
   *10.67   First Amendment dated December 15, 1988 to the Term Loan Agreement dated as of November 1, 1987 between Cogen Technologies NJ Venture and The Prudential Insurance Company of America.
   *10.68   Second Amendment dated July 31, 1996 to the Term Loan Agreement dated as of November 1, 1987 between Cogen Technologies NJ Venture and The Prudential Insurance Company of America.
   *10.69   $5,000,000 Revolving Credit Loan Agreement dated as of December 19,
            1996 by and between Cogen Technologies NJ Venture and Southwest
            Bank of Texas, N.A.
   *10.70   First Amendment dated December 19, 1997 to the $5,000,000 Revolving
            Credit Loan dated as of December 19, 1996 by and between Cogen
            Technologies NJ Venture and Southwest Bank of Texas, N.A.
   *10.71   Amended and Restated Joint Venture Agreement of Cogen Technologies
            NJ Venture dated August 12, 1986.
   *10.72   Option Agreement between Bayonne Industries, Inc. and Cogen
            Technologies NJ, Inc. dated May 22, 1986.
   *10.73   Purchase and Sale Agreement among Bayonne Industries, Inc., IMTT-
            Bayonne and Cogen Technologies NJ, Inc. dated May 22, 1986.
   *10.74   Steam Producing Facilities Lease Agreement between Cogen
            Technologies NJ, Inc. and IMTT-Bayonne dated May 22, 1986 and
            Consent to Assignment dated May 22, 1986.
   *10.75   Mortgage and Security Agreement between The Prudential Insurance
            Company of America and Cogen Technologies NJ Venture dated December
            15, 1988.
   *10.76   Security Agreement and Assignment between The Prudential Insurance
            Company of America and Cogen Technologies NJ Venture dated December
            15, 1988, as amended by Amendment dated April 22, 1995 and Waiver dated July 28, 1995.
   *10.77   Disbursement and Security Agreement between The Prudential
            Insurance Company of America, Midatlantic National Bank and Cogen
            Technologies NJ Venture dated December 15, 1988, as amended by
            Amendment dated February 9, 1989.
   *10.78   Kerosene Fuel Storage Agreement dated May 5, 1994 between IMTT-
            Bayonne and Cogen Technologies NJ Venture.
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   *10.79   Assignment and Security Agreement, dated February 4, 1992, made by
            Cogen Technologies Camden GP Limited Partnership in favor of
            General Electric Capital Corporation.
   *10.80   Pledge and Security Agreement, dated as of the Conformed Agreement
            Date, made by Cogen Technologies Camden, Inc. in favor of General
            Electric Capital Corporation.
   *10.81   Management Services Agreement dated effective as of September 1,
            1989 by and between Cogen Technologies NJ, Inc., Cogen Technologies
            Management Company and Robert C. McNair.
   *10.82   Assignment and Assumption Agreement between Cogen Technologies
            Management Company and Cogen Technologies Management Services,
            L.P., with respect to Management Services Agreement dated effective as of September 1, 1989 by and between Cogen Technologies NJ, Inc.,
            Cogen Technologies Management Company and Robert C. McNair.
    12.1    Computation of Ratio of Earnings to Fixed Charges.
   +21.1    Subsidiaries of the Company.
    23.1    Consent of Arthur Andersen LLP
   +23.3    Consent of Fulbright & Jaworski L.L.P. (contained in Exhibit 5.1).
    24.1    Power-of-attorney.

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* Previously filed
+ To be filed by amendment.